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As filed with the Securities and Exchange Commission on October 23, 2019

Registration No. 333-233933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PDC Energy, Inc.
(Exact Name of Registrant As Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	95-2636730 (I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicole L. Martinet
General Counsel, Senior Vice President and Corporate Secretary
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christine B. LaFollette Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana St., 44th Floor Houston, TX 77002 (713) 220-5996	Cathleen M. Osborn Executive Vice President, General Counsel and Secretary SRC Energy Inc. 1675 Broadway, Suite 2600 Denver, CO 80202 (720) 616-4300	Igor Kirman Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd St. New York, NY 10019 (212) 403-1000	John A. Elofson Samuel J. Seiberling Davis Graham & Stubbs LLP 1550 17th St., Suite 500 Denver, CO 80202 (303) 892-7335

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 23, 2019

JOINT LETTER TO STOCKHOLDERS OF PDC ENERGY, INC.
AND SHAREHOLDERS OF SRC ENERGY INC.

Dear Security Holders:

          PDC Energy, Inc., or PDC, and SRC Energy Inc., or SRC, have entered into a merger agreement (which, as it may be amended from time to time, we refer to as the "merger agreement") providing for the acquisition of SRC by PDC pursuant to a merger between PDC and SRC (which we refer to as the "merger"). PDC stockholders as of the close of business on                        , 2019, the PDC record date, are invited to attend a special meeting of PDC stockholders on                        , 2019, at                        , Mountain Time, to consider and vote upon proposals to adopt and approve the merger agreement and the issuance of shares of PDC common stock in connection with the merger. SRC shareholders as of the close of business on                        , 2019, the SRC record date, are invited to attend a special meeting of SRC shareholders at                        , Mountain Time, on                        , 2019, to consider and vote upon a proposal to adopt and approve the merger agreement and a non-binding advisory proposal to approve certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger.

          For SRC shareholders, if the merger is completed, you will be entitled to receive, for each issued and outstanding share of SRC common stock owned by you immediately prior to the effective time of the merger, 0.158 of a share of PDC common stock, with cash in lieu of any fractional shares (which we refer to as the "merger consideration"), with certain exceptions as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of PDC common stock. Based on the closing price of PDC common stock on August 23, 2019, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of SRC common stock upon completion of the merger was approximately $3.99. Based on the closing price of PDC common stock on                        , 2019, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of SRC common stock upon completion of the merger was approximately $            . PDC and SRC urge you to obtain current stock price quotations for PDC common stock and SRC common stock. PDC common stock is traded on The Nasdaq Global Select Market under the symbol "PDCE" and SRC common stock is traded on the NYSE American under the symbol "SRCI."

          The PDC board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger, are fair to, and in the best interests of, PDC and the PDC stockholders, adopted and approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of PDC common stock in connection with the merger, directed that the merger agreement be submitted to the PDC stockholders for approval and recommended that the PDC stockholders approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger. The PDC board unanimously recommends that PDC stockholders vote "FOR" the PDC merger proposal and "FOR" the issuance of shares of PDC common stock proposal.

          The SRC board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SRC and the SRC shareholders, adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to the SRC shareholders for approval and recommended that the SRC shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. The SRC board unanimously recommends that SRC shareholders vote "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal.

          PDC and SRC will each hold a special meeting of their respective stockholders and shareholders to consider certain matters relating to the merger. PDC and SRC cannot complete the merger unless, among other things, PDC stockholders approve the merger and the issuance of shares of PDC common stock in connection with the merger and SRC shareholders approve the merger agreement.

          Your vote is very important. To ensure your representation at PDC's special meeting or SRC's special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to attend PDC's special meeting or SRC's special meeting. Submitting a proxy now will not prevent you from being able to vote in person at PDC's special meeting or SRC's special meeting.

          The joint proxy statement/prospectus accompanying this notice is also being delivered to SRC shareholders as PDC's prospectus for its offering of shares of PDC common stock to SRC shareholders in connection with the merger.

          The obligations of PDC and SRC to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information about the merger. It also contains or incorporates by reference information about PDC and SRC and certain related matters. You are encouraged to read the joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled "Risk Factors" beginning on page 41 of the joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of PDC common stock in connection with the merger and how they will affect you.

Sincerely,	Sincerely,
Barton R. Brookman President and Chief Executive Officer PDC Energy, Inc.	Lynn A. Peterson Chairman, Chief Executive Officer and President SRC Energy Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

          The joint proxy statement/prospectus is dated                        , 2019 and is first being mailed to stockholders of PDC and shareholders of SRC on or about                        , 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2019
AT

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PDC Energy, Inc., or PDC, will be held on                        , 2019, at                , Mountain Time, at                , to consider and vote on the following proposals:

  •
  to adopt and approve the Agreement and Plan of Merger, dated August 25, 2019 by and among PDC and SRC Energy Inc. (which, as it may be amended from time to time, we refer to as the "merger agreement") and the merger of PDC and SRC pursuant to the merger agreement (the "merger"), such proposal being referred to as the "PDC merger proposal"); and

  •
  to adopt and approve the issuance of shares of PDC common stock (which we refer to as the "PDC issuance proposal") in connection with the merger.

        PDC stockholder adoption and approval of the PDC merger proposal and the PDC issuance proposal is required to complete the merger. PDC will transact no other business at the PDC special meeting. The record date for the PDC special meeting has been set as                        , 2019. Only PDC stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the PDC special meeting or any subsequent reconvening of the PDC special meeting following any adjournments and postponements of the PDC special meeting. For additional information regarding the PDC special meeting, see the section entitled "Special Meeting of PDC Stockholders" beginning on page 57 of the joint proxy statement/prospectus accompanying this notice.

        The PDC board of directors unanimously recommends that you vote "FOR" the PDC merger proposal and "FOR" the PDC issuance proposal.

        The PDC merger proposal and the PDC issuance proposal are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

        PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE PDC SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the PDC merger proposal requires the affirmative vote of the holders of a majority of the outstanding PDC common stock, and approval of the PDC issuance proposal requires the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Approval of both the PDC merger proposal and the PDC issuance proposal is a condition to the completion of the merger. PDC stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions will be counted as votes "AGAINST" the PDC merger proposal and the PDC issuance proposal. Broker non-votes and failures to vote will be counted as votes "AGAINST" the PDC merger proposal but will have no effect on the PDC issuance proposal.

BY ORDER OF THE BOARD OF DIRECTORS,
Jeffrey C. Swoveland Non-Executive Chairman of the Board PDC Energy, Inc. , 2019

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2019
AT

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SRC Energy Inc., or SRC, will be held on                    , 2019, at                , Mountain Time, at                , to consider and vote on the following proposals:

  •
  to adopt and approve the Agreement and Plan of Merger, dated August 25, 2019 by and among PDC Energy Inc. and SRC (which, as it may be amended from time to time, we refer to as the "merger agreement") and the merger of PDC and SRC pursuant to the merger agreement (the "merger"), such proposal being referred to as the "SRC merger proposal"); and

  •
  to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the "non-binding compensation proposal").

        SRC shareholder approval of the SRC merger proposal is required to complete the merger between PDC and SRC, as contemplated by the merger agreement. SRC shareholders will also be asked to approve the non-binding compensation proposal, which is not a condition to the merger. SRC does not intend to transact any other business at the SRC special meeting. The record date for the SRC special meeting has been set as                        , 2019. Only SRC shareholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the SRC special meeting or any subsequent reconvening of the SRC special meeting following any adjournments and postponements of the SRC special meeting. For additional information regarding the SRC special meeting, see the section entitled "Special Meeting of SRC Shareholders" beginning on page 63 of the joint proxy statement/prospectus accompanying this notice.

        The SRC board of directors unanimously recommends that holders of SRC common stock vote "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal.

        The SRC shareholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

        PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SRC SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the SRC merger proposal by the SRC shareholders is a condition to the merger and requires the affirmative vote of the holders of a majority of the outstanding shares of SRC common stock. Approval of the non-binding compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. SRC shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failures to vote and broker non-votes will have the same effect as votes "AGAINST" the SRC merger proposal but will not count as votes "FOR" or "AGAINST" the non-binding compensation proposal.

Cathleen M. Osborn Executive Vice President,General Counsel and Secretary SRC Energy Inc. , 2019

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about PDC Energy, Inc. (which we refer to as "PDC") and SRC Energy Inc. (which we refer to as "SRC") from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that PDC and SRC have filed with the U.S. Securities and Exchange Commission (which we refer to as the "SEC"). For a listing of documents incorporated by reference herein, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively. This information is available for you to review free of charge through the SEC's website at www.sec.gov. The information contained on the website of the SEC is expressly not incorporated by reference into this joint proxy statement/prospectus.

        You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning PDC or SRC, without charge, upon written or oral request to the PDC's or SRC's principal executive offices. The respective addresses and phone numbers of such principal offices are listed below.

For PDC Stockholders:	For SRC Shareholders:
PDC Energy, Inc.	SRC Energy Inc.
1775 Sherman Street, Suite 3000	1675 Broadway, Suite 2600
Denver, Colorado 80203	Denver, Colorado 80202
Attention: Corporate Secretary	Attention: Corporate Secretary
Telephone: (303) 860-5800	Telephone: (720) 616-4300

        To obtain timely delivery of these documents before the PDC special meeting, PDC stockholders must request the information no later than                  , 2019 (which is five business days before the date of the PDC special meeting).

        To obtain timely delivery of these documents before the SRC special meeting, SRC shareholders must request the information no later than                  , 2019 (which is five business days before the date of the SRC special meeting).

        In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact MacKenzie Partners, Inc., the proxy solicitor for PDC and SRC. You will not be charged for any of these documents that you request.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by PDC (File No. 333-233933), constitutes a prospectus of PDC under Section 5 of the Securities Act of 1933, as amended (which we refer to as the "Securities Act") with respect to the shares of common stock of PDC, par value $0.01 per share (which we refer to as "PDC common stock"), to be issued to SRC shareholders pursuant to the Agreement and Plan of Merger, dated August 25, 2019 (which, as it may be amended from time to time, we refer to as the "merger agreement"), by and between PDC and SRC.

        This document also constitutes a notice of meeting and proxy statement of each of PDC and SRC under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act").

        PDC has supplied all information contained or incorporated by reference herein relating to PDC, and SRC has supplied all information contained or incorporated by reference herein relating to SRC. PDC and SRC have both contributed to the information relating to the merger and the merger agreement contained in this joint proxy statement/prospectus.

        You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. PDC and SRC have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This joint proxy statement/prospectus is dated                  , 2019, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to the stockholders of PDC and shareholders of SRC, nor the issuance by PDC of PDC common stock pursuant to the merger agreement, will create any implication to the contrary.

        All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are answers to certain questions that you may have regarding the PDC special meeting and SRC special meeting. PDC and SRC urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:
Why am I receiving this joint proxy statement/prospectus?

A.
You are receiving this joint proxy statement/prospectus because PDC and SRC have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, PDC has agreed to acquire SRC by means of a merger of SRC with and into PDC (the "merger") and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this joint proxy statement/prospectus as Annex A.

  PDC.    The merger agreement and the merger of PDC and SRC pursuant to the merger agreement must be approved by PDC stockholders in accordance with the Delaware General Corporation Law (which we refer to as the "DGCL"), and the issuance of shares of common stock in connection with the merger must be approved by the PDC stockholders in accordance with the rules of The Nasdaq Global Select Market (which we refer to as "Nasdaq"), in order for the merger to be consummated. PDC is holding a special meeting of its stockholders (which we refer to as the "PDC special meeting") to obtain those approvals. Your vote is very important. We encourage you to submit a proxy to have your shares of PDC common stock voted as soon as possible.

  SRC.    The merger agreement and the merger of PDC and SRC pursuant to the merger agreement must be approved by the SRC shareholders in accordance with the Colorado Business Corporation Act and the Colorado Corporations and Associations Act (which we refer to collectively as the "CBCA") in order for the merger to be consummated. SRC is holding a special meeting of its shareholders (which we refer to as the "SRC special meeting") to obtain that approval. SRC shareholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger. Your vote is very important. We encourage you to submit a proxy to have your shares of SRC common stock voted as soon as possible.

Q:
When and where will the special meetings take place?

A:
PDC.    The PDC special meeting will be held at                , Mountain Time, on                    , 2019, at                 .

  SRC.    The SRC special meeting will be held at                , Mountain Time, on                    , 2019, at                .

Q:
What matters will be considered at the special meetings?

A:
PDC.    The PDC stockholders are being asked to consider and vote on :

•
a proposal to adopt and approve the merger agreement and the merger of PDC and SRC pursuant to the merger agreement (which we refer to as the "PDC merger proposal"); and

•
a proposal to adopt and approve the issuance of shares of PDC common stock in connection with the merger (which we refer to as the "PDC issuance proposal").

  SRC.    The SRC shareholders are being asked to consider and vote on:

  •
  a proposal to adopt and approve the merger agreement and the merger of PDC and SRC pursuant to the merger agreement (which we refer to as the "SRC merger proposal"); and

  •
  a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger (which we refer to as the "non-binding compensation proposal").

Q:
Is my vote important?

A:
PDC.    Yes. Your vote is very important. The merger cannot be completed unless the PDC merger proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of PDC common stock and the PDC issuance proposal is approved by the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Only PDC stockholders as of the close of business on the PDC record date are entitled to vote at the PDC special meeting. The board of directors of PDC (which we refer to as the "PDC board" or the "PDC board of directors") unanimously recommends that such PDC stockholders vote "FOR" the approval of the PDC merger proposal and the PDC issuance proposal.

  SRC.    Yes. Your vote is very important. The merger cannot be completed unless the SRC merger proposal is approved by the affirmative vote of a majority of the outstanding shares of SRC common stock. Only SRC shareholders as of the close of business on the SRC record date are entitled to vote at the SRC special meeting. SRC shareholders will also be asked to approve the non-binding compensation proposal, which is not a condition to the merger. The board of directors of SRC (which we refer to as the "SRC board" or the "SRC board of directors") unanimously recommends that such SRC shareholders vote "FOR" the approval of the SRC merger proposal and "FOR" the approval of the non-binding compensation proposal.

Q:
If my shares of PDC common stock and/or SRC common stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:
If your shares are held through a broker, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." You are not considered the "record holder" of those shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. If you hold your shares in "street name," you must provide your broker, bank or other nominee with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on any of the proposals to be considered at the PDC special meeting or the SRC special meeting, as applicable. A so-called "broker non-vote" will result if your broker, bank or other nominee returns a proxy but you have not provided the broker, bank or nominee with instruction as to how the shares should be voted on a particular matter.

  PDC Proposals

  Brokers, banks or other nominees do not have discretionary authority to vote on the PDC merger proposal or the PDC issuance proposal. Broker non-votes will have the same effect as votes "AGAINST" the PDC merger proposal but will have no effect on the PDC issuance proposal.

  SRC Proposals

  Brokers, banks or other nominees do not have discretionary authority to vote on either of the proposals to be considered at the SRC special meeting. Broker non-votes will have the same effect as votes "AGAINST" the SRC merger proposal but will have no effect on the non-binding compensation proposal.

Q:
What PDC stockholder vote is required for the adoption and approval of the PDC merger proposal and the PDC issuance proposal?

A:
The PDC merger proposal.    Adoption and approval of the PDC merger proposal requires the affirmative vote of the holders of a majority of the outstanding PDC common stock. Abstentions will have the same effect as votes "AGAINST" the proposal. Broker non-votes and failures to vote will have the same effect as votes "AGAINST" the proposal.

  The PDC issuance proposal.    Adoption and approval of the PDC issuance proposal requires the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes "AGAINST" the proposal. Broker non-votes and failures to vote will not have any effect on the outcome of the vote on the proposal.

Q:
What SRC shareholder vote is required for the approval of the SRC merger proposal and non-binding compensation proposal?

A:
The SRC merger proposal.    Approval of the SRC merger proposal requires the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes "AGAINST" the proposal.

  The SRC non-binding compensation proposal.    Approval of the non-binding compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Neither abstentions, broker non-votes nor failures to vote will have any effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon SRC or the SRC board or PDC or the PDC board, and approval of this proposal is not a condition to completion of the merger.

Q:
Who will count the votes?

A:
The votes at the PDC special meeting will be counted by Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), PDC's transfer agent, which will serve as an independent inspector of elections. The votes at the SRC special meeting will also be counted by Broadridge, which will serve as an independent inspector of elections.

Q:
What will SRC shareholders receive if the merger is completed?

A:
As a result of the merger, each share of SRC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in treasury by SRC or shares owned by PDC and, in each case, not held on behalf of third parties (which we refer to collectively as the "cancelled shares")) will be converted into the right to receive 0.158 of a share of PDC common stock (which we refer to as the "exchange ratio"), with cash in lieu of any fractional shares (which we refer to as the "merger consideration"). For information regarding the treatment of SRC equity awards, please see the Question and Answer directly below.

  If you receive the merger consideration and would otherwise be entitled to receive a fractional share of PDC common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled "The Merger—Consideration to SRC Shareholders" and "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on pages 69 and 123, respectively.

Q:
What will holders of SRC equity awards receive in the merger?

A:
SRC RSU Awards

  Immediately prior to the effective time of the merger, each then outstanding restricted stock unit (or "RSU") award in respect of shares of SRC common stock, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award (less required tax withholdings).

  SRC PSU Awards

  Except for the New PSU awards (as defined below), immediately prior to the effective time of the merger, each then outstanding performance stock unit (or "Current PSU") award in respect of shares of SRC common stock, whether vested or unvested, will become automatically vested at the target (i.e., 100%) level and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award at target (less required tax withholdings). In addition, SRC will grant new performance stock unit ("New PSU") awards in respect of shares of SRC common stock at the times, to the individuals, on the terms and in amounts specified in the merger agreement. The New PSU awards will be assumed or substituted by PDC and converted automatically into new performance stock unit awards of PDC, subject to the same terms and conditions as were applicable to the New PSU awards immediately prior to the effective time of the merger. The number of shares of PDC common stock covered by such assumed awards will be based on the number of SRC shares covered by such awards multiplied by the exchange ratio in the merger.

  SRC Options

  Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock will, whether vested or unvested, become fully vested, and each such option that is "in the money" relative to the per-share value of the merger consideration for each share as determined pursuant to the merger agreement will be cancelled and converted into the right to receive the merger consideration with respect to a number of shares of SRC common stock subject to the option, less a number of shares of SRC common stock equal to the value of the aggregate exercise price of such option (less required tax withholdings). Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock that is "out of the money" relative to the per-share value of the merger consideration as determined pursuant to the merger agreement will be cancelled in exchange for no consideration.

  SRC Stock Bonus Awards

  Immediately prior to the effective time of the merger, each then outstanding bonus share unit ("Stock Bonus") award will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award (less required tax withholdings).

  For additional information regarding the treatment of SRC equity awards, see the section entitled "The Merger Agreement—Treatment of SRC Equity Awards in the Merger" beginning on page 124.

Q:
What equity stake will SRC shareholders hold in PDC immediately following the merger?

A:
Based on the number of issued and outstanding shares of PDC common stock and SRC common stock as of September 16, 2019, and the exchange ratio of 0.158 of a share of PDC common stock for each share of SRC common stock, holders of shares of SRC common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 39% of the issued and outstanding shares of PDC common stock immediately following the effective time of the merger (without giving effect to any shares of PDC common stock held by SRC shareholders prior to the merger). The exact equity stake of SRC shareholders in PDC immediately following the effective time of the merger will depend on the number of shares of PDC common stock and SRC common stock issued and outstanding immediately prior to the effective time of the merger, as provided in the section entitled "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on page 123.

Q:
How do the PDC board and SRC board recommend that I vote?

A:
PDC.    The PDC board unanimously recommends that PDC stockholders vote "FOR" the adoption and approval of the PDC merger proposal and "FOR" the PDC issuance proposal. For additional information regarding how the PDC board recommends that PDC stockholders vote, see the section entitled "The Merger—Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger" beginning on page 76.

  SRC.    The SRC board unanimously recommends that SRC shareholders vote "FOR" the approval of the SRC merger proposal and "FOR" the approval of the non-binding compensation proposal. For additional information regarding how the SRC board recommends that SRC shareholders vote, see the section entitled "The Merger—Recommendation of the SRC Board of Directors and SRC's Reasons for the Merger" beginning on page 88.

Q:
Why are SRC shareholders being asked to vote on executive officer compensation?

A:
The SEC has adopted rules that require SRC to seek a non-binding advisory vote on certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger. For additional information regarding the non-binding compensation advisory proposal, see the section entitled "SRC Proposals—Non-binding Compensation Proposal" beginning on page 68. SRC urges its shareholders to read the section entitled "The Merger—Interests of SRC Directors and Executive Officers in the Merger" beginning on page 114.

Q:
Who is entitled to vote at the special meeting?

A:
PDC special meeting.    The PDC board has fixed                    , 2019 as the record date for the PDC special meeting (which we refer to as the "PDC record date"). All stockholders of record of PDC common stock as of the close of business on the PDC record date are entitled to receive notice of, and to vote at, the PDC special meeting, provided that those shares remain outstanding on the date of the PDC special meeting. As of the PDC record date, there were            shares of PDC common stock outstanding. Physical attendance at the PDC special meeting is not required to vote. Instructions on how to vote your shares without attending the PDC special meeting are provided below.

  SRC special meeting.    The SRC board has fixed                    , 2019 as the record date for the SRC special meeting (which we refer to as the "SRC record date"). All shareholders of record of SRC common stock as of the close of business on the SRC record date are entitled to receive notice of, and to vote at, the SRC special meeting, provided that those shares remain outstanding on the date of the SRC special meeting. As of the SRC record date, there were            shares of SRC

  common stock outstanding. Physical attendance at the SRC special meeting is not required to vote. Instructions on how to vote your shares without attending the SRC special meeting are provided in this section below.

Q:
How many votes do I have?

A:
PDC stockholders.    Each PDC stockholder of record is entitled to one vote for each share of PDC common stock held of record by the stockholder as of the close of business on the PDC record date.

  SRC shareholders.    Each SRC shareholder of record is entitled to one vote for each share of SRC common stock held of record by the stockholder as of the close of business on the SRC record date.

Q:
What constitutes a quorum for the PDC special meeting and SRC special meeting?

A:
A quorum is the minimum number of stockholders or shareholders, as applicable, necessary to hold a valid meeting.

  Quorum for PDC special meeting.    The presence at the PDC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of PDC common stock entitled to vote at the PDC special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for either proposal or vote to "abstain" in respect of one or both proposals, your shares of PDC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the PDC special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the PDC special meeting.

  Quorum for SRC special meeting.    The presence at the SRC special meeting, in person or by proxy, of the holders of one-third of the outstanding shares of SRC common stock entitled to vote at the SRC special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for one or both proposals or vote to "abstain" in respect of one or both proposals, your shares of SRC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the SRC special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the SRC special meeting.

Q:
What will happen to SRC as a result of the merger?

A:
If the merger is completed, SRC will merge with and into PDC. As a result of the merger, the separate corporate existence of SRC will cease, and PDC will continue as the surviving corporation in the merger. Shares of SRC common stock will no longer be publicly traded and will be delisted from the NYSE American.

Q:
I own shares of SRC common stock. What will happen to those shares as a result of the merger?

A:
If the merger is completed, your shares of SRC common stock will be converted into the right to receive the merger consideration. All such shares of SRC common stock will cease to be outstanding and will automatically be cancelled. Each holder of a share of SRC common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of SRC common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of PDC common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of PDC common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of SRC common stock for merger consideration. For additional information, see the sections entitled "The Merger—Consideration to SRC Shareholders" and "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on pages 69 and 123, respectively.

Q:
Where will the PDC common stock that SRC shareholders receive in the merger be publicly traded?

A:
Assuming the merger is completed, the shares of PDC common stock that SRC shareholders receive in the merger will be listed and traded on Nasdaq.

Q:
What happens if the merger is not completed?

A:
If the SRC merger proposal is not approved by SRC shareholders or if the PDC merger proposal or the PDC issuance proposal is not approved by PDC stockholders or if the merger is not completed for any other reason, SRC shareholders will not receive any merger consideration in connection with the merger, and their shares of SRC common stock will remain outstanding. SRC will remain an independent public company and SRC common stock will continue to be listed and traded on the NYSE American. Additionally, if the SRC merger proposal is not approved by SRC shareholders or if the merger is not completed for any other reason, PDC will not issue shares of PDC common stock to SRC shareholders, regardless of whether the PDC merger and issuance proposals are approved. If the merger agreement is terminated under specified circumstances, either SRC or PDC (depending on the circumstances) may be required to pay the other party a termination fee or other termination-related payment. For a more detailed discussion of the termination fees, see "The Merger Agreement—Termination" beginning on page 158.

Q:
What happens if the non-binding compensation proposal is not approved by SRC shareholders?

A:
This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation proposal by SRC shareholders. However, SRC and PDC value the opinions of SRC shareholders and PDC expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with SRC's named executive officers, such compensation will be payable regardless of the outcome of this advisory vote, if the SRC merger proposal is approved and the merger is consummated (subject only to the contractual conditions applicable thereto). However, SRC seeks the support of its shareholders and believes that shareholder support is appropriate given the nature of the transaction and the structure of SRC's executive compensation program.

Q:
What is a proxy and how can I vote my shares in person at the special meetings?

A:
A proxy is a legal designation of another person to vote the stock you own.

  PDC.    Shares of PDC common stock held directly in your name as the stockholder of record as of the close of business on                    , 2019, the PDC record date, may be voted in person at the PDC special meeting. If you choose to attend the PDC special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of PDC common stock but not the stockholder of record of such shares of PDC common stock, you will also need proof of stock ownership to be admitted to the PDC special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in "street name" by a broker, bank or other nominee and you wish to vote at the PDC special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the PDC special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the PDC special meeting.

  Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the PDC special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and stockholders may not be permitted to enter after that time.

  SRC.    Shares of SRC common stock held directly in your name as the shareholder of record as of the close of business on                    , 2019, the SRC record date, may be voted in person at the SRC special meeting. If you choose to attend the SRC special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of SRC common stock but not the shareholder of record of such shares of SRC common stock, you will also need proof of stock ownership to be admitted to the SRC special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in "street name" by a broker, bank or other nominee and you wish to vote at the SRC special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the SRC special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the SRC special meeting.

  Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the SRC special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and shareholders may not be permitted to enter after that time.

Q:
How can I vote my shares without attending the special meetings?

A:
PDC.    If you are a stockholder of record of PDC common stock as of the close of business on                     , 2019, the PDC record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner who holds shares in street name, you must vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

  SRC.    If you are a shareholder of record of SRC common stock as of the close of business on                    , 2019, the SRC record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner who holds shares in street name, you must vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Q:
What is the difference between holding shares as a holder of record and as a beneficial owner who holds shares in street name?

A:
PDC.    If your shares of PDC common stock are registered directly in your name with PDC's transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in "street name." Access to proxy materials is being provided to you by your broker, bank or other nominee.

  SRC.    If your shares of SRC common stock are registered directly in your name with SRC's transfer agent, Corporate Stock Transfer, Inc., you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in "street name." Access to proxy materials is being provided to you by your broker, bank or other nominee.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials relating to the PDC special meeting and/or the SRC special meeting if you hold shares of both PDC common stock and SRC common stock or if you hold shares of PDC common stock and/or SRC common stock in "street name" and also directly in your name as a stockholder of record or shareholder of record, as applicable, or otherwise or if you hold shares of PDC common stock and/or SRC common stock in more than one brokerage account.

  Holders of record.    For shares of PDC common stock and/or SRC common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of PDC common stock and/or SRC common stock are voted.

  Shares in street name.    For shares of PDC common stock and/or SRC common stock held in street name through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:
I am a participant in PDC's 401(k) and Profit Sharing Plan and have shares of PDC common stock credited to my plan. How do I vote those shares?

A:
If you are a participant in PDC's 401(k) and Profit Sharing Plan and have shares of PDC common stock credited to your plan account as of the record date, you have the right to direct the plan trustee how to vote those shares. The trustee will vote the shares in your plan account in accordance with your instructions. Your vote may not be counted if your proxy card is not received by the trustee by                    , 2019. You cannot vote such shares at the PDC special meeting or change your vote.

Q:
I hold shares of both PDC common stock and SRC common stock. Do I need to vote separately for each company?

A:
Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of PDC common stock and with respect to the voting of shares of SRC common stock in order to effectively vote the shares of common stock you hold in each company.

Q:
If a holder of shares gives a proxy, how will the shares of PDC common stock or SRC common stock, as applicable, covered by the proxy be voted?

A:
If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or by completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of PDC common stock or your shares of SRC common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in each of PDC and SRC. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of PDC common stock or SRC common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the PDC special meeting or the SRC special meeting, as applicable.

Q:
How will my shares of common stock be voted if I return a blank proxy?

A:
PDC.    If you sign, date and return your proxy and do not indicate how you want your shares of PDC common stock to be voted, then your shares of PDC common stock will be voted "FOR" the adoption and approval of the PDC merger proposal and "FOR" the PDC issuance proposal, in accordance with the recommendation of the PDC board.

  SRC.    If you sign, date and return your proxy and do not indicate how you want your shares of SRC common stock to be voted, then your shares of SRC common stock will be voted "FOR" the approval of the SRC merger proposal and "FOR" the approval of the non-binding compensation advisory proposal, in accordance with the recommendation of the SRC board.

Q:
Can I change my vote after I have submitted my proxy?

A:
PDC.    Yes. If you are a stockholder of record of PDC common stock as of the close of business on the PDC record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the PDC special meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
vote again by phone or the Internet at a later time;

•
give written notice of your revocation to PDC's corporate secretary at 1775 Sherman Street, Suite 3000, Denver, CO 80203 stating that you are revoking your proxy; or

•
vote in person at the PDC special meeting. Please note that your attendance at the PDC special meeting will not alone serve to revoke your proxy.

  If you are a beneficial owner of PDC common stock holding shares in street name as of the close of business on the PDC record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

  SRC.    Yes. If you are a shareholder of record of SRC common stock as of the close of business on the SRC record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the SRC special meeting in one of the following ways:

  •
  submit a new proxy card bearing a later date;

  •
  vote again by phone or the Internet at a later time;

  •
  give written notice of your revocation to SRC's corporate secretary at 1675 Broadway, Suite 2600, Denver, CO 80202 stating that you are revoking your proxy; or

  •
  vote in person at the SRC special meeting. Please note that your attendance at the SRC special meeting will not alone serve to revoke your proxy.

  If you are a beneficial owner of SRC common stock holding shares in street name as of the close of business on the SRC record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:
Where can I find the voting results of the special meetings?

A:
Within four business days following certification of the final voting results, PDC and SRC each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:
If I do not favor the merger as a PDC stockholder or SRC shareholder, what are my rights?

A:
Under Delaware law, PDC stockholders are not entitled to appraisal rights in connection with the merger or the issuance of shares of PDC common stock as contemplated by the merger agreement.

  Under Colorado law, SRC shareholders are not entitled to dissenters' rights in connection with the merger.

Q:
Are there any risks that I should consider as a PDC stockholder and/or SRC shareholder in deciding how to vote?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 41. You also should read and carefully consider the risk factors of PDC and SRC contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:
What happens if I sell my shares before the special meetings?

A:
PDC stockholders.    The record date for PDC stockholders entitled to vote at the PDC special meeting is earlier than the date of the PDC special meeting. If you transfer your shares of PDC common stock after the PDC record date but before the PDC special meeting, you will, unless special arrangements are made, retain your right to vote at the PDC special meeting.

  SRC shareholders.    The record date for SRC shareholders entitled to vote at the SRC special meeting is earlier than the date of the SRC special meeting. If you transfer your shares of SRC common stock after the SRC record date but before the SRC special meeting, you will, unless special arrangements are made, retain your right to vote at the SRC special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of SRC common stock.

Q:
What are the material U.S. federal income tax consequences of the merger to SRC shareholders?

A:
SRC and PDC intend for the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). It is a condition to each party's obligation to complete the merger that each of PDC and SRC receive an opinion of its respective outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, it is expected that U.S. holders (as defined in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger") of shares of SRC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of PDC common stock in exchange for SRC common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of PDC common stock).

  The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 162. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

  TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD

  CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:
When is the merger expected to be completed?

A:
PDC and SRC are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 155, including the approval of the SRC merger proposal by SRC shareholders at the SRC special meeting and the approval of the PDC merger proposal and the PDC issuance proposal by PDC stockholders at the PDC special meeting, the transaction is expected to be completed in the fourth quarter of 2019. However, neither PDC nor SRC can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either PDC's or SRC's control.

Q:
If I am an SRC shareholder, how will I receive the merger consideration to which I am entitled?

A:
If you are a holder of certificates that represent eligible shares of SRC common stock (which we refer to as "SRC common stock certificates"), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your SRC common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of PDC common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of PDC common stock and dividends and other distributions on the shares of PDC common stock issuable to you as merger consideration.

  If you are a holder of book-entry shares representing eligible shares of SRC common stock (which we refer to as "SRC book-entry shares") which are held through the Depository Trust Company (which we refer to as "DTC"), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of PDC common stock and any dividends and other distributions on the shares of PDC common stock issuable as merger consideration, in each case, that DTC has the right to receive.

  If you are a shareholder of record of SRC book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of PDC common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of PDC common stock and dividends and other distributions on the shares of PDC common stock issuable to you as merger consideration.

  No interest will be paid or accrued on any amount payable for shares of SRC common stock eligible to receive the merger consideration pursuant to the merger agreement.

  For additional information on the exchange of SRC common stock for the merger consideration, see the section entitled "The Merger Agreement—Payment for Securities; Exchange" beginning on page 126.

Q:
If I am a holder of SRC common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:
No. Please DO NOT send your SRC common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:
If I am an SRC shareholder, will the shares of PDC common stock issued in the merger receive a dividend?

A:
After the completion of the merger, the shares of PDC common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of PDC common stock as the shares of PDC common stock held by all other holders of such shares for any dividend the record date for which occurs after the merger is completed.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Both PDC and SRC have retained MacKenzie Partners, Inc. (which we refer to as "MacKenzie Partners") to assist in the solicitation process.

  PDC will pay MacKenzie Partners a fee of $25,000, as well as reasonable and documented out-of-pocket expenses. PDC also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

  SRC will pay MacKenzie Partners a fee of $25,000, as well as reasonable and documented out-of-pocket expenses. SRC also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:
What is "householding"?

A:
To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding a corporation's common stock but who share the same address, a corporation may adopt a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record or shareholders of record, as applicable, who have the same address and last name will receive only one copy of proxy materials until such time as one or more of these shareholders notifies such corporation that they want to receive separate copies. Neither PDC nor SRC has elected to institute householding in connection with the PDC special meeting or SRC special meeting.

Q:
What should I do now?

A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of PDC common stock and/or SRC common stock will be voted in accordance with your instructions.

Q:
Who can answer my questions about the PDC special meeting and/or SRC special meeting or the transactions contemplated by the merger agreement?

A:
If you have questions about the PDC special meeting or SRC special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact PDC's and SRC's proxy solicitor:

1407 Broadway, 27th Floor
New York, New York 10018
PDC@mackenziepartners.com
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885

Q:
Where can I find more information about PDC, SRC and the merger?

A:
You can find out more information about PDC, SRC and the merger by reading this joint proxy statement/prospectus and, with respect to PDC and SRC, from various sources described in the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

SUMMARY

        This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in their entirety and the other documents to which PDC and SRC refer before you decide how to vote with respect to the proposals to be considered and voted on at the PDC special meeting or SRC special meeting. In addition, PDC and SRC incorporate by reference important business and financial information about PDC and SRC into this joint proxy statement/prospectus, as further described in the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively. Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.

Information About the Companies (page 56)

PDC Energy, Inc.

1775 Sherman Street
Suite 3000
Denver, CO 80203
Phone: (303) 860-5800

        PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in Texas. PDC's operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and its Delaware Basin operations are primarily focused in the Wolfcamp zones.

SRC Energy Inc.

1675 Broadway
Suite 2600
Denver, CO 80202
Phone: (720) 616-4300

        SRC is an independent oil and gas company engaged in the acquisition, development, and production of oil, natural gas, and natural gas liquids in the DJ Basin in Colorado. The DJ Basin contains hydrocarbon-bearing deposits in several formations, including the Niobrara, Codell, Greenhorn, Shannon, Sussex, J-Sand, and D-Sand. The area has produced oil and natural gas for over fifty years and benefits from established infrastructure, long reserve life, and multiple service providers. SRC's oil and natural gas activities are focused in the Wattenberg Field, in Weld County, Colorado, an area that covers the western flank of the DJ Basin. Currently, SRC is focused on the horizontal development of the Codell formation as well as the three benches of the Niobrara formation, which are all characterized by relatively high liquids content.

The Merger and the Merger Agreement (page 122)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. PDC and SRC encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        The PDC board of directors and the SRC board of directors each has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, PDC has agreed to acquire SRC by means of a merger of SRC with and into PDC, with PDC surviving the merger.

Merger Consideration (page 123)

        As a result of the merger, each eligible share of SRC common stock (other than shares held in treasury by SRC or shares owned by PDC and, in each case, not held on behalf of third parties (which we refer to collectively as the "cancelled shares")) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.158 of a share of PDC common stock, with cash in lieu of any fractional shares (which we refer to as the "merger consideration").

        SRC shareholders will not be entitled to receive any fractional shares of PDC common stock in the merger, and no SRC shareholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of PDC common stock. Each holder of shares of SRC common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of PDC common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of PDC common stock multiplied by (ii) the volume weighted average price of PDC common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by Bloomberg L.P.

Risk Factors (page 41)

        The merger and an investment in PDC common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled "Risk Factors" beginning on page 41, together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in PDC's and SRC's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings they make with the SEC. SRC shareholders should carefully consider the risks set out in that section before deciding how to vote with respect to the SRC merger proposal and non-binding compensation proposal to be considered and voted on at the SRC special meeting, and PDC stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the PDC merger proposal and the PDC issuance proposal to be considered and voted on at the PDC special meeting. For additional information, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

Treatment of SRC Equity Awards (page 124)

SRC RSU Awards

        Immediately prior to the effective time of the merger, each then outstanding RSU award in respect of shares of SRC common stock, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award as of immediately prior to the effective time of the merger (less required tax withholdings).

SRC PSU Awards

        Except for the New PSU awards, immediately prior to the effective time of the merger, each then outstanding Current PSU award in respect of shares of SRC common stock, whether vested or unvested, will become automatically vested at the target (i.e., 100%) level and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award at target (less required tax withholdings).

New SRC PSU Awards

        In addition, SRC will grant New PSU awards in respect of shares of SRC common stock at the times, to the individuals and on the terms and in the amounts specified in the merger agreement. Immediately prior to the effective time of the merger, each then outstanding New PSU award will be assumed or substituted by PDC and converted automatically into a performance stock unit award of PDC, subject to the same terms and conditions as were applicable to the New PSU awards immediately prior to the effective time of the merger. The number of shares of PDC common stock covered by such assumed awards will be based on the number of SRC shares covered by such awards multiplied by the exchange ratio in the merger.

SRC Options

        Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock will, whether vested or unvested, become fully vested, and each such option that is "in the money" relative to the per-share value of the merger consideration as determined pursuant to the merger agreement will be cancelled and converted into the right to receive the merger consideration for each share with respect to a number of shares of SRC common stock subject to the option, less a number of shares of SRC common stock equal to the value of the aggregate exercise price of such option (less required tax withholdings). Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock that is "out of the money" relative to the per-share value of the merger consideration as determined pursuant to the merger agreement will be cancelled in exchange for no consideration.

SRC Stock Bonus Awards

        Immediately prior to the effective time of the merger, each then outstanding Stock Bonus award, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award (less required tax withholdings).

Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger (page 76)

        The PDC board unanimously recommends that you vote "FOR" the PDC merger proposal and "FOR" the PDC issuance proposal. For the factors considered by the PDC board in reaching this decision and additional information on the recommendation of the PDC board, see the section entitled "The Merger—Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger" beginning on page 76.

Recommendation of the SRC Board of Directors and SRC's Reasons for the Merger (page 88)

        The SRC board unanimously recommends that you vote "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal. For the factors considered by the SRC board in reaching this decision and additional information on the recommendation of the SRC board, see the section entitled "The Merger—Recommendation of the SRC Board of Directors and SRC's Reasons for the Merger" beginning on page 88.

Opinions of Financial Advisors (page 80)

Opinion of J.P. Morgan, PDC's financial advisor

        PDC retained J.P. Morgan Securities LLC ("J.P. Morgan") as its financial advisor in connection with the proposed merger.

        At the meeting of the PDC board of directors on August 25, 2019, J.P. Morgan rendered its oral opinion to the PDC board of directors that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the exchange ratio applicable to the conversion of each outstanding share of SRC common stock into PDC common stock in the proposed merger was fair, from a financial point of view, to PDC. J.P. Morgan confirmed its August 25, 2019, oral opinion by delivering its written opinion, dated August 25, 2019, to the PDC board of directors that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to PDC.

        The full text of the written opinion of J.P. Morgan, dated August 25, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. PDC's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to the PDC board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of PDC or as to the underlying decision by PDC to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of PDC as to how such stockholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the PDC board of directors received from J.P. Morgan, see the section entitled "The Merger—Opinion of J.P. Morgan, PDC's Financial Advisor" beginning on page 80.

Opinions of Citi and Goldman Sachs, SRC's financial advisors

Opinion of Citi

        The SRC board retained Citigroup Global Markets Inc. (which we refer to as "Citi") as financial advisor to SRC in connection with the merger. In connection with the engagement of Citi, the SRC board requested that Citi evaluate the fairness, from a financial point of view, to holders (other than PDC and its affiliates) of SRC common stock of the exchange ratio provided for in the merger agreement. On August 25, 2019, at a meeting of the SRC board at which the merger was approved, Citi rendered to the SRC board an oral opinion, subsequently confirmed by delivery of a written opinion dated August 25, 2019, to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to holders (other than PDC and its affiliates) of SRC common stock.

        The full text of Citi's written opinion, dated August 25, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was addressed to, and provided for the information of the SRC board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of SRC to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for SRC or the effect of any other transaction in which SRC might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the merger or otherwise. For a description of the opinion that the SRC board received from Citi, see "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" and Annex C.

Opinion of Goldman Sachs

        Goldman Sachs & Co. LLC (which we refer to as "Goldman Sachs") delivered its opinion to the SRC board that, as of August 25, 2019 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than PDC and its affiliates) of shares of SRC common stock.

        The full text of the written opinion of Goldman Sachs, dated August 25, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the SRC board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of SRC common stock should vote with respect to the merger or any other matter. For a description of the opinion that the SRC board received from Goldman Sachs, see "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" and Annex D.

Special Meeting of PDC Stockholders (page 57)

Date, Time, Place and Purpose of the PDC Special Meeting

        The PDC special meeting will be held on                        , 2019, at            , Mountain Time, at            . The purpose of the PDC special meeting is to consider and vote on the PDC merger proposal and the PDC issuance proposal. Adoption and approval of the PDC merger proposal and the PDC issuance proposal by PDC stockholders is a condition to the obligation of PDC and SRC to complete the merger.

Record Date and Outstanding Shares of PDC Common Stock

        Only stockholders of record of issued and outstanding shares of PDC common stock as of the close of business on                        , 2019 (which we refer to as the "PDC record date") are entitled to notice of, and to vote at, the PDC special meeting or any subsequent reconvening of the PDC special meeting following any adjournments and postponements of the PDC special meeting.

        As of the close of business on the PDC record date, there were                shares of PDC common stock issued and outstanding and entitled to vote at the PDC special meeting. You may cast one vote for each share of PDC common stock that you held as of the close of business on the PDC record date.

        A complete list of PDC stockholders entitled to vote at the PDC special meeting will be available for inspection at PDC's principal office at 1775 Sherman Street, Suite 3000, Denver, CO 80203 during regular business hours for a period of no less than 10 days before the PDC special meeting and during the PDC special meeting at            .

Quorum; Abstentions and Broker Non-Votes

        A quorum of PDC stockholders is necessary for PDC to hold a valid meeting. The presence at the PDC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of PDC common stock entitled to vote at the PDC special meeting constitutes a quorum.

        If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to "abstain" in respect of the proposal, your shares of PDC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the PDC special meeting. Broker non-votes will not be considered present and entitled to vote at the PDC special meeting for the purpose of determining the presence of a quorum.

        Executed but unvoted proxies will be voted in accordance with the recommendation of the PDC board.

Required Vote to Adopt and Approve the PDC Merger Proposal and the PDC Issuance Proposal

        Adoption and approval of the PDC merger proposal requires the affirmative vote of the holders of a majority of the outstanding PDC common stock, and approval of the PDC issuance proposal requires the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes "AGAINST" each proposal. Broker non-votes and failures to vote will have the same effect as votes "AGAINST" the PDC merger proposal but will not have any effect on the outcome of the vote on the PDC issuance proposal.

        The PDC merger proposal and the PDC issuance proposal are described in the section entitled "PDC Proposals" beginning on page 62.

Voting by PDC Directors and Executive Officers

        As of the PDC record date, PDC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote             shares of PDC common stock, or approximately        % of the total outstanding shares of PDC common stock as of the PDC record date.

        PDC currently expects that all of its directors and executive officers will vote their shares "FOR" the PDC merger proposal and the PDC issuance proposal.

Adjournment

        If a quorum is not present or if there are not sufficient votes for the approval of the PDC merger proposal and the PDC issuance proposal, PDC expects that the PDC special meeting will be adjourned by the chairman of the PDC special meeting to solicit additional proxies. At any subsequent reconvening of the PDC special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the PDC special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Special Meeting of SRC Shareholders (page 63)

Date, Time, Place and Purpose of the SRC Special Meeting

        The SRC special meeting will be held on                        , 2019, at            , Mountain Time, at            . The purpose of the SRC special meeting is to consider and vote on the SRC merger proposal and the non-binding compensation proposal. Approval of the SRC merger proposal is a condition to the obligation of SRC and PDC to complete the merger. Approval of the non-binding compensation proposal is not a condition to the obligation of either SRC or PDC to complete the merger.

Record Date and Outstanding Shares of SRC Common Stock

        Only shareholders of record of issued and outstanding shares of SRC common stock as of the close of business on                        , 2019 (which we refer to as the "SRC record date") are entitled to notice of, and to vote at, the SRC special meeting or any subsequent reconvening of the SRC special meeting following or any subsequent reconvening of the SRC special meeting following any adjournments and postponements of the SRC special meeting.

        As of the close of business on the SRC record date, there were            shares of SRC common stock issued and outstanding and entitled to vote at the SRC special meeting. You may cast one vote for each share of SRC common stock that you held as of the close of business on the SRC record date.

        A complete list of SRC shareholders entitled to vote at the SRC special meeting will be available for inspection at SRC's principal office at 1675 Broadway, Suite 2600, Denver, CO 80202 during regular business hours for a period of no less than 10 days before the SRC special meeting and during the SRC special meeting at            .

Quorum; Abstentions and Broker Non-Votes

        A quorum of SRC shareholders is necessary for SRC to hold a valid meeting. The presence of the holders of one-third of the outstanding shares of SRC common stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum.

        If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to "abstain" in respect of the proposal, your shares of SRC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the SRC special meeting. Broker non-votes will not be considered present and entitled to vote at the SRC special meeting for the purpose of determining the presence of a quorum.

        Executed but unvoted proxies will be voted in accordance with the recommendations of the SRC board.

Required Vote to Adopt and Approve the SRC Merger Proposal

        Adoption and approval of the SRC merger proposal requires the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes "AGAINST" the proposal.

        The SRC merger proposal is described in the section entitled "SRC Proposals" beginning on page 68.

Required Vote to Approve the Non-binding Compensation Proposal

        Approval of the non-binding compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Neither abstentions, broker non-votes nor failures to vote will have any effect on the outcome of the vote.

        The non-binding compensation proposal is described in the section entitled "SRC Proposals" beginning on page 68.

Voting by SRC Directors and Executive Officers

        As of the SRC record date, SRC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote             shares of SRC common stock, or approximately        % of the total outstanding shares of SRC common stock as of the SRC record date.

        SRC currently expects that all of its directors and executive officers will vote their shares "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal.

Adjournment

        If a quorum is not present or if there are not sufficient votes for the approval of the SRC merger proposal, SRC expects that the SRC special meeting will be adjourned by the chairman of the meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the SRC special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the SRC special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the SRC special meeting.

Interests of PDC Directors and Executive Officers in the Merger (page 113)

        In considering the recommendation of the PDC board with respect to the PDC merger proposal and the PDC issuance proposal, PDC stockholders should be aware that the directors and executive officers of PDC have interests in the merger that may be different from, or in addition to, the interests of PDC stockholders generally. These interests are described in more detail in the section entitled "The Merger—Interests of PDC Directors and Executive Officers in the Merger" beginning on page 113. The members of the PDC board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in unanimously approving the merger agreement and in determining to recommend that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal.

Board of Directors and Management of PDC Following Completion of the Merger (page 114)

        In connection with the merger, PDC and SRC have agreed that two members of the SRC board, to be mutually agreed by PDC and SRC (the "SRC Designees"), will be appointed to the PDC board simultaneously with the effectiveness of the merger. PDC and SRC expect the SRC Designees to be Lynn A. Peterson and Paul J. Korus, subject to final agreement among the companies after consideration of independence and other factors. The closing of the merger is not expected to result in other changes to the PDC board or executive management. PDC will continue to be headquartered in Denver, Colorado.

Interests of SRC Directors and Executive Officers in the Merger (page 114)

        In considering the recommendation of the SRC board with respect to the SRC merger proposal, SRC shareholders should be aware that the directors and executive officers of SRC have certain interests in the merger that may be different from, or in addition to, the interests of SRC shareholders generally. The members of the SRC board were aware of these interests and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in unanimously approving the merger agreement and in determining to recommend that SRC shareholders approve the SRC merger proposal.

        These interests include:

  •
  Immediately prior to the effective time of the merger, each then outstanding RSU award in respect of shares of SRC common stock, whether vested or unvested, will become fully vested and will be cancelled converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award as of immediately prior to the effective time of the merger (less required tax withholdings);

  •
  Except for the New PSU awards, immediately prior to the effective time of the merger, each then outstanding Current PSU award in respect of shares of SRC common stock, whether vested or unvested, will become automatically vested at the target (i.e., 100%) level and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award at target (less required tax withholdings);

  •
  Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock will, whether vested or unvested, become fully vested, and each such option that is "in the money" relative to the per-share value of the merger consideration for each share as determined pursuant to the merger agreement will be cancelled and converted into the right to receive the merger consideration with respect to a number of shares of SRC common stock subject to the option, less a number of shares of SRC common stock equal to the value of the aggregate exercise price of such option (less required tax withholdings);

  •
  Immediately prior to the effective time of the merger, each then outstanding Stock Bonus award, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award (less required tax withholdings);

  •
  Prior to closing, SRC will grant New PSU awards in respect of shares of SRC common stock at the times, to the individuals and on the terms and in the amounts specified in the merger agreement. Immediately prior to the effective time of the merger, each then outstanding New PSU award will be assumed or substituted by PDC and converted automatically into a performance stock unit award of PDC, subject to the same terms and conditions as were applicable to the New PSU awards immediately prior to the effective time of the merger. The number of shares of PDC common stock covered by such assumed awards will be equal to the number of SRC shares covered by such awards multiplied by the exchange ratio in the merger;

  •
  SRC may grant transaction bonuses (the "Transaction Bonuses") to SRC's executive officers and other employees, and to SRC's non-employee directors;

  •
  Annual cash incentive awards for 2019 will be paid at target at the earlier of the effective time of the merger and the time that they are normally paid, and if the merger occurs after December 31, 2019, executive officers may be entitled to pro-rated annual bonuses for 2020;

  •
  Mr. Peterson's employment agreement and severance compensation agreements with SRC's executive officers provide for enhanced severance payments and benefits upon a qualifying termination of employment in connection with the merger;

  •
  Two members of the SRC board will be appointed to the PDC board immediately after the effective time of the merger and paid remuneration consistent with PDC's director remuneration. The remaining directors will be eligible for a transaction bonus not to exceed an aggregate $150,000.00; and

  •
  SRC's directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        For a more complete description of these interests, see "The Merger—Interests of SRC Directors and Executive Officers in the Merger."

Conditions to the Completion of the Merger (page 155)

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  PDC Stockholder Approval.  The PDC merger proposal must have been approved by the holders of a majority of the outstanding shares of common stock of PDC and the PDC issuance proposal must have been approved by the affirmative vote of a majority of PDC shares present in person or by proxy at the PDC special meeting and entitled to vote on the proposal.

  •
  SRC Shareholder Approval.  The SRC merger proposal must have been approved by the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the SRC merger proposal.

  •
  Regulatory Approval.  Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the "HSR Act") applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

  •
  No Injunctions or Restraints.  No governmental entity of the United States or any state thereof having jurisdiction over PDC or SRC shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law that makes the consummation of the merger illegal or otherwise prohibited shall have been adopted after the date of the merger agreement.

  •
  Effectiveness of the Registration Statement.  The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

  •
  Nasdaq Listing.  The shares of PDC common stock issuable to SRC shareholders pursuant to the merger agreement must have been authorized for listing on Nasdaq, upon official notice of issuance.

        The obligations of PDC to complete the merger are subject to the satisfaction or waiver of further conditions, including:

  •
  the accuracy of the representations and warranties of SRC contained in the merger agreement as of the date of the agreement and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

  •
  SRC having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

  •
  SRC having not experienced a "Company Material Adverse Effect" as defined in the merger agreement;

  •
  PDC having received a certificate of SRC signed by an executive officer of SRC, dated as of the closing date, confirming that the conditions set forth in the three bullets directly above have been satisfied; and

  •
  PDC having received an opinion of its outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The obligation of SRC to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the accuracy of the representations and warranties of PDC contained in the merger agreement as of the date of the agreement and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

  •
  PDC having performed and complied with in all material respects all of its respective obligations under the merger agreement required to be performed or complied with by it at or prior to the effective time of the merger;

  •
  PDC not having experienced at "Parent Material Adverse Effect" as that term is defined in the merger agreement;

  •
  SRC having received a certificate of PDC signed by an executive officer of PDC, dated as of the closing date, confirming that the conditions in the three bullets directly above have been satisfied; and

  •
  SRC having received an opinion of its outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

No Solicitation (page 136)

No Solicitation by PDC

        PDC has agreed that, from and after the date of the merger agreement, PDC will, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of that date with respect to a PDC competing proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals" beginning on page 142).

        PDC has also agreed that, from and after the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, PDC will not, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives not to, and will not announce any intention to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a PDC competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to a PDC competing proposal;

  •
  furnish any non-public information regarding PDC or its subsidiaries, or access to the properties, assets or employees of PDC or its subsidiaries, to any person in connection with or in response to a PDC competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, a PDC competing proposal (other than a confidentiality agreement in accordance with the applicable terms of the merger agreement); or

  •
  resolve, agree or publicly propose to, or permit PDC or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

        Notwithstanding the agreements described above, prior to, but not after, the time the PDC merger proposal and the PDC issuance proposal have been approved by PDC stockholders, PDC may engage in the second and third bullets directly above with any person if PDC receives a bona fide written PDC competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals" beginning on page 142; provided, however, that:

  •
  no non-public information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until PDC receives an executed confidentiality agreement from the person making such PDC competing proposal; and

  •
  prior to taking any such actions, the PDC board of directors determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that such PDC competing proposal is, or would reasonably be expected to lead to, a PDC superior proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: No Solicitation Exceptions" beginning on page 139).

No Solicitation by SRC

        SRC has agreed that, from and after the date of the merger agreement, SRC will, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of the agreement with respect to an SRC competing proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals" beginning on page 142).

        SRC has also agreed that, from and after the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, SRC will not, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives not to, and will not announce any intention to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of an SRC competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to an SRC competing proposal;

  •
  furnish any non-public information regarding SRC or its subsidiaries, or access to the properties, assets or employees of SRC or its subsidiaries, to any person in connection with or in response to an SRC competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, an SRC competing proposal (other than a confidentiality agreement in accordance with the applicable terms of the merger agreement); or

  •
  resolve, agree or publicly propose to, or permit SRC or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

        Notwithstanding the agreements described above, prior to, but not after, the time the SRC merger proposal has been approved by SRC shareholders, SRC may engage in the second and third bullets directly above with any person if SRC receives a bona fide written SRC competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals" beginning on page 142; provided, however, that:

  •
  no non-public information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until SRC receives an executed confidentiality agreement from the person making such SRC competing proposal; and

  •
  prior to taking any such actions, the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such SRC competing proposal is, or would reasonably be expected to lead to, an SRC superior proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—SRC: No Solicitation Exceptions" beginning on page 136).

Changes of Recommendation (page 137)

PDC Restrictions on Changes of Recommendation

        Subject to certain exceptions described below, the PDC board of directors may not effect a PDC recommendation change (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: Restrictions on Changes of Recommendation" beginning on page 140).

SRC Restrictions on Changes of Recommendation

        Subject to certain exceptions described below, the SRC board of directors may not effect an SRC recommendation change (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—SRC: Restrictions on Changes of Recommendation" beginning on page 137).

PDC: Permitted Changes of Recommendation and Permitted Termination to Enter into a PDC Superior Proposal

        Prior to, but not after, the time that the PDC merger proposal and the PDC issuance proposal have been approved by PDC stockholders, in response to a bona fide written PDC competing proposal from a third party that did not arise from a breach of the "no solicitation" obligations described above and in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by PDC," the PDC board of directors may effect a PDC recommendation change or terminate the merger agreement if:

  •
  the PDC board of directors determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that such PDC competing proposal is a PDC superior proposal (taking into account any adjustment in terms and conditions of the merger proposed by SRC in response to such PDC competing proposal) and that failure to take such action would be reasonably likely to be inconsistent with the fiduciary obligations owed by the PDC board of directors to the PDC stockholders under applicable law; and

  •
  PDC provides SRC written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: Permitted Changes of Recommendation and Permitted Termination to Enter into a PDC Superior Proposal" beginning on page 141.

PDC: Permitted Changes of Recommendation in Connection with Intervening Events

        Prior to, but not after, the time that the PDC merger proposal and the PDC issuance proposal have been approved by PDC stockholders, if a PDC intervening event (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: Permitted Changes of Recommendation in Connection with Intervening Events" beginning on page 141) occurs or arises after the date of the merger agreement, PDC may effect a PDC recommendation change if:

  •
  the PDC board of directors determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary obligations owed by the PDC board of directors to the PDC stockholders under applicable law; and

  •
  PDC provides SRC written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation" beginning on page 136.

SRC: Permitted Changes of Recommendation and Permitted Termination to Enter into an SRC Superior Proposal

        Prior to, but not after, the SRC merger proposal has been approved by SRC shareholders, in response to a bona fide written SRC competing proposal from a third party that did not arise from a breach of the "no solicitation" obligations described above and in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by SRC," the SRC board of directors may effect an SRC recommendation change or terminate the merger agreement if:

  •
  the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such SRC competing proposal is an SRC superior proposal (taking into account adjustment in terms and conditions of the merger proposed by PDC in response to such SRC competing proposal) and that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary obligations owed by the SRC board of directors to the SRC shareholders under applicable law; and

  •
  SRC provides PDC written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—SRC: Permitted Changes of Recommendation and Permitted Termination to Enter into an SRC Superior Proposal" beginning on page 137.

SRC: Permitted Changes of Recommendation in Connection with Intervening Events

        Prior to, but not after, the time the SRC merger proposal has been approved by SRC shareholders, in response to an SRC intervening event (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—SRC: Permitted Changes of Recommendation in Connection with Intervening Events" beginning on page 138) that occurs or arises after the date of the merger agreement, SRC may effect an SRC recommendation change if:

  •
  the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the fiduciary obligations owed by the SRC board of directors to the SRC shareholders under applicable law; and

  •
  SRC provides PDC written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—SRC: Permitted Changes of Recommendation in Connection with Intervening Events" beginning on page 138.

Termination (page 158)

        PDC and SRC may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of PDC and SRC.

        The merger agreement may also be terminated by either PDC or SRC at any time prior to the effective time of the merger in any of the following situations:

  •
  if any governmental entity of the United States or any state thereof having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited;

  •
  upon an end date termination event (as defined in the section entitled "The Merger Agreement—Termination—Termination Rights" beginning on page 158);

  •
  upon a PDC terminable breach event or SRC terminable breach event (as each term is defined in the section entitled "The Merger Agreement—Termination—Termination Rights" beginning on page 158); or

  •
  upon an SRC shareholder approval termination event or a PDC stockholder approval termination event (as each term is defined in the section entitled "The Merger Agreement—Termination—Termination Rights" beginning on page 158).

        In addition, the merger agreement may be terminated by PDC:

  •
  if prior to the time the SRC merger proposal has been approved by SRC shareholders, the SRC board of directors has effected an SRC recommendation change; or

  •
  upon a PDC superior proposal termination event (as defined in the section entitled "The Merger Agreement—Termination—Termination Rights" beginning on page 158), subject to PDC's payment of the reverse termination fee (as defined in the section entitled "Summary—Expenses and Termination Fees" beginning on page 30).

        Further, the merger agreement may be terminated by SRC:

  •
  if prior to the time the PDC merger proposal and the PDC issuance proposal have been approved by PDC stockholders, if the PDC board of directors has effected a PDC recommendation change; or

  •
  upon an SRC superior proposal termination event (as defined in the section entitled "The Merger Agreement—Termination—Termination Rights" beginning on page 158), subject to SRC's payment of the termination fee (as defined in the section entitled "Summary—Expenses and Termination Fees" beginning on page 30).

Expenses and Termination Fees (page 159)

Termination Fees Payable by PDC

        The merger agreement requires PDC to pay SRC a termination fee of $55.0 million (which we refer to as the "reverse termination fee") if:

  •
  SRC terminates the merger agreement due to a PDC recommendation change;

  •
  PDC terminates the merger agreement due to a PDC superior proposal termination event;

  •
  (i) PDC or SRC terminates the merger agreement due to a PDC stockholder approval termination event or an end date termination event or SRC terminates the merger agreement due to a PDC terminable breach event, (ii) on or before the date of any such termination a PDC competing proposal shall have been publicly announced or disclosed or otherwise communicated to the PDC board prior to the PDC stockholders meeting and (iii) within

    12 months after the date of such termination, PDC enters into a definitive agreement with respect to a PDC competing proposal or consummates any transaction meeting the parameters of a PDC competing proposal. For purposes of this paragraph, any reference in the definition of PDC competing proposal to "20%" will be deemed to be a reference to "more than 60%."

        In no event will PDC be required to pay the reverse termination fee on more than one occasion.

Termination Fees Payable by SRC

        The merger agreement requires SRC to pay PDC a termination fee of $35.0 million (which we refer to as the "termination fee") if:

  •
  PDC terminates the merger agreement due to an SRC recommendation change;

  •
  SRC terminates the merger agreement due to an SRC superior proposal event;

  •
  (i) (A) PDC or SRC terminates the merger agreement due to an SRC shareholder approval termination event or an end date termination event or (B) PDC terminates the merger agreement due to an SRC terminable breach event, (ii) on or before the date of any such termination an SRC competing proposal shall have been publicly announced or disclosed or otherwise communicated to the SRC board prior to the SRC shareholders meeting and (iii) within 12 months after the date of such termination, SRC enters into a definitive agreement with respect to an SRC competing proposal or consummates any transaction meeting the parameters of an SRC competing proposal. For purposes of this paragraph, any reference in the definition of SRC competing proposal to "20%" will be deemed to be a reference to "more than 60%."

        In no event will SRC be required to pay the termination fee on more than one occasion.

Expenses

        If the merger agreement is terminated because of a failure of SRC's shareholders or PDC's stockholders to adopt and approve the proposals required to complete the merger, SRC and PDC, as applicable, may be required to reimburse the other party for its actual transaction expenses in an amount not to exceed $10.0 million.

Appraisal Rights/Dissenters' Rights in the Merger (page 121)

        Appraisal rights, which are also sometimes known as dissenters' rights, are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined immediately prior to the effective time of the merger in cash, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

        Under Delaware law, PDC stockholders are not entitled to appraisal rights in connection with the merger or the issuance of shares of PDC common stock as contemplated by the merger agreement.

        Under Colorado law, SRC shareholders are not entitled to dissenters' rights in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 162)

        SRC and PDC intend for the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to each party's obligation to complete the merger that each of PDC and SRC receive an opinion of its respective outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the merger qualifies as a "reorganization" U.S. holders (as defined in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger") of shares of SRC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of PDC common stock in exchange for SRC common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of PDC common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 162. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

        TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Litigation Relating to the Merger (page 121)

        On October 4, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against the members of the SRC board, SRC, and PDC in Colorado District Court in Arapahoe County and Denver County, captioned Robert Garfield v. Lynn A. Peterson, et al., Case No. 2019CV32360 (which we refer to as the "Garfield complaint") and George Korol v. SRC Energy Inc., et al., Case No. 2019CV33933 (which we refer to as the "Korol complaint" and together with the Garfield complaint, the "state law complaints"). The plaintiffs in the state law complaints generally claim that (i) SRC and the members of the SRC board breached their fiduciary duties to SRC shareholders by authorizing the merger with PDC for what the plaintiffs assert is inadequate consideration and pursuant to an unfair process and with inadequate disclosures and (ii) PDC aided and abetted the other defendants' alleged breach of duties. The plaintiffs seek, among other things, to rescind the transaction or obtain rescissory damages if the merger is consummated, to recover other unspecified damages, including recover attorneys' fees and costs, and to obtain injunctive relief.

        On October 8, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against SRC, the members of the SRC board, and PDC in the United States District Court, District of Delaware, captioned Patrick Plumley v. SRC Energy Inc., et al., Case No. 1:19-mc-01912 (which we refer to as the "Plumley complaint") and Juan Aguirre v. SRC Energy Inc., et al., Case No. 1:19-mc-01934 (which we refer to as the "Aguirre complaint" and together with the Plumley complaint, the "federal law complaints"). The plaintiffs in the federal law complaints generally claim that the defendants disseminated a false or misleading registration statement regarding the proposed merger in violation of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act. The plaintiffs seek, among other things, injunctive relief to prevent consummation of the merger until the alleged disclosure violations are cured, damages in the event the merger is consummated, and an award of attorney's fees.

        Additional lawsuits arising out of the merger may be filed in the future. The defendants believe that these actions are without merit and intend to defend vigorously against the pending lawsuits and any other lawsuits challenging the merger. However, there can be no assurance that defendants will be successful in the outcome of the pending or any potential future lawsuit. For more information regarding the state law complaints, the federal law complaints and the risks associated with these complaints and any other similar litigation, see the sections entitled "The Merger—Litigation Relating to the Merger" beginning on page 121 and "Risk Factors—Risk Factors Relating to the Merger—Lawsuits

have been filed against SRC, the directors of SRC and PDC regarding the merger, which could result in substantial costs and may delay or prevent the merger from being completed" beginning on page 47.

Comparison of Rights of Stockholders of PDC and Shareholders of SRC (page 179)

        The rights of SRC shareholders who receive shares of PDC common stock in the merger will be governed by the certificate of incorporation of PDC (which we refer to as the "PDC certificate of incorporation" or the "PDC charter"), and the bylaws of PDC (which we refer to as the "PDC bylaws"), which are governed by Delaware law, rather than by the articles of incorporation of SRC (which we refer to as the "SRC articles of incorporation" or the "SRC charter"), and the bylaws of SRC (which we refer to as the "SRC bylaws"), which are governed by Colorado law. As a result, SRC shareholders will have different rights once they become PDC stockholders due to the differences in the organizational documents of SRC and PDC and the differences between Colorado and Delaware law. The key differences are described in the section entitled "Comparison of Rights of Stockholders of PDC and Shareholders of SRC" beginning on page 179.

Listing of PDC Shares; Delisting and Deregistration of SRC Shares (page 120)

        If the merger is completed, the shares of PDC common stock to be issued in the merger will be listed for trading on Nasdaq, shares of SRC common stock will be delisted from the NYSE American and deregistered under the Exchange Act, and SRC will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF PDC

        The following table sets forth PDC's selected consolidated historical financial and operating data that has been derived from its consolidated financial statements (1) as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and (2) as of and for the six months ended June 30, 2019 and June 30, 2018. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of PDC nor does it include the effects of the merger. You should read this financial information together with PDC's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019, and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019 filed on May 2, 2019 and for the quarterly period ended June 30, 2019 filed on August 8, 2019, each of which is incorporated into this joint proxy statement/prospectus by reference.

        The selected statement of operations data for the years ended December 31, 2018, 2017 and 2016 and selected balance sheet data as of December 31, 2018 and 2017 have been derived from PDC's audited consolidated financial statements for such years, which have been incorporated by reference into this joint proxy statement/prospectus. The selected statement of operations data for the years ended December 31, 2015 and 2014 and selected balance sheet data as of December 31, 2016, 2015 and 2014 have been derived from PDC's audited consolidated financial statements for such years, which have not been included or incorporated by reference into this joint proxy statement/prospectus. The selected statement of operations data for the six months ended June 30, 2019 and 2018 and selected balance sheet data as of June 30, 2019 has been derived from PDC's unaudited consolidated financial statements as of June 30, 2019, which have been incorporated by reference into this joint proxy statement/prospectus. The selected balance sheet data as of June 30, 2018 has been derived from PDC's unaudited consolidated financial statements as of June 30, 2018, which have not been incorporated by reference into this joint proxy statement/prospectus. For additional information, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

	Six Months Ended/ As of June 30,		Year Ended/As of December 31,
	2019	2018	2018	2017	2016(1)	2015	2014(2)
	(in millions, except per share data and as noted)
Statement of Operations (From Continuing Operations):
Crude oil, natural gas and NGLs sales	$660.1	$631.2	$1,390.0	$913.1	$497.4	$378.7	$471.4
Commodity price risk management gain (loss), net	(142.7)	(163.4)	145.2	(3.9)	(125.7)	203.2	310.3
Total revenues	525.2	473.1	1,548.7	921.6	382.9	595.3	856.2
Income (loss) from continuing operations	(30.6)	(188.6)	2.0	(127.5)	(245.9)	(68.3)	107.3
Earnings per share from continuing operations:
Basic	$(0.78)	$(2.63)	$0.03	$(1.94)	$(5.01)	$(1.74)	$3.00
Diluted	(0.78)	(2.63)	0.03	(1.94)	(5.01)	(1.74)	2.93
Statement of Cash Flows:
Net cash flows from:
Operating activities	$442.2	$380.9	$889.3	$597.8	$486.3	$411.1	$236.7
Investing activities	(348.8)	(574.1)	(1,087.9)	(717.0)	(1,509.1)	(604.3)	(474.1)
Financing activities	(101.4)	12.7	18.1	65.0	1,266.1	178.0	60.3
Capital expenditures from development of crude oil and natural gas properties(3)	(542.8)	(432.6)	(946.4)	(737.2)	(436.9)	(599.5)	(623.8)
Acquisition of crude oil and natural gas properties	(4.1)	(181.1)	(180.0)	(15.6)	(1,073.7)	—	—
Balance Sheet:
Total assets	$4,594.9	$4,442.2	$4,544.1	$4,420.4	$4,485.8	$2,370.5	$2,331.1
Working capital (deficit)	(172.7)	(391.0)	(166.6)	(16.4)	129.2	30.7	89.5
Total debt, net of unamortized discount and debt issuance costs	1,197.7	1,179.1	1,194.9	1,151.9	1,044.0	642.4	655.5
Total equity	2,378.4	2,340.3	2,526.7	2,507.6	2,622.8	1,287.2	1,137.4
Average Pricing and Production Expenses From Continuing Operations (per Boe and as a percent of sales for production taxes) :
Sales price (excluding net settlements on derivatives)	$27.92	$34.51	$34.61	$28.69	$22.43	$24.64	$50.72
Lease operating expenses	2.94	3.38	3.26	2.82	2.70	3.71	4.56
Transportation, gathering and processing	1.00	0.89	0.93	1.04	0.83	0.66	0.49
Production taxes	1.90	2.34	2.25	1.91	1.42	1.20	2.76
Production taxes (as a percent of sales)	6.8%	6.8%	6.5%	6.6%	6.3%	4.9%	5.4%
Production (MBoe):
Production from continuing operations	23,640	18,290	40,160	31,830	22,176	15,369	9,294
Production from discontinued operations	—	—	—	—	—	—	1,093

Total production	23,640	18,290	40,160	31,830	22,176	15,369	10,387

Total proved reserves (MMBoe)	N/A	N/A	544.9	452.9	341.4	272.8	250.1

(1)
In 2016, PDC closed an acquisition in the Delaware Basin for aggregate consideration of approximately $1.76 billion.

(2)
In 2014, PDC completed the sale of its ownership interest in PDC Mountaineer, LLC ("PDCM"). PDC's proportionate share of PDCM's Marcellus Shale results of operations have been separately reported as discontinued operations.

(3)
Includes impact of change in accounts payable related to capital expenditures.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF SRC

        The following table sets forth SRC's selected consolidated historical financial and operating data that has been derived from SRC's consolidated financial statements (1) as of and for the years ended December 31, 2018, 2017, and 2016; (2) as of and for the four months ended December 31, 2015; (3) as of and for the years ended August 31, 2015 and 2014; and (4) as of and for the six months ended June 30, 2019 and June 30, 2018. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of SRC nor does it include the effects of the merger. You should read this financial information together with SRC's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 20, 2019, and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019 filed on May 1, 2019 and for the quarterly period ended June 30, 2019 filed on July 31, 2019, each of which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data for the four months ended December 31, 2015 and the years ended August 31, 2015 and 2014, and selected balance sheet data as of December 31, 2016 and 2015 and August 31, 2015 and 2014 have been derived from SRC's audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The selected historical consolidated financial data for the six months ended June 30, 2019 and 2018 and as of June 30, 2019 have been derived from SRC's unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which is incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2018 has been derived from SRC's unaudited consolidated financial statements as of June 30, 2018, which have not been incorporated by reference herein. For additional information, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,			As of and for 4-mo ended December 31,	As of and for 12-mo ended August 31,
	2019	2018	2018	2017	2016	2015	2015	2014
RESULTS OF OPERATIONS (in thousands, except per share amounts)
Revenues	$352,057	$294,320	$645,641	$362,516	$107,149	$34,138	$124,843	$104,219
Net income (loss)	$104,219	$115,420	$260,022	$142,482	$(219,189)	$(122,932)	$18,042	$28,853
Net income (loss) per common share:
Basic	$0.43	$0.48	$1.07	$0.69	$(1.26)	$(1.14)	$0.19	$0.38
Diluted	$0.43	$0.47	$1.07	$0.69	$(1.26)	$(1.14)	$0.19	$0.37
CERTAIN BALANCE SHEET INFORMATION (in thousands)
Total Assets	$2,785,086	$2,282,546	$2,754,714	$2,079,564	$1,024,113	$672,616	$746,449	$448,542
Working (Deficit) Capital	$(115,371)	$(86,737)	$(121,393)	$(42,272)	$(38,056)	$24,922	$93,129	$(35,338)
Long-term Obligations	$714,412	$564,260	$734,941	$538,359	$75,614	$78,000	$78,000	$37,000
Total Liabilities	$1,087,469	$848,421	$1,168,422	$771,130	$183,374	$166,106	$174,052	$167,052
Equity	$1,697,617	$1,434,125	$1,586,292	$1,308,434	$840,739	$506,510	$572,397	$281,490
Certain Operating Statistics
Production:
Oil (MBbls)	5,408	3,887	8,392	5,824	2,257	742	1,970	941
Natural Gas (MMcf)	23,296	16,706	37,123	24,834	12,086	3,468	7,344	3,747
NGLs (MBbls)	2,165	1,750	3,869	2,518	—	—	—	—
MBOE	11,455	8,422	18,448	12,481	4,271	1,320	3,194	1,566
BOED	63,288	46,528	50,543	34,194	11,670	10,822	8,750	4,290
Average sales price per BOE(1)	$29.97	$34.50	$34.50	$28.79	$25.09	$25.86	$39.09	$66.56
LOE per BOE	$2.67	$2.31	$2.35	$1.56	$4.67	$4.41	$4.70	$5.10
DD&A(2) per BOE	$10.38	$9.38	$9.74	$9.00	$10.93	$14.22	$20.62	$21.05

(1)
Adjusted to include the effect of transportation and gathering expenses.

(2)
Depletion, Depreciation, & Accretion.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following summary unaudited pro forma condensed combined balance sheet data give effect to the proposed merger as if it had occurred on June 30, 2019, while the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2018 and the six months ended June 30, 2019 are presented as if the merger had occurred on January 1, 2018. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, reflect merger-related pro forma adjustments, based on available information and certain assumptions that PDC believes are reasonable, and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors" beginning on page 41. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 166 and the related notes.

(in thousands, except per share amounts)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Pro Forma Statement of Combined Operations Data:
Operating revenues	$1,012,112	$2,035,602
Net income	$66,678	$269,239
Earnings per share, basic	$0.63	$2.55
Earnings per share, diluted	$0.63	$2.55

(in thousands)	As of June 30, 2019
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$29,313
Total assets	$6,781,028
Long-term debt	$1,912,057
Stockholders' equity	$3,589,711

 SUMMARY PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION AND PRODUCTION DATA

        The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2018, giving effect to the merger as if it had been completed on December 31, 2018. The pro forma production information set forth below gives effect to the merger as if it had been completed on January 1, 2018. The following summary pro forma oil, natural gas, and NGL reserve information and production data has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors" beginning on page 41. The summary pro forma oil, natural gas, and NGL reserve information and production data should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 166 and the related notes included in this joint proxy statement/prospectus.

	As of December 31, 2018
	PDC Historical	SRC Historical	PDC Pro Forma
Proved developed reserves:
Crude oil, condensate (MBbl)	61,821	37,102	98,923
Natural gas (MMcf)	443,151	324,169	767,320
NGLs (MBbl)	43,856	36,427	80,283
Total proved developed reserves (MBoe)	179,535	127,557	307,092
Proved undeveloped reserves:
Crude oil, condensate (MBbl)	128,528	50,910	179,438
Natural gas (MMcf)	892,538	447,698	1,340,236
NGLs (MBbl)	88,131	52,666	140,797
Total proved undeveloped reserves (MBoe)	365,418	178,192	543,610

	Year Ended December 31, 2018
	PDC Historical	SRC Historical	PDC Pro Forma
Production:
Crude oil (MBbl)	16,963	8,392	25,355
Natural gas (MMcf)	88,017	37,123	125,140
NGLs (MBbl)	8,527	3,869	12,396
Crude oil equivalent (MBoe)	40,160	18,448	58,608

	Six Months Ended June 30, 2019
	PDC Historical	SRC Historical	PDC Pro Forma
Production:
Crude oil (MBbl)	9,425	5,408	14,833
Natural gas (MMcf)	54,643	23,296	77,939
NGLs (MBbl)	5,108	2,165	7,273
Crude oil equivalent (MBoe)	23,640	11,455	35,095

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table presents PDC's and SRC's historical and pro forma per share data for the year ended December 31, 2018 and as of and for the six months ended June 30, 2019. The pro forma per share data for the year ended December 31, 2018 and as of and for the six months ended June 30, 2019 are presented as if the merger had been completed on January 1, 2018. The information provided in the table below is unaudited.

        Historical per share data of PDC for the year ended December 31, 2018 and the six months ended June 30, 2019 was derived from PDC's historical financial statements for the respective periods. Historical per share data of SRC for the year ended December 31, 2018 and the six months ended June 30, 2019 was derived from SRC's historical financial statements for the respective periods. This information should be read together with the historical consolidated financial statements and related notes of PDC and SRC filed by each with the SEC, and that are incorporated into this joint proxy statement/prospectus by reference. For additional information, see the section entitled "Where You Can Find More Information" beginning on page 190.

        Unaudited pro forma combined per share data for the year ended December 31, 2018 and the six months ended June 30, 2019 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial statements included in the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 166. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Six Months Ended/ As of June 30, 2019	Year Ended/As of December 31, 2018
PDC
Net income (loss) per common share (basic)	$(0.78)	$0.03
Net income (loss) per common share (diluted)	$(0.78)	$0.03
Cash dividends declared per common share	$—	$—
Net book value per common share	$37.44	$38.20
SRC
Net income per common share (basic)	$0.43	$1.07
Net income per common share (diluted)	$0.43	$1.07
Cash dividends declared per common share	$—	$—
Net book value per common share	$6.97	$6.54
Pro Forma Combined (Unaudited)
Net income per common share (basic)	$0.63	$2.55
Net income per common share (diluted)	$0.63	$2.55
Cash dividends declared per common share	$—	$—
Net book value per common share	$35.42
Pro Forma Combined Equivalent Data (Unaudited)(1)
Net income per common share (basic)	$0.10	$0.40
Net income per common share (diluted)	$0.10	$0.40
Cash dividends declared per common share	$—	$—
Net book value per common share	$5.60

(1)
Determined using the pro forma combined per share data multiplied by 0.158 (the exchange ratio).

 DIVIDEND AND SHARE PRICE INFORMATION

Dividends

        Neither PDC nor SRC has historically paid cash dividends on shares of their common stock. Cash dividends are restricted under the terms of each of PDC's and SRC's debt agreements and applicable requirements of state law.

Comparison of PDC and SRC Market Prices and Implied Share Value of the Stock Consideration

        The following table sets forth the closing sale price per share of PDC common stock and SRC common stock as reported on Nasdaq and the NYSE American, respectively, on August 23, 2019, the last trading day prior to the public announcement of the merger, and on                        , 2019, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of SRC common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of PDC common stock on the relevant date by the exchange ratio of 0.158 of a share of PDC common stock for each share of SRC common stock.

	PDC Common Stock		SRC Common Stock		Implied Per Share Value of Merger Consideration
August 23, 2019		$25.25		$4.15		$3.99
, 2019	$		$		$

        Holders of PDC common stock and SRC common stock are encouraged to obtain current market quotations for PDC common stock and SRC common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of PDC common stock before or after the effective date of the merger. For additional information, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 55, SRC shareholders should carefully consider the following risks before deciding how to vote with respect to the SRC merger proposal and the non-binding compensation proposal to be considered and voted on at the SRC special meeting, and PDC stockholders should carefully consider the following risks before deciding how to vote with respect to the PDC merger proposal and the PDC issuance proposal to be considered and voted on at the PDC special meeting. In addition, SRC shareholders and PDC stockholders should also read and consider the risks associated with each of the businesses of SRC and PDC because these risks will also affect the combined company. These risks can be found in PDC's and SRC's Annual Reports on Form 10-K for the year ended December 31, 2018, their subsequent reports on Form 10-Q and other documents they file with the SEC, in each case incorporated by reference into this joint proxy statement/prospectus. SRC shareholders and PDC stockholders should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For additional information, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

Risk Factors Relating to the Merger

Because the exchange ratio is fixed and because the market price of PDC common stock will fluctuate, SRC shareholders cannot be certain of the precise value of the merger consideration they will receive in the merger.

        If the merger is completed, at the effective time of the merger, each issued and outstanding eligible share of SRC common stock will be converted into the right to receive the merger consideration. The exchange ratio for the merger consideration is fixed at 0.158 of a share of PDC common stock for each share of SRC common stock (with certain exceptions described in this joint proxy statement/prospectus), and there will be no adjustment to the merger consideration for changes in the market price of PDC common stock or SRC common stock prior to the completion of the merger.

        If the merger is completed, there will be lapses in time between the date of this joint proxy statement/ prospectus, the dates on which SRC shareholders vote to adopt and approve the SRC merger proposal and PDC stockholders vote to adopt and approve the PDC merger proposal and the PDC issuance proposal, and the date on which SRC shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of PDC common stock will fluctuate, possibly materially, during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in PDC's businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases are be beyond the control of PDC and SRC. The actual value of any merger consideration received by SRC shareholders at the completion of the merger will depend on the market value of the shares of PDC common stock at that time. Consequently, at the time SRC shareholders must decide whether to approve the SRC merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. For additional information about the merger consideration, see the sections entitled "The Merger—Consideration to SRC Shareholders" and "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on pages 69 and 123, respectively.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms. Failure to complete the merger could negatively impact the price of shares of PDC common stock and the price of shares of SRC common stock, as well as PDC's and SRC's respective future businesses and financial results.

        The merger is subject to a number of conditions, including the approval by PDC stockholders of the PDC merger proposal and the PDC issuance proposal and approval by SRC shareholders of the SRC merger proposal, that must be satisfied or waived prior to the completion of the merger. These conditions are described in the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 155. These conditions to the completion of the merger, some of which are beyond the control of PDC and SRC, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

        The merger agreement may be terminated by either PDC or SRC if the merger is not completed by February 25, 2020 or, at either party's discretion—if the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the HSR Act or the adoption of an antitrust law prohibiting the merger—to May 25, 2020, except that this right to terminate the merger agreement will not be available to any party whose violation or breach of any material covenant or agreement under the merger agreement is the primary cause of or resulted in the failure of the transactions to be consummated on or before that date. PDC and SRC can also mutually decide to terminate the merger agreement at any time, before or after SRC shareholders approve the SRC merger proposal and PDC stockholders approve the PDC merger proposal and the PDC issuance proposal. In addition, PDC and SRC may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled "The Merger Agreement—Termination" beginning on page 158.

        If the transactions contemplated by the merger agreement are not completed for any reason, PDC's and SRC's respective ongoing businesses and financial results may be adversely affected and, without realizing any of the benefits of having completed the transactions, PDC and SRC will be subject to a number of risks, including the following:

  •
  PDC and SRC will be required to pay their respective costs relating to the transactions, which are substantial, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

  •
  time and resources committed by PDC's and SRC's management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  PDC and SRC may experience negative reactions from financial markets, including negative impacts on the prices of their common stock, including to the extent that the current market price reflects a market assumption that the transactions will be completed;

  •
  PDC and SRC may experience negative reactions from employees, customers or vendors; and

  •
  Since the merger agreement restricts the conduct of SRC's and PDC's business prior to completion of the merger, SRC and PDC may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company and the opportunity to take such actions may no longer be available. For a description of the restrictive covenants to which PDC and SRC are subject, see the section entitled "The Merger Agreement—Interim Operations of SRC and PDC Pending the Merger" beginning on page 132.

        If the merger agreement is terminated and the SRC board seeks another merger or business combination, SRC may not be able to find a party willing to offer equivalent or more attractive consideration than the consideration PDC has agreed to provide in the merger, or that such other merger or business combination is completed. If the merger agreement is terminated under specified circumstances, PDC may be required to pay SRC a termination fee of $55.0 million, and SRC may be required to pay PDC a termination fee of $35.0 million. If the merger agreement is terminated because of a failure of SRC's shareholders or PDC's stockholders to adopt and approve the proposals required to complete the merger, SRC and PDC, as applicable, may be required to reimburse the other party for its actual transaction expenses in an amount not to exceed $10.0 million. For a description of these circumstances, see the section entitled "The Merger Agreement—Termination" beginning on page 158. In addition, any delay in completing the merger may significantly reduce the synergies and other benefits that PDC and SRC expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Current SRC shareholders and PDC stockholders will have a reduced ownership and voting interest in PDC after the merger compared to their current ownership in each of PDC and SRC and will exercise less influence over management.

        Currently, SRC shareholders have the right to vote in the election of the SRC board of directors and on other matters requiring shareholder approval under Colorado law and the SRC articles of incorporation and bylaws. PDC stockholders have the right to vote in the election of the PDC board of directors and on other matters requiring stockholder approval under Delaware law and the PDC certificate of incorporation and bylaws. Based on the number of issued and outstanding shares of PDC common stock and SRC common stock as of September 16, 2019, and the exchange ratio, immediately after the merger is completed, it is expected that, on a fully-diluted basis, current PDC stockholders will collectively own approximately 61%, and current SRC shareholders will collectively own approximately 39%, of the outstanding shares of PDC common stock (without giving effect to any shares of PDC common stock held by SRC shareholders prior to the merger). As a result of the merger, current SRC shareholders and current PDC stockholders will own a smaller percentage of the combined company than they currently own of SRC and PDC, respectively, and as a result will have less influence on the management and policies of PDC post-merger than they now have on the management and policies of SRC and PDC, respectively.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on PDC or SRC or, if not obtained, could prevent completion of the transactions.

        Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use its respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or other agreements to be entered into in connection with the merger agreement. Under the terms of the merger agreement, PDC has agreed to take any and all action necessary to obtain these governmental approvals; however, PDC does not have to agree to any action that would reasonably be expected to have a material adverse effect on the post-closing business, financial condition or operations of PDC and its subsidiaries (including SRC and its subsidiaries), taken as a whole. The actions that PDC may be required to take include, among others, disposing of assets, categories of assets or businesses, or holding assets, categories of assets or businesses separately, terminating existing relationships, contractual rights or obligations, terminating any venture or other arrangement, creating new relationships, contractual rights or obligations and making other changes or restructurings. These actions may adversely affect the business of PDC and the combined company. PDC and SRC cannot provide any assurance that these approvals will be obtained or that there will not be any adverse consequences to PDC's or SRC's business resulting from the failure to obtain these governmental approvals or from conditions that could be imposed in connection with obtaining these governmental approvals, including divestitures or other operating restrictions upon PDC or its subsidiaries.

        Completion of the merger is also conditioned upon the authorization for listing of PDC common stock to be issued in connection with the merger on Nasdaq. Although PDC has agreed take all action necessary to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained and that the other conditions to completing the merger will be satisfied.

        Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transaction or of imposing additional costs or limitations on the combined company following completion of the merger, any of which might have an adverse effect on the combined company and may diminish the anticipated benefits of the merger. For additional information about the regulatory approvals process, see "The Merger—Regulatory Approvals."

PDC and SRC will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.

        In connection with the pendency of the merger, it is possible that certain persons with whom PDC and SRC have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with PDC or SRC, as the case may be, as a result of the merger, which could negatively affect PDC's or SRC's revenues, earnings and cash flows, as well as the market price of PDC's or SRC's respective common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, each of PDC and SRC is subject to certain restrictions on the conduct of its business prior to the effective time, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect PDC's or SRC's businesses and operations prior to the completion of the transactions. For a description of the restrictive covenants to which PDC and SRC are subject, see the section entitled "The Merger Agreement—Interim Operations of SRC and PDC Pending the Merger" beginning on page 132.

The merger agreement contains provisions that limit SRC's and PDC's ability to pursue alternatives to the merger, could discourage a potential competing acquiror of SRC or PDC from making a favorable alternative transaction proposal and, in specified circumstances, could require SRC or PDC to pay the other party a termination fee.

        The merger agreement contains certain provisions that restrict SRC's and PDC's ability to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal, engage in any discussions or negotiations with respect to a competing proposal or furnish any non-public information or access to its assets to any person in connection with a competing proposal, or enter into any letter of intent or agreement in principle concerning a competing proposal. Further, even if the SRC board or the PDC board changes, withdraws, modifies, or qualifies its recommendation with respect to the relevant merger proposal or, in the case of PDC, the PDC issuance proposal, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the merger proposal and the PDC issuance proposal, as applicable, to a vote at its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before a party's board of directors may change, withdraw, modify, or qualify its recommendation with respect to its merger proposal or the PDC issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, SRC or PDC will be required to pay a termination fee of $35.0 million or $55.0 million, respectively, to the other party.

        These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of SRC or PDC or pursuing an alternative transaction with either entity from considering or proposing such a transaction. In SRC's case, the provisions could discourage a potential third-party acquiror or merger partner that was prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee that is payable in certain circumstances.

        For additional information, see the sections entitled "The Merger Agreement—No Solicitation; Changes of Recommendation" and "The Merger Agreement—Termination."

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

        Whether or not the merger is completed, the announcement and pendency of the merger could disrupt the businesses of PDC or SRC. PDC and SRC are dependent on the experience and industry knowledge of their senior management and other key employees to execute their business plans. PDC's success after the merger will depend in part upon the ability of PDC and SRC to retain key management personnel and other key employees in advance of the merger, and of the combined company's ability to do so following the merger. Current and prospective employees of PDC and SRC may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the current ability of each of PDC and SRC to attract or retain key management and other key personnel or the ability of the combined company to do so following the merger.

        No assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of PDC and SRC to the same extent that they have previously been able to attract or retain employees. In addition, following the merger, PDC might not be able to locate suitable replacements for any such key employees who leave PDC or SRC or offer employment to potential replacements on satisfactory terms.

Directors and executive officers of SRC may have interests in the merger that are different from, or in addition to, the interests of SRC's shareholders.

        SRC's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of SRC shareholders generally. The SRC board was aware of and considered these interests, among other matters, during its deliberations on the merits of the merger and in deciding to approve the terms of the merger and to recommend that SRC shareholders vote for the approval of the merger agreement. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, the grant of certain performance-based equity awards prior to the merger, the potential payment of transaction bonuses, payment of annual cash bonuses upon closing of the merger, potential enhanced severance payments and other benefits upon a qualifying termination in connection with the merger, two SRC board directors to be added to the PDC board, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled "The Merger—Interests of SRC Directors and Executive Officers in the Merger" beginning on page 114.

PDC and SRC will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by PDC or SRC.

        Each of PDC and SRC has incurred and expects to continue to incur a number of non-recurring costs associated with the merger, many of which are payable regardless of whether or not the merger is completed. These fees and costs have been, and will continue to be, substantial. These costs include, among others, employee retention costs, fees paid to legal, accounting and financial advisors, severance and benefit costs, fees related to regulatory filings and notices, filing fees and printing and mailing fees. PDC and SRC will also incur transaction fees and costs related to the integration of SRC into PDC, which may be substantial. Moreover, each of PDC and SRC may incur additional unanticipated expenses in connection with the merger and the integration, including costs associated with any pending or future stockholder litigation related to the merger.

        The costs described above, as well as other unanticipated costs and expenses, could have an adverse effect on the financial condition and operating results of PDC, SRC or, following the completion of the merger, the combined company.

Completion of the merger may trigger change in control or other provisions in certain agreements to which SRC is a party.

        The completion of the transactions may trigger change in control or other provisions in certain agreements to which SRC is a party. For a description of the treatment of SRC's indebtedness in the merger, see "—PDC expects to assume substantial indebtedness in connection with the merger, which combined with PDC's current debt may limit its financial flexibility and adversely affect its financial results" below and "The Merger—Treatment of Indebtedness" beginning on page 120. If PDC and SRC are unable to negotiate waivers of the change in control and other provisions in certain other agreements, the counterparties to those agreements may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if PDC and SRC are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.

PDC expects to assume substantial indebtedness in connection with the merger, which combined with PDC's current debt may limit its financial flexibility and adversely affect its financial results.

        Under the merger agreement, PDC has agreed to assume SRC's outstanding debt, which as of August 31, 2019 was approximately $715 million and consisted of amounts outstanding under SRC's senior unsecured notes and its revolving credit facility. As of June 30, 2019, PDC had total long-term debt of approximately $1.2 billion, consisting of amounts outstanding under its senior unsecured notes and its revolving credit facility.

        PDC continues to review the treatment of SRC's existing indebtedness, and PDC may seek, or may be obligated, to repay, refinance, repurchase, redeem, exchange or otherwise terminate SRC's existing indebtedness prior to, in connection with or following the completion of the merger. In particular, PDC may be required to make a change of control offer to repurchase the SRC Notes (as defined in the section entitled "The Merger—Treatment of Indebtedness") from the holders of the SRC Notes at 101% of the principal amount of the SRC Notes, together with any accrued and unpaid interest to the date of purchase. If PDC does seek or is required to refinance SRC's existing indebtedness, there can be no guarantee that PDC would be able to execute the refinancing on favorable terms or at all, and any repayment of SRC's existing indebtedness would adversely affect PDC's liquidity. Assuming PDC does not repay, repurchase, redeem, exchange or otherwise terminate any of SRC's existing indebtedness, immediately following the completion of the merger, PDC is expected to have outstanding indebtedness of approximately $1.9 billion, based on PDC's outstanding indebtedness as of June 30, 2019 and the outstanding indebtedness of SRC as of August 31, 2019. Additionally, PDC is not restricted under the merger agreement from incurring additional debt, which PDC may do to fund its current operations, capital expenditures, planned or new acquisitions, or for any other purpose.

        Any increase in PDC's indebtedness could have adverse effects on its financial condition and results of operations, including:

  •
  increasing the difficulty of satisfying PDC's obligations with respect to its debt obligations, including any repurchase obligations that may arise thereunder;

  •
  diverting a significant portion PDC's cash flows to service its indebtedness, which could reduce the funds available to it for operations and other purposes;

  •
  increasing PDC's vulnerability to general adverse economic and industry conditions;

  •
  placing PDC at a competitive disadvantage compared to its competitors that are less leveraged, making it less able to take advantage of certain opportunities;

  •
  limiting PDC's ability to access the capital markets to raise capital on favorable terms;

  •
  impairing PDC's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

  •
  increasing PDC's vulnerability to interest rate increases, as its borrowings under its revolving credit facility are at variable interest rates.

        A high level of indebtedness increases the risk that PDC may default on its debt obligations, including those it is assuming from SRC. PDC's ability to meet its debt obligations and to reduce its level of indebtedness depends on its future performance. PDC's future performance depends on many factors independent of the merger, some of which are beyond its control, such as general economic conditions and oil and natural gas prices. PDC may not be able to generate sufficient cash flows to pay the interest on its debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

Investigations regarding the merger resulted in lawsuits against the SRC board, SRC, and PDC and other lawsuits may be filed against SRC, PDC and/or their respective boards challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

        Following the public announcement of the merger, investigations were launched by several law firms generally regarding whether (i) the SRC board failed to satisfy its duties to its shareholders, including whether the board adequately pursued alternatives to the acquisition and whether the board obtained the best price possible for SRC shares of common stock, (ii) PDC aided and abetted the alleged breach of fiduciary duties, and (iii) the disclosure by SRC, the SRC board, and PDC in the joint proxy statement/prospectus concerning the merger were adequate. In addition to the pending state law complaints and federal law complaints discussed below, there is a possibility that one or more of these investigations could result in further lawsuits against the SRC board, SRC, and PDC seeking, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented, in addition to other fees and costs.

Lawsuits have been filed against SRC, the directors of SRC and PDC regarding the merger, which could result in substantial costs and may delay or prevent the merger from being completed.

        Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements.

        On October 4, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against the members of the SRC board, SRC, and PDC in Colorado District Court in Arapahoe County and Denver County, captioned Robert Garfield v. Lynn A. Peterson, et al., Case No. 2019CV32360 and George Korol v. SRC Energy Inc., et al., Case No. 2019CV33933. The plaintiffs in the state law complaints generally claim that (i) SRC and the members of the SRC board breached their fiduciary duties to SRC shareholders by authorizing the merger with PDC for what the plaintiffs assert is inadequate consideration and pursuant to an unfair process and with inadequate disclosures and (ii) PDC aided and abetted the other defendants' alleged breach of duties.

        On October 8, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against SRC, the members of the SRC board, and PDC in the United States District Court, District of Delaware, captioned Patrick Plumley v. SRC Energy Inc., et al., Case No. 1:19-mc-01912 and Juan Aguirre v. SRC Energy Inc., et al., Case No. 1:19-mc-01934. The plaintiffs in the federal law complaints generally claim that the defendants disseminated a false or misleading registration statement regarding the proposed merger in violation of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act.

        Even if the lawsuits are without merit, as the defendants believe these lawsuits to be, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on PDC's and SRC's respective liquidity and financial condition. The plaintiffs in the state law complaints seek, among other things, to rescind the transaction or obtain rescissory damages if the merger is consummated, to recover other unspecified damages, including recover attorneys' fees and costs, and to obtain injunctive relief. The plaintiffs in the federal law complaints seek, among other things, injunctive relief to prevent consummation of the merger until the alleged disclosure violations are cured, damages in the event the merger is consummated, and an award of attorney's fees. Any other lawsuit that may be filed in the future could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. If a plaintiff is successful in obtaining an injunction prohibiting completion of the merger in the state law complaints, federal law complaints, or any other similar lawsuits, then that injunction may delay or prevent the merger from being completed, which may adversely affect PDC's and SRC's respective business, financial position and results of operation.

        One of the conditions to the closing of the merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the merger. Consequently, if a lawsuit is filed and a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect PDC's and SRC's respective business, financial position and results of operations.

After the merger is completed, SRC shareholders will become stockholders of a Delaware corporation and have their rights as stockholders governed by PDC's organizational documents and Delaware law.

        The rights of SRC shareholders are currently governed by SRC's organizational documents and Colorado law. Upon consummation of the merger, SRC shareholders will receive PDC common stock that will be governed by PDC's organizational documents and Delaware law. As a result, there will be differences between the rights currently enjoyed by SRC shareholders and the rights of SRC shareholders post-merger. For a detailed discussion of the differences between rights as shareholders of SRC and rights as a stockholder of PDC, see the section entitled "Comparison of Rights of Stockholders of PDC and Shareholders of SRC" beginning on page 179.

PDC's charter will govern the combined company following the merger and provides that a state court located within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders' ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

        PDC's charter provides that, unless PDC consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (1) any derivative action or proceeding brought on behalf of PDC, (2) any action asserting a claim of breach of fiduciary duty owed by a director, officer or other employee of PDC to PDC or its stockholders, (3) any action asserting a claim against PDC or any director, officer or other employee of PDC arising pursuant to any provision of the DGCL or PDC's charter or bylaws or (4) any action asserting a claim against PDC or any director, officer or other employee of PDC governed by the internal affairs doctrine.

        Under PDC's charter, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws (e.g., the Securities Act and the Exchange Act), although PDC stockholders will not be deemed to have waived PDC's compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies' charters and bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PDC's charter to be inapplicable or unenforceable.

        This exclusive forum provision may limit the ability of a stockholder, including a former SRC shareholder who becomes a PDC stockholder after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with the combined company or its directors, officers or other employees, which may discourage lawsuits against the combined company and its directors, officers and other employees. In addition, stockholders who do bring a claim in a state court located within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to the combined company than to its stockholders. However, the enforceability of similar exclusive forum provisions in other companies' charters has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in PDC's charter to be inapplicable or unenforceable in an action, the combined company might incur additional costs associated with resolving such action in other jurisdictions, which could have an adverse impact on the combined company's business and financial condition.

The opinions of PDC's and SRC's respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        PDC and SRC have received opinions from their respective financial advisors in connection with the signing of the merger agreement, but have not obtained updated opinions from those advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of PDC or SRC, general market and economic conditions and other factors that may be beyond the control of PDC or SRC, and on which PDC's and SRC's financial advisors' opinions were based, may significantly alter the value of PDC or SRC or the prices of the shares of PDC common stock or of the shares of

SRC common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because PDC and SRC do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The PDC board's recommendation that PDC stockholders vote "FOR" approval of the PDC merger proposal and the PDC issuance proposal, and the SRC board's recommendation that SRC shareholders vote "FOR" approval of the SRC merger proposal and the non-binding compensation advisory proposal, however, are made as of the date of this joint proxy statement/prospectus.

        For a description of the opinions that PDC and SRC received from their respective financial advisors, see the sections entitled "The Merger—Opinion of J.P. Morgan, PDC's Financial Advisor" beginning on page 80 and "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" beginning on page 91. A copy of the opinion of J.P. Morgan, PDC's financial advisor, is attached as Annex B to this joint proxy statement/prospectus, and copies of the opinions of Citi and Goldman Sachs, SRC's financial advisors, are attached as Annex C and Annex D, respectively, to this joint proxy statement/prospectus, and each is incorporated by reference herein in its entirety.

Risk Factors Relating to PDC Following the Merger

The integration of SRC into PDC may not be as successful as anticipated, and PDC may not achieve the intended benefits of the merger or do so within the intended timeframe.

        The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating SRC into PDC, and PDC's ability to manage the combined company, may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows of PDC. Potential difficulties that may be encountered in the integration process include, among other factors:

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  the inability to successfully integrate SRC into PDC operationally and culturally;

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  complexities associated with managing the larger, more complex, integrated business;

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  complexities resulting from the different accounting methods of PDC and SRC;

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  not realizing anticipated operating synergies;

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  integrating personnel from SRC into PDC and the loss of key employees;

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  potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

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  integrating relationships with customers, vendors and business partners;

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  performance shortfalls at one or both of PDC and/or SRC as a result of the diversion of management's attention caused by completing the merger and integrating SRC's operations into PDC; and

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  the disruption of, or the loss of momentum in, each company's ongoing business or inconsistencies in standards, controls, procedures and policies.

        Additionally, the success of the merger will depend, in part, on PDC's ability to realize the anticipated benefits and cost savings from combining PDC's and SRC's businesses, including operational and other synergies that PDC believes the combined company will achieve, discussed in more detail under the heading "The Merger—Recommendation of the PDC Board of Directors and PDC's

Reasons for the Merger." The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that PDC does not currently foresee.

PDC's results may suffer if it does not effectively manage its expanded operations following the merger.

        Following completion of the merger, the size of PDC's business will increase significantly. PDC's future success will depend, in part, on its ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of SRC into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with various business partners. Failure to successfully manage the combined company may have an adverse effect on PDC's financial condition, results of operations or cash flows.

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger. The actual financial positions and results of operations of the combined company following the merger may be different, possibly materially, from the unaudited pro forma financial statements included in this joint proxy statement/prospectus for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of PDC and SRC and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating SRC into PDC is not reflected in the unaudited pro forma financial statements. Additionally, the unaudited pro forma financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger. Other factors may affect the combined company's financial conditions or results of operations following the merger as well. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma financial statements. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of PDC's common stock following the merger. For additional information, see the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 166.

Sales of substantial amounts of PDC common stock in the open market, by former SRC shareholders or otherwise, could depress PDC's stock price.

        Former SRC shareholders and current PDC stockholders may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company, and as a result may seek to sell their shares of PDC common stock. Shares of PDC common stock that are issued to current holders of SRC common stock in the merger will be freely tradable by such stockholders without restrictions or further registration under the Securities Act of 1933 (which we refer to as the "Securities Act"), provided, however, that any stockholders who are affiliates of PDC will be subject to the resale restrictions of Rule 144 under the Securities Act. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of PDC common stock, may affect the market for, and the market price of, PDC common stock in an adverse manner. Based on the number of shares of SRC common stock outstanding as of September 16, 2019, and the number of outstanding SRC equity awards currently estimated to be payable in PDC common stock following the merger, PDC expects to issue up to approximately 39,923,671 shares of PDC common stock to SRC shareholders in the merger. As of the date of this joint proxy statement/prospectus, PDC had approximately             shares of common stock outstanding and approximately             shares of common stock subject to outstanding options and other rights to purchase or acquire its shares.

        If the merger is completed and stockholders of PDC, including former SRC shareholders, sell substantial amounts of PDC common stock in the public market following the closing of the merger, the market price of PDC common stock may decrease. These sales might also make it more difficult for PDC to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The market price of PDC common stock will continue to fluctuate after the merger, and may decline if the benefits of the merger do not meet the expectations of financial analysts.

        Upon completion of the merger, holders of SRC common stock will become holders of shares of PDC common stock. The market price of PDC common stock may fluctuate significantly following completion of the merger, including if PDC does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on PDC's financial results is not consistent with the expectations of financial analysts. If the price of PDC's common stock decreases after the merger, holders of SRC common stock will lose some or all of the value of their investment in PDC common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the PDC common stock, regardless of PDC's actual operating performance.

The market price of PDC common stock may be affected by factors different from those that historically have affected SRC common stock.

        Upon completion of the merger, holders of SRC common stock who receive merger consideration will become holders of PDC common stock. The businesses of PDC and SRC differ in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of PDC after the merger, as well as the market price of PDC common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of SRC. Following the completion of the merger, SRC will be part of a larger company, so decisions affecting SRC may be made in respect of the combined company as a whole rather than the SRC business individually. For a discussion of the businesses of PDC and SRC and of some important factors to consider in connection with those businesses, see the section entitled "Information About the Companies" and the documents incorporated by reference in the section entitled "Where You Can Find More Information" and "Information Incorporated by Reference" beginning on pages 56, 190 and 191, respectively, including, in particular, in the sections entitled "Risk Factors" in each of PDC's and SRC's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The merger may not be accretive, and may be dilutive, to PDC's earnings per share, which may negatively affect the market price of PDC common stock.

        Because shares of PDC common stock will be issued in the merger, it is possible that the merger may be dilutive to PDC's earnings per share, which could negatively affect the market price of PDC common stock.

        In connection with the completion of the merger, based on the number of issued and outstanding shares of SRC common stock as of September 16, 2019 and the number of outstanding SRC equity awards currently estimated to be payable in PDC common stock following the merger, PDC will issue up to approximately 39,923,671 shares of PDC common stock. The issuance of these new shares of PDC common stock could have the effect of depressing the market price of PDC common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, PDC's earnings per share could cause the price of shares of PDC common stock to decline or increase at a reduced rate.

Following the completion of the merger, PDC may incorporate SRC's hedging activities into PDC's business, and PDC may be exposed to additional commodity price risks arising from such hedges.

        To mitigate its exposure to changes in commodity prices, SRC hedges oil and natural gas prices from time to time, primarily through the use of certain derivative commodity instruments. If PDC assumes existing SRC hedges, PDC will bear the economic impact of all of SRC's current hedges following the completion of the merger. Actual crude oil and natural gas prices may differ from the combined company's expectations and, as a result, such hedges could have a negative impact on PDC's business.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

        The merger will be accounted for as an acquisition of a business by PDC in accordance with accounting principles generally accepted in the United States (which we refer to as "GAAP"). Under the acquisition method of accounting, the assets and liabilities of SRC and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of PDC. The reported financial condition and results of operations of PDC for periods after completion of the merger will reflect SRC balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of SRC and its subsidiaries for periods prior to the merger. For additional information, see the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 166.

        Under the acquisition method of accounting, the total purchase price will be allocated to SRC's tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company's operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

After the merger is completed, PDC will be proportionally more exposed to regulatory risks associated with oil and gas operations in Colorado and other risks associated with a more geographically-concentrated asset base.

        PDC's principal assets in terms of production and reserves are located in the DJ Basin in Colorado, but it also has a significant acreage position in the Permian Basin in Texas. During the six months ended June 30, 2019, 78.4% of PDC's production came from its assets in Colorado and 21.6% came from its assets in Texas. Substantially all of SRC's properties, and all of its current production and reserves, are located in Colorado. As discussed in "The Merger—Background of the Merger" beginning on page 69, various new regulatory requirements applicable to oil and natural gas operations in Colorado have been proposed or adopted in recent years. In particular, Proposition 112, a voter initiative that qualified for the ballot for the general election in November 2018, would have effectively prohibited the vast majority of both PDC's and SRC's planned drilling activity in Colorado by imposing mandatory 2,500 foot setbacks between new oil and gas wells and any occupied structure or designated

"vulnerable area". Although Proposition 112 was defeated at the polls, subsequent legislation significantly amended existing state law to, among other things, require the Colorado Oil and Gas Conservation Commission (which we refer to as the "Commission") to prioritize public health and environmental concerns in its decisions, instruct the Commission to adopt rules to minimize emissions of methane and other air contaminants, and authorize local governmental authorities to impose limitations on oil and gas development activities more stringent than those imposed at the state level. If the merger is completed, the percentage of PDC's combined properties, production and reserves located in Colorado will increase and its exposure to the risk of unfavorable regulatory developments in the state will therefore increase as well. Similarly, the operations of both PDC and SRC have been adversely affected in recent years by limitations in the availability of adequate midstream infrastructure in the DJ Basin. The increased percentage of PDC's combined production located in the DJ Basin following the merger will proportionately increase PDC's exposure to this risk, as well as other risks associated with operating in a more concentrated geographic area.

Risks Relating to PDC's Business

        You should read and consider risk factors specific to PDC's businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of PDC's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of PDC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference," beginning on pages 190 and 191, respectively.

Risks Relating to SRC's Business

        You should read and consider risk factors specific to SRC's businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of SRC's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of SRC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference, " beginning on pages 190 and 191, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, and the documents to which SRC and PDC refer you in this joint proxy statement/prospectus, as well as oral statements made or to be made by SRC and PDC, include certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). All statements, other than statements of historical fact, included in this joint proxy statement/prospectus that address activities, events or developments that PDC or SRC expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "create," "intend," "could," "may," "foresee," "plan," "will," "guidance," "look," "outlook," "goal," "future," "assume," "forecast," "build," "focus," "work," "continue" or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this joint proxy statement/prospectus. These include:

  •
  the risk that the merger agreement may be terminated in accordance with its terms and that the merger may not be completed;

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  the possibility that PDC stockholders may not approve the PDC merger proposal and/or the PDC issuance proposal;

  •
  the possibility that SRC shareholders may not approve the SRC merger proposal;

  •
  the risk that PDC or SRC may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

  •
  the risk that the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

  •
  the possibility that PDC and SRC will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by PDC or SRC;

  •
  the risk that the combined company may be unable to achieve operational or corporate synergies or that it may take longer than expected to achieve those synergies;

  •
  the risk that PDC may fail to realize other benefits expected from the merger;

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  the outcome of any litigation relating to the merger;

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  the risk that any announcements relating to, or the completion of, the merger could have adverse effects on the market price of PDC common stock;

  •
  the risk related to disruption of management time from ongoing business operations due to the merger;

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  the risk that the merger and its announcement and/or completion could have an adverse effect on the ability of PDC, SRC and/or the combined company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers;

  •
  the risk that the businesses will not be integrated successfully; and

  •
  the risks to their operating results and businesses generally.

        Such factors are difficult to predict and in many cases may be beyond the control of PDC and SRC. PDC's and SRC's forward-looking statements are based on assumptions that PDC and SRC, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements PDC and SRC make in this joint proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in PDC's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, Current Reports on Form 8-K and other filings PDC makes with the SEC, which are incorporated herein by reference, and in SRC's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, Current Reports on Form 8-K and other filings SRC makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled "Risk Factors," "Where You Can Find More Information" and "Information Incorporated by Reference" beginning on pages 41, 190 and 191, respectively.

        PDC and SRC undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

PDC Energy, Inc.

1775 Sherman Street
Suite 3000
Denver, CO 80203
Phone: (303) 860-5800

        PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in Texas. PDC's operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and its Delaware Basin operations are primarily focused in the Wolfcamp zones.

SRC Energy Inc.

1675 Broadway
Suite 2600
Denver, CO 80202
Phone: (720) 616-4300

        SRC is an independent oil and gas company engaged in the acquisition, development, and production of oil, natural gas, and natural gas liquids in the DJ Basin in Colorado. The DJ Basin contains hydrocarbon-bearing deposits in several formations, including the Niobrara, Codell, Greenhorn, Shannon, Sussex, J-Sand, and D-Sand. The area has produced oil and natural gas for over fifty years and benefits from established infrastructure, long reserve life, and multiple service providers. SRC's oil and natural gas activities are focused in the Wattenberg Field, in Weld County, Colorado, an area that covers the western flank of the DJ Basin. Currently, SRC is focused on the horizontal development of the Codell formation as well as the three benches of the Niobrara formation, which are all characterized by relatively high liquids content.

 SPECIAL MEETING OF PDC STOCKHOLDERS

Date, Time and Place

        The PDC special meeting will be held on                  , 2019, at            , Mountain Time, at            .

Purpose of the PDC Special Meeting

        The purpose of the PDC special meeting is to consider and vote on the PDC merger proposal and the PDC issuance proposal.

        PDC will transact no other business at the PDC special meeting.

Recommendation of the PDC Board of Directors

        The PDC board unanimously recommends that PDC stockholders vote "FOR" the approval of the PDC merger proposal and the PDC issuance proposal.

        For additional information on the recommendation of the PDC board, see the section entitled "The Merger—Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger" beginning on page 76.

Record Date and Outstanding Shares of PDC Common Stock

        Only stockholders of record of issued and outstanding shares of PDC common stock as of the close of business on                        , 2019, the record date for the PDC special meeting (which we refer to as the "PDC record date"), are entitled to notice of, and to vote at, the PDC special meeting or any subsequent reconvening of the PDC special meeting following or any subsequent reconvening of the PDC special meeting following any adjournments and postponements of the PDC special meeting.

        As of the close of business on the PDC record date, there were                        shares of PDC common stock issued and outstanding and entitled to vote at the PDC special meeting. You may cast one vote for each share of PDC common stock that you held as of the close of business on the PDC record date.

        A complete list of PDC stockholders entitled to vote at the PDC special meeting will be available for inspection at PDC's principal office at 1775 Sherman Street, Suite 3000, Denver, CO 80203 during regular business hours for a period of no less than 10 days before the PDC special meeting and during the PDC special meeting at                                    .

Quorum; Abstentions and Broker Non-Votes

        A quorum of PDC stockholders is necessary to hold a valid meeting. The presence at the PDC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of PDC common stock entitled to vote at the PDC special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to "abstain" in respect of proposal, your shares of PDC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the PDC special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the PDC special meeting.

        Executed but unvoted proxies will be voted in accordance with the recommendations of the PDC board on each proposal.

Required Vote

        Approval of the PDC merger proposal requires the affirmative vote of the holders of a majority of the outstanding PDC common stock, and approval of the PDC issuance proposal requires the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Approval of both the PDC merger proposal and the PDC issuance proposal is a condition to the completion of the merger. Abstentions will be counted as votes "AGAINST" the PDC merger proposal and the PDC issuance proposal. Broker non-votes and failures to vote will be counted as votes "AGAINST" the PDC merger proposal but will have no effect on the PDC issuance proposal.

        The PDC merger proposal and the PDC issuance proposal are described in the section entitled "PDC Proposals" beginning on page 62.

Methods of Voting

        PDC stockholders of record may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

        PDC stockholders of record may vote their shares in person by ballot at the PDC special meeting or by submitting their proxies:

  •
  by phone until 11:59 p.m. Mountain Time on                  , 2019;

  •
  by the Internet until 11:59 p.m. Mountain Time on                  , 2019; or

  •
  by completing, signing and returning your proxy via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Mountain Time on                  , 2019.

        PDC stockholders who hold their shares in "street name" by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting in Person

        Shares held directly in your name as stockholder of record may be voted in person at the PDC special meeting. If you choose to vote your shares in person at the PDC special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the PDC special meeting, the PDC board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the PDC special meeting.

        If you are a beneficial holder holding in street name, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in street name by a broker, bank or other nominee and you wish to vote at the PDC special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

        Whether you hold your shares of PDC common stock directly as the stockholder of record or beneficially in street name, you may direct your vote by proxy without attending the PDC special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card or the voting instruction card you receive from your broker, bank or other nominee, as applicable.

Voting 401(k) and Profit Sharing Plan Shares

        If you are a participant in PDC's 401(k) and Profit Sharing Plan and have shares of PDC common stock credited to your plan account as of the record date, you have the right to direct the plan trustee how to vote those shares. The trustee will vote the shares in your plan account in accordance with your instructions. Your vote may not be counted if your proxy card is not received by the trustee by                        , 2019. You cannot vote such shares at the PDC special meeting or change your vote.

Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your shares of PDC common stock, you may contact MacKenzie Partners, Inc., PDC's proxy solicitor, toll-free at (800) 322-2885 or, for brokers and banks, collect at (212) 929-5500.

Adjournment

        In accordance with the PDC bylaws, whether or not a quorum is present, the chairman of the PDC special meeting will have the power to adjourn the PDC special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the PDC special meeting is adjourned with respect to the PDC merger proposal or the PDC issuance proposal, PDC stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the PDC special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the PDC special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

        In addition, the merger agreement provides that PDC (i) will be required to adjourn or postpone the PDC special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the PDC stockholders or if, as of the time the PDC special meeting is scheduled, there are insufficient shares of PDC common stock represented to constitute a quorum necessary to conduct business at the PDC special meeting, and (ii) may adjourn or postpone the PDC special meeting if, as of the time for which the PDC special meeting is scheduled, PDC reasonably determines in good faith that there are insufficient shares of PDC common stock represented to obtain the adoption and approval of the PDC merger proposal or the PDC issuance proposal. However, unless PDC and SRC otherwise agree, the PDC special meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the PDC special meeting was previously scheduled (though the PDC special meeting will be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date (as defined under "The Merger Agreement—Termination—Termination Rights").

Revocability of Proxies

        If you are a stockholder of record of PDC, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

  •
  submit a new proxy card bearing a later date;

  •
  vote again by phone or the Internet at a later time;

  •
  give written notice before the meeting to the PDC corporate secretary at the above address stating that you are revoking your proxy; or

  •
  attend the PDC special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

        If you hold your shares of PDC common stock through a broker, bank or other nominee, you must follow their instructions to revoke your initial proxy vote or to otherwise vote at the PDC special meeting.

Proxy Solicitation Costs

        The enclosed proxy card is being solicited by PDC and the PDC board. In addition to solicitation by mail, PDC's directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

        PDC has retained MacKenzie Partners, Inc. to assist in the solicitation process. PDC will pay McKenzie Partners a fee of $25,000, as well as reasonable and documented out-of-pocket expenses. PDC also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

        PDC will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of PDC common stock held of record by such nominee holders. PDC will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights

        Under Delaware law, PDC stockholders are not entitled to appraisal rights in connection with the merger or the issuance of shares of PDC common stock as contemplated by the merger agreement.

Other Information

        The matter to be considered at the PDC special meeting is of great importance to the PDC stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the PDC special meeting, contact:

1407 Broadway, 27th Floor
New York, New York 10018
PDC@mackenziepartners.com
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885

Vote of PDC's Directors and Executive Officers

        As of the PDC record date, PDC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote                   shares of PDC common stock, or approximately        % of the total outstanding shares of PDC common stock as of the PDC record date.

        PDC currently expects that all of its directors and executive officers will vote their shares "FOR" the PDC merger proposal and the PDC issuance proposal.

Attending the PDC Special Meeting

        You are entitled to attend the PDC special meeting only if you were a stockholder of record of PDC at the close of business on the PDC record date or you held your shares of PDC beneficially in the name of a broker, bank or other nominee as of the PDC record date, or you hold a valid proxy for the PDC special meeting.

        If you were a stockholder of record of PDC at the close of business on the PDC record date and wish to attend the PDC special meeting, so indicate on the appropriate proxy card or as prompted by the phone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the PDC special meeting.

        If you hold your shares of PDC common stock through a broker, bank or other nominee, you will need to have proof that you are the beneficial owner as of the PDC record date to be admitted to the PDC special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the PDC record date, or presentation of a valid proxy from your broker, bank or other nominee, would be acceptable proof of your beneficial ownership.

        You should be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the PDC special meeting.

Results of the PDC Special Meeting

        Within four business days following the PDC special meeting, PDC intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, PDC will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

        PDC STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE PDC MERGER PROPOSAL AND THE PDC ISSUANCE PROPOSAL.

PDC PROPOSALS

        It is a condition to the completion of the merger that PDC stockholders approve both the merger and the issuance of shares of PDC common stock in the merger. In the merger, each SRC shareholder will receive, for each share of SRC common stock that is issued and outstanding as of immediately prior to the effective time of the merger, 0.158 of a share of PDC common stock, with certain exceptions further described in the section entitled "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" and "The Merger—Appraisal Rights/Dissenters' Rights in the Merger" beginning on pages 123 and 128, respectively.

        PDC stockholders must approve the merger proposal for the merger to be completed because such approval is required under applicable Delaware law. PDC stockholders must also approve the issuance of shares of PDC common stock in the merger because such approval is required under applicable Nasdaq rules. Specifically, Nasdaq Rule 5635(a) requires a Nasdaq-listed company to obtain stockholder approval prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if the potential issuance is equal to 20% or more of the number of shares of common stock or voting power outstanding before the issuance. PDC expects to issue up to approximately 39,923,671 shares of PDC common stock in connection with the merger based on the number of shares of SRC common stock outstanding as of September 16, 2019.

        In the event the PDC merger proposal and the PDC issuance proposal are approved by PDC stockholders but the merger agreement is terminated (without the merger being completed) prior to the effectiveness of the merger, PDC will not issue any shares of PDC common stock as a result of the approval of the PDC merger proposal or the PDC issuance proposal.

        Approval of the PDC merger proposal requires the affirmative vote of the holders of a majority of the outstanding PDC common stock, and approval of the PDC issuance proposal requires the affirmative vote of a majority of votes cast by PDC stockholders present in person or by proxy at the PDC special meeting and entitled to vote on such proposal. Approval of both the PDC merger proposal and the PDC issuance proposal is a condition to the completion of the merger. Abstentions will be counted as votes "AGAINST" the PDC merger proposal and the PDC issuance proposal. Broker non-votes and failures to vote will be counted as votes "AGAINST" the PDC merger proposal but will have no effect on the PDC issuance proposal.

 SPECIAL MEETING OF SRC SHAREHOLDERS

Date, Time and Place

        The SRC special meeting will be held on                  , 2019, at                  , Mountain Time, at                  .

Purpose of the SRC Special Meeting

        The purpose of the SRC special meeting is to consider and vote on:

  •
  the SRC merger proposal; and

  •
  the non-binding compensation proposal.

        SRC will transact no other business at the SRC special meeting.

Recommendation of the SRC Board of Directors

        The SRC board unanimously recommends that SRC shareholders vote:

  •
  "FOR" the SRC merger proposal; and

  •
  "FOR" the non-binding compensation proposal.

        For additional information on the recommendation of the SRC board, see the section entitled "SRC Proposals" and "The Merger—Recommendation of the SRC Board of Directors and SRC's Reasons for the Merger" beginning on pages 68 and 88.

Record Date and Outstanding Shares of SRC Common Stock

        Only shareholders of record of issued and outstanding shares of SRC common stock as of the close of business on                  , 2019, the record date for the SRC special meeting (which we refer to as the "SRC record date"), are entitled to notice of, and to vote at, the SRC special meeting or any subsequent reconvening of the SRC special meeting following any adjournments and postponements of the SRC special meeting.

        As of the close of business on the SRC record date, there were                  shares of SRC common stock issued and outstanding and entitled to vote at the SRC special meeting. You may cast one vote for each share of SRC common stock that you held as of the close of business on the SRC record date.

        A complete list of SRC shareholders entitled to vote at the SRC special meeting will be available for inspection at SRC's principal office at 1675 Broadway, Suite 2600, Denver, CO 80202 during regular business hours for a period of no less than 10 days before the SRC special meeting and during the SRC special meeting.

Quorum; Abstentions and Broker Non-Votes

        A quorum of SRC shareholders is necessary to hold a valid meeting. The presence at the SRC special meeting, in person or by proxy, of the holders of one-third of the outstanding shares of SRC common stock entitled to vote at the SRC special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for one or both proposals or vote to "abstain" in respect of one or both proposals, your shares of SRC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the SRC special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the SRC special meeting.

        Executed but unvoted proxies will be voted in accordance with the recommendations of the SRC board.

Required Votes

        Approval of the SRC merger proposal requires the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes "AGAINST" the proposal.

        Approval of the non-binding compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Neither abstentions, broker non-votes nor failures to vote will have any effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon SRC or the SRC board or PDC or the PDC board, and approval of this proposal is not a condition to completion of the merger.

        The SRC merger proposal and non-binding compensation proposal are described in the section entitled "SRC Proposals" beginning on page 68.

Methods of Voting

        SRC shareholders of record may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

        SRC shareholders of record may vote their shares in person by ballot at the SRC special meeting or by submitting their proxies:

  •
  by phone until 11:59 p.m., Mountain Time, on                  , 2019;

  •
  by the Internet until 11:59 p.m., Mountain Time, on                  , 2019; or

  •
  by completing, signing and returning their proxy via mail. If you vote by mail, your proxy card must be received by 11:59 p.m., Mountain Time, on                  , 2019.

        SRC shareholders who hold their shares in street name through a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting in Person

        Shares held directly in your name as shareholder of record may be voted in person at the SRC special meeting. If you choose to vote your shares in person at the SRC special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the SRC special meeting, the SRC board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the SRC special meeting.

        If you are a beneficial holder holding shares in street name, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in street name through a broker, bank or other nominee and you wish to vote at the SRC special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

        Whether you hold your shares of SRC common stock directly as the shareholder of record or beneficially in street name, you may direct your vote by proxy without attending the SRC special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card if you are a shareholder of record or by following the instructions provided to you by your broker, bank or other nominee if you are a holder in street name.

Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your shares of SRC common stock, you may contact MacKenzie Partners, Inc., SRC's proxy solicitor, toll-free at (800) 322-2885 or, for brokers and banks, collect at (212) 929-5500.

Revocability of Proxies

        If you are a shareholder of record of SRC, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

  •
  submit a new proxy card bearing a later date;

  •
  vote again by phone or the Internet at a later time;

  •
  give written notice before the meeting to SRC's corporate secretary at 1675 Broadway, Suite 2600, Denver, CO 80202 stating that you are revoking your proxy; or

  •
  attend the SRC special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

        If you hold your shares of SRC common stock through a broker, bank or other nominee, you must follow their instructions to revoke your initial proxy vote or to otherwise vote at the SRC special meeting.

Proxy Solicitation Costs

        The enclosed proxy card is being solicited on behalf of the SRC board. In addition to solicitation by mail, SRC's directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

        SRC has retained MacKenzie Partners, Inc. to assist in the solicitation process. SRC will pay MacKenzie Partners, Inc. a fee of $25,000, as well as reasonable and documented out-of-pocket expenses. SRC also has agreed to indemnify MacKenzie Partners, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

        SRC will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of SRC common stock held by such nominee holders. SRC will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Adjournment

        Whether or not a quorum is present, the chairman of the SRC special meeting will have the power to adjourn the SRC special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the SRC special meeting is adjourned, SRC shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the SRC special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the SRC special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the SRC special meeting.

        In addition, the merger agreement provides that SRC (i) will be required to adjourn or postpone the SRC special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the SRC shareholders or if, as of the time the SRC special meeting is scheduled, there are insufficient shares of SRC common stock represented to constitute a quorum necessary to conduct business at the SRC special meeting, and (ii) may adjourn or postpone the SRC special meeting if, as of the time for which the SRC special meeting is scheduled, SRC reasonably determines that there are insufficient shares of SRC common stock represented to obtain the approval of the SRC merger proposal. However, unless PDC and SRC otherwise agree, the SRC special meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the SRC special meeting was previously scheduled (though the SRC special meeting must be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date (as defined under "The Merger Agreement—Termination—Termination Rights").

No Dissenters' Rights in the Merger

        Under Colorado law, SRC shareholders are not entitled to dissenters' rights in connection with the merger.

Other Information

        The matters to be considered at the SRC special meeting are of great importance to the SRC shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the SRC special meeting, contact:

1407 Broadway, 27th Floor
New York, New York 10018
PDC@mackenziepartners.com
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885

Vote of SRC's Directors and Executive Officers

        As of the SRC record date, SRC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote                   shares of SRC common stock, or approximately        % of the total outstanding shares of SRC common stock as of the SRC record date.

        SRC currently expects that all of its directors and executive officers will vote their shares "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal.

Attending the SRC Special Meeting

        You are entitled to attend the SRC special meeting only if you were a shareholder of record of SRC on the SRC record date or you held your shares of SRC beneficially through a broker, bank or other nominee on the SRC record date, or you hold a valid proxy for the SRC special meeting.

        If you were a shareholder of record of SRC at the close of business on the SRC record date and wish to attend the SRC special meeting, you should be prepared to present government-issued photo identification for admittance. If your name does not appear on the list of shareholders of record as of the SRC record date or you do not provide photo identification upon request, you might not be admitted to the SRC special meeting.

        If you own your shares of SRC common stock through a broker, bank or other nominee, you will need to have proof that you are the beneficial owner of the shares as of the SRC record date to be admitted to the SRC special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the SRC record date, or presentation of a valid proxy from the broker, bank or other nominee through which you own your shares, would be acceptable proof of your beneficial ownership. You should also be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the SRC special meeting.

Results of the SRC Special Meeting

        Within four business days following the SRC special meeting, SRC intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, SRC will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

        SRC SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE SRC MERGER PROPOSAL AND THE NON-BINDING COMPENSATION PROPOSAL.

SRC PROPOSALS

Merger Proposal

        It is a condition to completion of the merger that SRC shareholders approve the SRC merger proposal. In the merger, each SRC shareholder will receive, for each share of SRC common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.158 of a share of PDC common stock, with certain exceptions further described in the sections entitled "The Merger—Consideration to SRC Shareholders," and "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on pages 69 and 123, respectively.

        The approval by such shareholders of this proposal is required by Section 7-111-103(5) of the CBCA and is a condition to the completion of the merger.

        Approval of the SRC merger proposal requires the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes "AGAINST" the merger proposal.

        The SRC board unanimously recommends a vote "FOR" the SRC merger proposal.

Non-binding Compensation Proposal

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, SRC is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to SRC's named executive officers that is based on or otherwise relates to the merger, as described in the section entitled "The Merger—Interests of SRC Directors and Executive Officers in the Merger—Quantification of Potential Payments to SRC's Named Executive Officers in Connection with the Merger" beginning on page 117. Accordingly, SRC shareholders are being provided the opportunity to cast an advisory vote on such payments.

        As an advisory vote, this proposal is not binding upon SRC or the SRC board or PDC or the PDC board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the SRC merger proposal. Accordingly, you may vote to approve the SRC merger proposal and vote not to approve the non-binding compensation proposal and vice versa. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with SRC's named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the SRC merger proposal is approved and the merger is consummated (subject only to the contractual conditions applicable thereto). However, SRC seeks the support of its shareholders and believes that shareholder support is appropriate given the nature of the transaction and the structure of SRC's executive compensation program. Accordingly, holders of shares of SRC common stock are being asked to vote on the following resolution:

          RESOLVED, that the shareholders of SRC Energy Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of SRC Energy Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading "The Merger—Interests of SRC Directors and Executive Officers in the Merger—Quantification of Potential Payments to SRC's Named Executive Officers in Connection with the Merger," in the joint proxy statement/prospectus with respect to the special meeting of SRC shareholders to be held on                        .

        Approval of the non-binding compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Neither abstentions, broker non-votes nor failures to vote will have any effect on the outcome of the vote.

        The SRC board unanimously recommends a vote "FOR" the non-binding compensation proposal.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

        At the effective time of the merger, SRC will merge with and into PDC. As a result of the merger, the separate corporate existence of SRC will cease, and PDC will continue as the surviving corporation in the merger.

Consideration to SRC Shareholders

        As a result of the merger, each eligible share of SRC common stock (other than any cancelled shares) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration.

        SRC shareholders will not be entitled to receive any fractional shares of PDC common stock in the merger, and no SRC shareholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of PDC common stock. SRC shareholders that would have otherwise been entitled to receive a fractional share of PDC common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of PDC common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date, as reported by Bloomberg L.P., multiplied by the fraction of a share of PDC common stock to which the holder would otherwise be entitled.

Background of the Merger

        The management and board of directors of both PDC and SRC regularly review their respective company's performance, prospects and strategy in light of the current business and economic environment, as well as developments in the oil and gas exploration and production sector. In conducting their reviews, each of the PDC and SRC boards independently focus particularly on the DJ Basin, the location of both PDC's largest asset in terms of production and reserves and substantially all of SRC's assets. From time to time, the employees of PDC and SRC are in contact with each other regarding a variety of operational matters due to the close proximity of their respective properties in the DJ Basin. For example, PDC, SRC and certain other DJ Basin operators have jointly entered into agreements with a key midstream operator in the basin to facilitate the construction of additional midstream infrastructure, and have worked together on regulatory matters. In addition, PDC and SRC completed an acreage swap in November 2017 that allowed each company to increase a portion of its interests in its operated acreage in the basin. From time to time, including in 2018, representatives of each of the companies have also had informal conversations about the possibility of pursuing a business combination transaction involving the companies.

        In recent years, the strategy and prospects of PDC and SRC, like those of other oil and gas producers with properties in Colorado, have been significantly impacted by new and proposed regulatory requirements. In 2018, opponents of oil and gas development supported Proposition 112 to increase the distance between all new oil and gas development not on federal land and any occupied structure or broadly defined "vulnerable area" and which, if enacted, would have effectively prohibited the vast majority of both PDC's and SRC's planned future drilling activities in Colorado. Although Proposition 112 was defeated in the November 2018 election, a new law, referred to as Senate Bill 19-181, was enacted in April 2019. Senate Bill 19-181 made a number of changes to oil and gas regulation in Colorado, in particular through "local control" provisions that give county and municipal governmental authorities the ability to regulate facility siting and surface impacts of oil and natural gas development and to impose requirements that are stricter than state requirements.

        During this period, PDC and SRC continued to analyze the evolving business environment for upstream energy companies, including as a result of the volatility in oil and gas prices. The boards of directors of both companies believe that in the current environment the creation of shareholder value requires, among other things, the optimization of financial returns from drilling activities to the greatest extent practicable, generation of free cash flow, the careful management of G&A and other costs and return of capital to investors, and both believe that consolidation in the industry may be an important means of advancing these goals. Both companies also continued their ongoing engagement with investors in the sector, many of whom expressed similar views about the importance of financial returns, free cash flow, costs, return of capital and consolidation.

        Both companies discussed potential merger and acquisition opportunities in light of these and other relevant considerations. SRC's primary objective is to enhance shareholder value by increasing its asset value, net reserves and cash flow through development, exploitation and acquisition of oil and gas properties, concentrating on its existing core area in the DJ Basin. Beginning in 2016, SRC completed several acquisitions that greatly expanded its acreage in this area, continuing its focus and emphasis on the Weld County area. SRC's board and management regularly review SRC's strategy in light of changes in the oil and gas sector in Colorado, which is impacted by fluctuating oil and gas prices, business and economic conditions and the evolving regulatory environment, all of which affect sources for capital and cost-efficiencies. While the regulatory environment could have a variety of effects on SRC's operations, SRC believes that the Colorado statute's emphasis on local control of oil and gas regulatory matters could help mitigate, to some extent, the impact since all of SRC's planned future development activities are in Weld County, a jurisdiction in which there is strong support for the oil and gas industry, even though opponents of oil and gas development will likely continue to pursue more restrictive drilling regulations.

        On December 11, 2018, the SRC board held an in-person meeting in connection with its ongoing review of SRC's strategy. At this meeting, the SRC board also considered the benefits of a business combination with several potential candidates, including PDC, to facilitate future growth and help generate additional returns for SRC's shareholders based on such larger scale and leverage as compared to continuing as an independent company on a standalone basis. The SRC board discussed the risk that there would be few viable candidates for a successful business combination. SRC's familiarity with PDC and its DJ Basin assets, safety record, health standards, reputation with midstream and service providers, relationships with local governing entities and community involvement also led SRC to believe a combination with PDC could be attractive for SRC's shareholders.

        During 2018 and early 2019, PDC analyzed a number of potential merger and acquisition opportunities, including acquisitions in the Permian Basin in Texas and a combination with SRC. As it continued its dialogue with SRC, it determined that the possibility of a merger of the two companies was potentially attractive. First, PDC believed that the high quality of SRC's assets and their close proximity to PDC's DJ Basin properties would enable the combined company to generate significant financial and ongoing operational synergies and, therefore, to further the goals of improving returns and reducing costs. In addition, although PDC, like SRC, recognizes the continuing challenges posed by the changing regulatory environment in Colorado, it also believes that economically viable drilling will continue to be permitted in Weld County. Because each company's principal assets are located in Weld

County, PDC believes this strengthens the rationale for a combination with SRC relative to some other potential growth opportunities. Similarly, PDC recognized that the effect of Colorado regulatory concerns would present challenges to completing a significant transaction with a non-Colorado operator that may not be familiar with the regulatory environment in the state and may have reservations about the level of regulatory risk.

        On February 8, 2019, Mr. Lance Lauck, PDC's Executive Vice President—Corporate Development and Strategy, and SRC's Chief Financial Officer, Mr. James Henderson, met in person to discuss in general the possibility of pursuing a business combination between the two companies. Mr. Lauck informed Mr. Henderson that any such transaction would likely be feasible from PDC's perspective only if the price paid represented a low, or no, premium to the trading price of SRC's stock. Later that month, Mr. Barton Brookman, Jr., PDC's President and Chief Executive Officer, and Mr. Lynn A. Peterson, SRC's President and Chief Executive Officer, met in person to discuss the possibility of a combination and related matters such as a confidentiality agreement and due diligence. PDC then circulated a draft confidentiality agreement and due diligence request list for SRC's review.

        In March 2019, Messrs. Brookman and Peterson met again in person at an industry conference and discussed various issues relating to a potential transaction, including certain post-closing governance issues relating to the combined company. However, Mr. Peterson also indicated that SRC wanted to defer further discussion until PDC's then on-going proxy contest with Kimmeridge Energy Management, LLC ("Kimmeridge") was resolved so that SRC would have a better understanding of any impact the proxy contest would have on PDC's leadership and strategic direction. Messrs. Brookman and Peterson met periodically while the proxy contest was ongoing, but Mr. Peterson continued to indicate that SRC would not be interested in a transaction until the proxy contest was resolved without significant changes to PDC's leadership or business.

        On May 14, 2019, the SRC board held an in-person meeting. At this meeting, the SRC board received presentations from potential financial advisors, including Citi and Goldman Sachs, and had detailed discussions with such advisors and management regarding SRC's strategic plans in light of the current market dynamics, business environment and challenging Colorado political environment affecting the oil and gas exploration and production sector.

        On May 29, 2019, PDC held its annual stockholder meeting, and all of the PDC board's nominees, and none of the Kimmeridge nominees, were elected to the PDC board. After such meeting, Kimmeridge reduced its ownership in PDC to 4.95% as of June 18, 2019 based on a public SEC filing. According to a public article, PDC believes that Kimmeridge subsequently sold its remaining PDC shares.

        On May 30, 2019, the PDC board held an in-person meeting at which members of PDC's management and representatives of J.P. Morgan made presentations, based on public data, regarding a potential combination with SRC as well as a potential acquisition in the Permian Basin. After deliberation, and taking into account the analysis and conclusions presented by PDC management, the PDC board instructed management to continue exploring a transaction with SRC but to cease work on the Permian Basin transaction.

        In June 2019, at the direction of the PDC and SRC boards of directors, respectively, Mr. Brookman and Mr. Peterson met to resume discussion of a potential transaction, including general governance matters and potential market reaction to a transaction between the two companies. Following such meeting, Mr. Peterson informed the SRC board of such discussions. The SRC board expressed its view that protections for the SRC shareholders following a transaction, such as contractual provisions relating to the composition of the board of directors of a new combined entity, were important factors in its consideration of any proposed transaction.

        On June 18, 2019, at an industry conference, a representative of PDC's financial advisor, J.P. Morgan, visited with Mr. Peterson to discuss PDC's interest in a transaction. Subsequently, Mr. Peterson requested a potential transaction timeline from J.P. Morgan and Mr. Brookman, which was later provided. Mr. Peterson apprised the SRC board of such discussion and the materials provided by J.P. Morgan, including the timeline, as well as current industry conditions in the oil and gas exploration and production sector.

        On July 1, 2019, PDC and SRC entered into a reciprocal customary non-disclosure and standstill agreement and began conducting due diligence on non-public material of the other party. Beginning in early July, members of the SRC management team, with the assistance of representatives of Citi and Goldman Sachs, considered aspects of a strategic transaction and performed due diligence on PDC based on public information. Such diligence was later updated using the non-public information provided by the management of each of PDC and SRC.

        On July 2, 2019, PDC provided to SRC a non-binding indication of interest contemplating an all or predominantly all stock transaction in which the consideration would represent a low, or no, premium relative to the trading price of SRC's common stock. Shortly afterwards, Messrs. Brookman and Peterson met in person and had an extensive discussion regarding numerous aspects of a potential transaction, including price and governance matters, as well as the Colorado regulatory environment. Following such meeting, the SRC board was provided a copy of the indication of interest letter and a summary of the potential transaction discussions. At the time, the SRC common stock price implied a 0.138 exchange ratio to the PDC common stock price. The SRC board considered with the SRC management and Citi and Goldman Sachs the possibility of conducting a marketing process to solicit interest from other companies in a potential transaction; however, the SRC board recognized that in light of the challenging Colorado political environment and the resulting lack of interest for new entrants in the DJ Basin, it was highly unlikely that another viable transaction candidate would participate meaningfully and successfully in such a process. In light of these factors and the potential benefits of a combination with PDC, the SRC board expressed a willingness to have SRC management pursue a potential business combination with PDC.

        On July 14, 2019, Mr. Peterson met with Messrs. Brookman and Jeff Swoveland, the non-executive chairman of PDC's board, to discuss the potential transaction.

        On July 15, 2019, PDC and SRC opened their respective virtual data rooms to commence due diligence. Later that month, the PDC and SRC management teams met in person to present information to each other regarding their respective operations, financial matters and other topics. Members of the senior management of each company met separately at that time to discuss various terms of the potential transaction, including the amount and type of consideration to be paid. At this meeting, SRC expressed its preference for an all-stock transaction.

        On July 28, 2019, Messrs. Brookman and Peterson met to discuss the general terms and structure of a possible transaction, but no general agreement was reached.

        On August 1, 2019, PDC's counsel Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") circulated a draft of the merger agreement to SRC and its counsel, Akin Gump Strauss Hauer & Feld LLP ("Akin Gump").

        On August 4, 2019, following updates provided to their respective boards, Messrs. Brookman and Peterson met in person to discuss certain governance issues, including the issue of SRC board representation. Messrs. Brookman and Peterson tentatively agreed to discuss with their respective boards the possibility that SRC would be entitled to designate candidates for two seats on the combined company's board, and they further discussed the issue by phone on August 6, 2019.

        On August 6, 2019, a Bloomberg L.P. article reported that the companies were discussing a potential business combination. Neither company initiated such article or responded to inquiries regarding such article.

        During the period of August 5, 2019 through August 7, 2019, the SRC board held in-person meetings. On August 5, 2019, members of SRC management met with representatives of Akin Gump, Citi and Goldman Sachs. Each of Citi and Goldman Sachs had entered into an engagement letter with SRC to serve as a financial advisor. The SRC board had previously met representatives of each bank several times and had discussed its respective expertise. The representative of Akin Gump presented to the SRC board a summary of certain key terms and issues noted in Akin Gump's initial review of the merger agreement, and discussion followed. The representative of Akin Gump reviewed the directors' fiduciary duties in evaluating and considering a potential transaction. The next day, the SRC board visited SRC's operations in Weld County. The following day, representatives of Citi and Goldman Sachs discussed their preliminary financial analyses with the SRC board. At that meeting, the SRC board and SRC management engaged in discussion regarding (i) the Bloomberg article, (ii) an overall investor perspective of the energy sector, (iii) the trading price of the SRC common stock, which had historically tracked the PDC common stock trading price over time, (iv) certain transaction considerations, including the profile of PDC, terms and potential timeline, and (v) potential strategic alternatives.

        On August 9, 2019, the independent directors of the SRC board held a telephonic meeting to discuss potential strategic alternatives available to SRC. The independent directors discussed the expected advantages of a potential merger with PDC to achieve key strategic objectives, including (i) the need for consolidation of upstream exploration and production companies within the DJ Basin; (ii) the need for SRC to achieve and maintain free cash flow to provide a return on capital to shareholders; (iii) the advantages that bigger companies have in achieving and maintaining free cash flow; (iv) the weak prospects for, and inadvisability of, raising equity for large acreage acquisitions given the current market environment; (v) the opportunities that a combined entity of SRC and PDC could potentially have to achieve such free cash flow goals and to potentially provide cost savings and streamlined efficiencies, especially compared against SRC's opportunities as a standalone company; and (vi) the reasons a share-for-share transaction could be the optimal approach moving forward to enhance SRC's current operations, including the potential for the SRC shareholders to benefit from any future increases in the value of the combined company.

        On August 9, 2019, Akin Gump circulated a revised draft of the merger agreement to PDC and its advisors that included proposed changes relating to, among other things, PDC's ability to solicit alternative proposals, the termination fee and fee triggers, corporate governance, the merger consideration consisting solely of stock, the treatment of equity awards and other executive compensation matters, the interim operating covenants applicable to each company, the definition of "material adverse effect" and the scope of PDC's representations and warranties. Over the course of the subsequent weeks, the parties and their respective advisors negotiated the open issues and exchanged numerous drafts of the merger agreement and related disclosure schedules.

        On August 11, 2019, PDC's independent directors met in executive session to discuss the potential transaction with SRC. After this discussion, the directors were joined by Messrs. Brookman and Lauck. The PDC board had tentatively indicated that Mr. Lynn A. Peterson and Mr. Paul J. Korus could be the current SRC board members that would become the SRC designees to the pro forma combined company's board of directors following the consummation of the potential transaction.

        On August 12, 2019, the PDC board met again in person to discuss the transaction, and authorized PDC management to offer SRC two board seats on the pro forma combined company's board of directors and an exchange ratio of 0.150 of a share of PDC common stock for each share of SRC common stock in an all-stock transaction. It also authorized PDC management to increase the exchange ratio up to 0.156 if necessary. Mr. Brookman communicated this offer in person to Mr. Peterson, with the 0.150 exchange ratio, later that day.

        On August 13, 2019, the SRC board discussed PDC's latest proposal. The SRC board authorized Mr. Peterson to respond to the PDC offer by proposing an exchange ratio of 0.160. The PDC board met telephonically twice that day, with Mr. Brookman providing updates on the status of negotiations. He indicated that he planned to increase the proposed exchange ratio to 0.155 per the prior authorization of the PDC board. Mr. Brookman then communicated the offer of the 0.155 exchange ratio to Mr. Peterson who subsequently informed the SRC board of the offer.

        On August 14, 2019, the SRC board held an in-person meeting with management and representatives of Citi and Goldman Sachs. Messrs. Brookman and Lauck and a representative of J.P. Morgan, met in person with the SRC board to discuss the potential transaction. After the PDC attendees left the meeting, representatives of Citi and Goldman Sachs discussed their preliminary financial analyses with the SRC board. The SRC board was advised by Mr. Peterson that no indications of interest about a transaction with SRC following the August 6th Bloomberg article had been received by SRC, Citi or Goldman Sachs. Discussion followed regarding the possibility of SRC engaging in a marketing process. Following such deliberation, the SRC board concluded that the terms of the potential transaction would not preclude or impede a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with PDC. Following the discussion with the SRC board, the independent directors of SRC met in an executive session to discuss the potential transaction with PDC, including the advantages and disadvantages and the benefits the transaction could have for SRC's shareholders, as well as possible alternatives to such combination, including SRC continuing as a standalone company. Later that day, representatives of management of PDC and SRC met to discuss certain terms of the potential transaction.

        On August 16, 2019, at the direction of SRC board, Mr. Peterson responded to PDC's most recent offer regarding the exchange ratio by reiterating SRC's request for a 0.160 exchange ratio and proposing certain changes with respect to open issues in the merger agreement. Messrs. Brookman and Peterson spoke later that day and discussed the exchange ratio, but did not resolve any of the open issues. Following this conversation, Mr. Brookman instructed PDC's internal team to cease work on the transaction unless and until the parties were able to make progress on the open issues.

        On August 19, 2019, the PDC board met telephonically to discuss the status of negotiations. Later that day, PDC instructed its external advisors to cease work on the potential transaction until the exchange ratio and other open issues were resolved. Mr. Brookman informed Mr. Peterson of this instruction. Mr. Peterson also instructed his internal team and external advisors to cease work on the transaction.

        On August 20, 2019, Messrs. Brookman and Peterson met to discuss various aspects of the potential transaction, including the exchange ratio and other remaining issues. Mr. Brookman indicated that PDC would be willing to agree to an exchange ratio of 0.156, but no agreement was reached with SRC. Following his discussion with Mr. Brookman, Mr. Peterson apprised the SRC board of such meeting.

        On August 21, 2019, Messrs. Lauck and Henderson spoke to discuss generally the status of the potential transaction and certain open issues in the merger agreement.

        On August 22, 2019, Mr. Peterson updated the SRC board about discussions with PDC regarding a potential transaction, including open issues in the merger agreement and the exchange ratio.

        On August 22, 2019, representatives of PDC and SRC met by phone to discuss the exchange ratio and other open issues. Following that meeting each of PDC and SRC instructed their respective management and advisors to re-enter into negotiations. Later that day, Mr. Peterson contacted Mr. Brookman to propose that the companies agree to fix the exchange ratio within a range of 0.155 and 0.160. Mr. Brookman indicated that he would take Mr. Peterson's proposal back to the PDC board, which later that day approved by unanimous written consent an exchange ratio range of 0.152 to 0.158.

        On August 23, 2019, the SRC board held a telephonic meeting after market close to discuss the transaction. At such meeting with management and representatives of Citi, Goldman Sachs and Akin Gump, a lengthy review and discussion of the transaction occurred. Each of Citi and Goldman Sachs discussed with the SRC board their respective preliminary financial analysis of the potential business combination transaction. The SRC management responded to questions from the SRC board of their view on the transaction, including timing and the increase in SRC's common stock trading price and the implied exchange ratio since the Bloomberg report. The SRC management indicated that they expected a favorable shareholder and market reaction in light of the potential benefits of the combination. Also, the limited number of options with viable companies and the challenges of SRC continuing as a standalone company were discussed. Following the discussion, the SRC board instructed SRC management to work to see if open issues could be resolved. Following that meeting, Mr. Peterson, at the direction of the SRC board, called Mr. Brookman to propose a final exchange ratio of 0.158, and that the parties finalize the merger agreement over the weekend of August 24-25. Mr. Brookman agreed, subject to the approval of the PDC board of the fully-negotiated merger agreement.

        On August 25, 2019, the parties resolved the remaining open merger agreement issues subject to final approval by each company's board and copies of the merger agreement were provided to the directors of each company prior to their respective meetings. That afternoon, the PDC board held a telephonic meeting together with members of PDC management and representatives of J.P. Morgan and Wachtell Lipton. Representatives of Wachtell Lipton and PDC's internal counsel presented to the PDC board a detailed summary of the terms of the draft merger agreement and reviewed the outcome of negotiations with SRC's counsel. In addition, representatives of Wachtell Lipton reviewed the PDC board's fiduciary duties. Mr. Brookman updated the PDC board on events and developments that had occurred since the prior meeting of the PDC board. J.P. Morgan then reviewed with the PDC board its financial analysis of the exchange ratio provided for in the merger agreement and delivered to the PDC board its August 25, 2019 oral opinion, which was confirmed by delivery of a written opinion, dated August 25, 2019, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to PDC, as more fully described in the section "The Merger—Opinion of J.P. Morgan, PDC's Financial Advisor" beginning on page 80 of this joint proxy statement/prospectus. Following a discussion of these matters, the PDC board unanimously (i) determined that, subject to the finalization of the merger agreement and related matters, the merger agreement and the transactions contemplated thereby, including the merger and the issuance of PDC common stock in the merger, were fair to, and in the best interests of, PDC and PDC's stockholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares in the merger, and (iii) resolved to recommend that PDC's stockholders adopt and approve the merger and the issuance of PDC common stock in the merger.

        On August 25, 2019, beginning in the afternoon, the lead independent director of SRC received a telephonic update on the status of the potential transaction, as well as a detailed written summary of the terms of the merger agreement from management of SRC and a representative of Akin Gump. Following such telephone conversation, the lead independent director and the other independent directors discussed the detailed summary of the terms of the merger agreement with a representative of Akin Gump. The SRC board then convened in a telephonic meeting together with members of SRC management and representatives of Akin Gump, Citi and Goldman Sachs. Representatives of Akin Gump reviewed the SRC board's fiduciary duties and process and also presented to the SRC board a detailed summary of the terms of the draft merger agreement and the discussions with PDC's counsel.

Representatives of Citi and Goldman Sachs provided the SRC board with their separate financial analyses, noting changes since the meeting held on August 23, 2019. Messrs. Peterson and Henderson updated the SRC board on events and developments that had occurred since the prior meeting of the SRC board. Representatives of Citi and Goldman Sachs then discussed with the SRC board their respective financial analyses of the exchange ratio and delivered to the SRC board their respective oral opinions, which were subsequently confirmed by deliveries of their respective written opinions, dated August 25, 2019, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in their opinions, the exchange ratio in the proposed merger was fair, from a financial point of view, to SRC's shareholders, other than PDC and its affiliates, as more fully described in the section "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" beginning on page 91 of this joint proxy statement/prospectus. The SRC board reviewed the benefits and risks of the potential transaction, the information provided by SRC management and other factors deemed relevant in connection with the merger. Following a discussion of these matters, the SRC board unanimously (i) determined that, subject to the finalization of the merger agreement and related matters, the merger agreement and the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, SRC and SRC's shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that SRC's shareholders adopt and approve the merger agreement, including the merger.

        Following the SRC board's approval of the merger and the merger agreement, on August 25, 2019, SRC and PDC finalized and executed the merger agreement. On August 26, 2019, the companies issued a joint press release and presentation materials announcing execution of the merger agreement and held a joint investor conference call regarding the merger.

Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger

        By unanimous vote, the PDC board, at a meeting held on August 25, 2019, (i) determined the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger, are fair to, and in the best interests of, PDC and the PDC stockholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger, be submitted to the PDC stockholders for adoption and approval and (iv) recommended that the PDC stockholders adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of PDC common stock in connection with the merger.

        In evaluating the merger, the PDC board consulted with PDC management, as well as PDC's legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks of the merger.

        In the course of its deliberations, the PDC board considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not necessarily presented in order of relative importance):

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  The synergies PDC expects the combined company to be able to obtain as a result of the merger due to what it believes to be the high quality of SRC's assets and the close proximity of those assets to PDC's DJ Basin properties, including (i) general and administrative cost savings, (ii) benefits of a larger scale of operations on ongoing relationships with midstream and service providers, (iii) a consolidated operating area that is expected to create operational cost efficiency through leveraging fixed costs, and (iv) an enhanced ability to work cooperatively with relevant governmental authorities.

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  That PDC expects the transaction to be accretive to its cash return on capital invested and net asset value and free cash flow per share.

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  The PDC board's knowledge of, and discussions with PDC's management and advisors regarding, PDC's and SRC's respective business operations, financial condition, earnings and prospects, taking into account SRC's publicly-filed information and the results of PDC's due diligence review of SRC.

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  That the companies' familiarity with each other's assets, and their similar cultures, is expected to facilitate a successful integration of the companies post-closing.

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  The recommendation of the merger by PDC's executive management team.

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  The fact that SRC's producing properties, like PDC's DJ Basin assets, are located in Weld County, Colorado, a jurisdiction that PDC expects to remain favorable for oil and gas development from a regulatory perspective relative to some other areas in Colorado.

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  The delivery by J.P. Morgan of an opinion, dated August 25, 2019, to the PDC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to PDC of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption "Opinion of J.P. Morgan, PDC's Financial Advisor."

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  That the PDC board believes the restrictions imposed on PDC's business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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  That the exchange ratio is fixed and will not fluctuate in the event that the market price of SRC common stock increases relative to the market price of PDC common stock between the date of the merger agreement and the completion of the merger.

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  The likelihood of consummation of the merger and the PDC board's evaluation of the likely time period necessary to close the merger.

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  That the PDC stockholders will have the opportunity to vote on the PDC merger proposal and the PDC issuance proposal, which is a condition precedent to the merger.

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  The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):

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  That PDC has the ability, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: No Solicitation Exceptions" beginning on page 139.

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  That the PDC board has the ability, in specified circumstances, to change its recommendation to PDC stockholders in favor of the PDC merger proposal and the PDC issuance proposal, subject to the obligation to pay SRC a termination fee of $55.0 million, as further described in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—PDC: Permitted Changes of Recommendation and Permitted Termination to Enter into a PDC Superior Proposal" beginning on page 141 and "The Merger Agreement—Termination—Termination Fees Payable by PDC" beginning on page 159.

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    That there are limited circumstances in which the SRC board may terminate the merger agreement or change its recommendation that SRC shareholders approve the SRC merger proposal, and if the merger agreement is terminated by PDC as a result of a change in recommendation of the SRC board or by SRC in order to enter into a definitive agreement with a third party providing for the consummation of an SRC superior proposal, then in each case SRC has agreed to pay PDC a termination fee of $35.0 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 158.

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    That if the merger agreement is terminated by either party because SRC shareholders have not approved the SRC merger proposal, then SRC has agreed to pay PDC an expense reimbursement fee not to exceed $10.0 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 158.

        In the course of its deliberations, the PDC board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

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  That the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

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  The effect that the length of time from announcement of the merger until completion of the merger could have on the market price of PDC common stock, PDC's operating results and the relationship with PDC's employees, stockholders, customers, suppliers, regulators and others who do business with PDC.

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  That the integration of SRC and PDC may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame.

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  That the merger will have the effect of increasing the percentage of PDC's properties that are located in Colorado and will therefore increase the risk that adverse changes in the Colorado regulatory environment will negatively affect its business and the trading price of its securities.

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  That the merger will have the effect of increasing the percentage of PDC's properties that are located in Colorado and will therefore increase not only its geographical exposure to one basin, but also increase the risks related to midstream constraints in the DJ Basin.

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  That the attention of PDC's senior management may be diverted from other strategic priorities to implement the merger and make arrangements for the integration of SRC's and PDC's operations, assets and employees following the merger.

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  That SRC shareholders may not approve the SRC merger proposal or that PDC stockholders may not approve the PDC merger proposal and/or the PDC issuance proposal.

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  The impact of the merger on the existing debt financing arrangements of PDC and SRC and the risk that any refinancing that may be undertaken in connection with the merger may not ultimately be available at all or on the terms anticipated by PDC.

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  The risk that antitrust regulatory authorities may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of PDC following the merger.

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  That the exchange ratio is fixed and will not fluctuate in the event that the market price of PDC common stock increases relative to the market price of SRC common stock between the date of the merger agreement and the completion of the merger.

  •
  That the merger agreement imposes restrictions on PDC's ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled "The Merger Agreement—Interim Operations of SRC and PDC Pending the Merger" and "The Merger Agreement—No Solicitation; Changes of Recommendation" beginning on pages 132 and 136, respectively.

  •
  That there are limited circumstances in which the PDC board may terminate the merger agreement or change its recommendation that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal, and if the merger agreement is terminated by SRC as a result of a change in recommendation of the PDC board, PDC has agreed to pay SRC a reverse termination fee of $55.0 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 158.

  •
  That if the merger agreement is terminated by either party because PDC stockholders have not approved the PDC merger proposal or the PDC issuance proposal, PDC has agreed to pay SRC an expense reimbursement fee of up to $10 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 158.

  •
  The requirement that PDC must hold a stockholder vote on the approval of the PDC merger proposal and the PDC issuance proposal, even if the PDC board has withdrawn or changed its recommendation in favor of the PDC issuance proposal, and the inability of PDC to terminate the merger agreement in connection with an acquisition proposal (except in the limited circumstance when it qualifies as a PDC superior proposal). For additional information, see the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation" beginning on page 136.

  •
  The ability of the SRC board, in certain circumstances, to terminate the merger agreement or change its recommendation that SRC's shareholders approve the SRC merger proposal.

  •
  The transaction costs to be incurred by PDC in connection with the merger and the dilution to be experienced by PDC stockholders as a result of the issuance of PDC shares in the merger.

  •
  The likelihood of lawsuits being brought against PDC, SRC or their respective boards in connection with the merger.

  •
  The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of SRC and its subsidiaries but that will not entitle PDC to terminate the merger agreement.

  •
  The potential impact on the market price of PDC common stock as a result of the issuance of the merger consideration to SRC shareholders.

  •
  Various other risks described in the section entitled "Risk Factors" beginning on page 41.

        The PDC board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of PDC common stock in connection with the merger. The foregoing discussion of the information and factors considered by the PDC board is not exhaustive. In view of the wide variety of factors considered by the PDC board in connection with its evaluation of the merger and the complexity of these matters, the PDC board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the PDC board may have viewed factors differently or given different weight or merit to different factors.

        In considering the recommendation of the PDC board that the PDC stockholders vote to adopt and approve the PDC merger proposal and the PDC issuance proposal, PDC stockholders should be aware that the directors and executive officers of PDC may have certain interests in the merger that may be different from, or in addition to, the interests of PDC stockholders generally. The PDC board was aware of these interests and considered them when approving the merger agreement and recommending that PDC stockholders vote to adopt and approve the PDC merger proposal and the PDC issuance proposal, which are described in the section entitled "The Merger—Interests of PDC Directors and Executive Officers in the Merger" beginning on page 113.

        The foregoing discussion of the information and factors considered by the PDC board is forward-looking in nature and should be read in light of the factors described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 55.

Opinion of J.P. Morgan, PDC's Financial Advisor

        PDC retained J.P. Morgan as its financial advisor in connection with the proposed merger.

        At the meeting of the PDC board of directors on August 25, 2019, J.P. Morgan rendered its oral opinion to the PDC board of directors that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to PDC. J.P. Morgan confirmed its August 25, 2019 oral opinion by delivering its written opinion to the PDC board of directors, dated August 25, 2019, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to PDC.

        The full text of the written opinion of J.P. Morgan, dated August 25, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. This summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. PDC's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to the PDC board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of PDC or as to the underlying decision by PDC to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of PDC as to how such stockholder should vote with respect to the proposed merger or any other matter.

        In arriving at its opinion, J.P. Morgan:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning PDC and SRC and the industries in which they operate;

  •
  compared the financial and operating performance of PDC and SRC with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the PDC common stock, the SRC common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the managements of PDC and SRC relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses, synergies and dis-synergies expected to result from the proposed merger (which we refer to for purposes of this section as the "Synergies"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of PDC and SRC with respect to certain aspects of the proposed merger, and the past and current business operations of PDC and SRC, the financial condition and future prospects and operations of PDC and SRC, the effects of the transactions contemplated by the merger agreement on the financial condition and future prospects of PDC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by PDC and SRC or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with PDC, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of PDC or SRC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of PDC and SRC to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by PDC and SRC in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to PDC with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on PDC or SRC or on the contemplated benefits of the proposed merger that would be material to J.P. Morgan's analysis.

        The projections furnished to J.P. Morgan were prepared by the management of PDC and SRC as discussed more fully under "The Merger—Certain Unaudited Forecasted Financial Information" beginning on page 108. Neither PDC nor SRC publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of PDC and SRC's management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates and commodity prices. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the section entitled "The Merger—Certain Unaudited Forecasted Financial Information" beginning on page 108 of this joint proxy statement/prospectus.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to PDC of the exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of PDC or as to the underlying decision by PDC to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the PDC common stock or the SRC common stock will trade at any future time.

        The terms of the merger agreement were determined through arm's length negotiations between PDC and SRC, and the decision to enter into the merger agreement was solely that of the PDC board of directors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the PDC board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the PDC board of directors or management with respect to the proposed merger or the exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the PDC board of directors on August 25, 2019, and in the presentation delivered to the PDC board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the PDC board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

Public Trading Multiples.

        Using publicly available information, J.P. Morgan compared selected financial data of PDC and SRC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to PDC and SRC, respectively.

        For PDC, the companies selected by J.P. Morgan were as follows:

  •
  Extraction Oil and Gas, Inc.

  •
  SRC

  •
  Matador Resources Co.

  •
  Parsley Energy, Inc.

  •
  Jagged Peak Energy Inc.

  •
  Callon Petroleum Co.

  •
  Centennial Resource Development, Inc.

  •
  WPX Energy, Inc.

  •
  QEP Resources, Inc.

  •
  Oasis Petroleum Inc.

  •
  Cimarex Energy Co.

  •
  SM Energy Co.

        For SRC, the companies selected by J.P. Morgan were as follows:

  •
  Extraction Oil and Gas, Inc.

  •
  HighPoint Resources Corp.

  •
  Bonanza Creek Energy, Inc.

  •
  PDC

        None of the selected companies reviewed for PDC is identical to PDC and none of the selected companies reviewed for SRC is identical to SRC. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan's analysis, may be considered similar to those of PDC and SRC, respectively. However, certain of these companies may have characteristics that are materially different from those of PDC and SRC. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect PDC or SRC.

        Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company's firm value calculated as the market value of that company's common stock on a fully diluted basis, plus any debt, preferred equity, and non-controlling interest, less cash and cash equivalents and other adjustments ("FV") to the company's EBITDAX (calculated as earnings before interest, taxes, depreciation, amortization and exploration expense) (which we refer to for purposes of this section as "EBITDAX") for the years ending December 31, 2019 (which we refer to for purposes of this section as the "FV/2019E EBITDAX"), December 31, 2020 (which we refer to for purposes of this section as the "FV/2020E EBITDAX") and December 31, 2021 (which we refer to for purposes of this section as the "FV/2021E EBITDAX"), as well as the ratio of the company's equity value (which we refer to for purposes of this section as "EV") to the company's operating cash flow for the years ending December 31, 2019 (which we refer to for purposes of this section as the "EV/2019E Operating Cash Flow"), December 31, 2020 (which we refer to for purposes of this section as the "EV/2020E Operating Cash Flow") and December 31, 2021 (which we refer to for purposes of this section as the "EV/2021E Operating Cash Flow").

        Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 3.00x - 4.00x, 2.50x - 3.50x and 2.25x - 3.25x for PDC's FV/2019E EBITDAX, FV/2020E EBITDAX and FV/2021E EBITDAX, respectively, and multiple reference ranges of 1.50x - 2.50x, 1.25x - 2.25x and 1.25x - 2.00x for PDC's EV/2019E Operating Cash Flow, EV/2020E Operating Cash Flow and EV/2021E Operating Cash Flow, respectively.

        After applying such ranges to the projected EBITDAX and Operating Cash Flow for PDC for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, respectively, based on the projections provided by PDC and SRC's management, the analysis indicated the following ranges of implied per share equity value for shares of PDC common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
FV / 2019E EBITDAX	$22.75	$36.75
FV / 2020E EBITDAX	$24.25	$41.75
FV / 2021E EBITDAX	$24.00	$43.50
EV / 2019E Operating Cash Flow	$19.75	$33.00
EV / 2020E Operating Cash Flow	$20.75	$37.50
EV / 2021E Operating Cash Flow	$23.25	$37.00

        The ranges of implied per share equity values for the PDC common stock were compared to PDC's closing price per share of $26.16 on August 6, 2019, the NYSE trading day immediately preceding the August 6, 2019 Bloomberg article reporting that PDC and SRC were exploring a merger (which we refer to for purposes of this section as the "Bloomberg Report") and PDC's closing price per share of $25.25 on August 23, 2019, the NYSE trading day immediately preceding the date of the written opinion, dated August 25, 2019.

        Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 3.00x - 4.00x, 2.50x - 3.25x and 2.25x - 3.00x for SRC's FV/2019E EBITDAX, FV/2020E EBITDAX and

FV/2021E EBITDAX, respectively, and multiple reference ranges of 1.50x - 2.00x, 1.25x - 2.00x and 1.25x - 2.00x for SRC's EV/2019E Operating Cash Flow, EV/2020E Operating Cash Flow and EV/2021E Operating Cash Flow, respectively.

        After applying such ranges to the projected EBITDAX and Operating Cash Flow for SRC for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, respectively, based on the projections provided by PDC's management and SRC's management, the analysis indicated the following ranges of implied per share equity value for shares of the SRC common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
FV / 2019E EBITDAX	$2.75	$4.75
FV / 2020E EBITDAX	$3.00	$4.75
FV / 2021E EBITDAX	$2.75	$4.75
EV / 2019E Operating Cash Flow	$2.75	$3.50
EV / 2020E Operating Cash Flow	$2.75	$4.50
EV / 2021E Operating Cash Flow	$3.00	$4.75

        The ranges of implied per share equity values for SRC were compared to SRC's closing price per share of $3.97 on August 6, 2019, the NYSE trading day immediately preceding publication of the Bloomberg Report, SRC's closing price per share of $4.15 on August 23, 2019, the NYSE trading day immediately preceding the date of the written opinion, dated August 25, 2019, and the implied per share offer price of $3.99 (based on PDC's closing price per share of $25.25 on August 23, 2019).

  Net Asset Value Analysis.

        J.P. Morgan conducted an after-tax discounted cash flow, net asset valuation analysis for the purpose of determining an implied equity value per share for each of the PDC common stock and the SRC common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of an asset's cash flows, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that all cash flows were generated at the midpoint of each period. A "net asset valuation" is a multi-decade life-of-field model with no terminal value assumptions. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

        J.P. Morgan calculated the present value, as of June 30, 2019, of the asset-level cash flows that PDC is expected to generate from June 30, 2019 onward using the PDC forecasts and assuming (i) consensus pricing through 2023, with prices held flat thereafter (which we refer to for purposes of this section as "Consensus Pricing"), (ii) flat pricing at $55.00/bbl for oil and $2.70/Mmbtu for natural gas (which is referred to in this section as "Flat Pricing") and (iii) NYMEX strip pricing through 2023, with prices held flat thereafter (which is referred to in this section as "Strip Pricing"), which pricing assumptions PDC's management provided input on and approved. PDC's projected asset-level cash flows were discounted to present values using a range of discount rates from 10.00% to 12.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of PDC, and then were adjusted for PDC's projected general and administrative expenses, hedges, projected marketing, well operations and other expenses, projected cash taxes adjusted for utilization of PDC's net operating losses, non-drilling and completion capital and net debt (including asset retirement obligations and proceeds from a planned divestiture) as of June 30, 2019 to indicate a range of implied net asset values for PDC, which were divided by the number of fully diluted shares outstanding at PDC to arrive at the following range of implied net asset values per share of PDC common stock, based on Consensus Pricing, Flat Pricing and Strip Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
PDC Implied Net Asset Value Per Share—Consensus Pricing	$34.50	$42.25
PDC Implied Net Asset Value Per Share—Flat Pricing	$22.75	$29.00
PDC Implied Net Asset Value Per Share—Strip Pricing	$14.25	$19.75

        The ranges of implied per share equity values for the PDC common stock were compared to PDC's closing price per share of $26.16 on August 6, 2019, the NYSE trading day immediately preceding the Bloomberg Report and PDC's closing price per share of $25.25 on August 23, 2019, the NYSE trading day immediately preceding the date of the written opinion, dated August 25, 2019.

        J.P. Morgan calculated the present value, as of June 30, 2019, of the asset-level cash flows that SRC is expected to generate from June 30, 2019 onward using PDC forecasts and assuming (i) Consensus Pricing, (ii) Flat Pricing and (iii) Strip Pricing. J.P. Morgan calculated the foregoing values with and without adjusting for PDC's estimates of the Synergies anticipated to be realized in the proposed merger. SRC's projected asset-level cash flows were discounted to present values using a range of discount rates from 10.00% to 12.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of SRC, and then were adjusted for SRC's projected general and administrative expenses, hedges, projected cash taxes adjusted for utilization of SRC's net operating losses, non-drilling and completion capital and net debt (including asset retirement obligations) as of June 30, 2019 to indicate a range of implied net asset values for SRC, which were divided by the number of fully diluted shares outstanding at SRC to arrive at the following range of implied net asset values per share of SRC common stock based on Consensus Pricing, Flat Pricing and Strip Pricing, in each case both including and excluding Synergies. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
	Ex-Synergies
SRC Implied Net Asset Value Per Share—Consensus Pricing	$4.75	$5.50
SRC Implied Net Asset Value Per Share—Flat Pricing	$3.00	$3.75
SRC Implied Net Asset Value Per Share—Strip Pricing	$1.75	$2.50
	With Synergies
SRC Implied Net Asset Value Per Share—Consensus Pricing	$6.25	$7.50
SRC Implied Net Asset Value Per Share—Flat Pricing	$4.50	$5.50
SRC Implied Net Asset Value Per Share—Strip Pricing	$3.50	$4.25

        The range of implied per share equity value for SRC was compared to SRC's closing price per share of $3.97 on August 6, 2019, the NYSE trading day immediately preceding publication of the Bloomberg Article, SRC's closing price per share of $4.15 on August 23, 2019, the NYSE trading day immediately preceding date of the written opinion, dated August 25, 2019, and the implied per share offer price of $3.99 (based on PDC's closing price per share of $25.25 on August 23, 2019).

Relative Implied Exchange Ratio Analysis.

        J.P. Morgan compared the results for PDC to the results for SRC with respect to the public trading multiples and net asset value analyses described above.

        J.P. Morgan compared the highest equity value per share for PDC to the lowest equity value per share for SRC to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the lowest equity value per share for PDC to the highest equity value per share for SRC to derive the highest exchange ratio implied by each pair of results. The implied exchange ratios resulting from this analysis (in each case rounded to the nearest 0.005x) were:

Public Trading Analysis	Low	High
FV / 2019E EBITDAX	0.0750x	0.2100x
FV / 2020E EBITDAX	0.0700x	0.1950x
FV / 2021E EBITDAX	0.0650x	0.2000x
EV / 2019E Operating Cash Flow	0.0850x	0.1750x
EV / 2020E Operating Cash Flow	0.0750x	0.2150x
EV / 2021E Operating Cash Flow	0.0800x	0.2050x

Net Asset Value Analysis	Low	High
Ex-Synergies
Consensus Pricing	0.1100x	0.1600x
Flat Pricing	0.1050x	0.1650x
Strip Pricing	0.0900x	0.1750x
With Synergies
Consensus Pricing	0.1500x	0.2150x
Flat Pricing	0.1550x	0.2400x
Strip Pricing	0.1750x	0.3000x

        The implied exchange ratios were compared to the implied exchange ratio on August 6, 2019, the NYSE trading day immediately preceding publication of the Bloomberg Report, of 0.1518x, the exchange ratio under the merger agreement of 0.1580x and the implied exchange ratio on August 23, 2019, the NYSE trading day immediately preceding date of the written opinion, dated August 25, 2019, of 0.1644x.

        Value Creation Analysis.    J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of the PDC common stock that compared the estimated implied equity value of the PDC common stock on a standalone basis based on the midpoint discount rate value determined in J.P. Morgan's after-tax Net Asset Value Analysis described above based on each of Flat Pricing, Consensus Pricing and Strip Pricing (such pricing assumptions referred to below which we refer to for purposes of this section as the "Pricing Assumptions") to the estimated implied equity value of former PDC stockholders' ownership in the combined company, pro forma for the proposed merger.

        J.P. Morgan calculated the pro forma implied equity value of the PDC common stock under each Pricing Assumption by (1) adding the sum of (a) the implied after-tax equity value of PDC (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan's after-tax Net Asset Value Analysis described above), (b) the implied after-tax equity value of SRC (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan's after-tax Net Asset Value Analysis described above) and (c) the estimated present value of the Synergies, discounted using PDC's midpoint discount rate, as applicable, used in J.P. Morgan's after tax Net Asset Value Analysis described above, (2) subtracting the sum of the estimated transaction expenses relating to the proposed merger and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of the PDC common stock of approximately 61.8%. This analysis indicated that the proposed merger implied value creation for PDC common stockholders of approximately 5.4% assuming Flat Pricing, 2.7% assuming Consensus Pricing and 12.3% assuming Strip Pricing. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by PDC's management and described above.

        Miscellaneous.    The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of PDC or SRC. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to PDC or SRC. However, the companies selected were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of PDC and SRC. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to PDC or SRC.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise PDC with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with PDC, SRC and the industries in which they operate.

        Pursuant to the engagement letter, PDC has agreed to pay J.P. Morgan estimated fees of up to $14.5 million, $3.25 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent and, to the extent payable, is payable upon the consummation of the proposed merger. In addition, PDC has agreed, subject to certain limitations, to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

        During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with PDC and SRC for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on PDC's revolving credit facility which closed in May 2018, joint bookrunner on PDC's offering of debt securities which closed in November 2017, financial advisor to PDC in connection with PDC's contested director election at its 2019 annual meeting of stockholders, joint lead arranger and joint bookrunner on SRC's revolving credit facility which closed in April 2018 and joint bookrunner on SRC's offerings of debt securities and equity securities which closed in November 2017. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of PDC, for which it receives customary compensation or other financial benefits. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to PDC related to the proposed merger for compensation in the amount of approximately $2.5 million to $4.5 million. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan recognized aggregate fees from PDC of approximately $3.9 million and aggregate fees from SRC of approximately $6.1 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of PDC and SRC. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of PDC or SRC for their own account or for the accounts of their customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Recommendation of the SRC Board of Directors and SRC's Reasons for the Merger

        By unanimous vote, the SRC board, at a meeting held on August 25, 2019, (i) determined the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SRC and the SRC shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the SRC shareholders for adoption and approval and (iv) recommended that the SRC shareholders adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. The SRC board unanimously recommends that SRC shareholders vote "FOR" the SRC merger proposal and "FOR" the non-binding compensation proposal.

        In reaching its determinations and recommendations, the SRC board consulted with SRC's management and financial and legal advisors and considered a number of factors, including the following factors that weighed in favor of the merger:

  •
  Benefits of a Combined Company.  The belief of the SRC board that the company resulting from a merger of PDC and SRC would be well positioned to achieve future growth and generate additional returns for SRC's former shareholders, including due to the synergies SRC expects the combined company to be able to obtain as a result of the merger due to what it believes to be the high quality of PDC's assets and the close proximity of those assets to SRC's DJ Basin properties, including (i) a consolidated operating area that is expected to allow a long-term development plan with a focus on minimizing surface usage through capital efficient long lateral wells and a continued emphasis on the elimination of trucking, (ii) general and administrative cost savings, (iii) increased scale, (iv) strengthened relationships with midstream and service providers and (v) an enhanced ability to work cooperatively with relevant governmental authorities, all of which are anticipated to contribute to improved margins and an enhanced ability to generate sustainable free cash flow.

  •
  Superior Alternative to Continuing SRC on an Independent, Standalone Basis and Limited Number of Other Potential Acquirors.  The SRC board determined that entering into the merger agreement with PDC provided the best alternative for maximizing shareholder value reasonably available to SRC, including when compared to continuing to operate on a stand-alone basis in light of certain risks, such as:

  •
  the risk that it will become increasingly difficult for SRC to grow its production and reserves on a cost-efficient basis given the relative dearth of additional acquisition targets in the DJ Basin that, in SRC's view, have both high-quality assets and an acceptable level of regulatory risk;

  •
  the risk that, as the performance of DJ Basin producers becomes more dependent on the most efficient development of existing resources, SRC may become less competitive, on a relative basis, compared with larger producers, due the scale-related advantages available to larger companies; and

    •
    the risk that there would be few other companies that would be viable candidates for a business combination transaction with SRC given the Colorado regulatory environment, the importance of establishing contiguous acreage positions, and the currently constrained environment for capital raising in the oil and gas industry.

  •
  Attractive Value and Attractive Acquisition Currency.  The aggregate value and nature of the consideration to be received in the merger by SRC shareholders, including the fact that:

  •
  based on the closing trading price of PDC common stock of $25.25 per share on August 23, 2019, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $3.99 per share of SRC common stock, a premium of 6.8% to the 30-day average exchange ratio of 0.148x; and

  •
  following the merger, SRC shareholders will also have the opportunity as stockholders of PDC to participate in the value of the combined company, including the expected future growth, which the SRC board viewed as an important opportunity for SRC shareholders from the perspective of maximizing long-term returns.

  •
  Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal.  The SRC board considered the terms of the merger agreement related to SRC's ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the SRC board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the SRC board considered that:

  •
  subject to its compliance with the merger agreement, the SRC board can change its recommendation to SRC shareholders with respect to the approval of the merger agreement prior to SRC shareholders' approval of the merger agreement if the SRC board determines in good faith (after consultation with its financial advisors and outside legal advisors) that a competing proposal is an SRC superior proposal and the failure to take such action would be reasonably likely to be inconsistent with the SRC board's fiduciary obligations;

  •
  subject to its compliance with the merger agreement, the SRC board can change its recommendation to SRC shareholders prior to SRC shareholders' approval of the merger agreement in response to an SRC intervening event if the SRC board determines in good faith (after consultation with its financial advisors and outside legal advisors) that failure to take such action would be reasonably likely to be inconsistent with the SRC board's fiduciary obligations;

  •
  subject to its compliance with the merger agreement, the SRC board may terminate the merger agreement for a superior proposal; and

  •
  while the merger agreement contains a termination fee of $35.0 million that SRC would be required to pay to PDC in certain circumstances, including if (i) PDC terminates the merger agreement in connection with a change in the SRC board's recommendation to its shareholders with respect to approval of the merger agreement or (ii) if SRC terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the SRC board believed that the termination fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

  •
  Tax Considerations.  The SRC board considered that the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

  •
  Receipt of Fairness Opinions and Presentations from Citi and Goldman Sachs.  The SRC board considered the respective financial analyses reviewed and discussed with representatives of Citi and Goldman Sachs, as well as the oral opinion of each of Citi and Goldman Sachs rendered to the SRC board on August 25, 2019, each of which was subsequently confirmed by delivery of a written opinion, dated August 25, 2019, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, as of the date of the opinion, from a financial point of view, the exchange ratio in the merger was fair to holders (other than PDC and its affiliates) of the SRC common stock, as more fully described below under the heading "—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" beginning on page 91.

  •
  Terms of the Merger Agreement.  The SRC board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties' representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The SRC board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

        In the course of its deliberations, the SRC board also considered a variety of risks and other potentially negative factors, including the following:

  •
  Fixed Exchange Ratio.  The SRC board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, SRC shareholders bear the risk of a decrease in the trading price of PDC common stock during the pendency of the merger and the fact that the merger agreement does not provide SRC with a value-based termination right.

  •
  Risks Associated with the Pendency of the Merger.  The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of SRC's business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement.

  •
  Possible Failure to Achieve Synergies.  The potential challenges and difficulties in integrating the operations of SRC into those of PDC and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

  •
  Right of PDC to Terminate the Merger Agreement for a Superior Proposal.  The SRC board considered PDC's right to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee of $55.0 million.

  •
  PDC Stockholder Vote.  The SRC board also considered that, even if the merger agreement is approved by SRC shareholders, PDC's stockholders may not approve the PDC merger proposal and the PDC issuance proposal, which is a condition of the merger.

  •
  Termination Fees.  The SRC board considered that SRC would be required to pay to PDC a termination fee of $35.0 million in the event the SRC board were to terminate the merger agreement in order for SRC to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by PDC in connection with a change in the SRC board's recommendation to its shareholders with respect to approval of the merger agreement.

  •
  Other Risks.  The SRC board considered risks of the type and nature described under the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 41 and 55, respectively.

        The SRC board believed that, overall, the potential benefits of the merger to SRC shareholders outweighed the risks and uncertainties of the merger.

        In addition, the SRC board was aware of and considered that SRC's directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as shareholders of SRC generally, as described below under the heading "—Interests of SRC Directors and Executive Officers in the Merger" beginning on page 114.

        The foregoing discussion of factors considered by the SRC board is not intended to be exhaustive, but includes the material factors considered by the SRC board. In light of the variety of factors considered in connection with its evaluation of the merger, the SRC board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the SRC board applied his or her own personal business judgment to the process and may have given different weight to different factors. The SRC board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The SRC board based its recommendation on the totality of the information presented.

Opinions of Citi and Goldman Sachs, SRC's Financial Advisors

Opinion of Citi

        On August 25, 2019, at a meeting of the SRC board at which the merger was approved, Citi rendered to the SRC board an oral opinion, subsequently confirmed by delivery of a written opinion dated August 25, 2019, to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to holders (other than PDC and its affiliates) of SRC common stock.

        The full text of Citi's written opinion, dated August 25, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was addressed to, and provided for the information of the SRC board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of SRC to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for SRC or the effect of any other transaction in which SRC might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the merger or otherwise.

        In arriving at its opinion, Citi had, among other things:

  •
  reviewed a draft, dated August 25, 2019, of the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives of SRC and certain senior officers and other representatives of PDC concerning the businesses, operations and prospects of SRC and PDC;

  •
  reviewed certain publicly available business and financial information relating to SRC and PDC, as well as certain financial forecasts and other information and data relating to SRC and PDC provided to and/or discussed with Citi by the managements of SRC and PDC, including certain internal financial forecasts and other information and data relating to SRC prepared by the management of SRC, and certain internal financial forecasts and other information and data relating to PDC prepared by the management of PDC as reviewed and approved by the management of SRC;

  •
  reviewed and discussed with the management of SRC certain publicly available future commodity price estimates and assumptions;

  •
  been provided with certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of SRC and PDC to result from the merger;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices of SRC common stock and PDC common stock, the financial condition and certain historical and projected financial and operating data of SRC and PDC and the capitalization of SRC and PDC;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations it considered relevant in evaluating those of SRC and PDC;

  •
  reviewed certain potential pro forma financial effects of the merger on PDC utilizing the financial forecasts and other information and data relating to SRC and PDC and the potential strategic implications and financial and operational benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and representatives of SRC and PDC that they were not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised by the management of SRC, and Citi assumed, with SRC's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of SRC and PDC, as applicable, as to the future financial performance of SRC and PDC, the potential strategic implications and financial and operational benefits (including the amount, timing, and achievability thereof) anticipated by the managements of SRC and PDC to result from, and the potential pro forma financial effects of, the merger and the other matters covered thereby. With respect to the future commodity price estimates and assumptions that Citi was directed to utilize in its analyses, Citi assumed, with SRC's consent, and at SRC's direction, that such estimates and assumptions were a reasonable basis upon which to evaluate the matters covered thereby. Citi assumed, with SRC's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

        Citi relied, at SRC's direction, upon the assessments of the managements of SRC and PDC as to, among other things, (i) the oil, natural gas liquids and natural gas reserves, and drilling, completion and development plans and exploration projects of SRC and PDC and related capital requirements and expenditures, (ii) the potential impact on SRC and PDC of market, competitive, seasonal, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil, natural gas liquids and natural gas industry, including with respect to the geographical regions and basins in which SRC and PDC operate, environmental regulations and commodity pricing and supply and demand for oil, natural gas liquids and natural gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of SRC and PDC, and (iv) the ability to integrate the operations of SRC and PDC. Citi assumed, with SRC's consent, that there would be no developments with respect to any such matters that would have an adverse effect on SRC, PDC or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion.

        Citi did not make and, except for certain reserve reports relating to SRC and PDC, Citi was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SRC, PDC or any other entity nor did Citi make any physical inspection of the properties or assets of SRC, PDC or any other entity. Citi did not conduct or provide geological, environmental or other technical assessments and Citi is not an expert in the evaluation of oil, natural gas liquids or natural gas reserves or properties and Citi expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any properties of SRC, PDC or any other entity. Citi did not evaluate the solvency or fair value of SRC, PDC or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on SRC, PDC or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, orders, audits or investigations. Citi assumed, with SRC's consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger or otherwise that would be meaningful in any respect to Citi's analyses or opinion. Citi also assumed, with SRC's consent, that the merger would qualify for the intended tax treatment contemplated by the merger agreement. Representatives of SRC advised Citi, and Citi assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi's opinion, as expressed therein, relates to the relative values of SRC and PDC. Citi did not express any view or opinion as to the actual value of PDC common stock when issued in connection with the merger or the prices at which SRC common stock, PDC common stock or any other securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Citi also expressed no view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, the tax consequences resulting from the merger or otherwise to holders of shares of SRC common stock, and Citi relied, with SRC's consent, upon the assessments of representatives of SRC as to such matters.

        Citi's opinion addressed only the fairness, from a financial point of view and as of the date thereof, of the exchange ratio (to the extent expressly specified in its opinion) without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of SRC common stock or other securities of SRC and did not address proportionate allocation or relative fairness among holders of SRC common stock. Citi's opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. In connection with Citi's engagement, Citi was not requested to, and it did not, undertake a third party solicitation process on behalf of SRC with respect to the acquisition of all or a part of SRC. Citi expressed no view as to, and its opinion did not address, the underlying business decision of SRC to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for SRC or the effect of any other transaction in which SRC might have engaged or considered. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the SRC board of directors was aware, the credit, financial and stock markets, and the industry in which SRC and PDC operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on SRC, PDC or the merger (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of SRC and PDC. No company, business or transaction reviewed is identical or directly comparable to SRC, PDC or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between SRC and PDC and the decision to enter into the merger was solely that of the SRC board. Citi's opinion was only one of many factors considered by the SRC board in its evaluation of the merger and should not be viewed as determinative of the views of the SRC board or management of SRC with respect to the merger, the exchange ratio or any other aspect of the transactions contemplated by the merger agreement.

Summary of Financial Analyses of Citi

        The summary of the financial analyses described below under this heading "—Summary of Financial Analyses of Citi" is a summary of the material financial analyses prepared for the SRC Board in connection with Citi's opinion, dated August 25, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied per share equity value reference ranges derived from the financial analyses described below, except for the 52-week trading range, were rounded to the nearest $0.10. For purposes of the financial analyses described below, (i) the term "adjusted EBITDA" generally refers to earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, adjusted for, as applicable, certain non-recurring items, certain non-cash items and certain other items, and (ii) the term "CFPS" refers to cash flow per share. Financial data utilized for SRC and PDC in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on certain financial forecasts and other information and data relating to SRC and PDC provided to and/or discussed with Citi by the managements of SRC and PDC, referred to as the SRC forecasts and PDC forecasts, respectively, used by Citi at the direction of the management of SRC and as further described in "—Certain SRC Unaudited Forecasted Financial and Operating Information."

        In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the relative contributions analysis, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for SRC from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for PDC from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating an implied exchange ratio reference range as reflected in the relative contributions analysis described below, Citi derived overall low to high exchange ratios implied by the relative adjusted EBITDA and operating cash flow contributions of SRC and PDC to the combined company.

Selected Public Companies Analyses

        Citi performed separate selected public companies analyses of PDC and SRC in which Citi reviewed certain financial and stock market information relating to PDC, SRC and the selected publicly traded companies listed below.

        PDC.    In its selected public companies analysis of PDC, Citi reviewed certain financial and stock market information relating to PDC and the following six selected companies (including SRC) described below that Citi considered generally relevant as publicly traded oil and gas exploration and production companies, collectively referred to as the PDC selected companies.

  •
  Extraction Oil & Gas, Inc.

  •
  Matador Resources Company

  •
  QEP Resources, Inc.

  •
  SM Energy Company

  •
  SRC Energy, Inc.

  •
  Whiting Petroleum Corporation

        Citi reviewed, among other information, firm values, calculated as implied equity values based on the closing stock prices on August 23, 2019, the last trading date prior to the announcement of the merger, plus total debt, preferred equity and non-controlling interests (as applicable), less cash and cash equivalents and estimated midstream assets (as applicable), as a multiple of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA and closing stock prices (as of August 23, 2019) as a multiple of calendar year 2019 and calendar year 2020 estimated CFPS. Financial data of the PDC selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. The overall low to high calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples and calendar year 2019 and calendar year 2020 estimated CFPS multiples observed for the PDC selected companies were as follows:

  •
  calendar year 2019 estimated adjusted EBITDA multiples: 3.3x to 4.8x (with a median of 3.9x);

  •
  calendar year 2020 estimated adjusted EBITDA multiples: 3.0x to 3.7x (with a median of 3.2x);

  •
  calendar year 2019 estimated CFPS multiples: 0.7x to 3.7x (with a median of 1.4x); and

  •
  calendar year 2020 estimated CFPS multiples: 0.6x to 2.8x (with a median of 1.1x).

        Citi noted that the calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for PDC were 3.0x and 2.5x, respectively, and the calendar year 2019 and calendar year 2020 estimated CFPS multiples observed for PDC were 2.0x and 1.6x, respectively, in each case based on publicly available Wall Street research analysts' estimates. Citi then applied selected ranges based on Citi's professional judgment of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of 3.0x to 4.3x and 2.5x to 3.5x, respectively, and calendar year 2019 and calendar year 2020 estimated CFPS multiples of 1.3x to 2.0x and 1.0x to 1.6x, respectively, to corresponding data of PDC based on the PDC forecasts utilizing publicly available Wall Street consensus commodity price estimates (which is referred to in this section as "Wall Street Consensus Pricing"). This analysis indicated approximate implied per share equity value reference ranges for PDC based on calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of $21.80 to $38.40 and $26.50 to $42.80, respectively, and approximate implied per share equity value reference ranges for PDC based on calendar year 2019 and calendar year 2020 estimated CFPS multiples of $15.90 to $24.50 and $16.70 to $27.90, respectively.

        SRC.    In its selected public companies analysis of SRC, Citi reviewed certain financial and stock market information relating to SRC and the following four selected companies (including PDC) described below that Citi considered generally relevant as publicly traded oil and gas exploration and production companies, collectively referred to as the SRC selected companies.

  •
  Centennial Resource Development Inc.

  •
  Extraction Oil & Gas, Inc.

  •
  Laredo Petroleum, Inc.

  •
  PDC Energy, Inc.

Citi reviewed, among other information, firm values, calculated as implied equity values based on closing stock prices on August 23, 2019, the last trading date prior to the announcement of the merger, plus total debt, preferred equity and non-controlling interests (as applicable), less cash and cash equivalents, as a multiple of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA and closing stock prices (as of August 23, 2019) as a multiple of calendar year 2019 and calendar year 2020 estimated CFPS. Financial data of the SRC selected companies were based on publicly available

Wall Street research analysts' estimates, public filings and other publicly available information. The overall low to high calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples and calendar year 2019 and calendar year 2020 estimated CFPS multiples observed for the SRC selected companies were as follows:

  •
  calendar year 2019 estimated adjusted EBITDA multiples: 3.0x to 3.8x (with a median of 3.2x);

  •
  calendar year 2020 estimated adjusted EBITDA multiples: 2.5x to 3.1x (with a median of 2.9x);

  •
  calendar year 2019 estimated CFPS multiples: 1.1x to 2.1x (with a median of 1.7x); and

  •
  calendar year 2020 estimated CFPS multiples: 0.9x to 1.8x (with a median of 1.5x).

        Citi noted that the calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for SRC were 3.3x and 3.2x, respectively, and the calendar year 2019 and calendar year 2020 estimated CFPS multiples observed for SRC were 2.1x and 2.1x, respectively, in each case based on publicly available Wall Street research analysts' estimates. Citi then applied selected ranges based on Citi's professional judgment of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of 2.9x to 3.5x and 2.6x to 3.2x, respectively, and calendar year 2019 and calendar year 2020 estimated CFPS multiples of 1.5x to 2.1x and 1.3x to 2.1x, respectively, to corresponding data of SRC based on the SRC forecasts utilizing Wall Street Consensus Pricing. This analysis indicated approximate implied per share equity value reference ranges for SRC based on calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of $3.00 to $4.20 and $3.20 to $4.50, respectively, and approximate implied per share equity value reference ranges for SRC based on calendar year 2019 and calendar year 2020 estimated CFPS multiples of $2.80 to $3.90 and $2.80 to $4.40, respectively.

        Utilizing the approximate implied per share equity value reference ranges derived for PDC and the approximate implied per share equity value reference ranges derived for SRC, in each case as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:
CY2019E Adj. EBITDA	CY2020E Adj. EBITDA	CY2019E CFPS	CY2020E CFPS	Exchange Ratio
0.0774x - 0.1940x	0.0745x - 0.1701x	0.1137x - 0.2441x	0.1000x - 0.2613x	0.1580x

Net Asset Value Analysis

        Citi performed a net asset value analysis of SRC based on the SRC forecasts utilizing New York Mercantile Exchange strip pricing (referred to as NYMEX Strip Pricing), public filings and other publicly available information. An implied aggregate reference range for SRC's proved developed producing reserves and currently undeveloped resources was derived by calculating the net present values (as of June 30, 2019) of the unlevered, after-tax free cash flows that SRC was projected to generate from such assets based on the SRC forecasts utilizing NYMEX Strip Pricing using a selected range of discount rates of 9.5% to 11.0%. In performing its analysis, Citi took into account, based on the SRC forecasts, public filings and other publicly available information, as applicable, (a) the net present value (as of June 30, 2019, utilizing a discount rate range of 9.5% to 11.0%) of SRC's estimated post-tax corporate expenses and net hedge gains and losses, and (b) SRC's estimated net debt as of June 30, 2019. This analysis indicated an approximate implied per share equity value reference range for SRC of $3.00 to $3.80.

        Citi performed a net asset value analysis of PDC based on the PDC forecasts utilizing NYMEX Strip Pricing, public filings and other publicly available information. An implied aggregate reference range for PDC's proved developed producing reserves and currently undeveloped resources was derived by calculating the net present values (as of June 30, 2019) of the unlevered, after-tax free cash flows that PDC was projected to generate from such assets based on the PDC forecasts utilizing NYMEX Strip Pricing using a selected range of discount rates of 8.3% to 9.6%. In performing its analysis, Citi took into account, based on the PDC forecasts, public filings and other publicly available information, as applicable, (a) the net present value (as of June 30, 2019, utilizing a discount rate range of 8.3% to 9.6%) of PDC's estimated post-tax corporate expenses, net hedge gains and losses, and additional payments from the sale of PDC's midstream assets, and (b) PDC's estimated net debt as of June 30, 2019. This analysis indicated an approximate implied per share equity value reference range for PDC of $21.90 to $26.10.

        Utilizing the approximate implied per share equity value reference ranges derived for PDC and the approximate implied per share equity value reference ranges derived for SRC, in each case as described above, Citi calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:	Exchange Ratio
Net Asset Value
0.1145x - 0.1744x	0.1580x

Relative Contributions Analysis

        Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of SRC and PDC to the combined company's calendar years 2019 and 2020 estimated adjusted EBITDA and calendar years 2019 and 2020 estimated operating cash flow. Financial data of SRC and PDC were based on the SRC forecasts and PDC forecasts, both utilizing Wall Street Consensus Pricing. This analysis indicated overall approximate implied relative contribution percentages of SRC and PDC (i) to the Combined Company's calendar years 2019 and 2020 estimated adjusted EBITDA of 36.7% and 33.3%, respectively, in the case of SRC, and 63.3% and 66.7%, respectively, in the case of PDC, and (ii) to the combined company's calendar years 2019 and 2020 estimated operating cash flow of 36.4% and 32.7%, respectively, in the case of SRC, and 63.6% and 67.3%, respectively, in the case of PDC.

        Utilizing the approximate implied contribution percentage ranges derived for SRC and PDC described above, and with respect to the ranges derived from adjusted EBITDA data, adjusting to reflect SRC's and PDC's net debt, Citi calculated the following implied Exchange Ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Ranges Based on:	Exchange Ratio
Relative Contribution Analysis
0.1163x - 0.1510x	0.1580x

Certain Additional Information

        Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

  •
  historical closing prices of SRC Common Stock and PDC Common Stock during the 52-week period ended August 23, 2019, which indicated low and high closing prices of SRC Common Stock of approximately $3.71 and $9.77 per share, and low and high closing prices of PDC Common Stock of approximately $25.25 and $54.99 per share, and the historical implied Exchange Ratios of SRC Common Stock and PDC Common Stock during such 52-week period based on observed closing prices of such common stock, which indicated an implied Exchange Ratio reference range of 0.1156x to 0.1834x; and

  •
  Wall Street research analysts' price targets, which were publicly available to Citi, for SRC Common Stock and PDC Common Stock, which indicated an overall low to high target stock price range for SRC Common Stock of $4.50 to $8.10 per share on a discounted basis (discounted one year using a selected discount rate of 11.6%), and an overall low to high target stock price range for PDC Common Stock of $31.70 to $68.00 per share on a discounted basis (discounted one year using a selected discount rate of 10.3%), and the Exchange Ratios implied by the stock price targets of such analysts that had provided stock price targets for both SRC Common Stock and PDC Common Stock, which indicated an implied Exchange Ratio reference range of 0.1277x to 0.1915x.

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Citi. In connection with the evaluation of the merger by the SRC board of directors, Citi performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Citi's opinion. In arriving at its fairness determination, Citi considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Citi made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Citi may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Citi with respect to the actual value of the shares of SRC common stock. Further, Citi's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SRC or its advisors.

        Citi prepared these analyses for the purpose of providing an opinion to the SRC board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders (other than PDC and its affiliates) of SRC common stock entitled to receive such merger consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty, and Citi assumes no responsibility if future results are materially different from those forecasted in such estimates.

        The issuance of the fairness opinion was approved by the fairness opinion committee of Citi. Pursuant to the terms of Citi's engagement letter with SRC, Citi is entitled to receive a fee estimated, based on the information available as of the date of announcement, at approximately $12 million if the merger is completed, against which a fee of $3 million that was payable upon delivery of Citi's fairness opinion is fully creditable. Citi may receive an additional fee of up to $3.5 million at SRC's sole discretion. In addition, SRC has also agreed to reimburse Citi for Citi's reasonable expenses (including reasonable outside legal fees, expenses and disbursements) and to indemnify Citi for certain liabilities arising out of its engagement.

        During the two-year period prior to the date of its written opinion, Citi and its affiliates have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SRC and certain of its affiliates unrelated to the merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint book-running manager on a public equity offering of SRC and (ii) co-manager on a private debt offering of SRC. For the services described above, during the 2-year period prior to the date of its written opinion, Citi and its affiliates received aggregate fees of approximately $600,000.

        During the two-year period prior to the date of its written opinion, neither Citi nor its affiliates has provided financial services to PDC and its affiliates for which Citi received fees. In the future, Citi may provide financial or other services to SRC (subject to consummation of the merger) or PDC and their respective affiliates and in connection with any such services Citi may receive compensation.

        In the ordinary course of business, Citi or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of SRC, PDC and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        SRC engaged Citi to act as a financial advisor in connection with the merger based on Citi's reputation, experience and familiarity with SRC, PDC and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Goldman Sachs

        Goldman Sachs rendered its opinion to the SRC board that, as of August 25, 2019 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than PDC and its affiliates) of shares of SRC common stock.

        The full text of the written opinion of Goldman Sachs, dated August 25, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the SRC board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of SRC common stock should vote with respect to the merger, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to shareholders of SRC, annual reports to stockholders of PDC and Annual Reports on Form 10-K of SRC and PDC for the five years ended December 31, 2018;

  •
  certain interim reports to shareholders of SRC, stockholders of PDC and Quarterly Reports on Form 10-Q of SRC and PDC;

  •
  certain other communications from SRC and PDC to their respective shareholders and stockholders;

  •
  certain publicly available research analyst reports for SRC and PDC; and

  •
  certain internal financial analyses and forecasts for SRC prepared by its management (which we refer to for purposes of this section as the "SRC Forecasts") and for PDC stand alone prepared by its management (which we refer to for purposes of this section as the "PDC Standalone Forecasts"), and certain financial analyses and forecasts for PDC pro forma for the merger prepared by the management of PDC (which we refer to for purposes of this section as the "PDC Pro Forma Forecasts" and, together with the SRC Forecasts and the PDC Standalone Forecasts, the "Forecasts"), in each case, as approved for Goldman Sachs' use by SRC, including certain operating synergies projected by the management of PDC to result from the merger, as approved for Goldman Sachs' use by SRC (which we refer to for purposes of this section as the "Synergies").

        Goldman Sachs also held discussions with members of the senior managements of SRC and PDC regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of SRC and PDC; reviewed the reported price and trading activity for the shares of SRC common stock and the shares of PDC common stock; compared certain financial and stock market information for SRC and PDC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production (which we refer to for purposes of this section as "E&P") industry and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. Goldman Sachs did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of SRC or PDC or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of SRC or PDC or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SRC. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on SRC or PDC or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of SRC to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to SRC; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, SRC or any other alternative transaction. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio pursuant to merger agreement to the holders (other than PDC and its affiliates) of shares of SRC common stock. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of SRC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SRC, or class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of the PDC common stock will trade at any time or as to the impact of the merger on the solvency or viability of SRC or PDC or the ability of SRC or PDC to pay its obligations when they come due. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the SRC board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 23, 2019 (which we refer to for purposes of this section as the "last trading date"), the last completed trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs calculated the implied consideration per share of SRC common stock by multiplying the exchange ratio by the closing price per share of PDC common stock on the last trading day and analyzed the $3.99 implied consideration per share of SRC common stock represented by the exchange ratio in relation to (i) the closing price per share of SRC common stock on August 6, 2019 (which we refer to for purposes of this section as the "undisturbed date"), the last completed trading prior to the publication of press reports by third parties regarding discussions between SRC and PDC regarding a potential transaction, (ii) the volume weighted average price per share of SRC common stock over the 20-day period ended on the undisturbed date and (iii) the lowest closing price per share of SRC common stock over the 52-week period ended on the undisturbed date. The following table presents the results of this analysis:

Historical Date or Period	Share Price Premium / (Discount)	Price Per Share
Closing Price as of Undisturbed Date	0%	$3.97
20-Trading Day VWAP as of Undisturbed Date	(0)%	$4.00
52-Week Closing Low as of Undisturbed Date	8%	$3.71

        Implied Exchange Ratio Analysis.    Goldman Sachs reviewed the historical trading prices per share of SRC common stock and per share of PDC common stock for the two-year period ended on the last trading date and calculated historical exchange ratios by dividing the closing price per share of SRC common stock by the closing price per share of PDC common stock over such two-year period. Goldman Sachs then calculated the premia implied by the exchange ratio in relation to (i) historical exchange ratios of shares of SRC common stock to shares of PDC common stock based on the closing prices per share of SRC common stock and per share of PDC common stock on the undisturbed date and on the last trading day, (ii) historical average exchange ratios over the 20-day period ended on the undisturbed date and the 20-day period ended on the last trading day, calculated by dividing the closing price per share of SRC common stock on each trading day during each such period by the closing price per share of PDC common stock on the same trading day during each such period and then taking the average of these daily historical exchange ratios over each such period and (iii) historical exchange ratios represented by the lowest closing price per share of SRC common stock and the lowest closing price per share of PDC common stock over the 52-week periods ended on the undisturbed date and the last trading day. The following table presents the results of this analysis:

	Undisturbed Date		Last Trading Date
	Historical Exchange Ratio	Premium/Discount	Historical Exchange Ratio	Premium/Discount
Spot Exchange Ratio	0.1518x	4%	0.1644x	(4)%
20-Day Average	0.1396x	13%	0.1548x	2%
52-Week Low	0.1156x	37%	0.1156x	37%

        Illustrative Discounted Cash Flow Analysis—SRC Standalone.    Using the SRC Forecasts, Goldman Sachs performed a discounted cash flow analysis of shares of SRC common stock on a standalone basis. Using discount rates ranging from 7.50% to 9.00%, reflecting estimates of SRC's weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for SRC for July 1, 2019 through December 31, 2024 as reflected in the SRC Forecasts and (ii) a range of illustrative terminal values for SRC, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 3.0x to 4.5x to estimated terminal year EBITDA for SRC, was reflected in the SRC Forecasts. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model (which we refer to for purposes of this section as "CAPM"), which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple range for SRC was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by SRC's trading prices (and estimates of next-twelve-months EBITDA as reported by Institutional Brokers' Estimate System ("IBES")) over certain prior periods. Goldman Sachs derived a range of illustrative enterprise values for SRC by adding the range of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for SRC the amount of SRC's net debt as of June 30, 2019, as provided by the management of SRC, to derive a range of illustrative equity values for SRC. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of SRC common stock, as provided by the management of SRC, to derive a range of illustrative values per share of SRC common stock ranging from $3.20 to $6.26.

        Illustrative Discounted Cash Flow Analysis—PDC Standalone.    Using the PDC Standalone Forecasts, Goldman Sachs performed a discounted cash flow analysis of shares of PDC common stock on a standalone basis. Using discount rates ranging from 7.5% to 9.0%, reflecting estimates of PDC's weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for PDC for July 1, 2019 through December 31, 2024 as reflected in the PDC Standalone Forecasts and (ii) a range of illustrative terminal values for PDC, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 2.5x to 4.0x to estimated terminal year EBITDA for PDC, was reflected in the PDC Standalone Forecasts. Goldman Sachs derived such range of discount rates by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple range for PDC was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by PDC's trading prices (and estimates of next-twelve-months EBITDA as reported by IBES) over certain prior periods. Goldman Sachs derived a range of illustrative enterprise values for PDC by adding the range of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for PDC the amount of

PDC's net debt as of June 30, 2019, as provided by the management of PDC, and added to such range the estimated present value of the unconditional contingent payment to be made to PDC in connection with the sale of its midstream assets, as provided by the management of PDC, in each case as approved for Goldman Sachs' use by the management of SRC, to derive a range of illustrative equity values for PDC. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of PDC common stock, as provided by the management of PDC and approved for Goldman Sachs' use by the management of SRC, to derive a range of illustrative values per share of PDC common stock ranging from $21.27 to $44.56.

        Illustrative Discounted Cash Flow Analysis—Implied Valuation Uplift.    Using the Pro Forma Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of the combined company on a pro forma basis as of June 30, 2019. Using discount rates ranging from 7.5% to 9.0%, reflecting estimates of the pro forma combined company's weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2019, (i) estimates of unlevered free cash flow for the pro forma combined company for July 1, 2019 through December 31, 2024 as reflected in the Pro Forma Forecasts and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 2.75x to 4.25x to estimated terminal year EBITDA for the pro forma combined company, was reflected in the Pro Forma Forecasts. Goldman Sachs derived such range of discount rates by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple ranges for the pro forma combined company were derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by SRC's and PDC's trading prices over certain prior periods (and estimates of next-twelve-months EBITDA for SRC and PDC as reported by IBES). Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company the pro forma net debt for the combined company as of June 30, 2019, as provided by management of PDC, and added to such range the estimated present value of the unconditional contingent payment to be made to PDC in connection with the sale of its midstream assets, as provided by the management of PDC, in each case as approved for Goldman Sachs' use by the management of SRC, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by management of PDC and approved for Goldman Sachs' use by the management of SRC, to derive a range of illustrative values per share of PDC common stock pro forma for the merger. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per share of SRC common stock pursuant to the merger agreement by multiplying the range of implied values per share of PDC common stock pro forma for the merger derived from the above analysis by the exchange ratio. This analysis resulted in a range of illustrative implied values for the pro forma value to be received per share of SRC common stock pursuant to the merger agreement of $3.86 to $7.28.

        Illustrative Net Asset Value Analysis—SRC.    Goldman Sachs performed an illustrative net asset value analysis of SRC. Goldman Sachs calculated indications of the present value of the after-tax future cash flows that SRC could be expected to generate from its existing proved developed reserves, its development plan for proved undeveloped reserves and development of additional undeveloped reserves using the SRC Forecasts. Goldman Sachs calculated indications of net present values of the after-tax cash flows for SRC using discount rates ranging from 7.5% to 9.0%, reflecting an estimate of SRC's weighted average cost of capital. Goldman Sachs then calculated indications of SRC's illustrative net asset value by adding to the indications of the pre-tax future cash flows for such reserves (i) the present value of estimated mark to market commodity hedges, and subtracting (ii) (A) the present value of general and administrative costs, (B) the estimated face value of SRC's net debt as of June 30, 2019 and (C) the present value of taxes payable by SRC, calculated using the SRC Forecasts and SRC's net debt provided by the management of SRC for Goldman Sachs' use and by applying discount rates ranging from 7.5% to 9.0%, reflecting an estimate of SRC's weighted average cost of capital. Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis implied an illustrative range of net asset values per share of SRC common stock from $4.11 to $5.16.

        Illustrative Net Asset Value Analysis—PDC Standalone.    Goldman Sachs performed an illustrative net asset value analysis of PDC. Goldman Sachs calculated indications of the present value of the after-tax future cash flows that PDC could be expected to generate from its existing proved developed reserves, its development plan for proved undeveloped reserves and development of additional undeveloped reserves using the PDC Forecasts. Goldman Sachs calculated indications of net present values of the after-tax cash flows for PDC using discount rates ranging from 7.5% to 9.0%, reflecting an estimate of PDC's weighted average cost of capital. Goldman Sachs then calculated indications of PDC's illustrative net asset value by adding to the indications of the pre-tax future cash flows for such reserves (i) (A) the present value of estimated mark to market commodity hedges and (B) the present value of net operating losses and subtracting (ii) (A) the present value of general and administrative costs, (B) the estimated face value of PDC's net debt as of June 30, 2019, (C) the present value of taxes payable by PDC and (D) certain contingent payments due by PDC, calculated using the PDC Standalone Forecasts, PDC's estimated net operating loss balance and PDC's net debt provided by the management of PDC, as approved for Goldman Sachs' use by SRC management, and by applying discount rates ranging from 7.5% to 9.0%, reflecting an estimate of PDC's weighted average cost of capital. Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis implied an illustrative range of net asset values per share of PDC common stock from $24.65 to $29.97.

        Illustrative Present Value of Future Share Price Analysis—SRC.    Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per share of SRC common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. Goldman Sachs calculated the implied values per share of SRC common stock as of December 31 for each of the years 2020 to 2023, by applying a range of illustrative one-year forward EV/EBITDA multiples of 3.0x to 4.5x to estimated EBITDA for SRC for each of the years 2021 to 2024, as reflected in the SRC Forecasts (which we refer to for purposes of this section as the "2021 SRC EBITDA Estimate", the "2022 SRC EBITDA Estimate", "2023 SRC EBITDA Estimate" and the "2024 SRC EBITDA Estimate", respectively). The illustrative EV/EBITDA multiple range for SRC was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by trading prices for shares of SRC common stock (and estimates of next-twelve-months EBITDA as reported by IBES) over certain prior periods. Goldman Sachs then discounted to present value as of June 30, 2019, using an illustrative discount rate of 8.6%, reflecting an estimate of SRC's cost of equity, the range of illustrative equity values it derived for SRC as of December 31 for each of 2020 to 2023. Goldman Sachs then divided the range of illustrative present equity values it derived for SRC by the number of fully diluted outstanding shares of SRC common stock, as provided by management of SRC. This analysis resulted in a range of illustrative implied present values per share of SRC common stock of (i) $2.62 to $5.26 using the 2021 SRC EBITDA Estimate, (ii) $2.53 to $4.93 using the 2022 SRC

EBITDA Estimate, (iii) $3.51 to $6.16 using the 2023 SRC EBITDA Estimate and (iv) $3.48 to $6.06 using the 2024 SRC EBITDA Estimate.

        Illustrative Present Value of Future Share Price Analysis—PDC Standalone.    Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per share of PDC common stock. Goldman Sachs calculated the implied values per share of PDC common stock as of December 31 for each of the years 2020 to 2023, by applying a range of illustrative one-year forward EV/EBITDA multiples of 2.5x to 4.0x to estimated EBITDA for PDC for each of the years 2021 to 2024, as reflected in the PDC Standalone Forecasts (which we refer to for purposes of this section as the "2021 PDC EBITDA Estimate", the "2022 PDC EBITDA Estimate", "2023 PDC EBITDA Estimate" and the "2024 PDC EBITDA Estimate", respectively). The illustrative EV/EBITDA multiple range for PDC was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by trading prices for shares of PDC common stock (and estimates of next-twelve-months EBITDA as reported by IBES) over certain prior periods. Goldman Sachs then discounted to present value as of June 30, 2019, using an illustrative discount rate of 8.6%, reflecting an estimate of PDC's cost of equity, the range of illustrative equity values it derived for PDC as of December 31 for each of 2020 to 2023. Goldman Sachs then divided the range of illustrative present equity values it derived for PDC by the number of fully diluted outstanding shares of PDC common stock, as provided by management of PDC. This analysis resulted in a range of illustrative implied present values per share of PDC common stock of (i) $20.31 to $40.58 using the 2021 PDC EBITDA Estimate, (ii) $23.51 to $45.23 using the 2022 PDC EBITDA Estimate, (iii) $24.87 to $46.65 using the 2023 PDC EBITDA Estimate and (iv) $24.73 to $44.87 using the 2024 PDC EBITDA Estimate.

        Illustrative Present Value of Future Share Price Analysis—Implied Valuation Uplift.    Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per share of the combined company on a pro forma basis and calculated the implied valuation uplift per share of SRC common stock upon consummation of the merger. Goldman Sachs calculated the implied values per share of the combined company on a pro forma basis as of December 31 for each of the years 2020 to 2023, by applying a range of illustrative one-year forward EV/EBITDA multiples of 2.75x to 4.25x to estimated EBITDA for the pro forma combined company for each of the years 2021 to 2024, as reflected in the Pro Forma Forecasts (which we refer to for purposes of this section as the "2021 Pro Forma EBITDA Estimate", the "2022 Pro Forma EBITDA Estimate", the "2023 Pro Forma EBITDA Estimate" and the "2024 Pro Forma EBITDA Estimate", respectively). The illustrative EV/EBITDA multiple range for the pro forma combined company was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by trading prices of shares of SRC common stock and shares of PDC common stock (and estimates of next-twelve-months EBITDA for SRC and PDC as reported by IBES) over certain prior periods. Goldman Sachs then discounted to present value as of June 30, 2019, using an illustrative discount rate of 8.6%, reflecting an estimate of the pro forma combined company's cost of equity, the range of illustrative equity values it derived for the shares of the pro forma combined company as of December 31 for each of 2020 to 2023. Goldman Sachs then divided the range of illustrative present equity values it derived for the shares of the pro forma combined company by the number of fully diluted outstanding shares for the pro forma combined company, as provided by management of PDC and approved for Goldman Sachs' use by the management of SRC. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per share of SRC common stock pursuant to the merger agreement by multiplying the range of implied values per share of the pro forma combined company derived from the above analysis by the exchange ratio. This analysis resulted in a range of illustrative implied values for the pro forma value to be received per share of SRC common stock pursuant to the merger agreement of (i) $3.36 to $6.47 using the 2021 Pro Forma EBITDA Estimate, (ii) $3.84 to $6.99 using the 2022 Pro Forma EBITDA Estimate, (iii) $4.07 to $7.16 using the 2023 Pro Forma EBITDA Estimate and (iv) $4.30 to $7.24 using the 2024 Pro Forma EBITDA Estimate.

        Premia Analysis.    Using publicly available information, Goldman Sachs reviewed and analyzed the acquisition premia (discounts) for U.S. E&P transactions announced from January 1, 2009 through August 23, 2019 involving a public target company where the disclosed transaction value was between $1 billion and $10 billion.

        For the entire period, using publicly available information, Goldman Sachs calculated the premia (discount) of the price paid in each of the all-stock U.S. E&P acquisition transactions relative to the target company's last closing stock price prior to announcement of the transaction. This analysis indicated a range of illustrative premia (discount) of (2.0)% to 37.7%. Goldman Sachs then applied this reference range of illustrative premia (discount) to the closing price per share of SRC common stock as of the last trading date to calculate an illustrative range of implied prices per share of SRC common stock of $3.89 to $5.47. While none of the transactions used in the above analyses as a comparison is directly comparable to the contemplated transaction, such transactions were U.S. E&P transactions of a size that, for purposes of analysis, in Goldman Sachs' professional judgment, may be considered similar to the contemplated transaction.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SRC or PDC or the merger.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the SRC board as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders (other than PDC and its affiliates) of shares of SRC common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SRC, PDC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The exchange ratio was determined through arm's-length negotiations between SRC and PDC and was approved by the SRC board. Goldman Sachs provided advice to SRC during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to SRC or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

        As described above, Goldman Sachs' opinion to the SRC board was one of many factors taken into consideration by the SRC board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SRC, PDC, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to SRC in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain financial advisory and/or underwriting services to PDC and/or its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to PDC's offering of 5.75% senior unsecured notes due 2026 (aggregate principal amount $600,000,000) in November 2017. During the two-year period ended August 25, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to PDC and/or its affiliates of approximately $60,000. During the two-year period ended August 25, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by SRC or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to SRC, PDC and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The SRC board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 7, 2019 (as amended August 25, 2019), SRC engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between SRC and Goldman Sachs provides for a transaction fee of $12 million, approximately $9 million of which is contingent upon consummation of the transaction. Goldman Sachs may receive an additional fee of up to $3.5 million at SRC's sole discretion. In addition, SRC has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Forecasted Financial Information

        PDC, as a matter of course, does not publicly disclose long-term projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering several years that were prepared by PDC's management were provided to its board and to SRC in connection with each company's evaluations of the merger and to each company's financial advisor(s) for their use in advising their respective clients and reliance in connection with their respective financial analyses and opinions as described under "The Merger—Opinion of J.P. Morgan, PDC's Financial Advisor" and "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" beginning on pages 80 and 91. The forecasted financial information included in this document that was prepared by PDC's management was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of forecasted financial information.

        SRC does not as a matter of course make public forecasts as to future sales, earnings, or other results. However, the management of SRC has prepared the forecasted financial information set forth below and provided it to the SRC board and to PDC in connection with each company's evaluations of the merger and to each company's financial advisor(s) for their use in advising their respective clients and reliance in connection with their respective financial analyses and opinions as described under "The Merger—Opinion of J.P. Morgan, PDC's Financial Advisor" and "The Merger—Opinions of Citi and Goldman Sachs, SRC's Financial Advisors" beginning on pages 80 and 91. The accompanying forecasted financial information prepared by SRC's management was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forecasted financial information, but, in the view of SRC's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of SRC. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forecasted financial information.

        The inclusion of this information should not be regarded as an indication that either company or its board, affiliates, officers, directors, advisors or other representatives or any other person considered, or now considers, the forecasted financial information to be necessarily predictive of actual future events or results of either company's operations and should not be relied upon as such. The internal financial forecasts upon which the forecasted financial information was based are subjective in many respects. There can be no assurance that the forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The forecasted financial information covers several years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the forecasted financial information in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

        The forecasted financial information included in this document has been prepared by, and is the responsibility of, PDC's management and SRC's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to PDC's previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.

        Neither Deloitte & Touche LLP, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasted financial information.

        The forecasted financial information was based on numerous variables and assumptions that were deemed reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond PDC's or SRC's control. Assumptions that were used in developing the forecasted financial information include, but are not limited to: no unannounced acquisitions, no major changes in the regulatory environment and no major unanticipated changes in the availability of midstream infrastructure and services. The forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change.

        Important factors that may affect actual results and cause the forecasted financial information not to be achieved include, but are not limited to, risks and uncertainties relating to PDC's and SRC's businesses (including the ability to achieve strategic goals, objectives and targets), commodity prices, midstream capacity, the legal and regulatory environment, prevailing interest rates, general business and economic conditions and other factors described in this joint proxy statement/prospectus or described or referenced in PDC's and SRC's filings with the SEC, including each of PDC's and SRC's Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. This information constitutes "forward-looking statements" and actual results may differ materially and adversely from those projected. For more information, see the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 55. In addition, the forecasted financial information reflects assumptions that are subject to change and does not reflect revised prospects for PDC's or SRC's respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasted financial information was prepared.

        Each company's forecasted financial information was developed through such company's customary strategic planning and budgeting process utilizing reasonable available estimates and judgments at the time of its preparation. Each company's forecasted financial information was developed on a standalone basis without giving effect to the merger on such company, and therefore, except as otherwise noted below, the forecasted financial information does not give effect to the merger or any changes to the combined company's operations or strategy that may be implemented after the effective time of the merger if the merger is completed. Furthermore, the forecasted financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed in that context.

        Accordingly, there can be no assurance that the forecasted financial information will be realized or that PDC's future financial results will not vary materially from the forecasted financial information. None of PDC, SRC nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the PDC forecasted financial information, and none of PDC, SRC, or any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the forecasted financial information are not realized. Neither PDC nor SRC intends to make available publicly any update or other revision to the forecasted financial information, except as otherwise required by applicable law. None of PDC, SRC or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any PDC stockholder or SRC shareholder or any other person regarding the ultimate performance of PDC or SRC compared to the information contained in the forecasted financial information or that the forecasted financial information will be achieved.

        In light of the foregoing factors and the uncertainties inherent in the forecasted financial information, PDC stockholders and SRC shareholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the forecasted financial information.

Summary of Certain PDC Forecasted Financial Information

        In preparing the forecasted financial and operating information for PDC and SRC described below, the management team of PDC used the price assumptions set forth in the below tables, which are based on Wall Street consensus pricing and NYMEX oil and gas strip pricing, in each case as of August 22, 2019. In addition, the management team of PDC used internal flat pricing assumptions based on $55/bbl oil and $2.70/MMbtu gas.

	Wall Street Consensus Pricing
	2019E	2020E	2021E
Commodity Prices
Oil ($/bbl)	$58.00	$59.75	$60.00
Gas ($/MMbtu)	$2.76	$2.75	$2.83

	NYMEX Oil and Gas Strip Pricing
	2019E	2020E	2021E
Commodity Prices
Oil ($/bbl)	$57.64	$53.09	$51.31
Gas ($/MMbtu)	$2.50	$2.37	$2.41

        PDC Management Projections for PDC.    The following tables present select unaudited forecasted financial and operating information of PDC for the fiscal years ending 2019 through 2021 prepared by PDC's management and provided to the PDC board and PDC's financial advisor, which is referred to as the "PDC unaudited forecasted financial and operating information." As described above, the PDC unaudited forecasted financial and operating information is based on commodity pricing assumptions as of August 22, 2019.

	Unaudited Financial and Operating Forecast with Wall Street Consensus Pricing
	2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$904	$1,123	$1,243
Operating Cash Flow ($mm)	$841	$1,066	$1,186
Capital Expenditures ($mm)	$(820)	$(883)	$(973)

	Unaudited Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$901	$1,007	$1,015
Operating Cash Flow ($mm)	$838	$950	$958
Capital Expenditures ($mm)	$(820)	$(883)	$(973)

	Unaudited Financial and Operating Forecast with Flat Pricing
	2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$890	$1,048	$1,119
Operating Cash Flow ($mm)	$826	$991	$1,063
Capital Expenditures ($mm)	$(820)	$(883)	$(973)

        PDC Management Projections for SRC.    PDC management also provided to the PDC board and to J.P. Morgan for J.P. Morgan's use and reliance in connection with its financial analyses and opinion certain unaudited forecasted financial and operating information with respect to SRC, which originated from the information provided by SRC management and summarized in this joint proxy statement/prospectus under the caption "—Certain SRC Unaudited Forecasted Financial Information," and was adjusted by PDC management to reflect certain anticipated changes in operations on SRC's properties following the completion of the merger. The following tables set forth a summary of this adjusted forecasted financial and operating information regarding SRC for the years 2019 through 2021 as prepared by PDC management.

	Unaudited Financial and Operating Forecast with Wall Street Consensus Pricing
	2H 2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$216	$586	$631
Operating Cash Flow ($mm)	$197	$549	$596
Capital Expenditures ($mm)	$(120)	$(379)	$(336)

	Unaudited Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	2H 2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$209	$491	$501
Operating Cash Flow ($mm)	$189	$454	$465
Capital Expenditures ($mm)	$(120)	$(379)	$(336)

	Unaudited Financial and Operating Forecast with Flat Pricing
	2H 2019E	2020E	2021E
Adjusted EBITDAX ($mm)	$196	$529	$563
Operating Cash Flow ($mm)	$176	$492	$527
Capital Expenditures ($mm)	$(120)	$(379)	$(336)

        The selected unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, Adjusted EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses. Operating Cash Flow is defined as Adjusted EBITDAX less interest, taxes and exploration expense plus asset retirement obligations.

        PDC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Summary of Certain SRC Forecasted Financial Information

        In preparing the forecasted financial and operating information for SRC described below, the management team of SRC used the price assumptions set forth in the below tables, which are based on Wall Street consensus pricing and NYMEX oil and gas strip pricing, in each case as of August 9, 2019.

	Wall Street Consensus Pricing
	2019E	2020E	2021E
Commodity Prices
Oil ($/bbl)	$56.03	$60.25	$63.00
Gas ($/MMbtu)	$2.48	$2.80	$3.00

	NYMEX Oil and Gas Strip Pricing
	2019E	2020E	2021E
Commodity Prices
Oil ($/bbl)	$56.01	$52.03	$50.77
Gas ($/MMbtu)	$2.46	$2.39	$2.48

        SRC Management Projections for SRC.    The following tables present select unaudited forecasted financial and operating information of SRC for the fiscal years ending 2019 through 2021 prepared by SRC's management and provided to the SRC board and SRC's financial advisors, which is referred to as the "SRC unaudited forecasted financial and operating information." As described above, the SRC unaudited forecasted financial and operating information is based on commodity pricing assumptions as of August 9, 2019.

	Unaudited Financial and Operating Forecast with Wall Street Consensus Pricing
	2019E	2020E	2021E
EBITDA ($mm)	$508	$580	$669
Operating Cash Flow ($mm)	$465	$537	$631
Capital Expenditures ($mm)	$(418)	$(463)	$(369)

	Unaudited Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	2019E	2020E	2021E
EBITDA ($mm)	$508	$469	$497
Operating Cash Flow ($mm)	$465	$424	$453
Capital Expenditures ($mm)	$(418)	$(463)	$(369)

        Projections for PDC.    SRC management also provided to the SRC board and to Citi and Goldman Sachs for their use and reliance in connection with each financial advisor's financial analyses and opinion certain unaudited forecasted financial and operating information with respect to PDC that was provided by PDC management and summarized in this joint proxy statement/prospectus under the caption "—Summary of Certain PDC Forecasted Financial Information."

        The selected unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Operating Cash Flow is defined as EBITDA less interest and cash taxes, if any.

        SRC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Regulatory Approvals

        The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division"), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled "The Merger Agreement—HSR and Other Regulatory Approvals" beginning on page 146.

        On September 9, 2019, PDC and SRC filed their respective notification and report forms with the FTC and the Antitrust Division. The HSR waiting period expired on October 9, 2019. Neither PDC nor SRC is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Interests of PDC Directors and Executive Officers in the Merger

        None of PDC's directors or executive officers is a party to, or participates in any, PDC plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.

Board of Directors and Management of PDC Following Completion of the Merger

        In connection with the merger, PDC and SRC have agreed that two SRC Designees, to be mutually agreed by PDC and SRC, will be appointed to the PDC board simultaneously with the effectiveness of the merger. PDC and SRC expect the SRC Designees to be Lynn A. Peterson and Paul J. Korus, with Mr. Peterson to serve as a Class I director with a term ending at the annual PDC stockholders meeting in 2020, and Mr. Korus to serve as a Class III director with a term ending at the annual PDC stockholders meeting in 2022. The final determination of the SRC Designees is subject to final agreement among the companies after consideration of independence and other factors. The closing of the merger is not expected to result in other changes to the PDC board or executive management. PDC will continue to be headquartered in Denver, Colorado.

Interests of SRC Directors and Executive Officers in the Merger

        In considering the recommendation of the SRC board, SRC shareholders should be aware that the directors and executive officers of SRC have certain interests in the merger that may be different from, or in addition to, the interests of SRC shareholders generally. The SRC board was aware of these interests and considered them, among other matters, in making its recommendation that SRC shareholders vote to approve the SRC merger proposal.

Treatment of SRC Equity-Based Awards

        SRC RSU Awards.    Immediately prior to the effective time of the merger, each then outstanding RSU award in respect of shares of SRC common stock, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award as of immediately prior to the effective time of the merger (less required tax withholdings).

        SRC PSU Awards.    Except for the New PSU awards, immediately prior to the effective time of the merger, each then outstanding Current PSU award in respect of shares of SRC common stock, whether vested or unvested, will become automatically vested at the target (i.e., 100%) level and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award at target (less required tax withholdings). Any Current PSUs that do not vest as described above (i.e., any Current PSUs that would have been earned if performance was achieved in excess of target) will be cancelled for no consideration.

        New SRC PSU Awards.    In addition, prior to the effective time of the merger, SRC will grant New PSU awards to the executive officers and in the target amounts set forth in the table at the end of this section. Immediately prior to the effective time of the merger, each then outstanding New PSU award will be assumed or substituted by PDC and converted automatically into a performance stock unit award of PDC, subject to the same terms and conditions. The number of shares of PDC common stock covered by such assumed awards will be based on the number of SRC shares covered by such awards multiplied by the exchange ratio in the merger.

        New PSU awards will vest between 0% - 200% of the target number of shares covered by the awards based on the relative total shareholder return ("TSR") of PDC measured over the period January 1, 2019 - December 31, 2021 (or, if earlier, a change in control of PDC) as compared to a peer group of 14 companies. Specifically:

  •
  Payout is generally determined as follows:

  •
  200% payout if PDC is ranked at or above the 90th percentile of the peer group.

  •
  100% payout if PDC is ranked at the 50th percentile or the median of the peer group.

  •
  50% payout if PDC is ranked at the 25th percentile of the peer group.

    •
    0% payout if PDC is ranked below the 25th percentile of the peer group.

    •
    If TSR for the 3-year period for PDC is negative, regardless of how PDC's TSR ranks among its peers, payout is capped at 100%.

    •
    Payout percentage will be interpolated if ranked between 90th percentile and median and 25th percentile and median.

  •
  Notwithstanding the foregoing, if PDC's annualized TSR for the 3-year period is at least 15%, regardless of how PDC's TSR ranks among its peers, minimum payout is 50%.

  •
  Payment for vested New PSUs is generally made by distributing shares in early 2022.

  •
  If a change of control of PDC occurs prior to the end of the performance period, new PSUs are calculated based on actual performance through such change in control and are settled as soon as practicable following such change in control of PDC.

  •
  If an executive officer terminates employment prior to the grant of the New PSU award, such officer will not receive any grant, and such officer's award will not be allocated to other employees of SRC.

        SRC Options.    Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock will, whether vested or unvested, become fully vested, and each such option that is "in the money" relative to the per-share value of the merger consideration as determined pursuant to the merger agreement will be cancelled and converted into the right to receive the merger consideration for each share with respect to a number of shares of SRC common stock subject to the option, less a number of shares of SRC common stock equal to the value of the aggregate exercise price of such option (less required tax withholdings). Immediately prior to the effective time of the merger, each then outstanding option that is "out of the money" relative to the per-share value of the merger consideration as determined pursuant to the merger agreement will be cancelled in exchange for no consideration.

        SRC Stock Bonus Awards.    Immediately prior to the effective time of the merger, each then outstanding Stock Bonus award, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the merger consideration in respect of each share of SRC common stock subject to the award (less required tax withholdings).

        The following table sets forth for each executive officer of SRC and for each non-employee director of SRC, the anticipated aggregate number of shares of SRC common stock issuable pursuant to awards of RSUs, Current PSUs, "in the money" Stock Options, and Stock Bonus in each case that vest as a result of the merger, as well as the target number of New PSUs issuable, assuming closing of the merger on December 4, 2019:

Name	RSUs (#)	Current PSUs (#)	"in the money" Stock Options (#)	Stock Bonus (#)	New PSUs (#)
Executive Officers
Lynn Peterson	501,097	846,906	—	—	423,453
James Henderson	200,721	336,403	—	—	168,202
Cathleen Osborn	98,643	166,216	—	10,000	83,108
Nick Spence	98,643	166,216	—	10,000	83,108
Mike Eberhard	98,643	166,216	—	10,000	83,108
Non-Employee Directors
Jack Aydin	16,632	—	—	—	—
Daniel E. Kelly	16,632	—	—	—	—
Paul Korus	16,632	—	—	—	—
Raymond E. McElhaney	16,632	—	—	—	—
Jennifer Zucker	16,632	—	—	—	—

Annual Incentive Compensation

        Annual incentive awards for 2019 are paid at target at the earlier of the effective time of the merger and the time that they are normally paid, and if the merger occurs after December 31, 2019, executive officers may be entitled to pro-rated annual bonuses for 2020 as described in more detail below. Annual incentive awards are generally payable in the ordinary course of business, although they may be paid at levels that are less than or greater than the target level established by the merger agreement, and are generally conditioned on the individual remaining employed through the end of the relevant fiscal year and until the date of payment. If the effective time of the merger occurs after December 31, 2019, SRC may pay annual cash bonuses in respect of fiscal year 2020 as of immediately prior to the effective time of the merger, prorated based on a fraction, the numerator of which is the number of days between January 1, 2020 and the closing date and the denominator of which is 365, with performance determined based on actual performance through the effective time of the merger.

Transaction Bonuses

        SRC may grant Transaction Bonuses to SRC's executive officers and other employees, and to SRC's non-employee directors in an aggregate amount not to exceed $4,843,000 (of which no more than $4,693,000 will be allocated to employees and no more than $150,000 may be allocated to non-employee directors, which is up to approximately $37,500 per such director). The SRC board has yet to determine to whom, and in what amounts, it will issue Transaction Bonuses.

Executive Officer Severance Arrangements

        SRC has entered into an employment agreement with Mr. Peterson, its CEO, and severance compensation agreements with the remainder of its executive officers, which provide certain enhanced severance compensation and benefits upon a qualifying termination within a specified period of time following the merger (12 months for Mr. Peterson and 18 months for the other executive officers), as follows:

  •
  Pursuant to his employment agreement, in the event Mr. Peterson is terminated in a qualifying termination (generally a termination without cause or a constructive termination), he is entitled to receive (i) cash severance equal to 3x his base salary and 2x his most recent annual cash bonus in a lump sum within 60 days of termination, and (ii) a cash payment equal to 24 months of COBRA premiums in a lump sum within 60 days of termination.

  •
  Pursuant to the severance compensation agreements, in the event the other executive officers are terminated in a qualifying termination (generally a termination without cause or a resignation for good reason), they are entitled to receive (i) cash severance equal to 2x base salary and 1.5x average annual bonus amount over the past 2 years in a lump sum on the 60th day following termination of employment, and (ii) 18 months of COBRA premiums payable generally as and when such premiums become due. Each of the severance compensation agreements contains a modified Section 280G cutback which may limit the amount payable as a result of the merger if it is more advantageous for the executive to do so on a net, after-tax basis.

        Severance compensation and benefits are subject to the applicable named executive officer executing a release agreement in favor of SRC within 45 days of termination (52 days in the case of Mr. Peterson). All of the executive officers are subject to one-year of post-termination restrictive covenants pursuant to their severance arrangements.

SRC Directors to be Appointed to the PDC Board

        Pursuant to the merger agreement, PDC and SRC have agreed that two members of the SRC board will be appointed to the PDC board immediately after the effective time. PDC and SRC expect the SRC Designees to be Lynn Peterson and Paul Korus, subject to final agreement among the companies after consideration of independence and other factors. Any remuneration to be paid to the SRC Designees will be consistent with PDC's director remuneration policy. For additional information, see "Board of Directors and Management of PDC Following Completion of the Merger."

Indemnification; Directors' and Officers' Insurance

        Pursuant to the terms of the merger agreement, from and after the effective time, PDC and the surviving corporation would indemnify certain persons, including SRC's directors and executive officers. In addition, for a period of not less than six years from the effective time, PDC and the surviving corporation would maintain an insurance policy for the benefit of certain persons, including SRC's directors and executive officers. For additional information, see "The Merger Agreement—Indemnification; Directors' and Officers' Insurance."

Quantification of Potential Payments to SRC's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of SRC's named executive officers that is based on or otherwise relates to the merger. The merger-related compensation described below is based on the named executive officers' existing compensation arrangements with SRC. For additional details regarding the terms of the payments described below, see the discussion under the caption "—Interests of SRC Directors and Executive Officers in the Merger."

        The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

  1.
  December 4, 2019 as the closing date of the merger, solely for purposes of the disclosure in this section;

  2.
  a termination of each named executive officer's employment without cause, effective as of immediately following the effective time of the merger; and

  3.
  A price per share of SRC common stock of $4.87 (the average closing price of shares of SRC common stock on the five business days following the first public announcement of the merger).

        As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. Values shown below do not take into account any impact of excise taxes or payment reductions imposed in connection with Sections 280G or 4999 of the Code, or any increase in compensation that may occur following the date of this filing or following the merger. For purposes of this discussion, "double-trigger" refers to benefits that require the closing of the merger as well as the executive officer's termination of employment without cause or resignation for good reason within a limited period of time post-closing, and "single-trigger" refers to benefits for which payment is not conditioned upon such a termination of employment of the executive officer.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Named Executive Officers
Lynn Peterson	5,076,000	8,626,991	15,055	13,718,046
James Henderson	2,291,010	3,434,935	21,226	5,747,171
Cathleen Osborn	1,598,235	1,743,299	11,872	3,353,406
Nick Spence	1,608,641	1,743,299	28,038	3,379,979
Mike Eberhard	1,608,641	1,743,299	10,609	3,362,550

(1)
The cash amount payable to the named executive officers consists of the following components:

(a)
Cash severance payable upon a qualifying termination following the merger. The cash severance payable to Mr. Peterson is equal to 3x his base salary and 2x his most recent annual cash bonus. The cash severance payable to the other named executive officers is equal to 2x base salary and 1.5x average annual bonus amount over the past 2 years. Cash severance is a "double-trigger" payment in that it is payable upon a termination of employment without cause or resignation for good reason within 18 months (12 months for Mr. Peterson) following the merger.

(b)
An annual cash incentive payment for 2019, which is payable automatically upon the effective time of the merger at target. Annual cash incentive payments for 2019 are "single-trigger" payments in that they are not conditioned on the executive officer's termination of employment.

(c)
Amounts of Transaction Bonuses have not been determined by SRC. Transaction Bonuses are "single trigger" payments in that they are not conditioned on the executive officer's termination of employment.

  The following table reflects the 2019 annual cash incentive payments, cash severance, and Transaction Bonuses payable to each executive officer:

	"Double— Trigger" Benefits	"Single Trigger" Benefits
Name	Cash Severance ($)	2019 Annual Cash Incentive ($)	Transaction Bonus ($)	Total ($)
Lynn Peterson	4,136,000	940,000	See FN I	5,076,000
James Henderson	1,838,010	453,000	See FN I	2,291,010
Cathleen Osborn	1,312,485	285,750	See FN I	1,598,235
Nick Spence	1,322,891	285,750	See FN I	1,608,641
Mike Eberhard	1,322,891	285,750	See FN I	1,608,641

(1)
Transaction Bonus amounts for executive officers have not yet been determined.
(2)
Represents, with respect to each named executive officer, (i) the consideration to be received in respect of each outstanding RSU that vests as a result of the merger, (ii) the consideration to be received as a result of each Current PSU that vests as a result of the merger, (iii) the consideration to be received in respect of each "in the money" SRC stock option that vests as a result of the merger, (iv) the consideration to be received in respect of each Stock Bonus award that vests as a result of the merger, and (v) the value of the New PSUs that will be granted as a result of the merger. All values are calculated by multiplying the number of shares issuable as a result of the merger-related vesting of the foregoing awards (or the number of target shares issued in the case of New PSUs) by the assumed per share price of $4.87, which is the average closing price of SRC common stock for the five trading days following the first public announcement of the merger. No value has been included with respect to "out of the money" stock options, which will be cancelled as of closing for no consideration. All of the benefits set forth above are "single trigger" benefits in that they are not conditioned on the named executive officer's termination of employment.

The following table reflects the consideration payable, or value of the New PSUs issuable, for each executive officer on a type-of-award basis:

Name	RSUs ($)	Current PSUs ($)	"in the money" Stock Option ($)	Stock Bonus ($)	New PSUs ($)	Total ($)
Lynn Peterson	2,440,342	4,124,432	—	—	2,062,216	8,626,991
James Henderson	977,511	1,638,283	—	—	819,141	3,434,935
Cathleen Osborn	480,391	809,472	—	48,700	404,736	1,743,299
Nick Spence	480,391	809,472	—	48,700	404,736	1,743,299
Mike Eberhard	480,391	809,472	—	48,700	404,736	1,743,299
(3)
Represents payment of the applicable COBRA amounts for the named executive officers for 18 months (24 months for Mr. Peterson) pursuant to Mr. Peterson's employment agreement and the relevant severance compensation agreements with each other named executive officer. These are "double trigger" benefits in that they are payable only if the executive is terminated without cause or resigns for good reason within 18 months (12 months for Mr. Peterson) following the merger.

(4)
Based on SRC's preliminary analysis by Longnecker and Associates, SRC's compensation consultant, applying the assumptions set forth above, it is currently expected that the merger-related payments to the named executive officers would be under the applicable limit for triggering Sections 280G and 4999 of the Code.

Listing of PDC Shares; Delisting and Deregistration of SRC Shares

        If the merger is completed, the shares of PDC common stock to be issued in the merger will be listed for trading on the Nasdaq Global Select Stock Market, shares of SRC common stock will be delisted from the NYSE American and deregistered under the Exchange Act, and SRC will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

        PDC prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. PDC will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

        As of June 30, 2019, PDC had outstanding $30.0 million of borrowings under its existing credit facility. On August 30, 2019, PDC entered into an amendment to its existing credit facility to, among other things, (i) permit certain borrowings in connection with the merger and the issuance or deemed issuance of certain letters of credit subject only to the satisfaction or waiver of the limited conditions set forth in the amendment and (ii) modify the credit agreement to, among other things, permit the consummation of the merger. On October 22, 2019, PDC elected to increase the aggregate commitment amount under its existing credit facility to (i) $1.7 billion upon consummation of the merger and (ii) up to $1.9 billion, at PDC's sole discretion, at any time following consummation of the merger before April 30, 2020. As described below, if the merger results in a "Change of Control" under the indenture governing the SRC Notes, PDC will be required to offer to purchase those notes. PDC expects that its decision regarding the expansion of the commitment to $1.9 billion will be based in part on whether it makes such an offer and, if so, the amount of notes tendered in the offer.

        As of June 30, 2019, SRC had outstanding $165.0 million of borrowings under its existing credit facility. Completion of the merger would give rise to an event of default under the terms of the SRC credit facility. The merger agreement requires PDC to use commercially reasonable efforts to obtain funds required to repay SRC's existing credit facility. PDC may draw on PDC's existing credit facility, use cash on hand, issue debt securities or use other sources of liquidity to fund the repayment. In connection with the consummation of the merger, PDC expects to repay in full the outstanding borrowings under SRC's existing credit facility with borrowings under PDC's credit facility and to terminate SRC's existing credit facility.

        As of June 30, 2019, SRC had outstanding $550 million aggregate principal amount of 6.25% Senior Notes due December 2025 (which we refer to as the "SRC Notes") that PDC will assume upon consummation of the merger. If the consummation of the merger is a Change of Control (as defined in the indenture governing the SRC Notes), PDC will be required to make a change of control offer to repurchase the SRC Notes from the holders of the SRC Notes at 101% of the principal amount of the SRC Notes, together with any accrued and unpaid interest to the date of purchase. A Change of Control under the indenture governing the SRC Notes includes the merger or consolidation of SRC with or into another person, unless holders of a majority of the aggregate voting power of the voting stock of SRC, immediately prior to such transaction, hold securities of the surviving or transferee person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person. PDC intends to review the holders of such voting power on the closing date to determine if a change of control offer to the holders of the SRC Notes will be required under the indenture governing the SRC notes.

        PDC does not currently anticipate taking any action with respect to the outstanding senior notes of PDC in connection with the merger.

        For a description of PDC's and SRC's existing indebtedness see PDC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed on August 8, 2019, and SRC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed on July 31, 2019, each of which is incorporated by reference into this joint proxy statement/prospectus.

Appraisal Rights/Dissenters' Rights in the Merger

Appraisal Rights of PDC Stockholders

        Under Delaware law, PDC stockholders are not entitled to appraisal rights in connection with the merger or the issuance of shares of PDC common stock as contemplated by the merger agreement.

Dissenters' Rights of SRC Shareholders

        Under Colorado law, SRC shareholders are not entitled to dissenters' rights in connection with the merger.

Litigation Relating to the Merger

        On October 4, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against the members of the SRC board, SRC, and PDC in Colorado District Court in Arapahoe County and Denver County, captioned Robert Garfield v. Lynn A. Peterson, et al., Case No. 2019CV32360 and George Korol v. SRC Energy Inc., et al., Case No. 2019CV33933. The plaintiffs in the state law complaints generally claim that (i) SRC and the members of the SRC board breached their fiduciary duties to SRC shareholders by authorizing the merger with PDC for what the plaintiffs assert is inadequate consideration and pursuant to an unfair process and with inadequate disclosures and (ii) PDC aided and abetted the other defendants' alleged breach of duties. The plaintiffs seek, among other things, to rescind the transaction or obtain rescissory damages if the merger is consummated, to recover other unspecified damages, including recover attorneys' fees and costs, and to obtain injunctive relief.

        On October 8, 2019 and October 11, 2019, purported shareholders of SRC filed putative class action lawsuits against SRC, the members of the SRC board, and PDC in the United States District Court, District of Delaware, captioned Patrick Plumley v. SRC Energy Inc., et al., Case No. 1:99-mc-01912 and Juan Aguirre v. SRC Energy Inc., et al., Case No. 1:99-mc-01934. The plaintiffs in the federal law complaints generally claim that the defendants disseminated a false or misleading registration statement regarding the proposed merger in violation of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act. The plaintiffs seek, among other things, injunctive relief to prevent consummation of the merger until the alleged disclosure violations are cured, damages in the event the merger is consummated, and an award of attorney's fees.

        The defendants believe that these actions are without merit. For more information regarding the risks associated with this complaint and any other similar litigation, see the section entitled "Risk Factors—Risk Factors Relating to the Merger—Lawsuits have been filed against SRC, the directors of SRC and PDC regarding the merger, which could result in substantial costs and may delay or prevent the merger from being completed" beginning on page 47.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement, which was executed on August 25, 2019. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about PDC, SRC, or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in PDC's or SRC's public reports filed with the SEC may supplement, update or modify the factual disclosures about PDC or SRC, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by PDC and SRC were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by PDC and SRC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that PDC and SRC delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since August 25, 2019. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of PDC and SRC or any of their respective subsidiaries or affiliates.

The Merger

        Upon the terms and subject to the conditions of the merger, at the effective time of the merger, SRC will be merged with and into PDC in accordance with the provisions of the DGCL and the CBCA. As a result of the merger, the separate existence of SRC will cease and PDC will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to PDC as the "surviving corporation").

        At the effective time of the merger, the merger shall have the effects set forth in the merger agreement and the applicable provisions of the DGCL and the CBCA and all rights, immunities, and franchises of each of PDC and SRC, of a public as well as a private nature, and all debts and obligations due PDC and SRC, shall be taken and deemed to be transferred and vested in the surviving corporation, and the surviving corporation shall be responsible and liable for all of the liabilities and obligations of PDC and SRC.

Closing

        Unless otherwise mutually agreed to in writing between PDC and SRC, the completion of the merger will take place at 8:00 a.m. Mountain Time on the second business day following the satisfaction or waiver of the conditions to the completion of the merger (excluding conditions that, by their nature, are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of all conditions as of the closing). For more information on the conditions to the completion of the merger, please see the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 155. We refer to the date on which the completion of the merger occurs as the "closing date."

        As early as practicable on the closing date, (a) a statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the merger with the Secretary of State of the State of Colorado (the "Statement of Merger") will be filed with the Office of the Secretary of State of the State of Colorado and (b) a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") will be filed with the Office of the Secretary of State of Delaware. The merger shall become effective at such time as is specified in the Statement of Merger and Certificate of Merger or at such other date and time as may be provided by applicable law. We refer to the time at which the merger becomes effective as the "effective time of the merger."

Organizational Documents; Directors and Officers

        At the effective time of the merger, the organizational documents of PDC in effect immediately prior to the effective time of the merger shall continue to be the organizational documents of the surviving corporation until thereafter amended as provided therein or as provided by applicable law, subject to certain terms set forth in the merger agreement.

        PDC will take all action to cause, effective at, and contingent upon, the effective time of the merger, the appointment to the board of directors of PDC two members of the board of directors of SRC (such individuals to be mutually agreed upon by PDC and SRC), one director to serve as a Class I director with a term ending at the 2020 annual meeting of the stockholders of PDC, and one director to serve as a Class III director with a term ending at the 2022 annual meeting of the stockholders of PDC. PDC and SRC expect the SRC Designees to be Lynn Peterson and Paul Korus, with Lynn Peterson to serve as a Class I director with a term ending at the annual PDC stockholders meeting in 2020, and Paul Korus to serve as a Class III director with a term ending at the annual PDC stockholders meeting in 2022. The final determination of the SRC Designees is subject to mutual agreement among the companies. Subject to the foregoing, the directors and officers of PDC immediately prior to the effective time of the merger shall be the directors and officers of the surviving corporation, and such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Effect of the Merger on Capital Stock; Merger Consideration

        At the effective time of the merger, by virtue of the merger and without any action on the part of PDC, SRC or any holder of any securities of PDC or SRC, each share of common stock, par value $0.001 per share, of SRC, issued and outstanding immediately prior to the effective time of the merger (excluding any cancelled shares and any converted shares), shall be converted into the right to receive 0.158 of a validly issued, fully-paid and nonassessable share of PDC common stock, with cash in lieu of any fractional shares. We refer to the right of SRC common stockholders to receive 0.158 of a validly issued, fully-paid and nonassessable share of PDC common stock as the "merger consideration."

        All such shares of SRC common stock, when so converted, shall automatically be cancelled and cease to exist. Each holder of a share of SRC common stock that was outstanding immediately prior to the effective time of the merger shall cease to have any rights with respect thereto, except the right to receive: (a) the merger consideration, (b) any dividends or other distributions paid with respect to such shares following the effective time, (c) and any cash to be paid in lieu of any fractional shares of PDC common stock.

        All shares of SRC common stock held by SRC as treasury shares or by PDC immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as "cancelled shares") shall automatically be cancelled and cease to exist as of the effective time of the merger, and no consideration shall be delivered in exchange therefor. Each share of SRC common stock that is owned by any direct or indirect subsidiary of SRC or subsidiary of PDC (which we refer to collectively as "converted shares") shall automatically be converted into a number of validly issued, fully-paid and nonassessable shares of PDC common stock equal to the exchange ratio of 0.158 (the "exchange ratio").

        Each share of PDC common stock issued and outstanding immediately prior to the effective time will remain outstanding following the effective time of the merger, as a share of PDC common stock.

        In the event of any change in (a) the number of shares of SRC common stock, or securities convertible or exchangeable into or exercisable for shares of SRC common stock or (b) the number of shares of PDC common stock, or securities convertible or exchangeable into or exercisable for shares of PDC common stock (including options to purchase PDC common stock), in each case issued and outstanding after August 25, 2019 and prior to the effective time of the merger by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the exchange ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the merger consideration, subject to further adjustment in accordance with the foregoing.

Treatment of SRC Equity Awards in the Merger

SRC RSU Awards

        Immediately prior to the effective time of the merger, each then outstanding RSU award, whether vested or unvested, will automatically, and without any action on the part of the holder thereof, become fully vested and, in lieu of the issuance of shares of SRC common stock in respect of such RSU award, each outstanding RSU award will be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the merger consideration in respect of each share of SRC common stock subject to such RSU award as of immediately prior to the effective time (less required tax withholdings).

SRC PSU Awards

        Except as provided with respect to New PSU awards, immediately prior to the effective time of the merger, each then outstanding PSU award, whether vested or unvested, will automatically, and without any action on the part of the holder thereof, become vested (with performance-based vesting to be deemed satisfied as if performance had been achieved at the target level (i.e., 100%), and, in lieu of the issuance of the target number of shares of SRC common stock in respect of such PSU award, each then outstanding PSU award will be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the merger consideration in respect of each share of SRC common stock subject to such PSU award (with such number of shares determined by deeming the applicable performance goals to be achieved at the target level of performance (i.e., 100%) (less required tax withholdings). Any PSUs that do not vest as described in the immediately preceding sentence (i.e., any PSUs that would have been earned if performance was achieved in excess of target) will be cancelled for no consideration.

New Company PSU Awards

        SRC will grant the New PSU awards at the times, to the individuals, and on the terms and in the amounts, as set forth in the disclosure letter delivered by SRC to PDC in connection with the merger agreement. Immediately prior to the effective time of the merger, each then outstanding New PSU award will, automatically, and without any action on the part of the holder, be assumed or substituted by PDC and converted automatically into a restricted stock unit award with respect to a number of shares of PDC common stock equal to the product obtained by multiplying (a) the total number of shares of SRC common stock subject to the New PSU award immediately prior to the effective time of the merger by (b) the exchange ratio and rounding the resulting number to the nearest whole number of shares of PDC common stock (which we refer to as "PDC assumed PSU award(s)"). Each PDC assumed PSU award will remain outstanding under the 2015 SRC Equity Plan and will otherwise be subject to the same terms and conditions as were applicable to the New PSU award immediately prior to the effective time of the merger, including any performance-based vesting terms (and which for the avoidance of doubt will not become vested upon the effective time of the merger and may, subject to the achievement of applicable performance goals following the closing date, be earned at the levels set forth in the applicable award agreement).

SRC Options

        Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock that has a per-share exercise price that is less than the per-share cash equivalent of the merger consideration (which we refer to as an "in the money option") shall, whether vested or unvested, automatically become fully vested and each then outstanding "in the money option" shall be cancelled and converted automatically into the right to receive the merger consideration with respect to a number of shares of SRC common stock equal to the difference between (i) the number of shares of SRC common stock subject to the option immediately prior to the effective time of the merger, less (ii) a number of shares of SRC common stock equivalent to the value of the aggregate exercise price of such option immediately prior to the effective time of the merger (less required tax withholdings). Immediately prior to the effective time of the merger, each then outstanding option to purchase shares of SRC common stock that has a per share exercise price that is greater than or equal to the per-share cash equivalent of the merger consideration (each, an "out of the money option") shall, to the extent unvested, automatically become fully vested, and each then outstanding "out of the money option" shall be cancelled in exchange for no consideration.

SRC Stock Bonus Awards

        Immediately prior to the effective time of the merger, each then outstanding Stock Bonus award, whether vested or unvested, shall automatically, and without any action on the part of the holder thereof, become fully vested and, in lieu of the issuance of shares of SRC common stock in respect of such Stock Bonus award, each outstanding Stock Bonus award will be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the merger consideration in respect of each share of SRC common stock subject to such Stock Bonus award as of immediately prior to the effective time of the merger (less required tax withholdings).

Surviving Corporation/PDC Actions

        The surviving corporation will take all necessary actions promptly following the effective time of the merger to pay the merger consideration payable to the holders of the SRC equity awards immediately prior to the effective time of the merger. At or prior to the effective time of the merger,

PDC will take such actions as are necessary to reserve for issuance a number of authorized but unissued shares of PDC common stock for delivery upon settlement of the PDC assumed PSU awards. Not later than the effective time of the merger, to the extent necessary, PDC will, with respect to the PDC assumed PSU awards, file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such PDC common stock and will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing and, thereafter, until all PDC assumed PSU awards have been settled, the surviving corporation will use commercially reasonable efforts to maintain the effectiveness of such registration statement.

Payment for Securities; Exchange

Exchange Agent

        Prior to the effective time of the merger, PDC shall enter into an agreement with SRC's transfer agent, or another firm reasonably acceptable to SRC and PDC, to act as agent for the holders of SRC common stock in connection with the merger (which we refer to as the "exchange agent") and to receive the merger consideration and cash sufficient to pay any dividends and other distributions and in lieu of fractional shares to which the holders of SRC common stock are entitled pursuant to the terms of the merger agreement. On the closing date and prior to the effective time of the merger, PDC shall deposit, or cause to be deposited, with the exchange agent, the number of shares of PDC common stock constituting at least the amounts necessary to satisfy the payment of the merger consideration to the holders of SRC common stock outstanding immediately prior to the effective time of the merger. PDC has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends and other distributions and to make payments in lieu of fractional shares. The surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares for the merger consideration. Any interest or other income resulting from investment of the cash portion of the exchange fund will become part of the exchange fund.

Payment Procedures

        As soon as practicable after the effective time of the merger, but in no event more than two business days after the closing date, PDC will cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of (a) shares represented by a certificate or certificates that immediately prior to the effective time of the merger represented shares of SRC common stock (which we refer to as the "certificates") or (b) shares of SRC common stock represented by book-entry (which we refer to as the "book-entry shares"), in each case, other than cancelled shares or converted shares, a letter of transmittal and instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the merger consideration.

        Each holder of a share of SRC common stock that has been converted into a right to receive the merger consideration, upon surrender to the exchange agent of a certificate or a book-entry share, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such certificate or book-entry shares will be entitled to receive in exchange therefor (a) one or more shares of PDC common stock (which shall be in noncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of PDC common stock, if any, that such holder has the right to receive and (b) a check in the amount of any cash payable for dividends or other distributions with respect to such PDC common stock and cash payable in lieu of any fractional shares of PDC common stock, and the certificate or book-entry shares so surrendered shall forthwith be cancelled.

No Interest

        No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry shares on the merger consideration payable in respect of the certificates or book-entry shares.

Termination of Rights

        All merger consideration paid upon the surrender of and in exchange for shares of SRC common stock in accordance with the terms of the merger agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such SRC common stock. At the effective time of the merger, the stock transfer books of the surviving corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of SRC common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for any reason, they shall be cancelled and exchanged for the merger consideration payable in respect of the shares of SRC common stock previously represented by such certificates or book-entry shares, any cash in lieu of fractional shares of PDC common stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled, without any interest thereon.

Termination of Exchange Fund

        Any portion of the exchange fund that remains undistributed to the former shareholders of SRC on the one hundred eightieth day after the closing date shall be delivered to the surviving corporation, upon demand, and any former common shareholders of SRC who have not theretofore received the merger consideration, any cash in lieu of fractional shares of PDC common stock to which they are entitled and any dividends or other distributions with respect to PDC common stock to which they are entitled, in each case without interest thereon, to which they are entitled under the merger agreement shall thereafter look only to the surviving corporation for payment of their claim for such amounts.

No Liability

        Neither the surviving corporation nor the exchange agent will be liable to any holder of SRC common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate or book-entry share has not been surrendered prior to the time that is immediately prior to the time at which merger consideration in respect of such certificate or book-entry share would otherwise escheat to or become the property of any governmental agency, any such shares, cash, dividends or distributions in respect of such certificate or book-entry share shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen, or Destroyed Certificates

        If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent shall issue in exchange for such lost, stolen or destroyed certificate the merger consideration payable in respect of the shares of SRC common stock formerly represented by such certificate, any cash in lieu of fractional shares of PDC common stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

Distributions with Respect to Unexchanged Shares of PDC Common Stock

        No dividends or other distributions declared or made with respect to shares of PDC common stock with a record date after the effective time of the merger shall be paid to the holder of any unsurrendered certificate or book-entry shares with respect to the whole shares of PDC common stock that such holder would be entitled to receive upon surrender of such certificate or book-entry shares and no cash payment in lieu of fractional shares of PDC common stock shall be paid to any such holder, in each case until such holder shall surrender such certificate or book-entry shares in accordance with the merger agreement. Following surrender of any such certificate or book-entry shares, there shall be paid to such holder of whole shares of PDC common stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of PDC common stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but with a subsequent payment date with respect to such whole shares of PDC common stock.

No Fractional Shares of PDC Common Stock

        No fractional shares of PDC common stock shall be issued upon the surrender for exchange of certificates or book-entry shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of PDC or a holder of shares of PDC common stock.

        Each holder of shares of SRC common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of PDC common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of PDC common stock multiplied by (b) the volume weighted average price of PDC common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by Bloomberg L.P.

Withholding Taxes

        PDC, the surviving corporation, and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable tax laws. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Appraisal Rights/Dissenters' Rights in the Merger

        Appraisal rights, which are also sometimes known as dissenters' rights, are statutory rights that, if applicable under applicable law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined immediately prior to the effective time of the merger in cash, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

        Under Delaware law, PDC stockholders are not entitled to appraisal rights in connection with the merger or the issuance of shares of PDC common stock as contemplated by the merger agreement.

        Under Colorado law, SRC shareholders are not entitled to dissenters' rights in connection with the merger.

Representations and Warranties

Representations and Warranties

        The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by SRC and PDC that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by SRC or PDC, as applicable, from January 1, 2018 and prior to August 25, 2019 or in the disclosure letters delivered by SRC and PDC to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

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  organization, good standing and qualification to conduct business;

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  capitalization, including regarding:

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  the number of shares of common stock, preferred stock and/or other capital stock, and the number of outstanding equity awards, of PDC (or, as applicable, SRC) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

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  the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring PDC or its subsidiaries (or, as applicable, SRC and its subsidiaries) to sell, any securities of PDC and its subsidiaries (or, as applicable, SRC and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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  the absence of obligations of PDC or its subsidiaries (or, as applicable, SRC and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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  the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the PDC stockholders and its subsidiaries (or, as applicable, SRC and its subsidiaries) may vote;

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  the absence of any stockholder agreements, voting trusts or other agreements, other than disclosed agreements; and

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  the absence of interests in any material joint venture, or other similar material equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than such party's subsidiaries and disclosed joint ventures.

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  corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the PDC board of directors and the SRC board of directors of the merger agreement and the transactions contemplated by the merger agreement;

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  the absence of a default or adverse change in the rights or obligations under any provision of any material contract or license to which PDC or any of its subsidiaries (or, as applicable, SRC or any of SRC's subsidiaries) are a party or violation of PDC's (or, as applicable, SRC's) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

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  governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

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  filings with the SEC since January 1, 2018 and the financial statements included therein;

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  compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

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  the absence of certain undisclosed liabilities;

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  compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

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  executive compensation, employee benefit plan and labor matters;

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  tax matters;

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  the absence of certain legal proceedings, investigations and governmental orders against PDC and its subsidiaries (or, as applicable, against SRC and its subsidiaries);

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  intellectual property matters;

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  real property and rights-of-way;

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  certain consents and permissions of third parties, including regulatory agencies, required to conduct the business of PDC and its subsidiaries (or, as applicable, SRC and its subsidiaries);

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  certain oil and gas matters;

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  environmental matters;

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  derivative transactions;

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  insurance;

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  receipt by the PDC board (or, as applicable, the SRC board) of an opinion (or opinions, as applicable) from financial advisor(s);

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  the absence of any undisclosed broker's or finder's fees; and

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  certain regulatory matters relating to utilities and investment companies.

        The merger agreement also contains additional representations and warranties by SRC relating to, among other things, conduct of business in the ordinary course of business since June 30, 2019, material contracts, the outstanding SRC equity awards and the SRC benefit plans.

        The merger agreement also contains additional representations and warranties by PDC relating to the following, among other things:

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  the issuance of PDC common stock; and

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  the sufficiency of funds to consummate the transactions contemplated by the merger agreement at the effective time of the merger.

Definition of Material Adverse Effect

        A "material adverse effect" means, when used with respect to PDC or SRC, as applicable, any fact, occurrence, effect, change, circumstance, event or development that, individually or in the aggregate, (a) has had or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities, operations or results of operations or the condition (financial or otherwise)

of such party and its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement by such party, provided, however, that solely with respect to the foregoing clause (a), no effect (by itself or when aggregated or taken together with any and all other effects) to the extent resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

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  general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities generally on any securities exchange or over-the-counter market;

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  conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

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  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

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  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and weather conditions;

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  the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation and warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

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  compliance with the terms of, or the taking of any action expressly required by, the merger agreement;

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  the failure to take any action expressly prohibited by the merger agreement;

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  changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

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  any changes in such party's stock price or the trading volume of such party's stock, or any change in the ratings or ratings outlook for such party or any of its subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

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  any failure by such party to meet any analysts' estimates or expectations of such party's revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect); and

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  any fact, occurrence, effect, change, circumstance, event or development, including impacts on relationships with customers, suppliers, employees, labor organizations or governmental entities, in each case, attributable solely to the identity of PDC or its affiliates.

        Except, in the case of matters described in the first five bullets and the ninth bullet directly above, if such effects disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry, such adverse effects (if any) may be taken into account when determining whether a material adverse effect has occurred or may, would or could occur, but solely to the extent they are disproportionate.

        An "SRC material adverse effect" means a material adverse effect with respect to SRC, and a "PDC material adverse effect" means a material adverse effect with respect to PDC.

Interim Operations of SRC and PDC Pending the Merger

Interim Operations of SRC

        SRC has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, comply with applicable law in all material respects and conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors.

        In addition, SRC has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to PDC in connection with the merger agreement, required by applicable law or otherwise consented to by PDC in writing (after consultation with SRC, if practicable), until the earlier of the effective time of the merger and the termination of the merger agreement, SRC will not, and will not permit its subsidiaries to:

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  declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible into or exchangeable for any shares of capital stock of, SRC or its subsidiaries, except for dividends or distributions required by the organizational documents of any subsidiary of SRC, and dividends or distributions by a wholly owned subsidiary of SRC to SRC or another wholly owned subsidiary of SRC;

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  split, combine or reclassify any capital stock of, or other equity interests in, SRC or any of its subsidiaries;

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  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SRC, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated or permitted by the terms of any SRC benefit plan (including any award agreement applicable to any SRC equity award);

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  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SRC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (a) the issuance of SRC common stock upon the vesting, settlement, exercise or lapse of any restrictions on any SRC equity awards outstanding as of August 25, 2019 that were granted under the SRC equity plan; (b) issuances of New PSU awards in accordance with the merger agreement; (c) the shares of capital stock or other equity issued as a dividend made in accordance with the merger agreement; and (d) transactions solely between SRC and a wholly owned subsidiary of SRC or solely between wholly owned subsidiaries of SRC;

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  amend or propose to amend SRC's organizational documents or amend or propose to adopt any material change in the organizational documents of any of SRC's material subsidiaries or otherwise take any action to exempt any person from any provision of the organizational documents of SRC or any of its subsidiaries;

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  merge, consolidate, combine or amalgamate with any person, or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the merger) or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than: (a) any such action solely between or among SRC and its subsidiaries or between or among subsidiaries of SRC; (b) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts; or (c) acquisitions for which the consideration is $2,000,000 individually or $8,000,000 in the aggregate or less;

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  sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than: (a) pursuant to an agreement of SRC or its subsidiaries in effect on August 25, 2019; (b) among SRC and its wholly owned subsidiaries or among wholly owned subsidiaries of SRC; (c) sales, leases, exchanges or dispositions for which the consideration and fair value is $2,000,000 individually or $8,000,000 in the aggregate or less; or (d) the sale of hydrocarbons in the ordinary course of business; provided SRC shall not be permitted to sell any asset if as a result of such sale SRC would fail the "substantially-all test" of Code Section 368(a);

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  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of SRC or any of its subsidiaries, or a restructuring, recapitalization or other reorganization of SRC or any of its subsidiaries of a similar nature, other than such transactions among SRC and any subsidiaries of SRC or among subsidiaries of SRC;

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  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of SRC and its subsidiaries, except as required by GAAP or applicable law;

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  make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company or other investment where SRC has the authority to make such binding election), amend any material tax return, settle or compromise any tax claim or assessment by any taxing authority, except where the amount of any such settlements or compromises does not exceed $2,000,000 in the aggregate, or change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years;

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  except as required by the terms of any SRC benefit plan: (a) enter into, adopt or terminate any material SRC benefit plan, other than entering into employment agreements in the ordinary course of business that can be terminated within thirty days without penalty or payment of severance; (b) amend any SRC benefit plan, other than amendments in the ordinary course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to SRC of maintaining such SRC benefit plan; (c) increase compensation payable to any current or former employee or director; (d) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (e) hire or terminate the employment of any employee with an annual base salary greater than or equal to $125,000 or with a title equal to director or above, other than terminations for cause; (f) provide any funding for any rabbi trust or similar arrangement, or (g) enter into or amend any collective bargaining or works council or similar labor agreement;

  •
  (a) incur, create, assume or guarantee any indebtedness, other than: (i) incurrences under SRC's existing credit agreement in the ordinary course of business, in an aggregate amount that would not cause outstanding borrowings under the SRC credit agreement to exceed $200,000,000 or (ii) transactions solely between or among SRC and its subsidiaries or solely between or among subsidiaries of SRC, and in each case guarantees thereof; or (b) incur, create or suffer to exist any encumbrance, other than (i) encumbrances securing the SRC credit agreement or other indebtedness of SRC or its subsidiaries existing on August 25, 2019 or incurred in compliance with the foregoing clause (a), or (ii) encumbrances in existence on June 30, 2019 and disclosed in SRC's quarterly report on Form 10-Q for the three months ended June 30, 2019, or (iii) other permitted encumbrances under the merger agreement;

  •
  other than in the ordinary course of business consistent with past practice: (a) enter into or assume any contract that would have been a material contract (excluding any SRC benefit plan) had it been entered into prior to August 25, 2019 or (b) terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any material contract (excluding any SRC benefit plan) that would have been a material contract had it been entered into prior to August 25, 2019, excluding any termination upon expiration of a term in accordance with the terms of such material contract;

  •
  other than the settlement of any proceedings reflected or reserved against on the balance sheet of SRC (or in the notes thereto), settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes and any transaction litigation) involving solely the payment of monetary damages by SRC or any of its subsidiaries of any amount exceeding $2,000,000 in the aggregate, provided, however, that neither SRC nor any of its subsidiaries shall settle or compromise any proceeding if such settlement or compromise (a) involves a material conduct remedy or material injunctive or similar relief, (b) involves an admission of criminal wrongdoing by SRC or any of its subsidiaries or (c) has a materially restrictive impact on the business of SRC or any of its subsidiaries;

  •
  authorize or make capital expenditures that are, in the aggregate greater than 115% of the aggregate amount of capital expenditures scheduled to be made in SRC's drilling and completion capital expenditure budget for the applicable fiscal quarter as set forth on the disclosure letter SRC delivered to PDC in connection with the merger agreement, except to the extent such operations are specifically further described in such disclosure letter, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

  •
  enter into any lease for real property that would be a material real property lease if entered into prior to August 25, 2019 or terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any material real property lease;

  •
  fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of SRC and its subsidiaries to the extent commercially reasonable in SRC's business judgment in light of prevailing conditions in the insurance market; or

  •
  agree to take any action prohibited as described above.

Interim Operations of PDC

        PDC has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to preserve substantially intact its existing relationships with its key customers, suppliers, creditors and employees.

        In addition, PDC has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter PDC delivered to SRC in connection with the merger agreement, required by applicable law or otherwise consented to by SRC in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, PDC will not, and will not permit its subsidiaries to:

  •
  declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchange for any shares of capital stock PDC or its subsidiaries, except for (a) dividends or distributions required by the organizational documents of any PDC subsidiary and, (b) dividends or distributions by a wholly owned subsidiary of PDC to PDC or another wholly owned subsidiary of PDC;

  •
  split, combine or reclassify any capital stock of, or other equity interests in, PDC or any of its subsidiaries;

  •
  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, PDC, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated or permitted by the terms of any PDC benefit plan as in effect on August 25, 2019 (including any PDC equity-based award granted under the PDC equity plan in effect on August 25, 2019 or adopted or entered into in accordance with the merger agreement);

  •
  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, PDC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (a) the issuance of PDC common stock upon the vesting, settlement, exercise or lapse of any restrictions on any PDC equity awards granted under the PDC equity plan and outstanding on August 25, 2019; (b) issuances of PDC equity awards under the PDC equity plan to employees, directors, and other service providers in the ordinary course of business; (c) the shares of capital stock or other equity issued as a dividend made in accordance with the merger agreement; (d) transactions between PDC and a wholly owned subsidiary of PDC or between wholly owned subsidiaries of PDC; and (e) issuances of PDC common stock in connection with the types of transaction contemplated by the bullet directly two below;

  •
  amend or propose to amend PDC's organizational documents, or amend or propose to adopt any material change in the organizational documents of PDC's material subsidiaries in a manner that would adversely affect the consummation of the transactions, in either case, including by merger, consolidation or otherwise;

  •
  consummate: (a) a merger, consolidation, combination or amalgamation with any entity other than another wholly owned PDC subsidiary; (b) an acquisition (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) of any business or any corporation, partnership, association or other business organization or division thereof; (c) any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by PDC or any of its subsidiaries; or (d) any transaction to which PDC would issue shares of PDC common stock in consideration of such transaction and such issuance would require the vote of the stockholders of PDC pursuant to the rules of Nasdaq, in each case of clauses (a)-(d), if such action would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement by PDC;

  •
  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of PDC or any of its subsidiaries, or a restructuring, recapitalization or other reorganization of PDC or any of its subsidiaries of a similar nature, other than such transactions among the PDC and any subsidiaries of PDC or among subsidiaries of PDC;

  •
  change in any material respect their financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of PDC and its subsidiaries, except as required by GAAP or applicable law; or

  •
  agree to take any action prohibited as described above.

No Solicitation; Changes of Recommendation

No Solicitation by SRC

        SRC has agreed that, from and after August 25, 2019, SRC will, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 25, 2019 with respect to an SRC competing proposal (as such term is defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals" beginning on page 142).

        SRC has also agreed that, from and after August 25, 2019 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, SRC will not, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives not to, and will not announce any intention to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of an SRC competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to an SRC competing proposal;

  •
  furnish any non-public information regarding SRC or its subsidiaries, or access to the properties, assets or employees of SRC or its subsidiaries, to any person in connection with or in response to an SRC competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, an SRC competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

  •
  resolve, agree or publicly propose to, or permit SRC or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

SRC: No Solicitation Exceptions

        Notwithstanding the agreements described above prior to the time that the SRC merger proposal has been approved by SRC shareholders, SRC may engage in the second and third bullets directly above with any person if SRC receives a bona fide written SRC competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled "The Merger

Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals"; provided, however, that:

  •
  no non-public information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until SRC receives an executed confidentiality agreement from the person making such SRC competing proposal, subject to certain conditions; and

  •
  prior to and as a condition to taking any such actions, the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such SRC competing proposal is, or would reasonably be expected to lead to, an SRC superior proposal (as defined below).

        An "SRC superior proposal" means any bona fide, written SRC competing proposal (with references to 20% being deemed to be replaced with references to 80%) by a third party, that in the good faith determination of SRC board of directors, after consultation with SRC's financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, taking into account financing requirements of the purchaser, would result in a transaction more favorable to SRC's shareholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account any proposal by PDC to amend the terms of the merger agreement).

SRC: Restrictions on Changes of Recommendation

        Subject to certain exceptions described below, the SRC board of directors may not:

  •
  fail to include its recommendation that SRC shareholders approve the SRC merger proposal in this joint proxy statement/prospectus;

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to PDC, its recommendation that SRC shareholders approve the SRC merger proposal;

  •
  recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any SRC competing proposal; or

  •
  fail to publicly announce within ten business days of any tender offer or exchange offer relating to any capital stock of SRC (or, if earlier, at least two (2) business days prior to the SRC shareholders meeting), a statement disclosing that the SRC Board recommends rejection of such tender offer or exchange offer and affirms the SRC Board's recommendation that SRC shareholders approve the SRC merger proposal;

  •
  fail to publicly reaffirm its recommendation that SRC shareholders approve the SRC merger proposal within ten business days of PDC's written request to do so (or, if earlier, at least two (2) business days prior to the SRC shareholders meeting) following the public announcement of an SRC competing proposal (or any material amendment to an SRC competing proposal, including any change to the price or form of consideration).

        We refer to the taking of any of the actions described in the five bullets directly above as an "SRC recommendation change."

SRC: Permitted Changes of Recommendation and Permitted Termination to Enter into an SRC Superior Proposal

        Prior to, but not after, the SRC merger proposal has been approved by SRC shareholders, in response to a bona fide written SRC competing proposal from a third party that did not arise from a breach of the "no solicitation" obligations described above and in the section entitled "The Merger

Agreement—No Solicitation; Changes of Recommendation—No Solicitation by SRC," the SRC board of directors may effect an SRC recommendation change or terminate the merger agreement if prior and as a condition to taking such action:

  •
  the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such SRC competing proposal is an SRC superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by PDC in response to such SRC competing proposal) and the failure to take action would be reasonably likely to be inconsistent with its fiduciary obligations to SRC shareholders under applicable law;

  •
  SRC shall have given five business days' prior notice to PDC that SRC has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person making such proposal), and, that SRC intends to take such action;

  •
  after giving such notice and prior to effecting such SRC recommendation change or termination, SRC negotiates in good faith with PDC (to the extent PDC wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement such that the SRC competing proposal would no longer constitute an SRC superior proposal; and

  •
  at the end of the five-business-day period, prior to taking action to effect an SRC recommendation change or terminate the merger agreement, the SRC board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by PDC in writing, and determines in good faith after consultation with its financial advisors and outside legal counsel that the SRC competing proposal remains an SRC superior proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to SRC shareholders under applicable law.

        In the event of any change to the financial terms of, or any other material amendment or material modification to, any SRC superior proposal, SRC will be required to deliver a new written notice to PDC and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

SRC: Permitted Changes of Recommendation in Connection with Intervening Events

        Prior to the time the SRC merger proposal has been approved by SRC shareholders, in response to an SRC intervening event (as defined below) that occurs or arises after August 25, 2019, SRC may effect an SRC recommendation change if prior to and as a condition to taking such action:

  •
  the SRC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to SRC shareholders under applicable law;

  •
  SRC shall have given five business days' prior notice to PDC that SRC has determined that an SRC intervening event has occurred or arisen (which notice will reasonably describe such SRC intervening event) and that SRC intends to effect an SRC recommendation change;

  •
  after giving such notice and prior to effecting such SRC recommendation change, SRC negotiates in good faith with PDC (to the extent PDC wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the SRC board of directors not to effect an SRC recommendation change in response thereto; and

  •
  at the end of the five-business-day period, prior to taking action to effect an SRC recommendation change, the SRC board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by PDC in writing and any other information offered by PDC in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect an SRC recommendation change in response to such SRC intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the SRC board of directors to the shareholders of SRC under applicable law.

        In the event of any material changes regarding any SRC intervening event, SRC will be required to deliver a new written notice to PDC and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

        An "SRC intervening event" is a material fact, occurrence, effect, change, circumstance, event or development that occurs or arises after August 25, 2019 that was not known or reasonably foreseeable by the SRC board of directors as of August 25, 2019 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the SRC board of directors as of August 25, 2019), subject to certain exceptions for events that would not constitute an SRC intervening event, including the receipt, existence or terms of an actual or possible SRC competing proposal and conditions (or changes in conditions) in the oil and gas exploration and production industry.

No Solicitation by PDC

        PDC has agreed that, from and after August 25, 2019, PDC will, and will cause its affiliates and subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 25, 2019 with respect to a PDC competing proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals").

        PDC has also agreed that, from and after August 25, 2019 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, PDC will not, and will cause its affiliates and subsidiaries, and its and their respective directors and officers, and representatives not to, and will not announce any intention to directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a PDC competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to a PDC competing proposal;

  •
  furnish any non-public information regarding PDC or its subsidiaries, or access to the properties, assets or employees of PDC or its subsidiaries, to any person in connection with or in response to a PDC competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, a PDC competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

  •
  resolve, agree or publicly propose to, or permit PDC or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

PDC: No Solicitation Exceptions

        Notwithstanding the agreements described above, prior to, but not after, the time the PDC merger proposal and the PDC issuance proposal has been approved by PDC stockholders, PDC may engage in the second and third bullets directly above with any person if PDC receives a bona fide written PDC competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by PDC" beginning on page 139; provided, however, that:

  •
  no non-public information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until PDC receives an executed confidentiality agreement from the person making such PDC competing proposal, subject to certain conditions; and

  •
  prior to and as a condition to taking any such actions, the PDC board of directors determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that such PDC competing proposal is, or would reasonably be expected to lead to, a PDC superior proposal (as defined below).

        A "PDC superior proposal" means any bona fide, written PDC competing proposal (with references to 20% being deemed to be replaced with references to 80%) by a third party, that in the good faith determination of the PDC board of directors, after consultation with PDC's financial advisor and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, taking into account financing requirements of the purchaser, would result in a transaction more favorable to PDC's stockholders than the transactions contemplated by the merger agreement (taking into account any proposal by SRC to amend the terms of the merger agreement).

PDC: Restrictions on Changes of Recommendation

        Subject to certain exceptions described below, the PDC board of directors, including any committee of the PDC board of directors, may not:

  •
  fail to include its recommendation that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal in this joint proxy statement/prospectus;

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SRC, its recommendation that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal;

  •
  recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any PDC competing proposal;

  •
  fail to publicly announce within ten business days of any tender offer or exchange offer relating to any capital stock of PDC (or, if earlier, at least two (2) business days prior to the PDC stockholders meeting), a statement disclosing that the PDC Board recommends rejection of such tender offer or exchange offer and affirms the PDC Board's recommendation that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal; or

  •
  fail to publicly reaffirm its recommendation that PDC stockholders approve the PDC merger proposal and the PDC issuance proposal within ten business days of SRC's written request to do so (or, if earlier, at least two (2) business days prior to the PDC stockholders meeting) following the public announcement of a PDC competing proposal (or any material amendment to a PDC competing proposal, including any change to the price or form of consideration).

        We refer to the taking of any of the actions described in the four bullets directly above as a "PDC recommendation change."

PDC: Permitted Changes of Recommendation and Permitted Termination to Enter into a PDC Superior Proposal

        Prior to the time that the PDC merger proposal and the PDC issuance proposal have been approved by PDC stockholders, in response to a bona fide written PDC competing proposal from a third party that did not arise from a breach of the "no solicitation" obligations described above and in the section entitled "The Merger Agreement—No Solicitation by Parent," the PDC board of directors may effect a PDC recommendation change or terminate the merger agreement if prior and as a condition to taking such action:

  •
  the PDC board of directors determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that such PDC competing proposal is a PDC superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by SRC in response to such PDC competing proposal) and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to PDC stockholders under applicable law;

  •
  PDC shall have given five business days' prior notice to SRC that PDC has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person making such proposal), and, that PDC intends to take such action;

  •
  after giving such notice and prior to effecting such SRC recommendation change or termination, PDC negotiates in good faith with SRC (to the extent SRC wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement such that the PDC competing proposal would no longer constitute a PDC superior proposal; and

  •
  at the end of the five-business-day period, prior to taking action to effect a PDC recommendation change or terminate the merger agreement, the PDC board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by SRC in writing, and determines in good faith after consultation with PDC's financial advisor and outside legal counsel, that the PDC competing proposal remains a PDC superior proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to PDC stockholders under applicable law.

        In the event of any change to the financial terms of, or any other material amendment or material modification to any PDC superior proposal, PDC will be required to deliver a new written notice to SRC and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

PDC: Permitted Changes of Recommendation in Connection with Intervening Events

        Prior to, but not after, the time that the PDC merger proposal and the PDC issuance proposal has been approved by PDC stockholders, if a PDC intervening event (as defined below) occurs, PDC may effect a PDC recommendation change if prior to and as a condition to taking such action:

  •
  the PDC board of directors determines in good faith after consultation with PDC's financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to PDC's stockholders under applicable law;

  •
  PDC shall have given five business days' prior notice to SRC that PDC has determined that a PDC intervening event has occurred or arisen (which notice will reasonably describe such PDC intervening event) and that PDC intends to effect a PDC recommendation change;

  •
  after giving such notice and prior to effecting such PDC recommendation change, PDC negotiates in good faith with SRC (to the extent SRC wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the PDC board of directors not to effect a PDC recommendation change in response thereto; and

  •
  at the end of the five-business-day period, prior to taking action to effect a PDC recommendation change, the PDC board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by SRC in writing and any other information offered by SRC in response to the notice, and determines in good faith, after consultation with PDC's financial advisor and outside legal counsel, that the failure to effect a PDC recommendation change in response to such PDC intervening event would be reasonably likely to be inconsistent with the fiduciary obligations by the PDC board of directors to the stockholders of PDC under applicable law.

        In the event of any material changes regarding any PDC intervening event, PDC will be required to deliver a new written notice to SRC and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

        A "PDC intervening event" is a material fact, occurrence, effect, change, circumstance, event or development that occurs or arises after August 25, 2019 that was not known or reasonably foreseeable by the PDC board of directors as of August 25, 2019 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the PDC board of directors as of August 25, 2019), subject to certain exceptions for events that would not constitute an PDC intervening event, including the receipt, existence or terms of an actual or possible PDC competing proposal and conditions (or changes in conditions) in the oil and gas exploration and production industry.

Certain Permitted Disclosures

        SRC, directly or indirectly through one or more of its representatives, may, to the extent applicable, disclose to SRC shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to SRC shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed SRC competing proposal. However, SRC has agreed not to effect any SRC change of recommendation other than in accordance with the applicable provisions of the merger agreement.

        PDC, directly or indirectly through one or more of its representatives, may, to the extent applicable, disclose to PDC stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to PDC stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed PDC competing proposal. However, PDC has agreed not to effect any PDC change of recommendation other than in accordance with the applicable provisions of the merger agreement.

Definitions of Competing Proposals

        An "SRC competing proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with PDC or any of its subsidiaries) involving:

  •
  any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of SRC or any of its subsidiaries (including capital stock of the subsidiaries of SRC) that account for 20% (based on the fair market value) or more of the consolidated assets of SRC and its subsidiaries (including capital stock of the subsidiaries of SRC), taken as a whole, or from which 20% or more of the consolidated revenues or earnings of SRC and its subsidiaries are derived;

  •
  any direct or indirect acquisition of beneficial ownership by any person or group of 20% or more of the voting power of SRC or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the voting power of SRC; or

  •
  merger, consolidation, share exchange, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving SRC which is structured to permit any person or group to acquire beneficial ownership of at least 20% of SRC's and its subsidiaries' assets or equity interests.

        A "PDC competing proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with PDC or any of its subsidiaries) involving:

  •
  any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of PDC or any of its subsidiaries (including capital stock of the subsidiaries of PDC) that account for 20% (based on the fair market value) or more of the consolidated assets of PDC and its subsidiaries (including capital stock of the subsidiaries of PDC), taken as a whole, or from which 20% or more of the consolidated revenues or earnings of PDC and its subsidiaries are derived;

  •
  any direct or indirect acquisition of beneficial ownership by any person or group of 20% or more of the voting power of PDC or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20%) or more of the voting power of PDC; or

  •
  merger, consolidation, share exchange, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving PDC which is structured to permit any person or group to acquire beneficial ownership of at least 20% of PDC's and its subsidiaries' assets or equity interests.

Preparation of Joint Proxy Statement/Prospectus and Registration Statement

        PDC and SRC has each agreed to promptly furnish to the other party such data and information relating to it, its respective subsidiaries and the holders of its capital stock, as the other party may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto.

        SRC and PDC have agreed to each use reasonable best efforts to cause this joint proxy statement/prospectus and the registration statement, of which this joint proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. PDC and SRC will each use its reasonable best efforts to cause the registration statement, of which this joint proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and PDC will use reasonable best efforts to keep the registration statement, of which this joint proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of SRC and PDC will advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the registration statement, of which this joint proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of SRC and PDC have agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

        Prior to filing the registration statement, of which this joint proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this joint proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SRC and PDC has agreed to (a) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (b) include in such document or response all comments reasonably and promptly proposed by the other and (c) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.

        PDC and SRC have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the PDC common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of SRC and PDC will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

        If at any time prior to the effective time of the merger, any information relating to PDC or SRC, or any of their respective affiliates, officers or directors, should be discovered by PDC or SRC that should be set forth in an amendment or supplement to the registration statement, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the SRC shareholders and PDC stockholders.

Stockholder and Shareholder Meetings

SRC Shareholders Meeting

        SRC has agreed to take all action necessary in accordance with applicable laws and the organizational documents of SRC to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the approval of the SRC merger proposal by SRC shareholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the SRC board of directors must recommend that the shareholders of SRC vote in favor of the SRC merger proposal and the SRC board of directors must solicit from SRC shareholders proxies in favor of the SRC merger proposal, and this joint proxy statement/prospectus is required to include such recommendation of the SRC board of directors.

        SRC (a) will be required to adjourn or postpone the SRC shareholders meeting to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required to be filed and disseminated under applicable law is provided to SRC shareholders or if, as of the time for which the SRC shareholders meeting is scheduled, there are insufficient shares of SRC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such SRC shareholders meeting, and (b) may adjourn or postpone the SRC shareholders meeting if, as of the time for which the SRC shareholders meeting is scheduled, SRC reasonably determines in good faith that there are insufficient shares of SRC common stock represented (either in person or by proxy) to obtain SRC shareholder approval of the SRC merger proposal. However, the SRC shareholders meeting will not be adjourned or postponed to a date that is more than thirty days after the date for which the SRC shareholders meeting was previously scheduled (though the SRC shareholders meeting shall be adjourned or postponed every time the circumstances described in (a) exist, and may be adjourned or postponed every time the circumstances described in (b) exist) or to a date on or after two business days prior to the end date.

        SRC will promptly provide PDC with all voting tabulation reports relating to the SRC shareholders meeting and will otherwise keep PDC reasonably informed regarding the status of the solicitation and any material oral or written communications from or to SRC's shareholders with respect thereto. Unless there has been an SRC recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of SRC's shareholders or any other person to prevent the approval of the SRC merger proposal by SRC shareholders.

PDC Stockholders Meeting

        PDC has agreed to take all action necessary in accordance with applicable laws and the organizational documents of PDC to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the adoption and approval of the PDC merger proposal and the PDC issuance proposal by PDC stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the PDC board of directors must recommend that the stockholders of PDC vote in favor of the PDC merger proposal and the PDC issuance proposal at the PDC stockholders meeting and the PDC board of directors must solicit from PDC stockholders proxies in favor of the proposals, and this joint proxy statement/prospectus is required to include such recommendation of the PDC board of directors.

        PDC (a) will be required to adjourn or postpone the PDC stockholders meeting to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required to be filed and disseminated under applicable law is provided to PDC stockholders or if, as of the time for which the PDC stockholders meeting is scheduled, there are insufficient shares of PDC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the PDC stockholders meeting, and (b) may adjourn or postpone the PDC stockholders meeting if as of the time for which the PDC stockholders meeting is scheduled, PDC reasonably determines in good faith that there are insufficient shares of PDC common stock represented (either in person or by proxy) to obtain PDC stockholder approval of the PDC merger proposal and the PDC issuance proposal. However, the PDC stockholders meeting will not be adjourned or postponed to a date that is more than thirty days after the date for which the PDC stockholders meeting was previously scheduled (though the PDC stockholders meeting shall be adjourned or postponed every time the circumstances described in (a) exist, and may be adjourned or postponed every time the circumstances described in (b) exist) or to a date on or after two business days prior to the end date.

        PDC will promptly provide all voting tabulation reports relating to the PDC stockholders meeting and will otherwise keep SRC reasonably informed regarding the status of the solicitation and any material oral or written communications from or to PDC's stockholders with respect thereto. Unless there has been a PDC recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of PDC's stockholders or any other person to prevent the approval of the PDC merger proposal or the PDC issuance proposal by PDC stockholders.

Timing of Stockholders Meetings

        PDC and SRC are required to cooperate and use their reasonable best efforts to hold the PDC stockholders meeting and the SRC shareholders meeting on the same day and at approximately the same time.

Access to Information

        Subject to applicable law and certain other exceptions set forth in the merger agreement, SRC and PDC have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders/stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of PDC, SRC or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

        Each party has agreed to, and to cause each of its subsidiaries to, afford to the other party and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of its and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to the other party and its representatives such information concerning its and its subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the applicable party. Each party and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party or its subsidiaries of their normal duties.

Nondisclosure Agreement

        PDC and SRC have entered into a nondisclosure agreement dated as of July 1, 2019 (sometimes referred to herein as a confidentiality agreement) which shall survive the execution and delivery of the merger agreement and shall apply to all information furnished under the confidentiality agreement and merger agreement. The confidentiality agreement shall terminate as of the effective time of the merger.

HSR and Other Regulatory Approvals

        Except for the filings and notifications made pursuant to the HSR Act, promptly after August 25, 2019, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. Neither party nor its subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

        As promptly as reasonably practicable after August 25, 2019, but in no event later than ten business days after August 25, 2019, each of the parties will make any filings required under the HSR Act. Each of PDC and SRC shall, and shall cause their respective subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. PDC and SRC shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. PDC and SRC shall each use its reasonable best efforts to respond to and substantially comply with any request for information or documentary material from any governmental entity charged with enforcing, applying, administering, or investigating any antitrust law, or any other competition authority of any other jurisdiction. In connection with the foregoing, each of PDC and SRC have agreed to (and agreed to cause their respective subsidiaries to):

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  cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

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  promptly notify the other party of any communication concerning the merger agreement or any of the transactions contemplated thereby to that party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) is or may be required in connection with the transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement; and

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  permit the other party to review in draft any proposed communication to be submitted by it to any governmental entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity (or, in connection with any proceeding by a private party, with any other person), and, to the extent permitted by the applicable governmental entity or person, not participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the merger agreement or any of the transactions contemplated thereby unless it consults with the other party and its representatives in advance and invites the other party's representatives to attend in accordance with applicable laws.

        PDC has agreed to take any and all action necessary to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by the end date, including, but not limited to:

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  selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of SRC or PDC or their respective subsidiaries;

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  terminating existing relationships, contractual rights or obligations of SRC or PDC or their respective subsidiaries;

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  terminating any venture or other arrangement;

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  creating any relationship, contractual rights or obligations of SRC or PDC or their respective subsidiaries; or

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  effectuating any other change or restructuring of SRC or PDC or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to SRC or its subsidiaries or its or their businesses or assets) (we refer to each of the foregoing as a "divestiture action").

        However, none of PDC or any of its subsidiaries is required to take or agree to take any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of PDC and SRC on a combined basis, taken as a whole, after giving effect to the merger, which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to SRC, taken as a whole. SRC shall not take or agree to take any divestiture action unless requested in writing by PDC and such action is only effective after the effective time of the merger and is conditioned upon the consummation of the transactions contemplated by the merger agreement.

        In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, PDC shall take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall PDC be required to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of PDC and SRC on a combined basis, taken as a whole, after giving effect to the merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to SRC, taken as a whole). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement, PDC shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the end date.

        SRC and PDC have each agreed not to take any action that could reasonably be expected to hinder or delay obtaining clearance or the expiration or termination of the required waiting period under the HSR Act.

Employee Matters

        No later than ten business days prior to the closing date, PDC will provide SRC a complete list of employees that PDC will be (a) offering continuing employment with PDC or its subsidiaries, (b) offering transitional employment with PDC or its subsidiaries until the end of a specified transition date or (c) informing that their employment will terminate on the closing date. As of the effective time of the merger, the surviving corporation shall, or shall cause one of its subsidiaries to, employ each employee of SRC and its subsidiaries who continues to be employed by the surviving corporation or its subsidiaries as of the effective time of the merger (we refer to each such employee as a "continuing employee").

        As of the effective time of the merger, the surviving corporation shall provide to each continuing employee the base salary or wages and annual target cash bonus opportunity or semi-annual cash bonus opportunity, as applicable, in effect as of immediately prior to the effective time of the merger. From and after the effective time of the merger, the surviving corporation shall honor all SRC benefit plans, agreements and arrangements, including the New PSU awards, in each case, in accordance with their terms as in effect immediately prior to the effective time of the merger. However, after the effective time of the merger, the surviving corporation or any of its subsidiaries have the right to amend or terminate any such SRC benefit plan, or compensation arrangement or agreement in accordance with its terms. Neither the surviving corporation nor any of its subsidiaries have any obligation to retain any employee for any amount of time.

        For the period commencing as of the effective time of the merger and ending on the first anniversary of the closing (we refer to such period as the "continuation period"), the surviving corporation shall, and shall cause one of its subsidiaries to, provide each continuing employee with, during the continuation period, severance payments, rights and/or benefits that are no less favorable than the severance payments, rights and/or benefits under the applicable SRC benefit plans as set forth in the disclosure letters delivered by SRC to PDC in connection with the merger agreement.

        With respect to any employee benefit plans of PDC or its subsidiaries in which any continuing employees immediately prior to closing become eligible to participate on or after the effective time of the merger (which we refer to as the "new plans"), the surviving corporation shall or shall cause one of its subsidiaries to: (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous SRC benefit plan, (b) provide each such continuing employee and his or her spouse and/or eligible dependents with credit for any eligible expenses incurred by such continuing employee or his or her spouse and/or dependent prior to the effective time of the merger under an SRC benefit plan (to the same extent that such credit was given under the analogous SRC benefit plan prior to the effective time of the merger) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans, and (c) recognize all service of such continuing employees with SRC and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous SRC benefit plan prior to the effective time of the merger; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

        Except with respect to PDC assumed New PSU awards, PDC acknowledges that a "change in control" within the meaning of the SRC benefit plans will occur at the effective time of the merger.

Indemnification; Directors' and Officers' Insurance

        From the effective time of the merger and until the six year anniversary of the effective time of the merger, the surviving corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 25, 2019 or who becomes prior to the effective time of the merger, a director, officer or employee of SRC or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of SRC or any of its subsidiaries or is or was serving at the request of SRC or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (whom we refer to as the "indemnified persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of SRC or any of its subsidiaries, a fiduciary under any employee benefit plan of SRC or any of its subsidiaries or is or was serving at the request of SRC or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger (which liabilities we refer to as "indemnified liabilities"), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and the surviving corporation shall, pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law and in accordance with the procedures (if any) set forth in the organizational documents of SRC or any subsidiary of SRC; provided, that such indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification).

        The surviving corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the specific intent to) adversely the rights thereunder of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. The surviving corporation shall, and cause its subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between SRC or any of its subsidiaries and any of its directors, officers or employees existing immediately prior to the effective time of the merger agreement.

        PDC and SRC will cause to be put in place, and PDC will fully prepay immediately prior to the effective time of the merger, "tail" insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the "tail period") from an insurance carrier with the same or better credit rating as SRC's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as SRC's existing policies, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger, provided, however, that PDC may elect in its sole discretion to, but shall not be required to, spend more than 300% (which we refer to as the "cap amount") of the last annual premium paid by SRC prior to the date hereof for the six years of coverage under such "tail" policy; provided, further, that if the cost of such insurance exceeds the cap amount, and PDC elects not to spend more than the cap amount for such purpose, then PDC shall purchase the greatest coverage available for the six year period for the cap amount.

        In the event that the surviving corporation, any subsidiary of the surviving corporation, or any of their successors or assignees (a) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation, or any subsidiary of the surviving corporation, as the case may be, shall assume the obligations will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

        In the event of any litigation or other legal proceedings by any governmental entity or other person is commenced or, to the knowledge of PDC or SRC, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages in connection therewith, the parties agree to promptly (and in any event within two business days) notify the other party of such transaction litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any transaction litigation against the first party and shall consider in good faith the other party's advice with respect to such transaction litigation and, to the extent practicable, give the other party and its advisors the right to review and comment on any material filings or responses in connection with such transaction litigation by or on behalf of the first party. Each party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any transaction litigation against it without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Public Announcements

        Except as described below each of SRC and PDC agreed to not, and to cause its representatives not to, issue any public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated thereby, without the prior written approval of the parties. Notwithstanding the forgoing, each of SRC and PDC and its representatives may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement, (a) as required by law or (b) as required by the rules of any stock exchange upon which such party's or any of its subsidiaries' capital stock is traded. However, in each case, the disclosing party will endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and will give due consideration to all reasonable changes suggested thereto. In addition, each party may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement with the prior written approval of the other party or that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with the agreement. Furthermore, each party may make internal communications with its employees which are not made public, and neither party is required to consult with or obtain approval from the other party with respect to a public announcement or press release issued in connection with the receipt and existence of an SRC competing proposal or an SRC change of recommendation or PDC change of recommendation (other than as set forth in the merger agreement).

Advice of Certain Matters

        Subject to compliance with applicable law, SRC and PDC, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, an SRC material adverse effect or a PDC material adverse effect, as the case may be. Except with respect to antitrust laws, SRC and PDC have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Section 16 Matters

        Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of SRC or acquisitions of equity securities of PDC in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SRC, or will become subject to such reporting requirements with respect to PDC, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing and Delisting Application

        PDC will take all action necessary to cause the shares of PDC common stock to be issued in the merger to be approved for listing on Nasdaq prior to the closing date, subject to official notice of issuance. SRC will cooperate with PDC and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the surviving corporation of the SRC common stock from the NYSE and the deregistration of the SRC common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event, no more than ten calendar days after the closing date of the merger.

Tax Matters

        The merger agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and the parties adopt it as such. Each of PDC and SRC have agreed to use (and to cause its respective subsidiaries to use) its reasonable best efforts to cause the merger to qualify, and have agreed not to take or knowingly fail to take (and to cause its subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code. Further, the merger agreement contains additional representations, warranties and covenants relating to the preservation of the tax-free status of the Merger.

Anti-Takeover Laws

        Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such anti-takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Financing

PDC Efforts to Secure Financing

        PDC shall use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain sufficient funds to pay all cash amounts payable at the effective time of the merger pursuant to the merger agreement or otherwise in connection with the merger or transactions relating thereto, including an amount sufficient for repayment of the SRC credit agreement and the amounts payable pursuant to any change of control offer under the SRC Notes (collectively, the "transaction amounts"), including efforts to:

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  timely (and in any event by the effective time of the merger) negotiate and enter into enter into definitive agreements with respect to amendments to the PDC credit agreement or new facilities, pursuant to the terms in the merger agreement, or find replacement financing, pursuant to the terms of the merger agreement; or

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  satisfy or cause to be waived on a timely basis (and in any event by the effective time of the merger) all conditions to funding applicable to PDC set forth in the debt commitment letter (or such definitive agreements, including definitive agreements with respect to any replacement financing of the financing contemplated by the debt commitment letter, that are within its (or any affiliate's) control.

        PDC shall use commercially reasonable efforts to keep SRC reasonably informed on a timely basis of the status of PDC's efforts to obtain financing arrangements to fund the transaction amounts (we refer to such financing arrangements as the "financing") and shall give SRC prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on PDC's ability to pay any of the transaction amounts.

SRC Cooperation with PDC Efforts to Secure Financing

        From August 25, 2019 until the effective time of the merger and upon written request of PDC, SRC agrees to use commercially reasonable efforts to provide, cause its subsidiaries to provide and cause its representatives to provide, all such cooperation reasonably requested by PDC in connection with PDC's financing, including:

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  furnishing to PDC and any of its financing sources who are subject to customary confidentiality arrangements: (a) unaudited consolidated balance sheets and related statements of operations, cash flows and changes in shareholders' equity for SRC for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least forty days prior to the closing date; and (b) such financial information, including historical financial information relating to SRC or its subsidiaries and other information reasonably requested by PDC relating to SRC or its subsidiaries that is customary or reasonably required in connection with the financing;

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  using commercially reasonable efforts to assist PDC with the timely preparation of customary rating agency presentations, bank information memoranda, lender presentations, offering memoranda, prospectuses and similar documents required in connection with the financing;

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  using commercially reasonable efforts to execute and deliver as of the closing date pledge and security documents, supplemental indentures, guarantees, currency or interest hedging arrangements, other definitive financing documents, or other certificates, instruments or documents as may be reasonably requested by PDC and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the financing, it being understood that none of such documents, such pledges or grants will take effect until the effective time of the merger;

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  using commercially reasonable efforts , upon reasonable request of PDC, to provide such cooperation reasonably requested in connection with a borrowing base redetermination under the PDC credit agreement, including delivery of certificates, reports, data and supplemental information;

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  using commercially reasonable efforts to take all reasonable and customary actions reasonably requested by PDC to (a) permit any of PDC's financing sources who are subject to customary confidentiality arrangements to evaluate SRC and its subsidiaries' reserves, assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the closing date and to assist with other collateral audits and due diligence examinations, and (b) permit PDC to establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the financing effective as of the closing date;

  •
  providing at least four business days prior to the closing date all documentation and other information relating to SRC and its subsidiaries that is reasonably requested by PDC at least nine business day prior to the closing date required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act;

  •
  using commercially reasonable efforts to provide customary authorization letters authorizing the distribution of information regarding SRC and its subsidiaries to prospective lenders who are subject to customary confidentiality arrangements in connection with the financing containing such customary representations as have been approved by SRC;

  •
  using commercially reasonable efforts to cause the taking of any corporate, limited liability company or partnership actions, as applicable, by SRC or its subsidiaries reasonably necessary to permit the completion of such financing, subject to the occurrence of the closing; and

  •
  using commercially reasonable efforts to cooperate in connection with any offering of notes, including by: (a) using commercially reasonable efforts to cause its representatives to participate in due diligence sessions, provide customary consents and customary comfort letters; (b) using commercially reasonable efforts to cause management teams of SRC or its subsidiaries, with appropriate seniority and expertise, to provide customary cooperation; and (c) using commercially reasonable efforts to cooperate with due diligence relating to such offerings, to the extent customary and reasonable.

        Furthermore, following the written request from PDC, SRC shall, and shall cause its subsidiaries to:

  •
  use commercially reasonable efforts to deliver a prepayment and commitment termination notice under and otherwise facilitate the termination at the closing of all commitments in respect of the SRC credit agreement, pursuant to the terms and conditions of the merger agreement; provided, that if PDC requests the termination of the commitments under the SRC credit agreement, PDC must deposit, or cause to be deposited, funds with the administrative agent no later than the closing date of the merger in an amount sufficient for such repayment; and

  •
  use commercially reasonable efforts to provide all reasonable cooperation requested by PDC to facilitate PDC's assumption of the SRC Notes, effective as of the closing date (including delivering any notices, requests, orders or certificates reasonably required to be delivered in connection therewith).

        Notwithstanding the above, in connection with the financing or other cooperation contemplated by the merger agreement, neither SRC nor its subsidiaries will be required to act, if any such action shall, or would reasonably be expected to:

  •
  cause any representation or warranty or covenant contained in the merger agreement to be breached (unless waived by PDC);

  •
  involve the entry by SRC or any of its subsidiaries into any agreement or instrument prior to the occurrence of the closing (other than those certain officer notices or certificates delivered in connection with a borrowing base redetermination under the PDC credit agreement or such agreements or instruments delivered in advance of closing of which the effectiveness is conditioned thereon);

  •
  require SRC or any of its subsidiaries or any of its or their representatives to provide (or to have provided on its behalf) any certificates (other than (a) those delivered in connection with a borrowing base redetermination under the PDC credit agreement and (b) a certificate, in form reasonably satisfactory to the trustee under the SRC Notes indenture dated November 29, 2017 between SRC and U.S. Bank National Association (which we refer to as the "SRC Notes indenture"), to the effect that immediately prior to the effective time of the merger no default (as defined in the SRC Notes indenture) or event of default (as defined in the SRC Notes indenture) exists under the SRC Notes indenture or legal opinions;

  •
  cause any director, officer or employee or shareholder of SRC or any of its subsidiaries to incur any personal liability;

  •
  conflict with the organizational documents of SRC or any of its subsidiaries or any laws;

  •
  result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which SRC or any of its subsidiaries is a party;

  •
  require SRC or any of its subsidiaries to provide access to or disclose information that SRC or any of its subsidiaries determines would jeopardize any attorney-client privilege of SRC or any of its subsidiaries;

  •
  require SRC or any of its subsidiaries to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

  •
  prepare any projections or pro forma financial statements;

  •
  unreasonably interfere with the ongoing business or operations of SRC and/or its subsidiaries; or

  •
  require SRC or any of its subsidiaries to pay any commitment or other fee or incur any other expense, liability or obligation prior to the closing date that would not be reimbursed or indemnified under the merger agreement;

  •
  cause any director, officer, or employee of SRC or any of its subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity; or

  •
  require SRC or any of its subsidiaries or any of its or their representatives to prepare or provide any environmental assessment.

        Upon SRC's request, PDC shall pay or reimburse promptly, and in any event within five business days, regardless of whether or not the merger is consummated or the merger agreement is terminated, all reasonable and documented out-of-pocket fees and expenses incurred by SRC and its subsidiaries in connection with cooperating or assisting with the financing.

        PDC shall indemnify and hold harmless SRC and each of its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney's fees), interest, awards, judgments and penalties suffered or incurred in connection with PDC's financing arrangements, debt repayments, or any assistance or cooperation contemplated by the merger agreement (other than arising out of gross negligence, willful misconduct or bad faith by SRC or its subsidiaries or their respective representatives).

SRC Benefit Plans

        Prior to the closing date, unless PDC provides SRC with written notice at least ten days prior to the closing date electing not to enforce this provision in the merger agreement, SRC will take all actions necessary or appropriate to: (a) adopt resolutions to terminate each SRC benefit plan that includes a "qualified cash or deferred arrangement," as defined in Section 401(k)(2) of the Code (which we refer to as a "SRC 401(k) plan") effective no later than the day immediately preceding the closing date, (b) provide evidence that each SRC 401(k) Plan has been terminated by providing a copy of the action of the SRC board of directors in form and substance satisfactory to PDC, and (c) take such other actions reasonably necessary or appropriate in furtherance of terminating each SRC 401(k) Plan as PDC may reasonably require. Each participant in the SRC 401(k) Plan who is employed by the surviving corporation after the effective time shall be immediately eligible, as of the effective time, to commence participation in a tax-qualified defined contribution plan of PDC or one of its affiliates (which we refer to as the "PDC 401(k) Plan") and be given the opportunity to elect to "roll over" the account balance (including any outstanding loans) under the SRC 401(k) Plan to the PDC 401(k) Plan.

Conditions to the Completion of the Merger

Mutual Conditions

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  PDC Stockholder Approval.  The PDC merger proposal must have been approved by the affirmative vote of a majority of the outstanding shares of PDC common stock entitled to vote on the PDC merger proposal and the PDC issuance proposal must have been approved by the affirmative vote of the holders of a majority of the votes cast at the PDC stockholders meeting in accordance with the DGCL, the rules and regulations of Nasdaq and the PDC organizational documents, as applicable.

  •
  SRC Shareholder Approval.  The SRC merger proposal must have been approved by the affirmative vote of a majority of the outstanding shares of SRC common stock entitled to vote on the SRC merger proposal, in accordance with the CBCA and the SRC organizational documents.

  •
  Regulatory Approval.  Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

  •
  No Injunctions or Restraints.  No governmental entity of the United States or any state thereof having jurisdiction over PDC or SRC shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law that makes the consummation of the merger illegal or otherwise prohibited shall have been adopted after August 25, 2019.

  •
  Effectiveness of the Registration Statement.  The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

  •
  Nasdaq Listing.  The shares of PDC common stock issuable to SRC shareholders pursuant to the merger agreement must have been authorized for listing on Nasdaq, upon official notice of issuance.

Additional Conditions to the Obligations of PDC

        The obligations of PDC to complete the merger are subject to the satisfaction or waiver of further conditions, including:

  •
  certain representations and warranties of SRC set forth in the merger agreement regarding capital stock, capital structure, absence of certain changes or events since June 30, 2019, and brokers must have been true and correct as of August 25, 2019 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

  •
  certain other representations and warranties of SRC set forth in the merger agreement relating to organization, standing and power, authority, and opinion of financial advisors must have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality" or "SRC material adverse effect") as of August 25, 2019 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

  •
  all other representations and warranties of SRC set forth in the merger agreement must have been true and correct as of August 25, 2019 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "SRC material adverse effect") have not had and would not reasonably be expected to have, individually or in the aggregate, an SRC material adverse effect;

  •
  SRC having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

  •
  since August 25, 2019, there must not have been any effect that has had or would reasonably be expected to have, individually or in the aggregate, an SRC material adverse effect;

  •
  PDC having received a certificate of SRC signed by an executive officer of SRC, dated as of the closing date, confirming that the conditions set forth in the five bullets directly above have been satisfied; and

  •
  PDC having received an opinion of its outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Additional Conditions to the Obligations of SRC

        The obligation of SRC to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  certain representations and warranties of PDC set forth in the merger agreement regarding capital stock, capital structure, and absence of certain changes or events since June 30, 2019 must have been true and correct as of August 25, 2019 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

  •
  certain other representations and warranties of PDC set forth in the merger agreement relating to organization, standing and power, authority, opinion of financial advisor and brokers must have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality" or "PDC material adverse effect") as of August 25, 2019 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

  •
  all other representations and warranties of PDC set forth in the merger agreement must have been true and correct as of August 25, 2019 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "PDC material adverse effect") that would not reasonably be expected to have, individually or in the aggregate, a PDC material adverse effect;

  •
  PDC having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

  •
  since August 25, 2019, there must not have been any effect that has had or would reasonably be expected to have, individually or in the aggregate, a PDC material adverse effect;

  •
  SRC having received a certificate of PDC signed by an executive officer of PDC, dated as of the closing date, confirming that the conditions in the five bullets directly above have been satisfied; and

  •
  SRC having received an opinion from its outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Frustration of Closing Conditions

        Neither PDC nor SRC may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was primarily caused by such party's breach in any material respect of any covenant of the merger agreement.

Termination

Termination Rights

        PDC and SRC may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of PDC and SRC.

        The merger agreement may also be terminated by either PDC or SRC at any time prior to the effective time of the merger in any of the following situations:

  •
  if any governmental entity of the United States or any state thereof having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited;

  •
  if the merger has not been consummated on or before February 25, 2020 (subject to extension to May 25, 2020 for the sole purpose of obtaining regulatory clearances) (which date we refer to as the "end date"), so long as the terminating party has not violated or breached any material covenant or agreement under the merger agreement where such violation or breach has been the primary cause of or resulted in the failure of the merger to occur on or before such date (which we refer to as the "end date termination event");

  •
  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition if it was continuing as of the closing date (and such breach cannot be or has not been cured by the earlier of (a) forty-five days after the giving of written notice to the breaching party of such breach and (b) two business days prior to the end date) (we refer to such breach, a "terminable breach"), so long as the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement under the merger agreement (which, in the case of a breach by SRC, we refer to as a "SRC terminable breach event" and, in the case of a breach by PDC, we refer to as a "PDC terminable breach event"); or

  •
  if (a) the SRC shareholders do not approve the SRC merger proposal upon a vote held at a duly held SRC shareholders meeting, or at any subsequent reconvening of the SRC special meeting following any adjournments and postponements of the SRC special meeting (which we refer to as a "SRC shareholder approval termination event"), or (b) the PDC stockholders do not approve the PDC merger proposal and the PDC issuance proposal upon a vote held at a duly held PDC stockholders meeting, or at any subsequent reconvening of the PDC special meeting following any adjournments and postponements of the PDC special meeting (which we refer to as a "PDC stockholder approval termination event").

        In addition, the merger agreement may be terminated by PDC:

  •
  if, prior to the PDC stockholders approving the PDC merger proposal and the PDC issuance proposal, in order to enter into a definitive agreement with respect to a PDC superior proposal, so long as PDC has, contemporaneously with such termination, paid or caused to be paid to

    SRC the PDC termination fee pursuant to the merger agreement and PDC has complied with the requirements under the merger agreement regarding a PDC superior proposal (which we refer to as a "PDC superior proposal termination event"); or

  •
  if prior to the approval of the SRC merger proposal by SRC shareholders, the SRC board of directors has effected an SRC recommendation change.

        Further, the merger agreement may be terminated by SRC:

  •
  if, prior to the SRC shareholders approving the SRC merger proposal, in order to enter into a definitive agreement with respect to an SRC superior proposal, so long as SRC has, contemporaneously with such termination, paid or caused to be paid to PDC the SRC termination fee pursuant to the merger agreement and SRC has complied with the requirements under the merger agreement regarding an SRC superior proposal (which we refer to as an "SRC superior proposal termination event"); or

  •
  if prior to the approval of the SRC merger proposal by SRC shareholders, the PDC board of directors has effected a PDC recommendation change.

Termination Fees Payable by SRC

        The merger agreement requires SRC to pay PDC the termination fee if:

  •
  PDC terminates the merger agreement due to an SRC recommendation change;

  •
  SRC terminates the merger agreement due to an SRC superior proposal termination event; or

  •
  (a) PDC or SRC terminates the merger agreement due to the failure to obtain SRC shareholder approval, or due to an end date termination event or PDC terminates due to an SRC terminable breach event and (b) on or before the date of any such termination an SRC competing proposal shall have been publicly announced or disclosed or otherwise communicated to the SRC board of directors prior to the SRC shareholders meeting and (c) within twelve months after the date of such termination, SRC enters into a definitive agreement with respect to an SRC competing proposal or consummates any transaction meeting the parameters of an SRC competing proposal. For purposes of this paragraph, any reference in the definition of SRC competing proposal to "20%" will be deemed to be a reference to "more than 60%."

Termination Fees Payable by PDC

        The merger agreement requires PDC to pay SRC the reverse termination fee if:

  •
  SRC terminates the merger agreement due to a PDC recommendation change;

  •
  PDC terminates the merger agreement due to a PDC superior proposal termination event; or

  •
  (a) PDC or SRC terminates the merger agreement due to the failure to obtain PDC stockholder approval or due to end date termination event or SRC terminates due to a PDC terminable breach and (b) on or before the date of any such termination, a PDC competing proposal shall have been publicly announced or disclosed or otherwise communicated to the PDC board of directors prior to the PDC shareholders meeting and (c) within twelve months after the date of such termination, PDC enters into a definitive agreement with respect to a PDC competing proposal or consummates any transaction meeting the parameters of a PDC competing proposal. For purposes of this paragraph, any reference in the definition of SRC competing proposal to "20%" will be deemed to be a reference to "more than 60%."

Expenses Payable the Other Party

        If the merger agreement is terminated because of an SRC shareholder approval termination event or a PDC stockholder approval termination event, SRC and PDC, as applicable, may be required to reimburse the other party for its actual costs and expenses in connection with the negotiation, execution and performance of the merger agreement and transactions contemplated thereunder, not to exceed $10 million.

Effect of Termination

        In the event of termination of the merger agreement pursuant to the provisions described in the section entitled "The Merger Agreement—Termination" beginning on page 158, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement or intentional and knowing fraud.

Expenses

        Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

        PDC and SRC have agreed that (a) any non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement and will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in the merger agreement.

        The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (a) SRC and its subsidiaries against PDC and any of its respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only PDC shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of PDC and its subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of PDC in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation; and (b) PDC and its subsidiaries against SRC and its subsidiaries and any of their respective former, current or future directors, officers, shareholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only SRC shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of SRC and its subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of SRC in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation.

No Third Party Beneficiaries

        Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than PDC and SRC any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

  •
  the rights of the former holders of SRC common stock, SRC RSU awards and/or Current PSU awards to receive the merger consideration obligations described under "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" and "The Merger Agreement—Treatment of SRC Equity Awards in the Merger" beginning on pages 123 and 124;

  •
  the right of the indemnified persons to enforce the obligations described under "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 149; and

  •
  the rights of the parties to PDC's financing documents related to SRC's agreement as to governing law, jurisdiction and venue of any legal proceeding relating to the financing and the waiver of liability by SRC against such financing parties related to the financing.

Amendment

        Subject to applicable law, the merger agreement may only be amended, modified or supplemented by an instrument in writing, signed on behalf of each of the parties.

Governing Law; Venue; Waiver of Jury Trial

        Except for any proceeding involving certain potential sources of financing, which will be subject to the jurisdiction of a Federal court of the United States of America sitting in the Borough of Manhattan or a state court located in the City and County of New York and shall be governed by the laws of the State of New York, the merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. However, all matters relating to the fiduciary obligations of the SRC board of directors and the internal affairs of SRC or the SRC board of directors (including, without limitation, the interpretation of SRC's certificate of incorporation and bylaws and the CBCA) shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

        The parties to the merger agreement irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery of the State of Delaware does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of the merger agreement and the documents referred to in the merger agreement or in respect of the transactions contemplated by the merger agreement.

        Each party to the merger agreement irrevocably waived any right to a trial by jury in respect of any litigation directly or indirectly arising of out or relating to the merger agreement or the transactions contemplated by the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of SRC common stock that exchange their shares of SRC common stock for shares of PDC common stock in the merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. Tax considerations arising under foreign, state, or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax, are not addressed in this joint proxy statement/prospectus.

        For purposes of this discussion, the term "U.S. holder" refers to a beneficial owner of SRC common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion applies only to U.S. holders of SRC common stock that hold their shares of SRC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

  •
  banks, thrifts, mutual funds, or other financial institutions;

  •
  partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities);

  •
  persons subject to the alternative minimum tax;

  •
  insurance companies;

  •
  tax-exempt organizations or governmental organizations;

  •
  dealers or brokers in stocks and securities, commodities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  individual retirement or other deferred accounts;

  •
  persons that hold shares of SRC common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  persons whose "functional currency" is not the U.S. dollar;

  •
  persons who are not citizens or residents of the United States;

  •
  U.S. expatriates;

  •
  holders who actually or constructively own (or actually or constructively held at any time during the five year period ending on the date of the disposition of such holder's SRC common stock pursuant to the merger) 5% or more of SRC common stock; and

  •
  shareholders who acquired their shares of SRC common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of SRC common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

        This discussion is not tax advice. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within PDC's or SRC's control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

        PDC and SRC intend for the merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to each party's obligation to complete the merger that each of PDC and SRC receive an opinion from its respective outside counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The opinions of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of PDC and SRC. If any of these representations, statements or undertakings is or becomes incorrect, incomplete, or inaccurate, or if PDC or SRC breach any of their respective representations or covenants contained in the merger agreement or in any documents relating to the opinions of counsel, such opinions of counsel may be invalid and the conclusions reached therein could be jeopardized. An opinion of counsel represents such counsel's judgment and is not binding on the Internal Revenue Service or any court and the IRS or a court may disagree with the conclusions in the opinions of counsel. Neither PDC nor SRC intends to request any ruling from the Internal Revenue Service regarding any matters relating to the merger. Accordingly, notwithstanding receipt by PDC and SRC of the opinions of counsel, there can be no assurance that the Internal Revenue Service will not assert that the merger fails to qualify as a "reorganization" or that a court would not sustain such a challenge.

        Provided the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of SRC common stock generally will be as follows:

Exchange of Shares of SRC Common Stock for Shares of PDC Common Stock

        SRC shareholders who exchange their shares of SRC common stock for shares of PDC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of PDC common stock (see below for tax treatment of such cash received for a fractional share). Each SRC shareholder's aggregate tax basis in the shares of PDC common stock received in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will equal such SRC shareholder's aggregate adjusted tax basis in the shares of SRC common stock surrendered in the merger. The holding period of the shares of PDC common stock received by an SRC shareholder in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will include such SRC shareholder's holding period for the shares of SRC common stock surrendered in the merger. If an SRC shareholder holds different blocks of SRC common stock (generally, SRC common stock acquired on different dates or at different prices), such SRC shareholder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of PDC common stock received in the merger.

Receipt of Cash in Lieu of Fractional Shares

        A U.S. holder of shares of SRC common stock who receives cash in lieu of a fractional share of PDC common stock will be treated as if such SRC shareholder had received such fractional share of PDC common stock pursuant to the merger and as if such fractional share of PDC common stock had then been redeemed for cash by PDC. As a result, such U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above), unless the receipt of cash has the effect of a distribution of a dividend under the applicable provisions of the Code, in which case such gain would be treated as a dividend to the extent of such tendering U.S. holder's ratable share of earnings and profits as determined for U.S. federal income tax purposes. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder's holding period for such share is greater than one year. For U.S. holders of shares of SRC common stock that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Payments of any cash in lieu of a fractional share of PDC common stock in connection with the merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of SRC common stock should provide the exchange agent with a properly completed Internal Revenue Service Form W-9 included in the letter of transmittal to be delivered to such U.S. holder. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of SRC common stock under the backup withholding rules are not additional tax and may be allowed as a refund or credit against a U.S. holder's federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

        The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

PDC ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

        On August 25, 2019, PDC Energy, Inc. ("PDC") and SRC Energy Inc. ("SRC") entered into the merger agreement pursuant to which PDC will acquire SRC in an all-stock transaction valued at approximately $2.0 billion, inclusive of SRC's net debt. Based on the terms and subject to the conditions contained in the merger agreement and upon the completion of the merger contemplated by the merger agreement, holders of eligible shares of SRC common stock will receive 0.158 shares of PDC common stock in exchange for each share of SRC common stock held.

        The following unaudited pro forma condensed combined consolidated financial statements (the "pro forma financial statements") present the historical consolidated financial statements of PDC and SRC, adjusted to give effect to the merger and related transactions. The unaudited pro forma condensed combined statements of operations (the "pro forma statements of operations") for the six months ended June 30, 2019 and the year ended December 31, 2018 combine the historical consolidated statements of operations of PDC and SRC, giving effect to the merger and related transactions as if they had been consummated on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet (the "pro forma balance sheet") combines the historical consolidated balance sheets of PDC and SRC as of June 30, 2019, giving effect to the merger as if it had been consummated on June 30, 2019. The pro forma financial statements contain certain reclassification adjustments to conform the historical SRC financial statement presentation to PDC's financial statement presentation.

        The pro forma financial statements reflect the following merger-related adjustments, based on available information and certain assumptions that PDC believes are reasonable:

  •
  PDC's merger with SRC, which will be accounted for using the acquisition method of accounting, with PDC identified as the acquirer;

  •
  adjustments to conform the classification of certain assets and liabilities in SRC's historical balance sheet to PDC's classification for similar assets and liabilities;

  •
  adjustments to conform the classification of revenues and expenses in SRC's historical statements of operations to PDC's classification for similar revenues and expenses;

  •
  the assumption of liabilities for transaction-related expenses;

  •
  adjustments for the conversion of SRC's financial statements from the full cost method of accounting for oil and gas properties to the successful efforts method used by PDC; and

  •
  estimated tax impact of pro forma adjustments.

        As of the date of this filing, PDC has not completed a detailed valuation study necessary to arrive at the required final estimates of the fair value of the SRC assets to be acquired and the liabilities to be assumed and the related allocations of purchase price nor has it identified all adjustments necessary to conform SRC's accounting policies to PDC's accounting policies. A final determination of the fair value of SRC's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of SRC that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by PDC upon the consummation of the merger will be determined based on the closing price of PDC's common stock on the closing date of the merger. As a result, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. PDC estimated the fair value of SRC's assets and liabilities based on discussions with SRC's management, preliminary valuation studies, due diligence and information presented in SRC's SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

        Assumptions and estimates underlying the adjustments to the pro forma financial statements (the "pro forma adjustments") are described in the accompanying notes. The historical consolidated financial statements include pro forma adjustments that give effect to the merger that are directly attributable to the merger, factually supportable and, with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results of PDC and SRC following the merger. The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger.

        The pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the pro forma combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, which are described in the section entitled "The Merger—Recommendation of the PDC Board of Directors and PDC's Reasons for the Merger" beginning on page 76, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The pro forma statements of operations also exclude the effects of material transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger, if any, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Although such expenses are excluded from the pro forma statements of operations, estimates of costs that are directly attributable to the merger are reflected in the pro forma balance sheet. The pro forma financial statements do not reflect the effect of any regulatory or other actions that may impact the results of the combined company following the merger.

        The pro forma financial statements have been developed from and should be read in conjunction with:

  •
  the accompanying notes to the pro forma financial statements;

  •
  the historical audited consolidated financial statements of PDC for the year ended December 31, 2018, included in PDC's Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference into this document;

  •
  the historical audited consolidated financial statements of SRC for the year ended December 31, 2018, included in SRC's Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference into this document;

  •
  the historical unaudited condensed consolidated financial statements of PDC as of and for the six months ended June 30, 2019, included in PDC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and incorporated by reference into this document;

  •
  the historical unaudited condensed consolidated financial statements of SRC as of and for the six months ended June 30, 2019, included in SRC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and incorporated by reference into this document;

  •
  other information relating to PDC and SRC contained in or incorporated by reference into this document, which is described in the sections entitled "Selected Historical Consolidated Financial and Operating Data of PDC," "Selected Historical Consolidated Financial and Operating Data of SRC" and "Where You Can Find More Information," beginning on pages 33, 35 and 190, respectively; and

  •
  the risk factors described in the section entitled "Risk Factors" beginning on page 41.

PDC ENERGY, INC.
Pro Forma Condensed Combined Consolidated Balance Sheet
(unaudited; in thousands)

	June 30, 2019
	PDC Historical	SRC Historical	Reclassification Adjustments		Pro Forma Adjustments		PDC Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,474	$27,839	$—		$—		$29,313
Accounts receivable, net	277,321	—	102,471	(a)	(5,623)	(b)	374,169
Accounts receivable, oil, natural gas and NGL sales	—	80,510	(80,510)	(a)	—		—
Accounts receivable, trade	—	21,961	(21,961)	(a)	—		—
Fair value of derivatives	41,425	12,061	—		—		53,486
Prepaid expenses and other current assets	5,607	7,257	(6,074)	(a)	—		6,790

Total current assets	325,827	149,628	(6,074)		(5,623)		463,758
Properties and equipment, net	4,196,335	2,623,634	—		(587,780)	(c)	6,229,709
					(2,480)	(e)
Fair value of derivatives	31,655	—	—		—		31,655
Other assets	41,087	11,824	6,074	(a)	(3,079)	(c)	55,906

Total Assets	$4,594,904	$2,785,086	$—		$(598,962)		$6,781,028

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$219,158	$—	$67,867	(a)	$(4,192)	(b)	$331,878
					49,045	(f)
Accounts payable and accrued expenses	—	76,648	(67,867)	(a)	—		—
			(3,928)	(a)
			(4,853)	(a)
Production tax liability	69,951	81,905	(27,073)	(a)	—		124,783
Fair value of derivatives	19,775	—	—		—		19,775
Funds held for distribution	88,879	95,838	—		(1,431)	(b)	183,286
Accrued interest payable	14,273	—	3,928	(a)	—		18,201
Other accrued expenses	86,523	—	15,461	(a)	(5,608)	(e)	110,175
					13,799	(f)
Asset retirement obligations	—	10,608	(10,608)	(a)	—		—

Total current liabilities	498,559	264,999	(27,073)		51,613		788,098
Long-term debt	1,197,744	704,977	—		9,336	(c)	1,912,057
					(165,000)	(d)
					165,000	(d)
Deferred income taxes	183,120	74,238	—		(168,218)	(c)	80,631
					(8,509)	(f)
Asset retirement obligations	78,909	38,609	—		3,128	(e)	120,646
Fair value of derivatives	927	—	—		—		927
Other liabilities	257,239	4,646	27,073	(a)	—		288,958

Total liabilities	2,216,498	1,087,469	—		(112,650)		3,191,317

Commitments and contingent liabilities
Stockholders' equity
Common shares	635	243	—		(243)	(c)	1,029
					394	(c)
Additional paid-in capital	2,433,974	1,499,213	—		(1,499,213)	(c)	3,699,220
					1,265,246	(c)
Retained earnings (deficit)	(42,901)	198,161	—		(198,161)	(c)	(97,236)
					(54,335)	(f)
Treasury shares	(13,302)	—	—		—		(13,302)

Total stockholders' equity	2,378,406	1,697,617	—		(486,312)		3,589,711

Total Liabilities and Stockholders' Equity	$4,594,904	$2,785,086	$—		$(598,962)		$6,781,028

PDC ENERGY, INC.
Pro Forma Condensed Combined Consolidated Statement of Operations
(unaudited; in thousands, except per share data)

	Six Months Ended June 30, 2019
	PDC Historical	SRC Historical	Reclassification Adjustments		Pro Forma Adjustments		PDC Pro Forma Combined
Revenues
Crude oil, natural gas and NGLs sales	$660,055	$352,057	$—		$—		$1,012,112
Commodity price risk management loss, net	(142,725)	—	(14,628)	(a)	—		(157,353)
Other income	7,828	—	136	(a)	—		7,964

Total revenues	525,158	352,057	(14,492)		—		862,723

Costs, expenses and other
Lease operating expenses	69,549	30,590	—		—		100,139
Production taxes	44,810	20,271	—		—		65,081
Transportation, gathering and processing expenses	23,632	8,718	—		—		32,350
Exploration, geologic and geophysical expense	3,283	—	—		—		3,283
Impairment of properties and equipment	36,854	—	—		—		36,854
General and administrative expense	82,406	18,712	—		7,202	(g)	108,320
Depreciation, depletion and amortization	319,945	118,945	(1,779)	(a)	(42,813)	(h)	394,298
Accretion of asset retirement obligations	3,147	—	1,779	(a)	(143)	(i)	4,783
Gain on sale of properties and equipment	(34,273)	—	—		—		(34,273)
Other expenses	6,390	—	—		—		6,390

Total costs, expenses and other	555,743	197,236	—		(35,754)		717,225

Income (loss) from operations	(30,585)	154,821	(14,492)		35,754		145,498
Commodity derivative loss	—	(14,628)	14,628	(a)	—		—
Interest expense	(35,883)	—	—		(18,318)	(j)	(53,101)
					519	(k)
					581	(l)
Interest income	15	161	—		—		176
Other income	—	136	(136)	(a)	—		—

Income (loss) before income taxes	(66,453)	140,490	—		18,536		92,573
Income tax (expense) benefit	14,825	(36,271)	—		(4,449)	(m)	(25,895)

Net income (loss)	$(51,628)	$104,219	$—		$14,087		$66,678

Earnings per share:
Basic	$(0.78)						$0.63

Diluted	$(0.78)						$0.63

Weighted-average common shares outstanding:
Basic	65,998				39,356	(n)	105,354

Diluted	65,998				39,446	(n)	105,444

PDC ENERGY, INC.
Pro Forma Condensed Combined Consolidated Statement of Operations
(unaudited; in thousands, except per share data)

	Year Ended December 31, 2018
	PDC Historical	SRC Historical	Reclassification Adjustments		Pro Forma Adjustments		PDC Pro Forma Combined
Revenues
Crude oil, natural gas and NGLs sales	$1,389,961	$645,641	$—		$—		$2,035,602
Commodity price risk management gain, net	145,237	—	23,413	(a)	—		168,650
Other income	13,461	—	194	(a)	—		13,655

Total revenues	1,548,659	645,641	23,607		—		2,217,907

Costs, expenses and other
Lease operating expenses	130,957	43,291	—		—		174,248
Production taxes	90,357	59,830	—		—		150,187
Transportation, gathering and processing expenses	37,403	9,135	—		—		46,538
Exploration, geologic and geophysical expense	6,204	—	—		—		6,204
Impairment of properties and equipment	458,397	—	—		—		458,397
Goodwill impairment	—	40,711	—		—		40,711
General and administrative expense	170,504	38,618	—		12,887	(o)	222,009
Depreciation, depletion and amortization	559,793	179,773	(2,310)	(a)	(57,535)	(p)	679,721
Accretion of asset retirement obligations	5,075	—	2,310	(a)	885	(q)	8,270
Loss on sale of properties and equipment	394	—	—		—		394
Other expenses	11,829	—	—		—		11,829

Total costs, expenses and other	1,470,913	371,358	—		(43,763)		1,798,508

Income from operations	77,746	274,283	23,607		43,763		419,399
Commodity derivative gain	—	23,413	(23,413)	(a)	—		—
Interest expense	(70,730)	—	—		(30,683)	(r)	(105,027)
					(4,721)	(s)
					1,107	(t)
Interest income	413	99	—		—		512
Other income	—	194	(194)	(a)	—		—

Income before income taxes	7,429	297,989	—		9,466		314,884
Income tax expense	(5,406)	(37,967)	—		(2,272)	(u)	(45,645)

Net income	$2,023	$260,022	$—		$7,194		$269,239

Earnings per share:
Basic	$0.03						$2.55

Diluted	$0.03						$2.55

Weighted-average common shares outstanding:
Basic	66,059				39,356	(v)	105,415

Diluted	66,303				39,356	(v)	105,659

Note 1—Basis of Presentation

        The following pro forma financial statements present the historical consolidated financial statements of PDC and SRC, adjusted to give effect to the merger and related transactions. The pro forma balance sheet as of June 30, 2019 is derived from the historical condensed consolidated balance sheets of PDC and SRC as of June 30, 2019. The pro forma statement of operations for the six months ended June 30, 2019 is derived from the historical condensed consolidated statements of operations of PDC and SRC for the six months ended June 30, 2019. The pro forma statement of operations for the year ended December 31, 2018 is derived from the historical consolidated statements of operations of PDC and SRC for the year ended December 31, 2018.

        The pro forma balance sheet gives effect to the pending acquisition of SRC as if the transaction had occurred on June 30, 2019. The pro forma statements of operations give effect to the acquisition of SRC and the issuance of PDC's common shares as if the transactions had occurred on January 1, 2018. The transactions and the related adjustments are described in the accompanying notes to the financial statements. In the opinion of PDC's management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission ("SEC"), the pro forma financial statements.

        The pro forma balance sheet and statements of operations are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from those reflected in such statements due to factors described in "Risk Factors" on page 41 of this report.

        The pro forma balance sheet and statements of operations should be read in conjunction with PDC's and SRC's historical consolidated financial statements and the notes thereto included in their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2019, which have been incorporated by reference into this joint proxy statement/prospectus.

Note 2—Preliminary Acquisition Accounting

        We currently expect the acquisition to close in the fourth quarter of 2019, for an estimated closing price of approximately $2.0 billion, inclusive of SRC's net debt, subject to customary closing conditions, including adjustments based on title and environmental due diligence. There can be no assurance the acquisition will close as expected or at all.

        The transaction is accounted for under the acquisition method of accounting for business combinations. Accordingly, PDC conducted preliminary assessments of assets acquired and liabilities assumed and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisition are expensed as incurred. The preliminary fair values of crude oil and natural gas properties were based upon estimated discounted after-tax cash flows as of the date of the pro forma financial statements. The preliminary purchase price allocation presented within is based on PDC's initial assessment of the limited financial information available, pending final settlement and completion of valuation. The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

        The following presents the preliminary estimated purchase price allocation of the consideration to be transferred and the net assets to be acquired in the pending acquisition (in thousands):

Consideration(1):
Fair value of PDC common stock issued in merger	$1,234,235
Fair value of PDC common stock issued for SRC equity awards	31,406

$1,265,641

Assets:
Current assets	$143,554
Properties and equipment, net	2,035,854
Deferred income taxes	93,980
Other assets	14,820

Total assets to be acquired	$2,288,208

Liabilities:
Current liabilities	$237,926
Asset retirement obligations	38,609
Long-term debt	714,313
Other liabilities	31,719

Total liabilities to be assumed	1,022,567

Net assets to be acquired	$1,265,641

(1)
Based on the closing price of PDC common stock of $32.09 per share as of September 9, 2019.

        The preliminary estimated fair value of properties and equipment and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of properties and equipment include estimates of crude oil and natural gas reserves, future operating and development costs, future commodity prices, estimated future cash flows and a market-based weighted-average cost of capital rate.

        The following table presents the impact of changes in the value of PDC's common stock on the fair value of consideration:

Percent Change	Company Stock Price	Fair Value of Consideration	Increase/(Decrease)
		(in millions)
25% increase	$40.11	$1,580.1	$314.5
25% decrease	24.07	951.2	(314.5)
10% increase	35.30	1,398.2	125.8
10% decrease	28.88	1,146.6	(125.8)

Note 3—Pro Forma Adjustments

        The pro forma financial statements have been adjusted to reflect reclassifications of SRC's financial statements to conform to PDC's financial statement presentation, adjustments to historical book values of SRC to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by PDC for the common stock of SRC, the acquisition of SRC's debt, estimated direct acquisition costs, adjustments to record expenses that were capitalized under SRC's full cost method of accounting and estimated the tax impact of pro forma adjustments. These adjustments include the following:

  (a)
  The following reclassifications were made as a result of the transaction to conform to PDC's presentation:

    Pro Forma Balance Sheet at June 30, 2019:

    •
    Reclassification of approximately $80.5 million for SRC's Accounts receivable, oil, natural gas and NGL sales to Accounts receivable, net;

    •
    Reclassification of approximately $22.0 million for SRC's Accounts receivable, trade to Accounts receivable, net;

    •
    Reclassification of approximately $6.1 million for SRC's Prepaid expenses and other current assets to Other assets;

    •
    Reclassification of approximately $67.9 million for SRC's Accounts payable and accrued expenses to Accounts payable;

    •
    Reclassification of approximately $3.9 million for SRC's Accounts payable and accrued expenses to Accrued interest payable;

    •
    Reclassification of approximately $4.9 million for SRC's Accounts payable and accrued expenses to Other accrued expenses;

    •
    Reclassification of approximately $27.1 million for SRC's Production tax liability to Other liabilities; and

    •
    Reclassification of approximately $10.6 million for SRC's Current asset retirement obligations to Other accrued expenses.

    Pro Forma Statement of Operations for the six months ended June 30, 2019:

    •
    Reclassification of approximately $14.6 million for SRC's Commodity derivative loss to Commodity price risk management loss, net;

    •
    Reclassification of approximately $0.1 million for SRC's Other income to Other income; and

    •
    Reclassification of approximately $1.8 million for SRC's Depreciation, depletion and amortization ("DD&A") to Accretion of asset retirement obligations.

    Pro Forma Statement of Operations for the year ended December 31, 2018:

    •
    Reclassification of approximately $23.4 million for SRC's Commodity derivative gain to Commodity price risk management gain, net;

    •
    Reclassification of approximately $0.2 million for SRC's Other income to Other income; and

    •
    Reclassification of approximately $2.3 million for SRC's DD&A to Accretion of asset retirement obligations.

  (b)
  Reflects the elimination of intercompany balances between PDC and SRC related to joint-interest in certain wells.

  (c)
  Reflects preliminary allocation of the estimated fair value of consideration transferred (based on the closing price of PDC common stock as of September 9, 2019) and the elimination of SRC's historical equity balances in accordance with the acquisition method of accounting.

  (d)
  Reflects the elimination of SRC's outstanding revolving credit facility balance using borrowings under PDC's revolving credit facility.

  (e)
  Reflects approximately $2.5 million for the fair value adjustment to SRC's asset retirement obligations related to conforming assumptions for economic lives and reclamation costs for plugged and abandoned wells with those of PDC.

  (f)
  Reflects the impact of estimated transaction costs related to the merger, including advisory services, banking, legal, accounting fees and severance costs that are not capitalized as part of the transaction. The costs are not reflected in the historical June 30, 2019 balance sheets of PDC or SRC, but are reflected in the pro forma balance sheet as increases of approximately $49.0 million and $13.8 million to Accounts payable and Other accrued expenses, respectively, as they will be expensed by PDC or SRC as they are incurred. These amounts and the corresponding tax effect have not been reflected in the pro forma statements of operations due to their nonrecurring nature.

  (g)
  Reflects approximately $7.2 million in General and administrative expense related to internal costs that SRC capitalized during the six months ended June 30, 2019 under the full cost method of accounting.

  (h)
  Reflects the elimination of SRC's historical DD&A of approximately $116.0 million under the full cost method of accounting and the recording of approximately $73.2 million in DD&A for the six months ended June 30, 2019 under the successful efforts method of accounting based upon the fair value of the assets acquired.

  (i)
  Reflects approximately $0.1 million adjustment of Accretion of asset retirement obligations related to recording SRC's asset retirement obligations at fair value for the six months ended June 30, 2019.

  (j)
  Reflects approximately $18.3 million adjustment for the conversion of Interest expense that was capitalized by SRC under full cost accounting to the successful efforts method of accounting for the six months ended June 30, 2019.

  (k)
  The following adjustments were made to reflect pro forma changes to Interest expense for the six months ended June 30, 2019:

  •
  Approximately $5.3 million decrease related to the elimination of interest and amortization of deferred issuance costs on SRC's revolving credit facility; and

  •
  Approximately $4.8 million increase related to interest expense calculated on the borrowings on PDC's existing revolving credit facility after the repayment of SRC's revolving credit facility balance of $165.0 million. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the interest expense for the six months ended June 30, 2019.

  (l)
  Reflects approximately $0.6 million increase to Interest expense for the fair value adjustment to SRC's senior notes for the six months ended June 30, 2019.

  (m)
  Reflects tax effect of the adjustments above at the blended federal and state statutory rate of approximately 24 percent for the six months ended June 30, 2019.

  (n)
  Reflects impact of the estimated number of PDC shares to be issued to SRC shareholders.

  (o)
  Reflects approximately $12.9 million in General and administrative expense related to internal costs that were capitalized during the year ended December 31, 2018 under the full cost method of accounting.

  (p)
  Reflects the elimination of SRC's historical DD&A of approximately $175.4 million under the full cost method of accounting and the recording of approximately $117.9 million in DD&A for the year ended December 31, 2018 under the successful efforts method of accounting based upon the fair value of the assets acquired.

  (q)
  Reflects approximately $0.9 million adjustment of Accretion of asset retirement obligations related to recording SRC's asset retirement obligations at fair value for the year ended December 31, 2018.

  (r)
  Reflects approximately $30.7 million adjustment for the conversion of Interest expense that was capitalized by SRC under full cost accounting to the successful efforts method of accounting for the year ended December 31, 2018.

  (s)
  The following adjustments were made to reflect pro forma changes to Interest expense for the year ended December 31, 2018:

  •
  Approximately $4.8 million decrease related to the elimination of interest and amortization of deferred issuance costs on SRC's revolving credit facility; and

  •
  Approximately $9.6 million increase related to interest expense calculated on the borrowings on PDC's existing revolving credit facility after the repayment of SRC's revolving credit facility balance of $165.0 million. A one-eighth percent increase or decrease in the interest rate would have changed the interest expense for the twelve months ended December 31, 2018 by approximately $0.2 million.

  (t)
  Reflects approximately $1.1 million increase to Interest expense for the fair value adjustment to SRC's senior notes for the year ended December 31, 2018.

  (u)
  Reflects tax effect of the adjustments above at the blended federal and state statutory rate of approximately 24 percent for the year ended December 31, 2018.

  (v)
  Reflects impact of the estimated number of PDC shares to be issued to SRC shareholders.

Note 4—Supplemental Pro Forma Oil and Gas Information

        The following tables present the estimated pro forma combined net proved developed and undeveloped crude oil and natural gas reserves as of December 31, 2018, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2018. The pro forma reserve information set forth below give effect to the merger as if the merger had been completed on January 1, 2018.

	PDC Historical	SRC Historical	PDC Historical	SRC Historical	PDC Historical	SRC Historical	PDC Pro Forma
	Crude Oil, Condensate (MBbls)		Natural Gas (MMcf)		NGLs (MBbls)		Total (MBoe)
Proved Reserves:
Proved reserves, December 31, 2017	154,842	69,396	1,154,294	559,893	105,692	63,953	679,582
Revisions of previous estimates	26,548	1,718	94,738	41,393	12,674	5,589	69,216
Extensions, discoveries and other additions	8,786	19,892	61,750	144,337	8,868	16,946	88,840
Acquisition of reserves	19,644	5,398	148,674	63,367	15,936	6,474	82,793
Dispositions	(2,507)	—	(35,750)	—	(2,656)	—	(11,121)
Production	(16,964)	(8,392)	(88,017)	(37,123)	(8,527)	(3,869)	(58,608)

Proved reserves, December 31, 2018	190,349	88,012	1,335,689	771,867	131,987	89,093	850,702

Proved Developed Reserves, as of:
December 31, 2017	46,862	26,552	365,332	219,279	35,220	24,251	230,321

December 31, 2018	61,821	37,102	443,151	324,169	43,856	36,427	307,092

Proved Undeveloped Reserves, as of:
December 31, 2017	107,980	42,844	788,962	340,614	70,472	39,702	449,261

December 31, 2018	128,528	50,910	892,538	447,698	88,131	52,666	543,610

        The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2018 is as follows:

	As of December 31, 2018
	PDC Historical	SRC Historical	PDC Pro Forma
	(in thousands)
Future estimated cash flows	$17,554,880	$8,831,319	$26,386,199
Future estimated production costs	(4,782,948)	(2,082,036)	(6,864,984)
Future estimated development costs	(3,632,822)	(1,372,511)	(5,005,333)
Future estimated income tax expense	(1,404,121)	(759,280)	(2,163,401)

Future net cash flows	7,734,989	4,617,492	12,352,481
10% annual discount for estimated timing of cash flows	(3,287,273)	(1,941,844)	(5,229,117)

Standardized measure of discounted future estimated net cash flows	$4,447,716	$2,675,648	$7,123,364

        The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2018 are as follows:

	Year Ended December 31, 2018
	PDC Historical	SRC Historical	PDC Pro Forma
	(in thousands)
Beginning of period	$2,880,105	$1,600,675	$4,480,780
Sales of crude oil, natural gas and NGLs production, net of production costs	(1,131,244)	(533,385)	(1,664,629)
Net changes in prices and production costs	936,077	538,404	1,474,481
Extensions, discoveries and improved recovery, less related costs	190,084	760,575	950,659
Sales of reserves	(42,362)	—	(42,362)
Purchases of reserves	467,807	176,707	644,514
Development costs incurred during the period	462,088	248,739	710,827
Revisions of previous quantity estimates	631,198	176,264	807,462
Changes in estimated income taxes	(232,002)	(329,894)	(561,896)
Net changes in future development costs	(123,663)	(23,712)	(147,375)
Accretion of discount	583,744	175,628	759,372
Timing and other	(174,116)	(114,353)	(288,469)

End of period	$4,447,716	$2,675,648	$7,123,364

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PDC AND
SHAREHOLDERS OF SRC

        PDC is incorporated under the laws of the State of Delaware, and SRC is incorporated under the laws of the State of Colorado. Upon completion of the merger, the certificate of incorporation and bylaws of PDC in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, the rights of SRC's shareholders who receive shares of PDC common stock as a result of the merger will be governed by the Delaware General Corporation Law (which we refer to as "DGCL"), PDC's certificate of incorporation and PDC's bylaws. The following discussion summarizes certain material differences between the rights of holders of SRC common stock and PDC common stock resulting from the differences in their governing documents and in the CBCA and the DGCL.

        This discussion does not purport to be a complete statement of the rights of holders of PDC common stock under the DGCL and PDC's charter and bylaws, or the rights of holders of SRC common stock under the CBCA and SRC's charter and bylaws, and is qualified in its entirety by reference to the governing corporate documents of PDC and SRC and applicable law. For more information, see "Where You Can Find More Information," beginning on page 190.

PDC	SRC
Capital Stock
PDC's charter authorizes the issuance of 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	SRC's charter authorizes the issuance of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
As of the PDC record date, there were shares of PDC common stock outstanding and no shares of PDC preferred stock outstanding.	As of the SRC record date, there were shares of SRC common stock outstanding and no shares of SRC preferred stock outstanding.
Board of Directors

The DGCL provides that the number of directors constituting the board may be fixed by the charter or bylaws of a corporation. PDC's charter provides that the PDC board will consist of not fewer than three nor more than nine directors. PDC currently has seven directors. The PDC board is divided into three classes as nearly equal in number as possible. A director's term of office expires at the third succeeding annual meeting of PDC shareholders after their election.
The CBCA provides that the number of directors constituting the board shall be stated in or fixed in accordance with the bylaws of a corporation. SRC's bylaws provide that the SRC board of directors shall fix the size of the board. SRC currently has six directors. The SRC board is not classified. All directors are elected annually for one-year terms.
Removal of Directors

As described above under "—Board of Directors," PDC has a classified board. Under the DGCL, directors of a corporation with a classified board may generally be removed only for cause. PDC's charter does not change this statutory rule.
The CBCA provides that the shareholders of a corporation may remove one or more directors with or without cause unless the charter of the corporation provides that directors may be removed only for cause. Because SRC's charter does not provide otherwise, a member of the SRC board may be removed from office by the shareholders with or without cause.

PDC	SRC
Filling Vacancies on the Board of Directors

Under the DGCL and PDC's charter, all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director, or such vacancies may be filled by the stockholders.	Under the CBCA, vacancies on the SRC board may be filled by the shareholders or by the remaining directors, even if less than a quorum.
Amendment of Certificate of Incorporation/Articles of Incorporation

Under the DGCL, to become effective, an amendment to a corporation's charter must be approved by the board of directors and a majority of the outstanding shares of capital stock of PDC entitled to vote. The PDC governing documents do not change this statutory rule.
Under the CBCA, an amendment to a corporation's charter must be proposed either by the board of directors or by the holders of at least 10% of the voting stock and must be approved by the shareholders with the votes cast in favor of the amendment exceeding the votes cast against. The SRC governing documents do not change this statutory rule.
Amendment of Bylaws

Under the DGCL, a company's bylaws may only be amended by its stockholders unless PDC's charter confers the power to amend its bylaws upon its board of directors. PDC's charter provides that the bylaws may be amended by the board of directors or the stockholders by majority of the outstanding shares of capital stock of PDC entitled to vote.
The CBCA and SRC's bylaws provide that the bylaws may generally be amended by the board of directors or by the shareholders, with the votes cast in favor of the amendment exceeding the votes cast against.
Notice of Meetings of PDC Stockholders or SRC Shareholders
PDC's bylaws provide that written notice of any stockholders' meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.	The CBCA provides that written notice of a shareholders' meeting must generally be given not less than 10 days nor more than 60 days before the date of the meeting.
Right to Call Special Meeting of PDC Stockholders or SRC Shareholders
PDC's bylaws provide that special meetings of the stockholders may be called by the president, the chairman, the board of directors, or by holders of 10% of the PDC's outstanding common stock.	Under the CBCA and SRC's bylaws, a special meeting of shareholders may be called by the CEO, president, the board of directors or holders of at least 10% of the voting stock.

PDC	SRC
Nominations and Proposals by PDC Stockholders or SRC Shareholders

PDC's bylaws provide that a stockholder seeking to make nominations for directorships or to introduce other business at a meeting of the stockholders must provide advance notice of such proposed action. The notice must generally be given 80 days in advance of (i) the anniversary of the prior year's annual meeting, in the case of an annual meeting, or (ii) the meeting date, in the case of a special meeting.
SRC's bylaws provide that a shareholder seeking to make nominations for directorships or to introduce other business at a meeting of the shareholders must provide advance notice of such proposed action. The notice must generally be given (i) 90 days in advance of the anniversary of the prior year's annual meeting, in the case of an annual meeting or (ii) 80 days in advance of the meeting date, in the case of a special meeting.

PDC	SRC
Indemnification of Officers, Directors and Employees

The DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person's conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct. The DGCL also authorizes a Delaware corporation to pay the expenses of a director or officer in defending a proceeding in advance of the final disposition of the proceeding if certain requirements are satisfied.
Under the CBCA, a corporation may generally indemnify a person made a party to a proceeding because the person is or was a director or officer of the corporation against any obligation incurred with respect to the proceeding to pay a judgment, settlement, penalty, fine or reasonable expenses incurred in the proceeding if the director or officer acted in good faith and certain other conditions are satisfied. The CBCA also authorizes a Colorado corporation to pay for or reimburse the reasonable expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of the proceeding if certain requirements are satisfied.

PDC	SRC
PDC's bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, PDC has obtained policies of directors' and officers' liability insurance and has entered into indemnification agreements with all of its directors. Under the indemnification agreements, PDC is generally required to indemnify, and advance expenses to, the directors to the full extent permitted by applicable law.	SRC has obtained policies of directors' and officers' liability insurance, and has entered into indemnification agreements with its directors and certain of its officers pursuant to which it has generally agreed to indemnify, and advance expenses to, such persons to the extent permitted by applicable law.
Moratorium on Certain Business Combinations with Interested Stockholders

Under Section 203 of the DGCL, a corporation is generally prohibited from engaging in any "business combination" with an "interested stockholder" for a period of three years from the date on which the stockholder first becomes an interested stockholder. The three-year waiting period requirement will not apply if:	The CBCA has no provision comparable to Section 203 of the DGCL.
• prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•

the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term "business combination" to include transactions such as mergers and transfers of at least 10% of the assets of the corporation.

The DGCL defines the term "interested stockholder" generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote.

PDC	SRC
Statutory Approval of a Merger by PDC Stockholders or SRC Shareholders
Under the DGCL, subject to certain exceptions, a merger must be approved by the board of directors and by the holders of at least a majority of the outstanding shares of stock entitled to vote.	Under the CBCA, subject to certain exceptions, a merger must be approved by the board of directors and by the affirmative vote of a majority of the outstanding stock entitled to vote.
Stockholder or Shareholder Action Without a Meeting

Delaware law provides that, unless a corporation's charter provides otherwise, any action required or permitted to be taken at a stockholders meeting may be taken without a meeting if the action is authorized by the written consent of holders of the number of shares that would be necessary to authorize such action at a meeting. PDC's certificate of incorporation does not change this statutory rule, meaning that stockholder action by written consent is permitted.
Under the CBCA and SRC's charter, actions required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is authorized by the written consent of holders of the number of shares that would be necessary to authorize such action at a meeting.
Exclusive Forum

PDC's charter provides that, unless PDC consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (1) any derivative action or proceeding brought on behalf of PDC, (2) any action asserting a claim of breach of fiduciary duty owed by a director, officer or other employee of PDC to PDC or its stockholders, (3) any action asserting a claim against PDC or any director, officer or other employee of PDC arising pursuant to any provision of the DGCL or PDC's charter or bylaws or (4) any action asserting a claim against PDC or any director, officer or other employee of PDC governed by the internal affairs doctrine.	SRC does not have an exclusive forum provision in its governing documents.

Under PDC's charter, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws (e.g., the Securities Act and the Exchange Act), although PDC stockholders will not be deemed to have waived PDC's compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies' charters and bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PDC's charter to be inapplicable or unenforceable.

 VALIDITY OF COMMON STOCK

        The validity of the shares of PDC common stock offered hereby will be passed upon for PDC by Davis Graham & Stubbs LLP.

EXPERTS

PDC Energy, Inc.

        The financial statements of PDC Energy Inc. and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Certain information contained in the documents PDC includes and incorporates by reference into this prospectus with respect to the natural gas and oil reserves associated with PDC's natural gas and oil prospects is derived from the reports of Ryder Scott Company, L.P., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this joint proxy statement/prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC's Annual Report on Form 10-K for the year ended December 31, 2018, the information derived from the reports of Ryder Scott is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements.

        Certain information contained in the documents PDC includes and incorporates by reference into this joint proxy statement/prospectus with respect to the natural gas and oil reserves associated with PDC's natural gas and oil prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this proxy/statement prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC's Annual Report on Form 10-K for the year ended December 31, 2018, the information derived from the reports of Netherland, Sewell & Associates, Inc. is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements.

SRC Energy Inc.

        The consolidated financial statements, incorporated in this joint proxy statement/prospectus by reference to SRC Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of SRC Energy Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information contained in the documents SRC includes herein and incorporates by reference into this joint proxy statement/prospectus with respect to the natural gas and oil reserves associated with SRC's natural gas and oil prospects is derived from the reports of Ryder Scott Company L.P., an independent petroleum and natural gas consulting firm, and has been included and incorporated by reference into this joint proxy statement/prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

 HOUSEHOLDING OF PROXY MATERIALS

        Neither PDC nor SRC has elected to institute householding in connection with the delivery of proxy materials for the PDC special meeting or the SRC special meeting, respectively.

 FUTURE STOCKHOLDER PROPOSALS

PDC Stockholder Proposals

        PDC will hold an annual meeting of stockholders in 2020 (which we refer to as the "PDC 2020 annual meeting") regardless of whether the merger has been completed.

        Any proposal that a stockholder wishes to include in PDC's proxy statement for the 2020 annual meeting of stockholders must be received by PDC at its principal office on or prior to December 18, 2019, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

Corporate Secretary
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, CO, 80203

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the PDC 2020 annual meeting of stockholders, but does not seek to include in PDC's proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.9(A)(2) of the PDC bylaws, which provides that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered advance notice to PDC. The notice must contain certain information specified in the bylaws and be delivered to the Corporate Secretary at the address set forth above not less than 80 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. In the case of the 2020 annual meeting, the notice must be delivered between February 29, 2020 and March 10, 2020. However, the bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year's annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by PDC.

        Pursuant to SEC Rule 14a-4(c)(1), if PDC's corporate secretary receives any stockholder proposal at the address listed above that is not timely under the PDC bylaws or after March 2, 2020 if the bylaw deadline does not apply, the proxies designated by the PDC board of directors will have discretionary authority to vote on such proposal.

SRC Shareholder Proposals

        If the merger agreement is not approved by the requisite vote of the SRC shareholders or if the merger is not completed for any reason, SRC intends to hold an annual meeting of its shareholders in 2020 (which we refer to as the "SRC 2020 annual meeting").

        Any proposal that a shareholder wishes to include in SRC's proxy statement for the 2020 annual meeting of shareholders must be received by SRC at its principal office on or prior to November 30, 2019, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

SRC Energy Inc.
Attention: Corporate Secretary
1675 Broadway, Suite 2600
Denver, CO 80202

        Any proposal or nomination for director that a shareholder wishes to propose for consideration at the SRC 2020 annual meeting of shareholders, but does not seek to include in SRC's proxy statement under applicable SEC rules, must be submitted in accordance with Article II of the SRC bylaws, which provides that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a shareholder entitled to vote who has delivered advance notice to SRC. The advance notice must contain certain information specified in the SRC bylaws and be delivered to the corporate secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. In the case of the SRC 2020 annual meeting, the notice must be delivered between January 16, 2020 and February 15, 2020. However, the SRC bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year's annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by SRC.

        Pursuant to SEC Rule 14a-4(c)(1), if SRC's corporate secretary receives any shareholder proposal at the address listed above after February 13, 2020 that is intended to be presented at the SRC 2020 annual meeting of shareholders, the proxies designated by the Board will have discretionary authority to vote on such proposal.

 WHERE YOU CAN FIND MORE INFORMATION

        Both PDC and SRC file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. PDC and SRC file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from PDC at http://www.pdce.com or from SRC by accessing SRC's website at http://www.srcenergy.com. The information contained on the websites of the SEC, PDC and SRC is expressly not incorporated by reference into this joint proxy statement/prospectus.

        PDC has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about PDC and SRC and their financial condition.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows PDC and SRC to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about PDC and SRC, and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by PDC:

  •
  PDC's Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from PDC's definitive proxy statement on Schedule 14A;

  •
  PDC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019; and June 30, 2019;

  •
  PDC's Current Reports on Form 8-K, filed on March 7, 2019, May 31, 2019, June 3, 2019, June 13, 2019, August 22, 2019, August 26, 2019 and September 4, 2019; and

  •
  any description of shares of PDC common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

        This document also incorporates by reference the following documents that have previously been filed with the SEC by SRC:

  •
  SRC's Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from SRC's definitive proxy statement on Schedule 14A;

  •
  SRC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019; and June 30, 2019;

  •
  SRC's Current Reports on Form 8-K filed on May 16, 2019 and August 26, 2019; and

  •
  any description of shares of SRC common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

        In addition, PDC and SRC are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by PDC on September 25, 2019, and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the PDC stockholders and the SRC shareholders, provided, however, that PDC and SRC are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning PDC or SRC, without charge, upon written or oral request to the applicable company's principal offices. The respective addresses and phone numbers of such principal offices are listed below.

For PDC Stockholders: PDC Energy, Inc. 1775 Sherman Street, Suite 3000 Denver, CO 80203 Attention: Corporate Secretary Telephone: (303) 860-5800	For SRC Shareholders: SRC Energy Inc. 1675 Broadway, Suite 2600 Denver, CO 80202 Attention: Corporate Secretary Telephone: (720) 616-4300

        To obtain timely delivery of these documents before the PDC special meeting, PDC stockholders must request the information no later than                    , 2019 (which is five business days before the date of the PDC special meeting).

        To obtain timely delivery of these documents before the SRC special meeting, SRC shareholders must request the information no later than                    , 2019 (which is five business days before the date of the SRC special meeting).

        Neither PDC nor SRC has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

PDC ENERGY, INC.

and

SRC ENERGY INC.

Dated as of August 25, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2019 (this "Agreement"), by and between PDC Energy, Inc., a Delaware corporation ("Parent"), and SRC Energy Inc., a Colorado corporation (the "Company").

        WHEREAS, the Company and Parent desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect the Merger (as defined herein);

        WHEREAS, the board of directors of the Company (the "Company Board"), at a meeting duly called and held, by unanimous vote, (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company's shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) directed that this Agreement and the Merger be submitted to the holders of common stock of Company, par value $0.001 per share ("Company Common Stock") for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Merger;

        WHEREAS, the board of directors of Parent (the "Parent Board"), at a meeting duly called and held, by unanimous vote, (i) determined that this Agreement and the Transactions, including the Merger and the issuance of shares of common stock of Parent, par value $0.01 per share (the "Parent Common Stock") pursuant to this Agreement (the "Parent Common Stock Issuance"), are fair to, and in the best interests of, Parent and Parent's stockholders, (ii) adopted and approved this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, (iii) directed that this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for adoption and approval and (iv) recommended that the holders of Parent Common Stock adopt and approve this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance; and

        WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Treasury Regulations") and this Agreement constitute and be adopted as a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.     As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

ARTICLE II
THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Parent in accordance with the provisions of the DGCL and the CBCA (the "Merger"). As a result of the Merger, the separate existence of the Company shall cease and Parent shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, Parent is sometimes referred to herein as the "Surviving Corporation").

        2.2    Closing.

          (a)   The closing of the Merger (the "Closing"), shall take place at 8:00 a.m., Mountain time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of all conditions as of the Closing) at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, or at such other time and place as Parent and the Company may agree in writing. For purposes of this Agreement, "Closing Date" shall mean the date on which the Closing occurs.

          (b)   As early as practicable on the Closing Date, (i) a statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the Merger with the Secretary of State of the State of Colorado (the "Statement of Merger") shall be filed with the Office of the Secretary of State of the State of Colorado and (ii) a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective at such time as is specified in the Statement of Merger and Certificate of Merger or at such other date and time as may be provided by applicable Law (the "Effective Time").

        2.3    Effect of the Merger.     At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, immunities, and franchises of each of the Company and Parent, of a public as well as a private nature, and all debts and obligations due the Company and Parent, shall be taken and deemed to be transferred and vested in the Surviving Corporation, and the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of the Company and Parent.

        2.4    Organizational Documents of the Surviving Corporation.

          (a)   At the Effective Time, subject to Section 6.10(b), the Organizational Documents of Parent in effect immediately prior to the Effective Time shall continue to be the Organizational Documents of the Surviving Corporation until thereafter amended as provided therein or as provided by applicable Law.

        2.5    Directors and Officers of the Surviving Corporation.

          (a)   Parent shall take all action to cause, effective at, and contingent upon, the Effective Time, the appointment to the Parent Board of two members of the Company Board (such individuals to be mutually agreed upon by Parent and the Company), one director to serve as a Class I director with a term ending at the 2020 annual meeting of the stockholders of Parent, and one director to serve as a Class III director with a term ending at the 2022 annual meeting of the stockholders of Parent.

          (b)   Subject to Section 2.5(a), the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        2.6    Tax Consequences.     The parties intend that for U.S. federal income Tax purposes, (a) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendment thereto, be and is hereby adopted as a "plan of reorganization" involving the Merger for purposes of Section 354 and Section 361 of the Code.

 ARTICLE III
EFFECT OF MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE

        3.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of any securities of Parent or the Company:

          (a)    Capital Stock of the Company.

              (i)  Subject to the other provisions of this Article III, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Converted Shares), shall be converted into and shall thereafter represent the right to receive 0.158 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable shares of Parent Common Stock (such shares of Parent Common Stock, the "Merger Consideration").

             (ii)  Subject to the other provisions of this Article III, all such shares of Company Common Stock, when so converted pursuant to Section 3.1(a)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g), and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

            (iii)  All shares of Company Common Stock held by the Company as treasury shares or by Parent immediately prior to the Effective Time and, in each case, not held on behalf of third parties (the "Cancelled Shares") shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect Subsidiary of the Company or Parent ("Converted Shares") shall automatically be converted into a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio.

            (iv)  Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Merger as a share of Parent Common Stock.

          (b)    Impact of Stock Splits, Etc.    Without limiting the parties' respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(b).

        3.2    Treatment of Company Equity Awards.

          (a)    Company RSU Awards.    Immediately prior to the Effective Time, each then outstanding Company RSU Award, whether vested or unvested, shall automatically, and without any action on the part of the holder thereof, become fully vested and, in lieu of the issuance of shares of Company Common Stock in respect of such Company RSU Award, each outstanding Company RSU Award shall be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time (less required withholdings as provided in Section 3.3(i)); provided that if such Company RSU Award is subject to Section 409A of the Code, the Merger Consideration shall be paid on the applicable settlement date for such Company RSU Award if required by the terms of the applicable award agreement to comply with Section 409A of the Code.

          (b)    Company PSU Awards.    Except as provided with respect to the New Company PSU Awards in Section 3.2(c), immediately prior to the Effective Time, each then outstanding Company PSU Award, whether vested or unvested, shall automatically, and without any action on the part of the holder thereof, become vested (with performance-based vesting to be deemed satisfied as if performance had been achieved at the target level (i.e., 100%)) and, in lieu of the issuance of the target number of shares of Company Common Stock in respect of such Company PSU Award, each then outstanding Company PSU Award shall be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company PSU Award (with such number of shares determined by deeming the applicable performance goals to be achieved at the target level of performance (i.e., 100%) (less required withholdings as provided in Section 3.3(i)); provided that if such Company PSU Award is subject to Section 409A of the Code, the Merger Consideration shall be paid on the applicable settlement date for such Company PSU Award if required by the terms of the applicable award agreement to comply with Section 409A of the Code. Any Company PSUs that do not vest as described in the immediately preceding sentence (i.e., any Company PSUs that would have been earned if performance was achieved in excess of target) shall be canceled for no consideration.

          (c)    New Company PSU Awards.    The Company shall grant the New Company PSU Awards (as defined on Schedule 3.2(c) of the Company Disclosure Letter) at the times, to the individuals, and on the terms and in the amounts, set forth on Schedule 3.2(c) of the Company Disclosure Letter. Immediately prior to the Effective Time, each then outstanding New Company PSU Award shall, automatically, and without any action on the part of the holder, be assumed or substituted by Parent and converted automatically into a restricted stock unit award with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the New Company PSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio and rounding the resulting number to the nearest whole number of shares of Parent Common Stock (each, a "Parent Assumed PSU Award"). Each Parent Assumed PSU Award shall remain outstanding under the 2015 Company Equity Plan and shall otherwise be subject to the same terms and conditions as were applicable to the New Company PSU Award immediately prior to the Effective Time including any performance-based vesting terms (and which for the avoidance of doubt shall not become vested upon the Effective Time and may, subject to the achievement of applicable performance goals following the Closing, be earned at the levels set forth in the applicable award agreement).

          (d)    Company Options.    Immediately prior to the Effective Time, each then outstanding In-the-Money Company Option shall, whether vested or unvested, automatically become fully vested and each then outstanding In-the-Money Company Option shall be cancelled and converted automatically into the right to receive, in respect of each Net Option Share subject to such

  In-the-Money Company Option immediately prior to the Effective Time, the Merger Consideration (less required withholdings as provided in Section 3.3(i)). Immediately prior to the Effective Time, each then outstanding Out-of-the-Money Company Option shall, to the extent unvested, automatically become fully vested, and each then outstanding Out-of-the-Money Company Option shall be cancelled in exchange for no consideration.

          (e)    Company Stock Bonus Awards.    Immediately prior to the Effective Time, each then outstanding Company Stock Bonus Award, whether vested or unvested, shall automatically, and without any action on the part of the holder thereof, become fully vested and, in lieu of the issuance of shares of Company Common Stock in respect of such Company Stock Bonus Award, each outstanding Company Stock Bonus Award shall be cancelled and converted automatically, without any action on the part of the holder thereof, into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company Stock Bonus Award as of immediately prior to the Effective Time (less required withholdings as provided in Section 3.3(i)); provided that if such Company Stock Bonus Award is subject to Section 409A of the Code, the Merger Consideration shall be paid on the applicable settlement date for such Company Stock Bonus Award if required by the terms of the applicable award agreement to comply with Section 409A of the Code.

          (f)    Company Actions.    Prior to the Effective Time, the Company Board and/or the duly authorized compensation committee of the Company Board shall adopt resolutions approving the treatment of the Company Equity Awards pursuant to the terms of this Section 3.2, to the extent applicable.

          (g)    Surviving Corporation/Parent Actions.    The Surviving Corporation shall take all necessary actions promptly following the Effective Time to pay the Merger Consideration payable to the holders of the Company Equity Awards immediately prior to the Effective Time in accordance with this Section 3.2 and Section 3.3. At or prior to the Effective Time, Parent shall take such actions as are necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of the Parent Assumed PSU Awards. Not later than the Effective Time, to the extent necessary, Parent shall, with respect to the Parent Assumed PSU Awards, file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing and, thereafter, until all Parent Assumed PSU Awards have been settled, the Surviving Corporation shall use commercially reasonable efforts to maintain the effectiveness of such registration statement.

        3.3    Payment for Securities; Exchange.

          (a)    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent shall enter into an agreement with the Company's transfer agent, or another firm reasonably acceptable to the Company and Parent, to act as agent for the holders of Company Common Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and in lieu of fractional shares pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for distribution in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock constituting at least the amounts necessary to satisfy the payment of the Merger Consideration to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund to the holders of Company Common Stock. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

          (b)    Payment Procedures.

              (i)  As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (B) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), in each case other than Cancelled Shares or Converted Shares, a letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(a)(i) .

             (ii)  Each holder of a share of Company Common Stock that has been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or a Book-Entry Share, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in noncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1(a)(i) and (B) a check in the amount of any cash payable for dividends or other distributions pursuant to Section 3.3(g) and cash payable in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.3(h), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

            (iii)  If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (A) the Merger Consideration payable in respect of such shares of Company Common Stock, (B) any dividends or other distributions payable pursuant to Section 3.3(g), and (C) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.3(h) .

          (c)    Termination of Rights.    All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 3.1(a)(iii)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g) , without any interest thereon.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company on the 180th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former common shareholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for such amounts.

          (e)    No Liability.    Neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

          (g)    Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares of Parent Common Stock.    No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five (5) consecutive trading days ending on the date that is two (2) Business Days prior to the Closing Date as reported by Bloomberg L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (i)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.2(a), and Section 4.2(b) of this Agreement, the Company represents and warrants to Parent as follows:

        4.1    Organization, Standing and Power.     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). The Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries that is, as of the date of this Agreement, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

        4.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on August 23, 2019: (A) 243,500,877 shares of Company Common Stock were issued and outstanding, which includes no restricted shares of Company Common Stock; (B) no shares of Company Common Stock were treasury stock; (C)4,577,834 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options; (D) 2,560,287 shares of Company Common Stock were reserved for issuance upon the vesting or earning of outstanding Company RSU Awards; (E) 3,947,536 shares of Company Common Stock were reserved for issuance upon the vesting or earning of outstanding Company PSU Awards (assuming achievement of performance goals at maximum); (F) 97,300 shares of Company Common Stock were reserved for issuance upon the vesting of outstanding Company Stock Bonus Awards; (G) no shares of Company Preferred Stock were issued and outstanding and (H) 994,565 shares of Company Common Stock were reserved for issuance of future awards pursuant to the 2015 Company Equity Plan.

          (b)   All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Equity Plans). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect owned Subsidiary of the Company, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except as set forth in this Section 4.2, and except for changes since August 23, 2019 resulting from (x) stock grants or other equity-based awards granted, issued, repurchased or redeemed in accordance with Section 6.1(b) or (y) the exercise of stock options (and the issuance of shares thereunder) or settlement of equity-based awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of Company Capital Stock, (ii) no Voting Debt or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or any Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance or other similar rights in respect of Company Capital Stock and (v) no other commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound that would (A) obligate the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting or equity securities of the Company or any of its Subsidiaries; (B) obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; or (C) obligate Parent to issue additional shares of Parent Common Stock at the Effective Time pursuant to the terms of this Agreement (including pursuant to Section 3.1 and Section 3.2).

          (c)   There are no shareholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock or other voting securities of the Company or any of its Subsidiaries. The Company and its Subsidiaries have no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. The Company owns, directly or indirectly, all of the equity interests of its Subsidiaries.

          (d)   Schedule 4.2(d) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each outstanding Company Equity Award, (ii) the name of each holder of an outstanding Company Equity Award, (iii) the number of shares of Company Common Stock underlying each outstanding Company Equity Award (assuming satisfaction of performance conditions at the maximum level), (iv) the date on which each outstanding Company Equity Award was granted and (v) the expiration date of each outstanding Company Equity Award, if applicable. All outstanding Company Equity Awards were (A) granted in accordance with the terms of the applicable Company Equity Plans, and in material compliance with the Exchange Act, all other applicable Laws and rules of the NYSE and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

        4.3    Authority; No Violations; Consents and Approvals.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions, subject, with respect to consummation of the Merger, to the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Merger, are fair to, and in the best interests of, the Company and the Company's shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Merger (such recommendation described in this clause (iv), the "Company Board Recommendation"). The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

          (b)   The execution, delivery and performance of this Agreement does not, and (assuming the Company Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Shareholder Approval is obtained) or any of its Subsidiaries, (ii) except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) of, or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract or material Company Permit, or (iii) assuming the Company Approvals are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the case of this clause (iii), any such contraventions, conflicts, or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.4    Consents.     No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (including any amendments or supplements, the "Joint Proxy Statement") relating to the meeting of the shareholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof, the "Company Shareholders Meeting") and the meeting of the stockholders of the Parent to consider the approval of this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance (including any postponement, adjournment or recess thereof, the "Parent Stockholders Meeting") and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this

Agreement and the Transactions; (c) the filing of the Statement of Merger with the Office of the Secretary of State of the State of Colorado and the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the "Company Approvals").

        4.5    SEC Documents; Financial Statements.

          (a)   Since January 1, 2018, the Company has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the "Company SEC Documents"). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

          (c)   The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Company SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2018 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of the Company or its Subsidiaries, and (iii) is not, and since January 1, 2018 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

        4.6    Absence of Certain Changes or Events.

          (a)   Since June 30, 2019, there has not been any Company Material Adverse Effect, or any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as set forth on Schedule 4.6 of the Company Disclosure Letter, from June 30, 2019 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Company Oil and Gas Properties, whether or not covered by insurance, and (iii) none of the Company or any of its Subsidiaries has undertaken any action that, if taken after the date hereof, would constitute a breach of or would require the consent of Parent pursuant to Section 6.1(b)(i), (iii), (iv), (v), (vi) (vii), (viii), (x), (xi), or (xii).

        4.7    No Undisclosed Liabilities.     Except as set forth on Schedule 4.7 of the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected on or for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of the Company dated as of June 30, 2019 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three (3) months ended June 30, 2019; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to June 30, 2019; (c) liabilities incurred in connection with the Transactions and/or expressly permitted by this Agreement and (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.8    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to shareholders of the Company or to stockholders of Parent or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement as it pertains to the information supplied by or on behalf of the Company and the Company Shareholders Meeting will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent specifically for inclusion or incorporation by reference therein.

        4.9    Company Permits; Compliance with Applicable Laws.     Except as set forth on Schedule 4.9 of the Company Disclosure Letter, the Company and its Subsidiaries hold, and at all times since January 1, 2018 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the "Company Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The businesses of the Company and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        4.10    Compensation; Benefits.

          (a)   Schedule 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans as of the date hereof. For purposes of this Agreement, "Company Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to by, the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, excluding, in each case, (A) any of the foregoing that is maintained by a Governmental Entity to which the Company or any of its Subsidiaries contributes (or has an obligation to contribute) as required by applicable Law and (B) any Multiemployer Plan.

          (b)   The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto, and (ii) to the extent applicable, (A) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Company Benefit Plan, (B) the most recently prepared actuarial report for each Company Benefit Plan, and (C) the most recently completed Form 5500 for each Company Benefit Plan, including all schedules thereto.

          (c)   Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under

  Section 401(a) of the Code (the "Company Qualified Plan") and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of the Company Qualified Plan or the related trust.

          (e)   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (f)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan").

          (g)   Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

          (h)   All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in a material liability of the Company.

          (i)    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Company Benefit Plans, (ii) to the knowledge of the Company, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or (iii) the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in a material liability of the Company.

          (j)    No Company Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated by this Agreement (whether alone or in conjunction with any other event) will (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund, any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iv) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations § 1.280G-1) that would constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). For purposes of this representation, no arrangements or agreements that may be implemented by or at the direction of Parent, no New Company PSU Awards or Parent Assumed PSU Awards and no payments or benefits pursuant to Item 1 set forth on Schedule 6.1(b)(ix) of the Company Disclosure Letter, in each case, with any current or former employee, officer, director or service provider of the Company or its Subsidiaries shall be taken into account.

          (k)   Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

          (l)    No Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

        4.11    Labor Matters.     Except as set forth on Schedule 4.11 of the Company Disclosure Letter:

          (a)   There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there have been no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries since January 1, 2017.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all respects with all applicable Laws respecting employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), and except for Proceedings the outcome of which has not had and would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

          (c)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to the Company or any of its Subsidiaries.

          (d)   To the knowledge of the Company, no employee, officer, or director of the Company or any of its Subsidiaries has engaged in any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination, or aided or assisted any other person or entity to engage in any conduct or cover-up of such conduct, that could cause any material harm to the Company's or its Subsidiaries' reputation or business.

        4.12    Taxes.

          (a)   Except as set forth on Schedule 4.12 of the Company Disclosure Letter, and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) have been paid in full (other than, in the case of clause (B), to the extent such Taxes are being contested in good faith by appropriate proceedings or adequate reserves have been established therefor in accordance with GAAP in the financial statements included in the Company SEC Documents).

             (ii)  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

            (iii)  There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

            (iv)  There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in Company SEC Documents.

             (v)  There are no Encumbrances for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Encumbrances.

            (vi)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely between or among the Company and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes). Neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

           (vii)  Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period (or portion thereof) ending after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

          (viii)  Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

          (b)   Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

          (c)   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (d)   Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.12, to the extent relating to Taxes or Tax matters, Section 4.5(b) , and, to the extent expressly referring to Code sections, Section 4.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

        4.13    Litigation.     Except as set forth on Schedule 4.13 of the Company Disclosure Letter, and for such matters as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no (a) Proceeding pending, or threatened in writing (or, to the knowledge of the Company, threatened orally) against the Company or any of its Subsidiaries or any of the Company Oil and Gas Properties or, to the knowledge of the Company, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

        4.14    Intellectual Property.

          (a)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2018; and (iii) to the knowledge of the Company, are free from any malicious code.

          (c)   Since January 1, 2018, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

        4.15    Real Property.     Except as set forth on Schedule 4.15 of the Company Disclosure Letter, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company's Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all real property owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Real Property") and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the "Company Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Leased Real Property (each, a "Company Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company's Oil and Gas Properties, Company Owned Real Property or Company Leased Real Property.

        4.16    Rights-of-Way.     Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively, "Rights-of-Way") as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any Rights-of-Way, except for such non-fulfillment, non-performance or violation that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.17    Oil and Gas Matters.     Except as set forth on Schedule 4.17 of the Company Disclosure Letter:

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Ryder Scott Company, L.P. (in such capacity, the "Company Independent Petroleum Engineers") relating to the Company interests referred to therein as of December 31, 2018 (the "Company Reserve Report") or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (the "Company Oil and Gas Properties") and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that the Company's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of the Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Company Oil and Gas Properties ("Company Oil and Gas Leases") have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the knowledge of the Company, no third-party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Company Oil and Gas Lease) included in the Company Oil and Gas Properties.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Company Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Company SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither the Company nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person's interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

          (g)   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, (a) there are no wells that constitute a part of the Company Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by the Company or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

        4.18    Environmental Matters.

          (a)   Except as set forth on Schedule 4.18(a) of the Company Disclosure Letter, and for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  the Company and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

             (ii)  as of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened Proceeding, judgment, decree, injunction, ruling or order related to Environmental Laws;

            (iii)  (A) there have been no Releases of Hazardous Substances at, under, to, or from any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or are reasonably likely to result in liability to the Company or its Subsidiaries under any Environmental Law, (B) neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under any Environmental Law, and (C) neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Substances from the Company's operations have been sent for treatment, disposal storage or handling;

            (iv)  neither the Company nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

             (v)  there have been no environmental investigations, studies, audits, or other analyses conducted on properties currently owned or operated by the Company during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

          (b)   Except as expressly set forth in this Section 4.18 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.9, neither the Company nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

        4.19    Material Contracts.

          (a)   Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which the Company or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound (but excluding any Company Benefit Plan):

              (i)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

             (ii)  each agreement or Organizational Document of the Company or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the Surviving Corporation or any of its Subsidiaries, make loans or advances to the Surviving Corporation or any of its Subsidiaries, or transfer any of its properties or assets to the Surviving Corporation and any of its Subsidiaries;

            (iii)  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000;

            (iv)  each contract that creates, evidences, secures, guarantees or otherwise relates to (A) Indebtedness for borrowed money in any amount in excess of $2,000,000 or (B) other Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000, other than agreements solely between or among the Company and its Subsidiaries;

             (v)  each contract for lease of personal property or real property (excluding Oil and Gas Leases) involving annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days, other than contracts related to drilling rigs;

            (vi)  each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms (A) materially restrict the ability of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Closing) to (x) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Effective Time);

           (vii)  each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

          (viii)  each contract for any Derivative Transaction (including, for the avoidance of doubt, a listing of each confirmation number with respect thereto);

            (ix)  each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties;

             (x)  each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar contract requiring the Company or any of its Subsidiaries to make annual expenditures in excess of $3,000,000 or aggregate payments in excess of $10,000,000 during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

            (xi)  any contract that (A) provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 5,000 barrels of oil equivalent of Hydrocarbons per day over a period of one (1) month (calculated on a yearly average basis) or (2) for a term greater than ten (10) years and (B) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within sixty (60) days;

           (xii)  each agreement that contains any exclusivity, "most favored nation" or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases, or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole;

          (xiii)  any contract or agreement that would be required to be disclosed in a Company SEC Document between the Company or any of its Subsidiaries, on the one hand, and (x) any of their respective current or former officers or directors, (y) any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or (z) any Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y), on the other hand;

          (xiv)  any contract that creates future payment obligations (including settlement agreements or contracts that require any capital contributions to, or investments in, any Person) of the Company or any of its Subsidiaries outside the ordinary course of business, in each case, involving annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000, or creates or would create an Encumbrance on any material asset or property of the Company or its Subsidiaries (other than Permitted Encumbrances);

            (xv)  any contract (other than Oil and Gas Leases) pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $2,500,000 annually or $10,000,000 in the aggregate; and

          (xvi)  any acquisition contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000 after the date hereof.

          (b)   Collectively, the contracts set forth in Section 4.19(a) (including all amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the "Company Contracts." A true and complete copy of each Company Contract has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or threatened in writing (or, to the knowledge of the Company, threatened orally) with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.20    Derivative Transactions.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

        4.21    Insurance.     The Company and its Subsidiaries have obtained and maintained insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their businesses and operations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material insurance policy held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the "Material Company Insurance Policies") is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

        4.22    Opinion of Financial Advisors.     The Company Board has received the respective opinions of each of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Parent and its Affiliates) of Company Common Stock. A copy of such opinions will be provided (on a confidential basis and solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement and it is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by Parent, or any director, officer or employee of Parent.

        4.23    Brokers.     Except for the fees and expenses payable to Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC pursuant to the engagement letters copies of which have been provided by the Company to Parent prior to the execution of this Agreement and that are in an aggregate amount not to exceed the amount reflected on Schedule 4.23 of the Company Disclosure Letter, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        4.24    Regulatory Matters.

          (a)   Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (b)   All natural gas pipeline and related facilities owned by the Company or any of its Subsidiaries are (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        4.25    No Additional Representations.

          (a)   The Company acknowledges that except for the representations and warranties made in Article V or in any certificate delivered by Parent to the Company pursuant to Article VII, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Company acknowledges that except for the representations and warranties made by Parent in Article V or in any certificate delivered by Parent to the Company pursuant to Article VII, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in Article V or in any certificate delivered by Parent to the Company pursuant to Article VII, including expressly disclaiming reliance upon any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

          (c)   Nothing in this Section 4.25 shall be construed as a waiver (or an admission of non-reliance) by the Company with respect to a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud by Parent.

 ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter") and except as disclosed in the Parent SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Section 5.2(a) and Section 5.2(b) of this Agreement, Parent represents and warrants to the Company as follows:

        5.1    Organization, Standing and Power.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). Parent is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Organizational Documents of Parent and each of its Subsidiaries that is, as of the date of this Agreement, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

        5.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock" and, together with the Parent Common Stock, the "Parent Capital Stock"). At the close of business on August 23, 2019: (A) 62,648,844 shares of Parent Common Stock were issued and outstanding, including 0 shares of restricted Parent Common Stock; (B) 42,249 shares of Parent Common Stock were treasury stock; (C) 290,258 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding stock appreciation or option rights to purchase Parent Common Stock; (D) 822,019 shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of shares of Parent Common Stock; (E) 484,222 (assuming satisfaction of performance goals at the maximum level) shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit awards in respect of shares of Parent Common Stock; (F) no shares of Parent Preferred Stock were issued and outstanding; and (G) 1,408,565 shares of Parent Common Stock were reserved for issuance of future awards pursuant to the Parent Equity Plan.

          (b)   All outstanding shares of Parent Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Parent Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Equity Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts (including the Parent Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect owned Subsidiary of Parent, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 5.2(b) of the Parent Disclosure Letter, as set forth in this Section 5.2, and except for changes since August 23, 2019 resulting from (x) stock grants or other equity-based awards granted, issued, repurchased or redeemed in accordance with Section 6.2 or (y) the exercise of stock options (and the issuance of shares thereunder) or settlement of equity-based awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of Parent Capital Stock, (ii) no Voting Debt or other voting securities or equity of Parent, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase or acquire shares of Parent Capital Stock or Voting Debt or other voting or equity securities of Parent or any Subsidiary or securities convertible into or exchangeable or exercisable for Parent Capital Stock or Voting Debt or other voting or equity securities of Parent or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance or other similar rights in respect of Parent Capital Stock, and (v) no other commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound that would (A) obligate Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt or other voting or equity securities of Parent or any of its Subsidiaries, (B) obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; or (C) obligate Parent to issue additional shares of Parent Common Stock at the Effective Time (other than pursuant to the terms of this Agreement (including pursuant to Section 3.1 and Section 3.2)).

          (c)   There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the Parent Capital Stock or other voting securities of Parent or any of its Subsidiaries. Parent and its Subsidiaries have no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. Parent owns, directly or indirectly, all of the equity interests of its Subsidiaries.

        5.3    Authority; No Violations, Consents and Approvals.

          (a)   Parent has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions, subject, with respect to consummation of the Merger, to the Parent Stockholder Approval. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, subject, with respect to consummation of the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and, assuming the due and valid execution of this Agreement, by the Company, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject as to enforceability to Creditors' Rights. The Parent Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, are fair to, and in the best interests of, Parent and Parent's stockholders, (ii) adopted and approved this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, (iii) directed that this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for adoption and approval and (iv) recommended that the holders of Parent Common Stock adopt and approve this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance (such recommendation described in this clause (iv), the "Parent Board Recommendation"). The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement, the Merger, the Parent Common Stock Issuance and the other Transactions.

          (b)   Except as set forth on Schedule 5.3(b) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement does not, and (assuming the Parent Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent (assuming that the Parent Stockholder Approval is obtained) or any Subsidiary of Parent, (ii) require any notice, consent or approval under, result in a violation of, a termination (or right of termination) of, or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Parent or any of its Subsidiaries under, any provision of any material contract to which Parent or any of its Subsidiaries is a party or material Parent Permit or (iii) assuming the Parent Approvals are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the case of this clause (iii), any such contraventions, conflicts, or violations, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.4    Consents.     No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Transactions, except for: (a) the filing of a notification and report form under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (c) the filing of the Statement of Merger with the Office of the Secretary of State of the State of Colorado and the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (collectively, the "Parent Approvals").

        5.5    SEC Documents; Financial Statements.

          (a)   Since January 1, 2018, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the "Parent SEC Documents"). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither Parent nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

          (c)   Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Parent SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Except as set forth on Schedule 5.5(c) of the Parent Disclosure Letter, there (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2018 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Parent or its Subsidiaries and (iii) is not, and since January 1, 2018 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

        5.6    Absence of Certain Changes or Events.

          (a)   Since June 30, 2019, there has not been any Parent Material Adverse Effect, or any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From June 30, 2019 through the date of this Agreement, (i) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Parent Oil and Gas Properties, whether or not covered by insurance, and (ii) none of Parent or any of its Subsidiaries has undertaken any action that, if taken after the date hereof, would constitute a breach of or would require the consent of the Company pursuant to Section 6.2(b)(i), (iii) , (iv), (v) or (vi).

        5.7    No Undisclosed Liabilities.     Except as set forth on Schedule 5.7 of the Parent Disclosure Letter, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected on or for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of Parent dated as of June 30, 2019 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the three (3) months ended June 30, 2019; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to June 30, 2019; (c) liabilities incurred in connection with the Transactions and/or expressly permitted under this Agreement; and (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.8    Information Supplied.     None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to shareholders of the Company or to stockholders of Parent or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement as it pertains to the information supplied by or on behalf of Parent and the Parent Stockholders Meeting will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

        5.9    Parent Permits; Compliance with Applicable Laws.     Except as set forth on Schedule 5.9 of the Parent Disclosure Letter, Parent and its Subsidiaries hold, and at all times since January 1, 2018 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the "Parent Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. The businesses of Parent and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of Parent, threatened orally), other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

        5.10    Compensation; Benefits.

          (a)   For purposes of this Agreement, "Parent Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to by, Parent or any of its Subsidiaries for the benefit of any current or former employee or director of Parent or any of its Subsidiaries, excluding, in each case, (A) that is maintained by a Governmental Entity to which Parent or any of its Subsidiaries contributes (or has an obligation to contribute) as required by applicable Law and (B) any Multiemployer Plan.

          (b)   Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Parent Qualified Plans") and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

          (d)   No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a risk to Parent or its ERISA Affiliates of incurring any such liability, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)   None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (f)    Except as set forth on Schedule 5.10(f) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

          (g)   All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent.

          (h)   There are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Parent Benefit Plans, (ii) to the knowledge of Parent, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or (iii) the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent.

          (i)    No Parent Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated by this Agreement (whether alone or in conjunction with any other event) will (i) result in, cause the vesting, exercisability or delivery of, cause Parent or any of its Subsidiaries to transfer or set aside any assets to fund, any material benefits under any Parent Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director Parent or any of its Subsidiaries, (iii) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust or (iv) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations § 1.280G-1) that would constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (j)    Neither Parent nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

          (k)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        5.11    Taxes.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

              (i)  (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, stockholders or other Persons) have been paid in full (other than, in the case of this clause (B), to the extent such Taxes are being contested in good faith by appropriate proceedings or adequate reserves have been established therefor in accordance with GAAP in the financial statements included in the Parent SEC Documents).

             (ii)  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Parent or any of its Subsidiaries.

            (iii)  There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents.

            (iv)  There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in Parent SEC Documents.

             (v)  There are no Encumbrances for Taxes on any property of Parent or any of its Subsidiaries other than Permitted Encumbrances.

            (vi)  Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely between or among Parent and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes). Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

           (vii)  Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period (or portion thereof) ending after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

          (viii)  Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction" as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

          (b)   Neither Parent nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (c)   Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (d)   Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.11, to the extent relating to Taxes or Tax matters, Section 5.5(b) , and, to the extent expressly referring to Code sections, Section 5.10 are the sole and exclusive representations of Parent with respect to Taxes and Tax matters.

        5.12    Labor Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any applicable Laws respecting employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

        5.13    Litigation.     Except as set forth on Schedule 5.13 of the Parent Disclosure Letter, and for such matters as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no (a) Proceeding pending, or threatened in writing (or, to the knowledge of Parent, threatened orally) against Parent or any of its Subsidiaries or any of the Parent Oil and Gas Properties or, to the knowledge of Parent, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

        5.14    Intellectual Property.

          (a)   Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the "Parent Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent IT Systems (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2018; and (iii) to the knowledge of Parent, are free from any malicious code.

          (c)   Since January 1, 2018, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any Parent IT Systems, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries.

        5.15    Real Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent's Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all real property owned by Parent or any of its Subsidiaries (collectively, the "Parent Owned Real Property") and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the "Parent Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Parent Leased Real Property (each, a "Parent Real Property Lease") to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent's Oil and Gas Properties, Parent Owned Real Property or Parent Leased Real Property.

        5.16    Rights-of-Way.     Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Parent SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any Rights-of-Way, except for such non-fulfillment, non-performance or violation that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.17    Oil and Gas Matters.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Ryder Scott Company, L.P. and Netherland Sewall & Associates, Inc. (in such capacity, the "Parent Independent Petroleum Engineers") relating to the Parent interests referred to therein as of December 31, 2018 (the "Parent Reserve Reports") or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports (the "Parent Oil and Gas Properties") and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that Parent's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual,

  non-interpretive data supplied by or on behalf of Parent or its Subsidiaries to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Parent Oil and Gas Properties ("Parent Oil and Gas Leases") have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to the knowledge of Parent, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Parent Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Parent Oil and Gas Lease) included in the Parent Oil and Gas Properties.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Parent Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Parent SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person's interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

          (g)   Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent, (a) there are no wells that constitute a part of the Parent Oil and Gas Properties in respect of which Parent has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by Parent or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

        5.18    Environmental Matters.

          (a)   Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

              (i)  Parent and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

             (ii)  as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to the knowledge of Parent, threatened Proceeding, judgment, decree, injunction, ruling or order related to Environmental Laws;

            (iii)  (A) there have been no Releases of Hazardous Substances at, under, to, or from any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases have resulted or are reasonably likely to result in liability to Parent or its Subsidiaries under any Environmental Law, (B) neither Parent nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under any Environmental Law, and (C) neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Substances from Parent's operations have been sent for treatment, disposal storage or handling;

            (iv)  neither Parent nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

             (v)  there have been no environmental investigations, studies, audits, or other analyses conducted on properties currently owned or operated by Parent during the past three years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

          (b)   Except as expressly set forth in this Section 5.18 and except for the representations and warranties relating to the Parent Permits as expressly set forth in Section 5.9, neither Parent nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

        5.19    Derivative Transactions.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

        5.20    Insurance.     Parent and its Subsidiaries have obtained and maintained insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their businesses and operations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each material insurance policy held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the "Material Parent Insurance Policies") is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

        5.21    Opinion of Financial Advisor.     The Parent Board has received the opinion of J.P. Morgan Chase & Co., addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. A copy of such opinion will be provided (on a confidential basis and solely for informational purposes) by Parent to the Company promptly following the execution of this Agreement and it is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied on by the Company, or any director, officer or employee of the Company.

        5.22    Brokers.     Except for the fees and expenses payable to J.P. Morgan Chase & Co., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

        5.23    Regulatory Matters.

          (a)   Neither Parent nor any Subsidiary of Parent is, or as of the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (b)   All natural gas pipeline and related facilities owned by Parent or any of its Subsidiaries are (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        5.24    Sufficiency of Funds.

          (a)   As of the date hereof and as of the Effective Time, Parent and its Subsidiaries will have available to them cash and other sources of immediately available funds, including commitments under the Parent Credit Agreement, to pay all cash amounts payable at the Effective Time pursuant to this Agreement or otherwise in connection with the Merger or the transactions relating thereto, including the Company Credit Agreement Amounts and amounts payable pursuant to any Change of Control Offer (as defined in the Company Notes Indenture) that results from the Merger (the "Transaction Amounts"). Parent and its Subsidiaries expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing, including, without limitation, the Committed Financing and/or the Financing.

          (b)   Parent has delivered to the Company true, complete and correct copies of (i) the Commitment Letter pursuant to which JPMorgan Chase Bank, N.A has agreed, subject to the terms and conditions therein, to provide Parent with the debt financing set forth therein in connection with the Merger and the other transactions contemplated hereby and (ii) fee letter referenced therein (together with all exhibits, schedules and annexes thereto, the "Debt Fee Letter", and together with the Commitment Letter, the "Debt Commitment Letter") redacted solely for confidential provisions related to fees, "pricing flex" and other economic terms, none of which (x) subject the funding of the Committed Financing (as defined below) to any additional conditions precedent or (y) could reduce the total amount of the Committed Financing available to Parent on the Closing Date (other than as a result of changes to fees or original issue discount in accordance with the "flex" terms of the Debt Fee Letter). The debt financing committed pursuant to the Debt Commitment Letter shall be referred to herein as the "Committed Financing".

          (c)   Other than the Debt Commitment Letter and the Parent Credit Agreement (and the other documents previously delivered by Parent and its Subsidiaries pursuant to the terms of the Parent Credit Agreement), there are no side letters or other agreements, contracts, understandings or arrangements related to the Committed Financing to which Parent or any of its affiliates is a party.

          (d)   As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and are enforceable in accordance with their terms against Parent and, to the knowledge of Parent, the other parties thereto, subject to Creditors' Rights.

          (e)   As of the date of this Agreement and assuming the accuracy of all representations and warranties of the Company in the Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to the knowledge of Parent, the other parties thereto, under any term or condition of the Debt Commitment Letter.

          (f)    There are no conditions relating to the funding of the full amount of the Committed Financing other than as set forth in the Debt Commitment Letter delivered to the Company on the date hereof. As of the date of this Agreement and assuming the accuracy of all representations and warranties of the Company in the Agreement, Parent has no reason to believe that any of the conditions to be satisfied by Parent relating to the funding of the full amount of the Committed Financing will not be satisfied at or prior to the Effective Time or that the Committed Financing will not be available to Parent at the Effective Time.

          (g)   Parent has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

        5.25    No Additional Representations.

          (a)   Parent acknowledges that except for the representations and warranties made in Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, Parent acknowledges that except for the representations and warranties made by the Company in Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii), any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, including expressly disclaiming reliance upon any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that Parent has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

          (c)   Nothing in this Section 5.25 shall be construed as a waiver (or an admission of non-reliance) by Parent with respect to a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud by the Company.

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business Pending the Merger.

          (a)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (after consultation with the Company, if practicable), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, (i) comply with applicable Law in all material respects and (ii) conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, creditors and employees; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

          (b)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (after consultation with the Company, if practicable), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of any Subsidiary of the Company and (2) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated or permitted by the terms of any Company Benefit Plan (including any award agreement applicable to any Company Equity Award);

             (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Company Equity Awards outstanding as of the date hereof that were granted under the Company Equity Plans; (B) issuances of New Company PSU Awards pursuant to Section 3.2(c) of this Agreement; (C) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.1(b)(i); and (D) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

            (iii)  amend or propose to amend the Company's Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of the Company's material Subsidiaries or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Merger) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or (3) acquisitions for which the consideration is $2,000,000 individually or $8,000,000 in the aggregate or less;

             (v)  sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) sales, leases, exchanges or dispositions for which the consideration and fair value is $2,000,000 individually or $8,000,000 in the aggregate or less or (D) sales of Hydrocarbons made in the ordinary course of business; provided that the Company shall not be permitted to sell any asset if as a result of such sale the Company would fail the "the substantially-all test" of Code Section 368(a);

            (vi)  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries of a similar nature, other than such transactions among the Company and any Subsidiaries of the Company or among Subsidiaries of the Company;

           (vii)  change in any material respect their financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

          (viii)  (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election), (B) amend any material Tax Return, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, except where the amount of any such settlements or compromises does not exceed $2,000,000 in the aggregate, or (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

            (ix)  except as required by the terms of any Company Benefit Plan, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into employment agreements in the ordinary course of business that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, (C) increase the compensation payable to any current or former employee or director, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $125,000 or with a title equal to director or above, other than terminations for cause; (F) provide any funding for any rabbi trust or similar arrangement, or (G) enter into or amend any collective bargaining or works council or similar labor agreement;

             (x)  (A) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Company Credit Agreement in the ordinary course of business in an aggregate amount under this clause (x)(A)(1) that would not cause outstanding borrowings under the Company Credit Agreement to exceed $200,000,000 or (2) transactions solely between or among the Company and its Subsidiaries or solely between or among Subsidiaries of the Company, and in each case guarantees thereof or (B) incur, create or suffer to exist any Encumbrance, other than (1) Encumbrances securing the Company Credit Agreement or other Indebtedness of the Company or its Subsidiaries existing on the date hereof or incurred in compliance with the foregoing clause (A), in each case in accordance with the terms thereof, (2) Encumbrances in existence on June 30, 2019 and disclosed in the Company's Quarterly Report on Form 10-Q for the three-months ended June 30, 2019 or (3) Permitted Encumbrances;

            (xi)  except as expressly permitted in this Section 6.1 and other than in the ordinary course of business consistent with past practice, (A) enter into or assume any contract that would have been a Company Contract (excluding any Company Benefit Plan) had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any Company Contract (excluding any Company Benefit Plan) or any contract (excluding any Company Benefit Plan) that would have been a Company Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Contract;

           (xii)  other than the settlement of any Proceedings reflected or reserved against on the balance sheet of the Company (or in the notes thereto), settle or offer or propose to settle, any Proceeding (excluding (A) any audit, claim or other proceeding in respect of Taxes, which shall be governed exclusively by Section 6.1(b)(viii) and (B) any Transaction Litigation, which shall be governed exclusively by Section 6.11) involving solely the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $2,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (3) has a materially restrictive impact on the business of the Company or any of its Subsidiaries;

          (xiii)  authorize or make capital expenditures that are in the aggregate greater than one hundred fifteen percent (115.0%) of the aggregate amount of capital expenditures scheduled to be made in the Company's drilling and completion capital expenditure budget for the applicable fiscal quarter as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except to the extent such operations are specifically further described in such Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

          (xiv)  (A) enter into any lease for real property that would be a Company Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Real Property Lease;

           (xv)  fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company's business judgment in light of prevailing conditions in the insurance market; or

          (xvi)  agree to take any action that is prohibited by this Section 6.1(b).

        6.2    Conduct of Parent Business Pending the Merger.

          (a)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its

  Subsidiaries to, use commercially reasonable efforts to preserve substantially intact its existing relationships with its key customers, suppliers, creditors and employees; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

          (b)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of Parent or its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of any Subsidiary of Parent and (2) dividends or distributions by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated or permitted by the terms of any Parent Benefit Plan as in effect on the date hereof (including any award agreement applicable to any Parent Equity Award granted under the Parent Equity Plan in effect on the date hereof or adopted or entered into in accordance with this Agreement);

             (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Parent Equity Awards granted under the Parent Equity Plan and outstanding on the date hereof; (B) issuances of Parent Equity Awards under the Parent Equity Plan to employees, directors and other service providers in the ordinary course of business and consistent with past practice; (C) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.2(b)(i); (D) transactions between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent and (E) the issuance of Parent Common Stock in connection with the types of transactions referenced in Section 6.2(b)(iv);

            (iii)  amend or propose to amend Parent's Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of Parent's material Subsidiaries in a manner that would adversely affect the consummation of the Transactions, in either case, including by merger, consolidation or otherwise;

            (iv)  consummate (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) of any business or any corporation, partnership, association or other business organization or division thereof; (C) any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries; or (D) any transaction to which Parent would issue shares of Parent Common

    Stock in consideration of such transaction and such issuance would require the vote of the stockholders of Parent pursuant to the rules of NASDAQ, in each case of clauses (A)-(D) , if such action would reasonably be expected to prevent the consummation of the Transaction by Parent;

             (v)  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, or a restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries of a similar nature, other than such transactions among the Parent and any Subsidiaries of Parent or among Subsidiaries of Parent;

            (vi)  change in any material respect their financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law; or

           (vii)  agree to take any action that is prohibited by this Section 6.2(b).

        6.3    No Solicitation by the Company.

          (a)   The Company will, and will cause its Affiliates and Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Company Competing Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Affiliates and Subsidiaries, and its and their respective directors, officers and Representatives not to, and will not announce any intention to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal (other than a confidentiality agreement in accordance with Section 6.3(f)(ii)) or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

          (c)   The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which the Company or any of its Subsidiaries is a party; provided that, if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's shareholders under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Competing Proposal on a confidential basis conditioned upon such person agreeing that the Company shall not be prohibited from providing any information to Parent regarding any such Company Competing Proposal in accordance with the terms of this Section 6.3. The Company shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Company Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Affiliates, Subsidiaries and Representatives of the obligations undertaken in this Section 6.3.

          (d)   Unless expressly permitted by Section 6.3(f) or Section 6.3(g), the Company shall not (i) fail to include the Company Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Competing Proposal, (iv) fail to publicly announce, within ten Business Days of any tender or exchange offer relating to any capital stock of the Company (or, if earlier, at least two (2) Business Days prior to the Company Shareholders Meeting), a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer and affirms the Company Board Recommendation or (v) fail to publicly reaffirm the Company Board Recommendation within ten Business Days of Parent's written request to do so (or, if earlier, at least two (2) Business Days prior to the Company Shareholders Meeting) following the public announcement of any Company Competing Proposal (or any material amendment to a Company Competing Proposal, including any change to the price or form of consideration) (any action or failure to act in clauses (i)-(v) being referred to as a "Company Change of Recommendation").

          (e)   From and after the date of this Agreement, the Company shall promptly advise (but in each case, not later than two (2) days of such receipt or request) Parent of the receipt by the Company of any Company Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal, made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal, or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (but in each case, not later than two (2) days of such receipt or request), and the Company shall provide to Parent (within such two-day time frame) either (i) a copy of any such Company Competing Proposal, or any such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including all exhibits and schedules thereto) made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, or any such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including the identity of the Person making such Company Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal) if not made in writing. The Company shall (A) keep Parent reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Company Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal, and any material changes to the status of any such discussions or negotiations and (B) promptly (and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Subsidiaries) provide to Parent either (x) a copy of any such material changes to such Company Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including all exhibits and schedules thereto) made in writing and any material correspondence with respect thereto or (y) a written summary of such material changes to the terms of such Company Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal if not made in writing or any material oral correspondence with respect thereto. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal in accordance with Section 6.3(f), prior and as a condition to providing any such information or engaging in any such discussions or negotiations; provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such third party.

          (f)    Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

              (i)  to the extent applicable, disclose to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to the Company's shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Company Competing Proposal; provided, however, that the Company shall not effect any Company Change of Recommendation other than in accordance with Section 6.3(f)(iii) or Section 6.3(g);

             (ii)  prior to the receipt of the Company Shareholder Approval, engage in the activities prohibited by Section 6.3(b)(ii) or Section 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to this Section 6.3 may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to and as a condition to taking any such actions, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal;

            (iii)  prior to the receipt of the Company Shareholder Approval, in response to a Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior and as a condition to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and (y) the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's shareholders under applicable Law and (B) the Company shall have given five (5) Business Days' prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and that the Company intends to take such action, and (1) after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates

    (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.3, to make such adjustments or revisions to the terms and conditions of this Agreement such that the Company Competing Proposal would no longer constitute a Company Superior Proposal and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(1), the Company Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Parent in writing, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the Company Competing Proposal remains a Company Superior Proposal and (y) the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's shareholders under applicable Law; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(f)(iii) shall be reduced to two (2) Business Days; and

          (g)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Shareholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation if prior to and as a condition to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's shareholders under applicable Law, (B) the Company shall have given five (5) Business Days' prior notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and (1) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company's shareholders under applicable Law; provided that, in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(g) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(g) shall be reduced to two (2) Business Days.

        6.4    No Solicitation by Parent.

          (a)   Parent will, and will cause its Affiliates and Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Parent Competing Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will not, and will cause its Affiliates and Subsidiaries, and its and their respective directors, officers and Representatives not to, and will not announce any intention to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Competing Proposal (other than a confidentiality agreement in accordance with Section 6.4(f)(ii) ) or (v) resolve, agree or publicly propose to, or permit Parent or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

          (c)   Parent shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which Parent or any of its Subsidiaries is a party; provided, that if the Parent Board determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent's stockholders under applicable Law, Parent may waive any such standstill provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal on a confidential basis conditioned upon such person agreeing that Parent shall not be prohibited from providing any information to the Company regarding any such Parent Competing Proposal in accordance with the terms of this Section 6.4. Parent shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Parent Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries. Parent agrees that it shall promptly inform its Affiliates, Subsidiaries and Representatives of the obligations undertaken in this Section 6.4.

          (d)   Unless expressly permitted by Section 6.4(f) or Section 6.4(g), Parent shall not (i) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Competing Proposal, (iv) fail to publicly announce, within ten Business Days of any tender or exchange offer relating to any capital stock of Parent (or, if earlier, at least two (2) Business Days prior to the Parent Stockholders Meeting), a statement disclosing that the Parent Board recommends rejection of such tender offer or exchange offer and affirms the Parent Board Recommendation or (v) fail to publicly reaffirm the Parent Board Recommendation within ten Business Days of Parent's written request to do so (or, if earlier, at least two (2) Business Days prior to the Parent Stockholders Meeting) following the public announcement of any Parent Competing Proposal (or any material amendment to a Parent Competing Proposal, including any change to the price or form of consideration) (any action or failure to act in clauses (i)-(v) being referred to as a "Parent Change of Recommendation").

          (e)   From and after the date of this Agreement, Parent shall promptly advise (but in each case, not later than two (2) days of such receipt or request) the Company of the receipt by Parent of any Parent Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Parent Competing Proposal, made on or after the date of this Agreement or any request for non-public information or data relating to the Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Parent Competing Proposal, or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal, or any proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Parent Competing Proposal (but in each case, not later than two (2) days of such receipt or request), and Parent shall provide to the Company (within such two (2) day time frame) either (i) a copy of any such Parent Competing Proposal, or any such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including all exhibits and schedules thereto) made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, or any such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including the identity of the Person making such Parent Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal) if not made in writing. Parent shall (A) keep the Company reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Parent Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal, and any material changes to the status of any such discussions or negotiations and (B) promptly (and in any event no later than forty-eight (48) hours after receipt by Parent or any of its Subsidiaries) provide to the Company either (i) a copy of any such material changes to such Parent Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal (including all exhibits and schedules thereto) made in writing and any material correspondence with respect thereto or (ii) a written summary of such material changes to the terms of such Parent Competing Proposal, or such proposal, inquiry, offer or indication of interest that would reasonably be expected to lead to a Company Competing Proposal if not made in writing or any material oral correspondence with respect thereto. Without limiting the foregoing, Parent shall notify the Company if Parent determines to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal in accordance with Section 6.4(f), prior and as a condition to providing any such information or engaging in any such discussions or negotiations; provided, that all such information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such third party.

          (f)    Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

              (i)  to the extent applicable, disclose to Parent's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to Parent's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Parent Competing Proposal; provided, however, that Parent shall not effect any Parent Change of Recommendation other than in accordance with Section 6.4(f)(iii) or Section 6.4(g);

             (ii)  prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) with any Person who has made a written, bona fide Parent Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (B) prior to and as a condition to taking any such actions, the Parent Board determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal;

            (iii)  prior to the receipt of the Parent Stockholder Approval, in response to a Parent Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(c), if prior and as a condition to taking such action (A) the Parent Board determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that (x) such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal) and (y) the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent's stockholders under applicable Law and (B) Parent shall have given five (5) Business Days' prior notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and, that Parent intends to take such action, and (1) after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.4, to make such adjustments or revisions to the terms and conditions of this Agreement such that the Parent Competing Proposal would no longer constitute a Parent Superior Proposal; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c), the Parent Board takes into account any adjustments or revisions to the terms of this Agreement committed to by the Company in writing, and determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that (x) the Parent Competing Proposal remains a Parent Superior Proposal and (y) the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent's stockholders under applicable Law; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Parent Superior Proposal, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(f)(iii) shall be reduced to two (2) Business Days; and

          (g)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation if prior to and as a condition to taking such action (A) the Parent Board determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent's stockholders under applicable Law, (B) Parent shall have given five (5) Business Days' prior notice to the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and that Parent intends to effect a Parent Change of Recommendation, and (1) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit Parent Board not to effect a Parent Change of Recommendation in response thereto; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith, after consultation with Parent's financial advisor and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by Parent Board to Parent's stockholders under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(g) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(g) shall be reduced to two (2) Business Days.

        6.5    Preparation of Joint Proxy Statement and Registration Statement.

          (a)   Parent and the Company will promptly furnish to the other party such data and information relating to it, its respective Subsidiaries and the holders of its capital stock, as the Company or Parent, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Joint Proxy Statement, and, in each case, any amendments or supplements thereto.

          (b)   Promptly following the date hereof, (i) the Company and Parent shall cooperate in preparing, and the Company shall cause to be filed with the SEC as promptly as practicable, a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and (ii) Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and each of the Company and Parent agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the

  Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

          (c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company and the stockholders of Parent.

        6.6    Company Shareholders Meeting and Parent Stockholders Meeting.

          (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following the declaration of effectiveness of the Registration Statement and the clearance of the Joint Proxy Statement by the SEC. Except as expressly permitted by Section 6.3, the Company Board shall recommend that the shareholders of the Company vote in favor of the approval of this Agreement at the Company Shareholders Meeting and the Company Board shall solicit from shareholders of the Company proxies in favor of the approval of this Agreement, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has made the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Shareholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required to be filed and disseminated under applicable Law is provided to the Company's shareholders or (B) if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. The Company shall promptly provide Parent with all voting tabulation reports relating to the Company Shareholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative and shall otherwise keep Parent reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company's shareholders with respect thereto.

          (b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the declaration of effectiveness of the Registration Statement and the clearance of the Joint Proxy Statement by the SEC. Except as expressly permitted by Section 6.4, the Parent Board shall recommend that the stockholders of Parent vote in favor of the Parent Common Stock Issuance at the Parent Stockholder Meeting and the Parent Board shall solicit from stockholders of Parent proxies in favor of the Parent Common Stock Issuance, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has made the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Parent's stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, Parent reasonably determines in good faith that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representative and shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Parent's stockholders with respect thereto.

          (c)   The parties shall cooperate and use their reasonable best efforts to hold the Company Shareholders Meeting and the Parent Stockholders Meeting on the same day and at approximately the same time. Unless there has been a Company Change of Recommendation or a Parent Change of Recommendation, as expressly permitted by Section 6.3 or Section 6.4, respectively, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the

  Company's shareholders, Parent's stockholders or any other Person to prevent the Company Shareholder Approval and Parent Stockholder Approval from being obtained.

          (d)   Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company and Parent agree that (i) their respective obligations to call, give notice of, convene and hold the Company Shareholders Meeting and Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, (ii) the Company's obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Competing Proposal or other proposal (including, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event and (iii) Parent's obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to Parent of any Parent Competing Proposal or other proposal (including, a Parent Superior Proposal) or the occurrence or disclosure of any Parent Intervening Event.

        6.7    Access to Information.

          (a)   Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, shareholders/stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.7(a), neither party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments). Notwithstanding the foregoing, neither party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party's good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, neither party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party's sole discretion. Each party agrees that (i) no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent herein and (ii) it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

          (b)   The Nondisclosure Agreement, dated as of July 1, 2019, between Parent and the Company (as amended from time to time, the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Confidential Information" as defined under the Confidentiality Agreement.

        6.8    Regulatory Approvals; Efforts.

          (a)   Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

          (b)   Except for the filings and notifications made pursuant to Antitrust Laws to which Section 6.8(c), Section 6.8(d) and Section 6.8(e), and not this Section 6.8(b), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Neither party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

          (c)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall make any filings required under the HSR Act. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Parent and the Company shall each use its reasonable best efforts to respond to and substantially comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any other jurisdiction ("Antitrust Authority"). Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, in connection with the efforts referenced in this Section 6.8, (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the Transactions to that party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, except that any materials concerning one party's valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the Transactions unless it consults with the other party and its Representatives in advance and invites the other party's Representatives to attend in accordance with applicable Laws. The parties shall take reasonable efforts to preserve the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege with respect to any information shared pursuant to this Section 6.8(c).

          (d)   Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including, but not limited, to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets (each, a "Divestiture Action") to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that nothing in this Agreement shall require Parent or any of its Subsidiaries to take or agree to take any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole. The Company shall not take or agree to take any Divestiture Action unless requested in writing by Parent, provided that the Company shall not be required to take any Divestiture Action reasonably requested by Parent unless such action is only effective after the Effective Time and conditioned upon the consummation of the Transactions.

          (e)   In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided that in no event shall this Section 6.8(e) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole). Subject to the terms of this Section 6.8, including the immediately foregoing sentence, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date.

          (f)    Neither the Company nor Parent shall take any action that could reasonably be expected to hinder or delay obtaining clearance, or the expiration or termination of the applicable waiting period, under the HSR Act.

        6.9    Employee Matters.

          (a)   No later than ten (10) Business Days prior to the Closing Date, Parent will provide the Company a complete list of employees that Parent will be (i) offering continuing employment with Parent or its Subsidiaries, (ii) offering transitional employment with Parent or its Subsidiaries until the end of a specified transition date or (iii) informing that their employment will terminate on the Closing Date. As of the Effective Time, the Surviving Corporation shall, or shall cause one of its Subsidiaries to, employ each employee of the Company and its Subsidiaries who continues to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time (each employee, a "Continuing Employee") and to provide to each such Continuing Employee the base salary or wages and annual target cash bonus opportunity or semi-annual cash bonus opportunity, as applicable, in effect as of immediately prior to the Effective Time. From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans and all plans, programs, practices, policies, arrangements and agreements referenced on Schedule 3.2(c) of the Company Disclosure Letter, in each case, in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall, after the Effective Time, prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any such Company Benefit Plan, or compensation arrangement or agreement in accordance with its terms or impose on the Surviving Corporation or any of its Subsidiaries any obligation to retain any employee for any amount of time. During the period commencing as of the Effective Time and ending on the first anniversary of the Closing (such period, the "Continuation Period"), the Surviving Corporation shall, and shall cause one of its Subsidiaries to, provide each Continuing Employee with, during the Continuation Period, severance payments, rights and/or benefits that are no less favorable than the severance payments, rights and/or benefits under the applicable Company Benefit Plans set forth on Schedule 6.9(a) of the Company Disclosure Letter.

          (b)   With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees immediately prior to Closing become eligible to participate on or after the Effective Time (the "New Plans"), the Surviving Corporation shall, or shall cause one of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such Continuing Employee and his or her spouse and/or eligible dependents with credit for any eligible expenses incurred by such Continuing Employee or his or her spouse and/or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

          (c)   Except with respect to Parent Assumed PSU Awards pursuant to Section 3.2(c), Parent hereby acknowledges that a "change in control" (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

          (d)   Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Affiliates any right to continue in the employ or service of the Surviving Corporation, or any Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation or any Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Affiliates at any time for any reason whatsoever, with or without cause, subject to the terms of any employment agreement, severance agreement, arrangement, plan, policy, program or practice or other similar agreement, arrangement, plan, policy, program or practice. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time except, during the Continuation Period, Parent shall not amend, modify or terminate in any manner adverse to the relevant employees any severance payments or benefits contained in the Company Benefit Plans set forth on Schedule 6.9(a) of the Company Disclosure Letter. Without limiting the generality of the final sentence of Section 9.7, nothing in this Section 6.9, express or implied, is intended to or shall confer upon any person, including any current or former employee, director or consultant of the Company or any of its Affiliates, any third party beneficiary or other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.10    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by the Surviving Corporation), from the Effective Time and until the six year anniversary of the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and the Surviving Corporation shall pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law and in accordance with the procedures (if any) set forth in the Organizational Documents of the Company or any Subsidiary of the Company; provided, that such Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification).

          (b)   The Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the specific intent to) adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. The Surviving Corporation shall, and cause its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

          (c)   To the fullest extent permitted under applicable Law, the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.10, relating to the enforcement of such Indemnified Person's rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

          (d)   Parent and the Company will cause to be put in place, and Parent shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, "tail" insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance companies with terms and conditions no less favorable than the current directors' and officers' liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than three hundred percent (300%) (the "Cap Amount") of the last annual premium paid by the Company prior to the date hereof for the six (6) years of coverage under such "tail" policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase the greatest coverage available for the six-year period for the Cap Amount.

          (e)   In the event that the Surviving Corporation, any Subsidiary of the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his or her heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

        6.11    Transaction Litigation.     In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith ("Transaction Litigation"), the parties agree to promptly (and in any event within two (2) Business Days) notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall (a) give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation against the first party and (b) shall consider in good faith the other party's advice with respect to such Transaction Litigation and, to the extent practicable, give the other party and its advisors the right to review and comment on any material filings or responses in connection with such Transaction Litigation by or on behalf of the first party. Each party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any Transaction Litigation against it without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

        6.12    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the parties, except as may be required by Law or by the rules of any stock exchange upon which such party's or any of its Subsidiaries' capital stock is traded (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable changes suggested thereto); provided that each party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with this Section 6.12; provided, further, that neither party shall be (a) restricted from making internal communications with its employees which are not made public or (b) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal and matters related thereto or a Company Change of Recommendation or Parent Change of Recommendation other than as set forth in Section 6.3 or Section 6.4, as applicable.

        6.13    Advice of Certain Matters; No Control of Business.     Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions or acquisitions of equity securities of the Company (including derivative securities) or acquisitions or dispositions of equity securities of Parent (including derivative securities) in connection with this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or any officer or director who will become subject to such reporting requirements with respect to Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        6.15    Stock Exchange Listing and Delisting Application.     Prior to the Closing, Parent shall take all action necessary to cause the Merger Consideration to be approved for listing on the NASDAQ prior to the Closing Date, subject to official notice of issuance. Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event, no more than 10 calendar days after the Closing Date.

        6.16    Tax Matters.     Each of Parent and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company will use its reasonable best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.3(e). In connection therewith, (a) Parent shall deliver to Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to Parent) ("Parent Tax Counsel") and Akin Gump Strauss Hauer & Feld LLP (or another nationally recognized tax counsel reasonably acceptable to the Company) ("Company Tax Counsel") a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(e) and Section 7.3(e) (the "Parent Tax Certificate") and (b) the Company shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(e) and Section 7.3(e) (the "Company Tax Certificate"), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall each provide such other information as reasonably requested by each of Parent Tax Counsel and Company Tax Counsel for purposes of rendering the opinions described in Section 7.2(e) and Section 7.3(e), as applicable.

        6.17    Takeover Laws.     None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

        6.18 Financing.

          (a)   Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to pay the Transaction Amounts. Parent's obligations pursuant to this Section 6.18(a) shall include using commercially reasonable efforts to (i) timely (and in any event by the Effective Time) negotiate and enter into definitive agreements with respect to (X) amendments to the Parent Credit Agreement or new facilities, as applicable, and in each case as contemplated by the Debt Commitment Letter on the terms and conditions set forth therein (or on terms and conditions that do not (a) impose new or additional conditions not set forth in, or otherwise expand, amend, modify or waive any conditions set forth in, the Debt Commitment

  Letter or (b) make the timely funding to Parent of funds sufficient to satisfy the Transaction Amounts or the satisfaction of the conditions to obtaining such funds materially less likely to occur by the Effective Time) or (Y) replacement financing of the financing contemplated by the Debt Commitment Letter on terms and conditions that do not make the timely funding to Parent of funds sufficient to satisfy the Transaction Amounts or the satisfaction of the conditions to obtaining such funds materially less likely to occur by the Effective Time as compared to the Debt Commitment Letters and (ii) satisfy or cause to be waived on a timely basis (and in any event by the Effective Time) all conditions to funding applicable to Parent set forth in the Debt Commitment Letter or such definitive agreements, including definitive agreements with respect to any replacement financing of the financing contemplated by the Debt Commitment Letters, that are within its (or any Affiliate's) control.. Parent shall keep the Company reasonably informed on a timely basis of the status of Parent's efforts to obtain the Financing (as defined below) and to satisfy the conditions thereof and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on Parent's ability to pay any Transaction Amounts due on the Effective Date.

          (b)   Following the date of this Agreement until the Effective Time, upon the written request of Parent, the Company agrees to use commercially reasonable efforts to provide, cause its Subsidiaries to provide and cause its Representatives to provide, all such cooperation reasonably requested by Parent in connection with Parent's financing arrangements to fund the Transaction Amounts (any such financing arrangement, the "Financing"), including:

              (i)  furnishing to Parent and any of its financing sources who are subject to customary confidentiality arrangements:

              (A)  unaudited consolidated balance sheets and related statements of operations, cash flows and changes in shareholders' equity for the Company for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date; and

              (B)  such financial information, including historical financial information relating to the Company or its Subsidiaries and other information reasonably requested by Parent relating to the Company or its Subsidiaries that is customary or reasonably required in connection with the Financing; and

             (ii)  using commercially reasonable efforts to assist Parent with the timely preparation of customary rating agency presentations, bank information memoranda, lender presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing;

            (iii)  using commercially reasonable efforts to execute and deliver as of the Closing pledge and security documents, supplemental indentures, guarantees, currency or interest hedging arrangements, other definitive financing documents, or other certificates, instruments or documents as may be reasonably requested by Parent and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Financing, it being understood that none of such documents, such pledges or grants will take effect until the Effective Time;

            (iv)  using commercially reasonable efforts , upon reasonable request of Parent, to provide such cooperation reasonably requested in connection with a borrowing base redetermination under the Parent Credit Agreement, including delivery of certificates, reports, data and supplemental information;

             (v)  using commercially reasonable efforts to take all reasonable and customary actions reasonably requested by Parent to (A) permit any of Parent's financing sources who are subject to customary confidentiality arrangements to evaluate the Company and its Subsidiaries' reserves, assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations, and (B) permit Parent to establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Financing (not to be effective prior to the Closing unless the Company otherwise agrees in writing);

            (vi)  providing at least 4 Business Days prior to the Closing Date all documentation and other information relating to the Company and its Subsidiaries that is reasonably requested by Parent at least 9 Business Days prior to the Closing Date required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act;

           (vii)  using commercially reasonable efforts to provide customary authorization letters authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders who are subject to customary confidentiality arrangements in connection with the Financing containing such customary representations as have been approved by the Company;

          (viii)  using commercially reasonable efforts to cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of such Financing, subject to the occurrence of the Closing; and

            (ix)  using commercially reasonable efforts to cooperate in connection with any offering of notes, including by:

              (A)  using commercially reasonable efforts to cause its Representatives to participate in due diligence sessions, provide customary consents and customary comfort letters; and

              (B)  using commercially reasonable efforts to cause management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, to provide customary cooperation; and

              (C)  using commercially reasonable efforts to cooperate with due diligence relating to such offerings, to the extent customary and reasonable.

          (c)   The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the written request from Parent to do so, use commercially reasonable efforts to (x) deliver a prepayment and commitment termination notice under and (y) otherwise facilitate the termination at the Closing of all commitments in respect of the Company Credit Agreement, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness under the Company Credit Agreement (subject to clause (c) below), the release on the Closing Date of any Encumbrances securing such Indebtedness and guarantees in connection therewith, and, with respect to any letters of credit outstanding thereunder, the cash collateralization by Parent thereof or the making of any alternate arrangements with respect thereto that are reasonably requested by Parent, including using commercially reasonable efforts to deliver to Parent a fully executed, customary payoff letter with respect to the Company Credit Agreement (the "Payoff Letter"), and shall request that such Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection with the Company Credit Agreement or any other Indebtedness under the Company Credit Agreement of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to Indebtedness under the Company Credit Agreement shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.

          (d)   To the extent Parent has requested the termination of the commitments under the Company Credit Agreement, Parent shall deposit, or cause to be deposited, funds with the administrative agent no later than the Closing Date in an amount sufficient for such repayment (the "Company Credit Agreement Amounts").

          (e)   The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the request from Parent to do so, use commercially reasonable efforts to provide all reasonable cooperation requested by Parent to facilitate the Parent's assumption of the Company Notes, effective as of the Closing Date (including delivering any notices, requests, orders or certificates reasonably required to be delivered in connection therewith).

          (f)    Notwithstanding anything to the contrary in this Section 6.18, in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 6.18, no action shall be required of the Company or its Subsidiaries pursuant to this Section 6.18 if any such action shall, or would reasonably be expected to:

              (i)  cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Parent);

             (ii)  involve the entry by the Company or any Subsidiary into any agreement or instrument prior to the occurrence of the Closing (other than those certain officer notices or certificates delivered in connection with a borrowing base redetermination under the Parent Credit Agreement or such agreements or instruments delivered in advance of Closing of which the effectiveness is conditioned thereon);

            (iii)  require the Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates (other than (i) those delivered in connection with a borrowing base redetermination under the Parent Credit Agreement and (ii) a certificate, in form reasonably satisfactory to the trustee under the Company Notes Indenture, to the effect that immediately prior to the Effective Time no Default (as defined in the Company Notes Indenture) or Event of Default (as defined in the Company Notes Indenture) exists under the Company Notes Indenture) or legal opinions;

            (iv)  cause any director, officer or employee or shareholder of the Company or any of its Subsidiaries to incur any personal liability;

             (v)  conflict with the Organizational Documents of the Company or its Subsidiaries or any Laws;

            (vi)  result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party;

           (vii)  require the Company or any of its Subsidiaries to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries;

          (viii)  require the Company or any of its Subsidiaries to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

            (ix)  prepare any projections or pro forma financial statements, which shall be the sole responsibility of Parent;

             (x)  unreasonably interfere with the ongoing business or operations of the Company and/or its Subsidiaries; or

            (xi)  require the Company or any Subsidiary to pay any commitment or other fee or incur any other expense, liability or obligation prior to the Closing Date that would not be reimbursed or indemnified under Section 6.18(g) or Section 6.18(h);

           (xii)  cause any director, officer, or employee of the Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity; or

          (xiii)  require the Company or any of its Subsidiaries or any of its or their Representatives to prepare or provide any environmental assessment.

          (g)   Promptly upon the Company's request and in any event within 5 Business Days of such request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with cooperation or assistance with financing arrangements, debt repayments, or any other matters contemplated by this Section 6.18 shall be paid or reimbursed by Parent whether or not the Merger is consummated or this Agreement is terminated.

          (h)   Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney's fees), interest, awards, judgments and penalties suffered or incurred in connection with Parent's financing arrangements, debt repayments, or any assistance or cooperation contemplated by this Section 6.18 (other than arising out of gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries or their respective Representatives).

          (i)    The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing solely to the extent requested under the Commitment Letter and only so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

        6.19    Company Benefit Plans.     Prior to the Closing Date, unless Parent provides the Company with written notice at least ten (10) days prior to Closing electing not to enforce this Section 6.19, the Company shall take all actions necessary or appropriate to: (a) adopt resolutions to terminate each Company Benefit Plan that includes a "qualified cash or deferred arrangement" as defined in Section 401(k)(2) of the Code (a "Company 401(k) Plan") effective no later than the day immediately preceding the Closing Date (b) provide evidence that each Company 401(k) Plan has been terminated by providing a copy of the action of the Company Board in form and substance satisfactory to Parent, and (c) take such other actions reasonably necessary or appropriate in furtherance of terminating each Company 401(k) Plan as Parent may reasonably require. Each participant in the Company 401(k) Plan who is employed by the Surviving Corporation after the Effective Time shall be immediately eligible, as of the Effective Time, to commence participation in a tax-qualified defined contribution plan of Parent or one of its Affiliates (the "Parent 401(k) Plan") and be given the opportunity to elect to "roll over" the account balance (including any outstanding loans) under the Company 401(k) Plan to the Parent 401(k) Plan.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Consummate the Merger.     The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

          (a)    Company Shareholder Approval and Parent Stockholder Approval.    The Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    HSR Clearance.    Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

          (c)    No Injunctions or Restraints.    No Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted after the date of this Agreement that makes consummation of the Merger illegal or otherwise prohibited.

          (d)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

          (e)    NASDAQ Listing.    The shares of Parent Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ, upon official notice of issuance.

        7.2    Additional Conditions to Obligations of Parent.     The obligations of Parent to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of the Company.    (i) The representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b), Section 4.6(a) and Section 4.23, shall be true and correct (except, with respect to Section 4.2(a) and Section 4.2(b) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.3(a), and Section 4.22 shall be true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) through (c) have been satisfied.

          (e)    Tax Opinion.    Parent shall have received a written opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), Parent Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Parent Tax Counsel reasonably deems relevant.

        7.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of Parent.    (i) The representations and warranties of Parent set forth in Section 5.2(a), Section 5.2(b) and Section 5.6(a) shall be true and correct (except, with respect to Section 5.2(a) and Section 5.2(b) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 5.1, Section 5.3(a), Section 5.21 and Section 5.22 shall be true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of Parent set forth in Article V of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    No Parent Material Adverse Effect.    Since the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) through (c) have been satisfied.

          (e)    Tax Opinion.    The Company shall have received a written opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), Company Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Company Tax Counsel reasonably deems relevant.

        7.4    Frustration of Closing Conditions.     None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party's breach in any material respect of any covenant of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval has been obtained (except as expressly set forth below):

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted after the date of this Agreement any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m. Mountain time, on February 25, 2020; provided that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than May 25, 2020 (the "End Date Extension," and such date, as it may be extended by the End Date Extension, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

            (iii)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (i) forty-five (45) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (ii) two (2) Business Days prior to the End Date (a "Terminable Breach"); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

            (iv)  if (A) the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting, or at any adjournment or postponement thereof or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

          (c)   by Parent, if (1) prior to the time the Parent Stockholder Approval is obtained in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that Parent shall have contemporaneously with such termination paid or caused to be paid to the Company the Parent Termination Fee pursuant to Section 8.3(c) and Parent shall have complied with Section 6.4 in respect of such Parent Superior Proposal or (2) prior to the time the Company Shareholder Approval is obtained, the Company Board shall have effected a Company Change of Recommendation;

          (d)   by the Company, if (1) prior to the time the Company Shareholder Approval is obtained in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination paid or caused to be paid to Parent the Company Termination Fee pursuant to Section 8.3(b) and the Company shall have complied with Section 6.3 in respect of such Company Superior Proposal or (2) prior to the time the Parent Stockholder Approval is obtained, the Parent Board shall have effected a Parent Change of Recommendation.

        8.2    Notice of Termination; Effect of Termination.

          (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.1(b)(iii) or paid the fee required by Section 8.1(c)(1) or Section 8.1(d) (1) to the extent applicable).

          (b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except with respect to this Section 8.2, Section 6.7(b), Section 6.18(g), Section 6.18(h), Section 8.3 and Article I and Article IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud.

        8.3    Expenses and Termination Fees.

          (a)   Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

          (b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c)(2) (Company Change of Recommendation), or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(1) (Company Superior Proposal), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

          (c)   If (i) the Company terminates this Agreement pursuant to Section 8.1(d)(2) (Parent Change of Recommendation) or (ii) Parent terminates this Agreement pursuant to Section 8.1(c)(1) (Parent Superior Proposal) then Parent shall pay or cause to be paid to Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

          (d)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Shareholder Approval) or (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or (C) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or disclosed or otherwise communicated to the Company Board prior to the Company Shareholders Meeting and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal or consummates any transaction meeting the parameters of a Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee (less any amounts previously paid by the Company to Parent in accordance with Section 8.3(f)), in cash by wire transfer of immediately available funds to an account designated by Parent, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(d) , any reference in the definition of Company Competing Proposal to "twenty percent (20%)" shall be deemed to be a reference to "more than sixty percent (60%)."

          (e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or (C) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and (ii) on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or disclosed or otherwise communicated to the Parent Board prior to the Parent Stockholders Meeting and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal or consummates any transaction meeting the parameters of a Parent Competing Proposal, then Parent shall pay or cause to be paid to the Company the Parent Termination Fee (less any amounts previously paid by Parent to the Company in accordance with Section 8.3(g)), in cash by wire transfer of immediately available funds to an account designated by the Company, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(e), any reference in the definition of Parent Competing Proposal to "twenty percent (20%)" shall be deemed to be a reference to "more than sixty percent (60%)."

          (f)    Without limiting any obligation of the Company to pay the Company Termination Fee if and when it becomes due and payable pursuant to Section 8.3(d), if Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Shareholder Approval), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses, in cash by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination.

          (g)   Without limiting any obligation of Parent to pay the Parent Termination Fee if and when it becomes due and payable pursuant to Section 8.3(e), if Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay or cause to be paid to the Company the amount of the Company Expenses, in cash by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination.

          (h)   In the event that a terminating party has the right to terminate pursuant to multiple provisions of Section 8.1, such terminating party may elect which provision pursuant to which it is terminating this Agreement. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of Parent and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and its Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Schedule Definitions.     All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A), except as otherwise defined therein.

        9.2    Survival.     Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I (and the provisions that substantively define any related defined terms not substantively defined in Article I), II, III and IX, Section 4.25 (No Additional Representations), Section 5.25 (No Additional Representations), Section 6.7(b) (Confidential Information), Section 6.9 (Employee Matters), Section 6.10 (Indemnification), Section 6.16 (Tax Matters), Section 6.18 (g) (Financing Expenses) and Section 6.18(h) (Financing Indemnity) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, will survive the Closing. The Confidentiality Agreement shall survive termination of this Agreement pursuant to Article VIII.

        9.3    Notices.     All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail ("e-mail"), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case as addressed as follows:

            (i)  if to Parent, to:

      PDC Energy, Inc.
      1775 Sherman Street, Suite 3000
      Denver, Colorado 80203
      Attention: Nicole Martinet
      E-mail: Nicole.Martinet@pdce.com

    with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Igor Kirman
Elina Tetelbaum
E-mail:	IKirman@wlrk.com
Etetelbaum@wlrk.com

           (ii)  if to the Company, to:

SRC Energy Inc. 1675 Broadway, Suite 2600, Denver, Colorado 80202
Attention:	Cathleen Osborn
E-mail:	COsborn@srcenergy.com

    with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Houston, Texas 77002
Attention:	Christine B. LaFollette
E-mail:	clafollette@akingump.com
Akin Gump Strauss Hauer & Feld LLP One Bryant Park, Bank of America Tower New York, New York 10036
Attention:	Jeffrey Kochian
E-mail:	jkochian@akingump.com

        9.4    Rules of Construction.

          (a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such disclosure, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto, and (i) for purposes of Schedule 6.1 of the Company Disclosure Letter, any item disclosed in response to any subclause of Schedule 6.1 shall be deemed to be disclosed in response to each other subclause of Schedule 6.1 to the extent that the relevance of such item to such subclause is reasonably apparent and (ii) for purposes of Schedule 6.2 of the Parent Disclosure Letter, any item disclosed in response to any subclause of Schedule 6.2 shall be deemed to be disclosed in response to each other subclause of Schedule 6.2 to the extent that the relevance of such item to such subclause is reasonably apparent.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections or other subdivisions, to the extent applicable, refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Mountain time. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply "if." The term "dollars" and the symbol

  "$" mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) "days" mean calendar days; and (v) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded (e.g., if an act must be completed within two (2) days of an event, if such event occurs on a Tuesday, then such act must be completed by the end of the day on Thursday) and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

        9.5    Financing Parties.     Notwithstanding anything in this Agreement to the contrary, but without in any way limiting the rights and claims of Parent under and pursuant to any commitment letter or any definitive agreement entered into by Parent with respect to any debt financing arrangements in connection with the Merger, including the Debt Commitment Letter (the "Financing Documents"), the Company, on behalf of itself, its Subsidiaries and its controlled affiliates, hereby:

          (a)   agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

          (b)   agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;

          (c)   agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

          (d)   agrees that service of process upon the Company, its Subsidiaries or its controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.3;

          (e)   irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

          (f)    knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

          (g)   agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent or its Subsidiaries) in any way relating to or arising out of this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing;

          (h)   agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Proceeding against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Party under or in connection with this Agreement, the Financing Documents or the transactions contemplated hereby or thereby;

          (i)    agrees that the Financing Parties are express third party beneficiaries of, and may enforce, this Section 9.5 and any of the provisions in this Agreement reflecting the agreements in this Section 9.5; and

          (j)    agrees that the provisions in this Section 9.5 and the definitions of "Financing Parties" and "Financing Entities" (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

        9.6    Counterparts.     This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement; Third-Party Beneficiaries.     This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any other documents and instruments executed pursuant hereto constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock or Company Equity Awards to receive the Merger Consideration), Section 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.8    Governing Law; Venue; Waiver of Jury Trial.

          (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. NOTWITHSTANDING THE FOREGOING, ALL MATTERS RELATING TO THE FIDUCIARY OBLIGATIONS OF THE

  COMPANY BOARD AND THE INTERNAL AFFAIRS OF THE COMPANY OR THE COMPANY BOARD (INCLUDING, WITHOUT LIMITATION, THE INTERPRETATION OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLORADO WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

          (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

        9.9    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.10    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.10 shall be void.

        9.11    Specific Performance.     The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there would be an adequate remedy at Law; and (c) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, all in accordance with the terms of this Section 9.11. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

        9.12    Amendment.     Subject to applicable Law, this Agreement may only be amended, modified or supplemented by an instrument in writing signed on behalf of each of the parties.

        9.13    Extension; Waiver.     At any time prior to the Effective Time, the Company and Parent may, to the extent legally permitted: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PDC ENERGY, INC.
By:	/s/ BARTON R. BROOKMAN, JR.
	Name:	Barton R. Brookman, Jr.
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

SRC ENERGY INC.
By:	/s/ LYNN A. PETERSON
	Name:	Lynn A. Peterson
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions

        "2011 ISO Plan" means the SRC Energy Inc. Corporation Incentive Stock Option Plan, as amended.

        "2011 NQSO Plan" means the SRC Energy Inc. Corporation Non-Qualified Stock Option Plan, as amended.

        "2011 Stock Bonus Plan" means the SRC Energy Inc. Corporation Stock Bonus Plan, as amended.

        "2011 Company Equity Plans" means, collectively, the 2011 ISO Plan, the 2011 NQSO Plan and the 2011 Stock Bonus Plan and each, a "2011 Company Equity Plan".

        "2015 Company Equity Plan" means the SRC Energy Inc. 2015 Equity Incentive Plan, as it may be amended from time to time.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Agreement" shall have the meaning ascribed to it in the Preamble.

        "Antitrust Authority" shall have the meaning ascribed to it in Section 6.8(c).

        "Antitrust Laws" mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any state or any jurisdiction other than the United States.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Book-Entry Shares" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Business Day" means a day other than a day on which banks in the State of Colorado are authorized or obligated to be closed.

        "Cancelled Shares" shall have the meaning ascribed to it in Section 3.1(a)(iii).

        "Cap Amount" shall have the meaning ascribed to it in Section 6.10(d).

        "CBCA" shall mean the Colorado Business Corporation Act, as amended.

        "Certificate of Merger" shall have the meaning ascribed to it in Section 2.2(b).

        "Certificates" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Closing" shall have the meaning ascribed to it in Section 2.2(a).

        "Closing Date" shall have the meaning ascribed to it in Section 2.2(a).

        "Code" shall have the meaning ascribed to it in Recitals.

        "Company" shall have the meaning ascribed to it in the Preamble.

        "Company 401(k) Plan" shall have the meaning ascribed to it in Section 6.19.

        "Company Approvals" shall have the meaning ascribed to it in Section 4.4.

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        "Company Benefit Plans" shall have the meaning ascribed to it in Section 4.10(a).

        "Company Board" shall have the meaning ascribed to it in Recitals.

        "Company Board Recommendation" shall have the meaning ascribed to it in Section 4.3(a).

        "Company Capital Stock" shall have the meaning ascribed to it in Section 4.2(a)

        "Company Change of Recommendation" shall have the meaning ascribed to it in Section 6.3(d).

        "Company Common Stock" shall have the meaning ascribed to it in the Recitals.

        "Company Competing Proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of the Subsidiaries of the Company) that account for twenty percent (20%) (based on the fair market value) or more of the consolidated assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company), taken as a whole, or from which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty percent (20%) or more of the voting power of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the voting power of the Company, (c) merger, consolidation, share exchange, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group to acquire beneficial ownership of at least twenty percent (20%) of the Company's and its Subsidiaries' assets or equity interests.

        "Company Contracts" shall have the meaning ascribed to it in Section 4.19(b).

        "Company Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of April 2, 2018 among the Company, as borrower, SunTrust Bank, as administrative agent and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

        "Company Credit Agreement Amounts" shall have the meaning ascribed to it in Section 6.18.

        "Company Disclosure Letter" shall have the meaning ascribed to it in Article IV.

        "Company Equity Awards" means, collectively, the Company Options, the Company PSU Awards, the Company RSU Awards, the Company Stock Bonus Awards and the New Company PSU Awards.

        "Company Equity Plans" means, collectively, the 2011 Company Equity Plans and the 2015 Company Equity Plan.

        "Company Expenses" means a cash amount of the Company's actual costs and expenses in connection with the negotiation, execution and performance of this Agreement and Transactions, not to exceed $10,000,000.

        "Company Independent Petroleum Engineers" shall have the meaning ascribed to it in Section 4.17(a).

        "Company Intellectual Property" shall have the meaning ascribed to it in Section 4.14(a).

        "Company Intervening Event" means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible

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Company Competing Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Parent Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or Parent or any of their respective Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Company Intervening Event.

        "Company IT Systems" means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by the Company and its Subsidiaries in the conduct of their business.

        "Company Leased Real Property" shall have the meaning ascribed to it in Section 4.15.

        "Company Material Adverse Effect" shall have the meaning ascribed to it in Section 4.1.

        "Company Notes" means the 6.250% Senior Notes Due 2025 issued under the Company Notes Indenture.

        "Company Notes Indenture" means that certain senior notes indenture dated November 29, 2017 between the Company and U.S. Bank National Association, as amended, supplemented or otherwise modified from time to time.

        "Company Oil and Gas Leases" shall have the meaning ascribed to it in Section 4.17(c).

        "Company Oil and Gas Properties" shall have the meaning ascribed to it in Section 4.17(a).

        "Company Option" means each option to purchase shares of Company Common Stock granted pursuant to a 2011 Company Equity Plan or the 2015 Company Equity Plan.

        "Company Owned Real Property" shall have the meaning ascribed to it in Section 4.15.

        "Company Permits" shall have the meaning ascribed to it in Section 4.9.

        "Company Preferred Stock" shall have the meaning ascribed to it in Section 4.2(a)

        "Company PSU Award" means each award of restricted stock units which would, if the relevant performance and other vesting conditions are met, result in the issuance of shares of Company Common Stock to the holder of such restricted stock unit award granted under the 2015 Company Equity Plan.

        "Company Qualified Plan" shall have the meaning ascribed to it in Section 4.10(d).

        "Company Real Property Lease" shall have the meaning ascribed to it in Section 4.15.

        "Company Reserve Report" shall have the meaning ascribed to it in Section 4.17(a).

        "Company RSU Award" means each award of restricted stock units relating to shares of Company Common Stock that vests based on continued service to the Company granted pursuant to the 2015 Company Equity Plan, and including for the avoidance of doubt those awards granted on July 1, 2019 to the Company's non-employee the directors as set forth on Attachment 4.2(d) of the Company Disclosure Letter awarded by the Company Board.

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        "Company SEC Documents" shall have the meaning ascribed to it in Section 4.5(a).

        "Company Shareholder Approval" means the approval of this Agreement by the shareholders of the Company in accordance with the CBCA and the Organizational Documents of the Company.

        "Company Shareholders Meeting" shall have the meaning ascribed to it in Section 4.4.

        "Company Stock Bonus Award" means each award of bonus share units relating to shares of Company Common Stock that vests based on continued service to the Company granted pursuant to the 2011 Stock Bonus Plan.

        "Company Superior Proposal" means any bona fide, written Company Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Company Board , after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, taking into account financing requirements of the purchaser, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement).

        "Company Tax Certificate" shall have the meaning ascribed to it in Section 6.16.

        "Company Tax Counsel" shall have the meaning ascribed to it in Section 6.16.

        "Company Termination Fee" means a cash amount equal to $35,000,000.

        "Confidentiality Agreement" shall have the meaning ascribed to it in Section 6.7(b).

        "Consent" means any approval, consent, ratification, permission, waiver, or authorization.

        "Continuation Period" shall have the meaning ascribed to it in Section 6.9(a).

        "Continuing Employee" shall have the meaning ascribed to it in Section 6.9(a).

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Controlled Group Liability" shall have the meaning ascribed to it in Section 4.10(e).

        "Converted Shares" shall have the meaning ascribed to it in Section 3.1(a)(iii).

        "Creditors' Rights" shall have the meaning ascribed to it in Section 4.3(a).

        "Derivative Transaction" means any currently outstanding swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "DGCL" shall mean the Delaware General Corporation Law, as amended.

        "Divestiture Action" shall have the meaning ascribed to it in Section 6.8(d)

        "e-mail" shall have the meaning ascribed to it in Section 9.3.

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        "Effect" shall have the meaning ascribed to it in the definition of "Material Adverse Effect."

        "Effective Time" shall have the meaning ascribed to it in Section 2.2(b).

        "Encumbrances" means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

        "End Date" shall have the meaning ascribed to it in Section 8.1(b)(ii).

        "End Date Extension" shall have the meaning ascribed to it in Section 8.1(b)(ii).

        "Environmental Laws" means any and all Laws related or pertaining to public health and safety, worker/occupational health and safety (to the extent related to exposure to Hazardous Substances), pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, plant and animal life or any other natural resources), or conservation of natural resources (including threatened or endangered species), including those related to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning ascribed to it in Section 4.10(e).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" shall have the meaning ascribed to it in Section 3.3(a).

        "Exchange Fund" shall have the meaning ascribed to it in Section 3.3(a).

        "Exchange Ratio" shall have the meaning ascribed to it in Section 3.1(a)(i).

        "Financing Entities" shall have the meaning set forth in the definition of "Financing Parties".

        "Financing Parties" shall mean (a) JPMorgan Chase Bank, N.A., (b) any other person that becomes a Commitment Party under, and as defined in, that certain commitment letter dated the date hereof between Parent and JPMorgan Chase Bank, N.A. (in the form delivered to the Company on the date hereof or as amended in accordance with Section 6.18(a), the "Commitment Letter"), (c) any other person that shall have committed to provide or arrange any financing, or any amendment or other modification of any financing, in each case, pursuant to or in connection with the Financing Documents, or (d) any other person that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such financing or amendment ((a), (b), (c) and (d), collectively, the "Financing Entities"), and their respective affiliates and their and their respective affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns.

        "GAAP" shall have the meaning ascribed to it in Section 4.5(b).

        "Governmental Entity" means any court, governmental, arbitral, regulatory, self-regulatory or administrative agency or commission, department, board, bureau or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Hazardous Substance" means any substance, material or waste that is regulated because of its effect or potential effect on public health or the environment, including any substance, material or waste that is defined, designated or classified as a hazardous waste, hazardous substance, hazardous

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material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and including any petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radioactive materials (including naturally occurring radioactive materials), radon, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

        "HSR Act" shall have the meaning ascribed to it in Section 4.4.

        "Hydrocarbons" means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

        "In-the-Money Company Option" means each Company Option that, as of immediately prior to the Effective Time, has a per share exercise price that is less than the Per Share Cash Equivalent Consideration.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are or would be required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as GAAP is in effect of the date hereof; (e) indebtedness of others as described in clauses (a)-(d) above guaranteed by such Person; provided that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Indemnified Liabilities" shall have the meaning ascribed to it in Section 6.10(a).

        "Indemnified Persons" shall have the meaning ascribed to it in Section 6.10(a).

        "Intellectual Property" means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a's, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

        "Joint Proxy Statement" shall have the meaning ascribed to it in Section 4.4.

        "knowledge" means the actual knowledge (following reasonable due inquiry) of (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

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        "Law" means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive, executive order or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Letter of Transmittal" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Material Adverse Effect" means, when used with respect to any Person, any fact, occurrence, effect, change, circumstance, event or development ("Effect") that, individually or in the aggregate, (a) has had or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities, operations or results of operations or the condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impair the consummation of the Transactions by such Person; provided, however, that solely in the case of clause (a) above, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," or taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); (vii) compliance with the terms of, or the taking of any action expressly required by this Agreement; (viii) the failure to take any action expressly prohibited by this Agreement; (ix) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (x) any changes in such Person's stock price or the trading volume of such Person's stock or any change in the ratings or ratings outlook for such Person or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such changes, to the extent not otherwise excluded by this proviso, may constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect); (xi) any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures, to the extent not otherwise excluded by this proviso, may constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect); and (xii)) Effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case, attributable solely to the identity of Parent or its Affiliates; except, in the cases of foregoing clauses (i) through (v) and clause (ix), to the extent such Effects disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) may be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent of any such disproportionality).

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        "Material Company Insurance Policies" shall have the meaning ascribed to it in Section 4.21.

        "Material Parent Insurance Policies" shall have the meaning ascribed to it in Section 5.20.

        "Merger" shall have the meaning ascribed to it in Section 2.1.

        "Merger Consideration" shall have the meaning ascribed to it in Section 3.1(a)(i).

        "Multiemployer Plan" shall have the meaning ascribed to it in Section 4.10(f).

        "Multiple Employer Plan" shall have the meaning ascribed to it in Section 4.10(f).

        "NASDAQ" means the NASDAQ Stock Market.

        "Net Option Share" means, with respect to a Company Option, a number of shares of Company Common Stock equal to ("N" multiplied by ("P" minus "E")) divided by "P," where:

    "N" equals the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time;

    "P" equals the Per Share Cash Equivalent Consideration; and

    "E" equals the per share exercise price for such Company Option.

        "New Company PSU Awards" shall have the meaning ascribed to it in Schedule 3.2(c) of the Company Disclosure Letter.

        "New Plans" shall have the meaning ascribed to it in Section 6.9(b).

        "NYSE" means the New York Stock Exchange.

        "Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property, in each case which is material to the operation of such Person's business.

        "Oil and Gas Properties" means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "Out-of-the-Money Company Option" means each Company Option that, as of immediately prior to the Effective Time, has a per share exercise price that is greater than or equal to the Per Share Cash Equivalent Consideration.

        "Parent" shall have the meaning ascribed to it in the Preamble.

        "Parent 401(k) Plan" shall have the meaning ascribed to it in Section 6.19.

        "Parent Approvals" shall have the meaning ascribed to it in Section 5.4.

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        "Parent Assumed PSU Award" shall have the meaning ascribed to it in Section 3.2(c).

        "Parent Benefit Plans" shall have the meaning ascribed to it in Section 5.10(a).

        "Parent Board" shall have the meaning ascribed to it in Recitals.

        "Parent Board Recommendation" shall have the meaning ascribed to it in Section 5.3(a).

        "Parent Capital Stock" shall have the meaning ascribed to it in Section 5.2(a).

        "Parent Change of Recommendation" shall have the meaning ascribed to it in Section 6.4.

        "Parent Common Stock" shall have the meaning ascribed to it in the Recitals.

        "Parent Common Stock Issuance" shall have the meaning ascribed to it in the Recitals.

        "Parent Competing Proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of the Subsidiaries of Parent) that account for twenty percent (20%) (based on the fair market value) or more of the consolidated assets of Parent and its Subsidiaries (including capital stock of the Subsidiaries of Parent), taken as a whole, or from which 20% or more of the consolidated revenues or earnings of Parent and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty percent (20%) or more of the voting power of Parent or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the voting power of Parent or (c) merger, consolidation, share exchange, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or group to acquire beneficial ownership of at least twenty percent (20%) of Parent's and its Subsidiaries' assets or equity interests.

        "Parent Credit Agreement" means that certain Fourth Amended and Restated Credit agreement dated as of May 23, 2018 among Parent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

        "Parent Disclosure Letter" shall have the meaning ascribed to it in Article V.

        "Parent Equity Awards" means, collectively, each stock appreciation right or option to purchase Parent Common Stock, and each restricted stock unit (including each which would, if the relevant performance and other vesting conditions are met, result in the issuance of one share of Parent Common Stock to the holder of such restricted stock unit) relating to shares of Parent Common Stock that vests based on continued service to Parent.

        "Parent Equity Plan" means the PDC Energy, Inc. 2018 Equity Incentive Plan.

        "Parent Expenses" means a cash amount of Parent's actual costs and expenses in connection with the negotiation, execution and performance of this Agreement and Transactions, not to exceed $10,000,000.

        "Parent Independent Petroleum Engineers" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent Intellectual Property" shall have the meaning ascribed to it in Section 5.14.

        "Parent Intervening Event" means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement);

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provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Parent Competing Proposal, (ii) any Effect relating to Company or any of its Subsidiaries that does not amount to a Company Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or Parent or any of their respective Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Parent Intervening Event.

        "Parent IT Systems" means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by Parent and its Subsidiaries in the conduct of their business.

        "Parent Leased Real Property" shall have the meaning ascribed to it in Section 5.15.

        "Parent Material Adverse Effect" shall have the meaning ascribed to it in Section 5.1.

        "Parent Real Property Lease" shall have the meaning ascribed to it in Section 5.15.

        "Parent Oil and Gas Leases" shall have the meaning ascribed to it in Section 5.17(c).

        "Parent Oil and Gas Properties" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent Owned Real Property" shall have the meaning ascribed to it in Section 5.15.

        "Parent Permits" shall have the meaning ascribed to it in Section 5.9.

        "Parent Preferred Stock" shall have the meaning ascribed to it in Section 5.2(a)

        "Parent Qualified Plans" shall have the meaning ascribed to it in Section 5.10(c).

        "Parent Reserve Reports" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent SEC Documents" shall have the meaning ascribed to it in Section 5.5(a).

        "Parent Stockholder Approval" means the approval of this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance in accordance with the DGCL, the rules and regulations of the NASDAQ and the Organizational Documents of Parent.

        "Parent Stockholders Meeting" shall have the meaning ascribed to it in Section 4.4.

        "Parent Superior Proposal" means any bona fide, written Parent Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Parent Board, after consultation with Parent's financial advisor and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, taking into account financing requirements of the purchaser, would result in a transaction more favorable to Parent's stockholders than the Transactions (taking into account any proposal by the Company to the amend the terms of this Agreement).

        "Parent Tax Certificate" shall have the meaning ascribed to it in Section 6.16.

        "Parent Tax Counsel" shall have the meaning ascribed to it in Section 6.16.

        "Parent Termination Fee" means a cash amount equal to $55,000,000.

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        "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.

        "Payoff Letter" shall have the meaning ascribed to it in Section 6.18.

        "Per Share Cash Equivalent Consideration" means the product (rounded to the nearest cent) obtained by multiplying (a) the Exchange Ratio by (b) the volume weighted average price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the date that is two (2) Business Days prior to the Closing Date as reported by Bloomberg L.P.

        "Permitted Encumbrances" means:

          (a)   to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, shareholders agreements, organic documents and other similar agreements and documents;

          (b)   contractual or statutory mechanic's, materialmen's, warehouseman's, journeyman's and carrier's liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves in accordance with GAAP have been established by the party responsible for payment thereof;

          (c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Reports, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Reports, as applicable;

          (d)   Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect on the value, use or operation of the property encumbered thereby;

          (e)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or the Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

          (f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

          (g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

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          (h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

          (i)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party's Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party's Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

          (j)    with respect to the Company and its Subsidiaries, Encumbrances arising under or related to the Company Credit Agreement and with respect to Parent and its Subsidiaries, Encumbrances arising under or related to the Parent Credit Agreement.

        "Person" means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

        "Personal Information" means such term or like terms set forth in any privacy Law that describes, covers or defines data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of, or is likely to come into the possession of a party, including a combination of an individual's name, address or phone number with any such individual's username and password, social security number or other government-issued number, financial account number, date of birth, email address or other personally identifiable information.

        "Proceeding" means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, notice of violation, citation, summons, subpoena, inquiry, hearing, complaint, petition, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Production Burdens" means any royalties (including lessor's royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

        "Registration Statement" shall have the meaning ascribed to it in Section 4.8.

        "Release" means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "Rights-of-Way" shall have the meaning ascribed to it in Section 4.16.

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        "Sanctioned Person" means at any time any person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the date of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority owned or controlled by any of the foregoing.

        "Sanctions" means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States government (including without limitation the Department of Treasury, Office of Foreign Assets Control).

        "Sarbanes-Oxley Act" shall have the meaning ascribed to it in Section 4.5(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Statement of Merger" shall have the meaning ascribed to it in Section 2.2(b).

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

        "Surviving Corporation" shall have the meaning ascribed to it in Section 2.1.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable Law.

        "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

        "Taxes" means any and all taxes, duties, levies or other similar governmental assessments of any kind, including income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties and additions to tax imposed with respect thereto.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Terminable Breach" shall have the meaning ascribed to it in Section 8.1(b)(iii).

        "Transaction Amounts" shall have the meaning ascribed to it in Section 5.24(a).

        "Transaction Litigation" shall have the meaning ascribed to it in Section 6.11.

        "Transactions" means the Merger and the other transactions (including the Parent Common Stock Issuance) contemplated by this Agreement.

        "Treasury Regulations" shall have the meaning ascribed to it in the Recitals.

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        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which shareholders or stockholders (as applicable) of such Person may vote.

        "Wells" means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

        "Willful and Material Breach" means a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would constitute a material breach of this Agreement.

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ANNEX B

August 25, 2019

The Board of Directors
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to PDC Energy, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with SRC Energy Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of August 25, 2019 (the "Agreement"), between the Company and the Merger Partner, the Merger Partner will merge into the Company, and each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, will be converted into the right to receive 0.158 shares (the "Exchange Ratio") of the Company's common stock, par value $0.01 per share (the "Company Common Stock").

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company's revolving credit facility which closed in May 2018, joint bookrunner on the Company's offering of debt securities which closed in November 2017, financial advisor to the Company in connection with the Company's strategic defense, joint lead arranger and joint bookrunner on the Merger Partner's revolving credit facility which closed in April 2018 and joint bookrunner on the Merger Partner's offerings of debt securities and equity securities which closed in November 2017. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company related to the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

ANNEX C

August 25, 2019
The Board of Directors
SRC Energy, Inc.
1675 Broadway, Suite 2600
Denver, Colorado 80202

Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than PDC Energy (as defined below) and its affiliates) of the common stock of SRC Energy, Inc. "SRC Energy" of the Exchange Ratio (as defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into by and between PDC Energy, Inc. a Delaware corporation ("PDC Energy") and SRC Energy. As more fully described in the Agreement or as otherwise described to us, SRC Energy will be merged with and into PDC Energy (the "Merger") with PDC Energy as the surviving corporation and (ii) each outstanding share of the common stock, par value $0.001 per share (excluding any Cancelled Shares and any Converted Shares (each as defined in the Agreement)), of SRC Energy ("SRC Energy Common Stock") will be converted into the right to receive 0.158 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of PDC Energy ("PDC Energy Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

        In arriving at our opinion, we reviewed a draft, dated August 25, 2019 of the Agreement and held discussions with certain senior officers, directors and other representatives of SRC Energy and certain senior officers and other representatives of PDC Energy concerning the businesses, operations and prospects of SRC Energy and PDC Energy. We reviewed certain publicly available business and financial information relating to SRC Energy and PDC Energy, as well as certain financial forecasts and other information and data relating to SRC Energy and PDC Energy provided to and/or discussed with us by the managements of SRC Energy and PDC Energy, including certain internal financial forecasts and other information and data relating to SRC Energy prepared by the management of SRC Energy, and certain internal financial forecasts and other information and data relating to PDC Energy prepared by the management of PDC Energy as reviewed and approved by the management of SRC Energy, and certain publicly available future commodity price estimates and assumptions reviewed and discussed with the management of SRC Energy. We also were provided with certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of SRC Energy and PDC Energy to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of SRC Energy Common Stock and PDC Energy Common Stock; the financial condition and certain historical and projected financial and operating data of SRC Energy and PDC Energy; and the capitalization of SRC Energy and PDC Energy. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of SRC Energy and PDC Energy. We also reviewed certain potential pro forma financial effects of the Merger on PDC Energy utilizing the financial forecasts and other information and data relating to SRC Energy and PDC Energy and the potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and representatives of SRC Energy and PDC Energy that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses, we have been advised by the management of SRC Energy and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of SRC Energy and PDC Energy, as applicable, as to the future financial performance of SRC Energy and PDC Energy, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of SRC Energy and PDC Energy to result from, and the potential pro forma financial effects of, the Merger and the other matters covered thereby. With respect to the future commodity price estimates and assumptions that we have been directed to utilize in our analyses, we have assumed, with your consent, and at your direction, that they are a reasonable basis upon which to evaluate the matters covered thereby. We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of SRC Energy and PDC Energy as to, among other things, (i) the oil, natural gas liquids and natural gas reserves, and drilling, completion and development plans and exploration projects of SRC Energy and PDC Energy and related capital requirements and expenditures, (ii) the potential impact on SRC Energy and PDC Energy of market, competitive, seasonal, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil, natural gas liquids and natural gas industry, including with respect to the geographical regions and basins in which SRC Energy and PDC Energy operate, environmental regulations and commodity pricing and supply and demand for oil, natural gas liquids and natural gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of SRC Energy and PDC Energy and (iv) the ability to integrate the operations of SRC Energy and PDC Energy. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on SRC Energy, PDC Energy or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have not made or, except for certain reserve reports relating to SRC Energy and PDC Energy, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SRC Energy, PDC Energy or any other entity nor have we made any physical inspection of the properties or assets of SRC Energy, PDC Energy or any other entity. We do not conduct or provide geological, environmental or other technical assessments and are not experts in the evaluation of oil, natural gas liquids or natural gas reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any properties of SRC Energy, PDC Energy or any other entity. We have not evaluated the solvency or fair value of SRC Energy, PDC Energy or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on SRC Energy, PDC Energy or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, orders, audits or investigations. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise that would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for the intended tax treatment contemplated by the Agreement. Representatives of SRC Energy have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. Our opinion, as set forth herein, relates to the relative values of SRC Energy and PDC Energy. We are not expressing any view or opinion as to the actual value of PDC Energy Common Stock when issued in connection with the Merger or the prices at which SRC Energy Common Stock, PDC Energy Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We also express no view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, the tax consequences resulting from the Merger or otherwise to holders of shares of SRC Energy Common Stock, and we have relied, with your consent, upon the assessments of representatives of SRC Energy as to such matters.

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein) without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of SRC Energy Common Stock or other securities of SRC Energy and does not address proportionate allocation or relative fairness among holders of SRC Energy Common Stock. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of SRC Energy with respect to the acquisition of all or a part of SRC Energy. We express no view as to, and our opinion does not address, the underlying business decision of SRC Energy to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for SRC Energy or the effect of any other transaction in which SRC Energy might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industry in which SRC Energy and PDC Energy operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on SRC Energy, PDC Energy, or the Merger (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to SRC Energy in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, SRC Energy has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SRC Energy and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint book-running manager on a public equity offering of SRC Energy and (ii) co-manager on a private debt offering of SRC Energy. Although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to PDC Energy or its affiliates in the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to PDC Energy and/or its affiliates for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of SRC Energy, PDC Energy and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with SRC Energy, PDC Energy and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of SRC Energy (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders (other than PDC Energy and its affiliates) of SRC Energy Common Stock.

Very truly yours,
/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

ANNEX D

PERSONAL AND CONFIDENTIAL

August 25, 2019

Board of Directors
SRC Energy Inc.
1675 Broadway, Suite 2600
Denver CO, 80202

Lady and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than PDC Energy, Inc. ("PDC Energy") and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SRC Energy Inc. (the "Company") of the exchange ratio of 0.158 shares of common stock, par value $0.01 per share (the "PDC Energy Common Stock"), of PDC Energy to be paid for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of August 25, 2019 (the "Agreement"), by and between PDC Energy and the Company.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, PDC Energy, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to PDC Energy and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to PDC Energy's offering of 5.75% senior unsecured notes due 2026 (aggregate principal amount $600,000,000) in November 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, PDC Energy and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and PDC Energy for the five years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and PDC Energy; certain other communications from the Company and PDC Energy to their respective stockholders; certain publicly available research analyst reports for the Company and PDC Energy; and certain internal financial analyses and forecasts for the Company prepared by its management and for PDC Energy stand alone prepared by its management, and certain financial analyses and forecasts for PDC Energy pro forma for the Transaction prepared by the management of PDC Energy, in each case, as approved for our use by the Company (the "Forecasts"), including certain operating synergies projected by the management of PDC Energy to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and PDC Energy regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and PDC Energy; reviewed the reported price and trading activity for the Shares and the shares of PDC Energy Common Stock; compared certain financial and stock market information for the Company and PDC Energy with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or PDC Energy or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or PDC Energy or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than PDC Energy and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of PDC Energy Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or PDC Energy or the ability of the Company or PDC Energy to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than PDC Energy and its affiliates) of Shares.

Very truly yours,
/s/ Goldman Sachs & Co. LLC Goldman Sachs & Co. LLC

PART II

Item 20.    Indemnification of Directors and Officers.

PDC's Certificate of Incorporation, Bylaws and Agreements and the DGCL

        Section 102 of the DGCL, which is applicable to PDC, permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit. PDC's certificate of incorporation eliminates the personal liability of PDC's directors to the maximum extent permitted by Section 102 of the DGCL.

        Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person's conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct. PDC's bylaws generally provide we will indemnify PDC's directors and officers to the extent permitted by the DGCL.

        PDC has entered into indemnification agreements with all of its directors. Under the indemnification agreements, PDC is generally required to indemnify the directors to the full extent authorized or permitted by applicable law.

Indemnification and Insurance under the Merger Agreement

        From the effective time of the merger and until the six year anniversary of the effective time of the merger, the surviving corporation has agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 25, 2019, or who becomes prior to the effective time of the merger, a director, officer or employee of SRC or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of SRC or any of its subsidiaries or is or was serving at the request of SRC or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (whom we refer to as the "indemnified persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of SRC or any of its subsidiaries, a fiduciary under any employee benefit plan of SRC or any of its subsidiaries or is or was serving at the request of SRC or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger (which liabilities we refer to as "indemnified liabilities"), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and the surviving corporation shall pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law and in accordance with the procedures (if any) set forth in the organizational documents of SRC or any subsidiary of SRC; provided, that such indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification).

        The surviving corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the organizational documents of the surviving corporation or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. The surviving corporation shall, and cause its subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between SRC or any of its subsidiaries and any of its directors, officers or employees existing immediately prior to the effective time of the merger agreement.

        The surviving corporation will cause to be put in place, and PDC will fully prepay immediately prior to the effective time of the merger, "tail" insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the "tail period") from an insurance carrier with the same or better credit rating as SRC's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as SRC's existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger.

Item 21.    Exhibits

        The following is a list of exhibits filed as a part of this registration statement.

Exhibit Number		Description
2.1	*±	Agreement and Plan of Merger, dated as of August 25, 2019, by and among PDC Energy, Inc. and SRC Energy Inc. (attached as Annex A to this joint proxy statement/prospectus which forms part of this Registration Statement).

3.1		Certificate of Incorporation of PDC Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12B, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on June 8, 2015).

3.2		Bylaws of PDC Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12B, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on June 8, 2015).

4.1		Form of Common Stock Certificate of PDC Energy, Inc. (incorporated by reference to Exhibit 4.1 to the Form 10-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on February 28, 2017).

4.2		Indenture, dated as of November 29, 2017, by and between PDC Energy, Inc., PDC Permian, Inc., a subsidiary guarantor of the Company, and U.S. Bank Trust National Association, as Trustee, relating to the 5.750% Senior Notes due 2026 (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on November 29, 2017).

4.3		Base Indenture, dated as of September 14, 2016, by and between the Company and U.S. Bank Trust National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on September 14, 2016).

4.4		First Supplemental Indenture, dated as of September 14, 2016, by and between the Company and U.S. Bank Trust National Association, as Trustee, relating to the 1.125% Convertible Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to the Form 8-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on September 14, 2016).

4.5		Indenture, dated as of September 15, 2016, by and between PDC Energy, Inc. and U.S. Bank Trust National Association, as Trustee, relating to the 6.125% Senior Notes due 2024 (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on September 15, 2016).

5.1	*	Opinion of Davis Graham & Stubbs LLP as to the validity of PDC Energy, Inc.'s common stock being registered.

8.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain federal income tax matters.

8.2	*	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal income tax matters.

21.1		Subsidiaries of PDC (incorporated by reference to Exhibit 21.1 to the Form 10-K, File No. 001-37419, filed by PDC Energy, Inc. with the SEC on February 28, 2019).

23.1	*	Consent of Davis Graham & Stubbs LLP (included on Exhibit 5.1).

23.2	*	Consent of Akin Gump Strauss Hauer & Feld LLP (included on Exhibit 8.1).

23.3	*	Consent of Wachtell, Lipton, Rosen & Katz (included on Exhibit 8.2).

Exhibit Number		Description
23.4	*	Consent of PricewaterhouseCoopers LLP.

23.5	*	Consent of Deloitte & Touche LLP.

23.6	*	Consent of Ryder Scott Company, L.P., Petroleum Consultants, with respect to the PDC Energy, Inc. reserve report.

23.7	*	Consent of Netherland, Sewell & Associates, Inc., Petroleum Consultants., with respect to the PDC Energy, Inc. reserve report.

23.8	*	Consent of Ryder Scott Company, L.P., Petroleum Consultants, with respect to the SRC Energy Inc. reserve report.

24	**	Power of Attorney.

99.1	*	Consent of J.P. Morgan Securities LLC.

99.2	*	Consent of Citigroup Global Markets Inc.

99.3	*	Consent of Goldman Sachs & Co. LLC.

99.4	*	Form of PDC Energy, Inc. proxy card for the PDC special meeting.

99.5	*	Form of SRC Energy Inc. proxy card for the SRC special meeting.

99.6	**	Consent of Director Nominee.

99.7	**	Consent of Director Nominee.

*
Filed herewith.

**
Previously filed.

±
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. PDC agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act;

•
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  •
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  •
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  •
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  •
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

PDC SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 23rd day of October, 2019.

PDC ENERGY, INC.
By:	/s/ BARTON R. BROOKMAN, JR. Barton R. Brookman, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 23, 2019.

NAME	TITLE

/s/ BARTON R. BROOKMAN, JR. Barton R. Brookman, Jr.	President, Chief Executive Officer and Director (principal executive officer)
/s/ R. SCOTT MEYERS R. Scott Meyers	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ DOUGLAS GRIGGS Douglas Griggs	Chief Accounting Officer (principal accounting officer)
* Jeffrey C. Swoveland	Chairman and Director
* Anthony J. Crisafio	Director
* Mark E. Ellis	Director
* Christina M. Ibrahim	Director

NAME		TITLE

* Randy S. Nickerson		Director
* David C. Parke		Director
*By:	/s/ BARTON R. BROOKMAN Barton R. Brookman As Attorney-in-Fact